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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
The Allstate Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE ALLSTATE CORPORATION
 2775 Sanders Road
Northbrook, Illinois 60062-6127

March 28, 2003

Notice of Annual Meeting and Proxy Statement

Dear Stockholder:

        You are invited to attend Allstate's 2003 annual meeting of stockholders to be held on Tuesday, May 20, 2003. The meeting will be held at 11 a.m. in the Bank One Auditorium, 1 Bank One Plaza (located at Dearborn and Madison), Chicago, Illinois.

        We hope you will find our new combined Annual Report, Notice of Annual Meeting and Proxy Statement format more useful. We combined the format to facilitate your review of the Company's 2002 performance, its strategies to continue the solid performance of 2002, as well as the items to be covered at the upcoming annual stockholders meeting by providing all important company information in one complete package.

        Following this page are:

  •
  The notice of meeting

  •
  The proxy statement

  •
  Financial information about Allstate and management's discussion and analysis of Allstate's operations and financial condition

        Also enclosed are the following:

  •
  A proxy card and/or a voting instruction form

  •
  A postage-paid envelope

        Your vote is important. You may vote by telephone, Internet or mail. Please use one of these methods to vote before the meeting even if you plan to attend the meeting.

                        Sincerely,

                        Edward M. Liddy
                        Chairman, President and
                        Chief Executive Officer

THE ALLSTATE CORPORATION
 2775 Sanders Road
Northbrook, Illinois 60062-6127

March 28, 2003

Notice of Annual Meeting of Stockholders

        The annual meeting of stockholders of The Allstate Corporation will be held at the Bank One Auditorium which is located on the Plaza level of the Bank One building, 1 Bank One Plaza, Chicago, Illinois on Tuesday, May 20, 2003, at 11 a.m. for the following purposes:

  1.
  To elect to the Board of Directors thirteen directors to serve until the 2004 annual meeting

  2.
  To ratify the appointment of Deloitte & Touche LLP as Allstate's independent public accountants for 2003

  3.
  To consider two stockholder proposals, if properly presented.

        In addition, any other business properly presented may be acted upon at the meeting.

        Allstate began mailing this proxy statement, proxy cards and/or voting instruction forms to its stockholders and to participants in its profit sharing fund on March 28, 2003.

                      By Order of the Board,

                      Robert W. Pike
                      Secretary

Proxy and Voting Information

Who is asking for your vote and why

        The annual meeting will be held only if a majority of the outstanding common stock entitled to vote is represented at the meeting. If you vote before the meeting or if you attend the meeting in person, your shares will be counted for the purpose of determining whether there is a quorum. To ensure that there will be a quorum, the Allstate Board of Directors is requesting that you vote before the meeting and allow your Allstate stock to be represented at the annual meeting by the proxies named on the enclosed proxy card and/or voting instruction form. Voting before the meeting will not prevent you from voting in person at the meeting. If you vote in person at the meeting, your previous vote will be automatically revoked.

Who can vote

        You are entitled to vote if you were a stockholder of record at the close of business on March 21, 2003. On March 21, 2003, there were 703,629,112 Allstate common shares outstanding and entitled to vote at the annual meeting.

How to vote

        If you hold your shares in your own name as a record holder, you may instruct the proxies how to vote your shares in any of the following ways:

  •
  By using the toll-free telephone number printed on the proxy card and/or the voting instruction form

  •
  By using the Internet voting site and instructions listed on the proxy card and/or the voting instruction form

  •
  By signing and dating the proxy card and/or the voting instruction form and mailing it in the enclosed postage-paid envelope to The Allstate Corporation, c/o Proxy Services, P.O. Box 9112, Farmingdale, N.Y. 11735

        You may vote by telephone or Internet 24 hours a day, seven days a week. If you vote using the Internet, such votes are valid under Delaware law. If you hold your shares through a bank, broker, or other record holder, you may vote your shares by following the instructions they have provided.

How votes are counted and discretionary voting authority of proxies

        When you vote you may direct the proxies to withhold your votes from particular director nominees. With respect to each of the other items, you may vote "for" or "against," or you may "abstain" from voting. If you do not indicate how your shares should be voted on a matter, the shares represented by your signed proxy will be voted as the Board of Directors recommends.

        The thirteen nominees who receive the most votes will be elected to the open directorships even if they get less than a majority of the votes. For any other item to be ratified or approved, a majority of the shares present at the meeting and entitled to vote on the item must be voted in favor of it.

        Abstention with respect to any of items 2 through 4 will be counted as shares present at the meeting and will have the effect of a vote against the matter. Broker non-votes (that is, if the broker holding your shares in street name does not vote with respect to a proposal) and shares as to which proxy authority is withheld with respect to a particular matter will not be counted as shares voted on the matter and will have no effect on the outcome of the vote.

        If you use the telephone, the Internet, the proxy card and/or the voting instruction form to allow your shares to be represented at the annual meeting by the proxies but you do not give voting instructions, then the proxies will vote your shares as follows on the four matters set forth in this proxy statement:

  •
  For all of the nominees for director listed in this proxy statement

  •
  For the ratification of the appointment of Deloitte & Touche LLP as Allstate's independent public accountants for 2003

  •
  Against the stockholder proposal for cumulative voting in elections of directors

  •
  Against the stockholder proposal concerning the shareholder rights plan

How to change your vote

        Before your shares have been voted at the annual meeting by the proxies, you may change or revoke your vote in the following ways:

  •
  Voting again by telephone, by Internet or in writing

  •
  Attending the meeting and voting your shares in person

        Unless you attend the meeting and vote your shares in person, you should use the same method as when you first voted—telephone, Internet or writing. That way, the inspectors of election will be able to identify your latest vote.

        If your shares are held in the name of a bank, broker or other record holder and you plan to attend the meeting, please bring proof of ownership that documents your right to attend and personally vote your shares.

Confidentiality

        All proxies, ballots and tabulations that identify the vote of a particular stockholder are kept confidential, except as necessary to allow the inspectors of election to certify the voting results or to meet certain legal requirements. A representative of IVS Associates, Inc. will act as the inspector of election and will count the votes. The representative is independent of Allstate and its directors, officers and employees.

        Comments written on proxy cards, voting instruction forms or ballots may be provided to the Secretary of Allstate with the name and address of the stockholder. The comments will be provided without reference to the vote of the stockholder, unless the vote is mentioned in the comment or unless disclosure of the vote is necessary to understand the comment. At Allstate's request, the inspectors of election may provide Allstate with a list of stockholders who have not voted and periodic status reports on the aggregate vote. These status reports may include breakdowns of vote totals by different types of stockholders, as long as Allstate is not able to determine how a particular stockholder voted.

Profit Sharing Participants

        If you hold Allstate common shares through The Savings and Profit Sharing Fund of Allstate Employees, your voting instruction form for those shares will instruct the profit sharing trustee how to vote those shares. If you return a signed voting instruction form or vote by telephone or the Internet on a timely basis, the trustee shall vote as instructed for all Allstate common shares allocated to your profit sharing account unless to do so would be inconsistent with the trustee's duties.

        If your voting instructions are not received on a timely basis for the shares allocated to your profit sharing account, those shares will be considered "unvoted". If you return a signed voting instruction form but do not indicate how your shares should be voted on a matter, the shares represented by your signed voting instruction form will be voted as the Board of Directors recommends. The trustee will vote all unvoted shares and all unallocated shares held by the profit sharing fund as follows:

  •
  If the trustee receives instructions (through voting instruction forms or through telephonic or Internet instruction) on a timely basis for at least 50% of the votable shares in the profit sharing fund, then it will vote all unvoted shares and unallocated shares in the same proportion and in the same manner as the shares for which timely instructions have been received, unless to do so would be inconsistent with the trustee's duties.

  •
  If the trustee receives instructions for less than 50% of the votable shares, the trustee shall vote all unvoted and unallocated shares in its sole discretion. However, the trustee will not use its discretionary authority to vote on adjournment of the meeting in order to solicit further proxies.

        Profit sharing votes receive the same level of confidentiality as all other votes. You may not vote the shares allocated to your profit sharing account by attending the meeting and voting in person. You must instruct The Northern Trust Company, as trustee for the profit sharing fund, how you want your profit sharing fund shares voted.

If You Receive More Than One Proxy Card and a Voting Instruction Form

        If you receive more than one proxy card and a voting instruction form, your shares are probably registered in more than one account or you may hold shares both as a registered stockholder and through The Savings and Profit Sharing Fund of Allstate Employees. You should vote each proxy card and voting instruction form you receive.

Annual Report and Proxy Statement Delivery

        Allstate has adopted the "householding" procedure approved by the Securities and Exchange Commission that allows us to deliver a single copy of our proxy statement and annual report to a household of stockholders instead of delivering one copy of the document to each stockholder in the household. This procedure saves costs by reducing the number of these materials to be printed and mailed. Stockholders who share the same last name and address, or where shares are held through the same nominee or record holder (for example, when you have multiple accounts at the same brokerage firm), will receive one copy of the proxy statement and annual report per address unless we receive, or have received, contrary instructions. Stockholders will continue to receive separate proxy cards or voting instruction forms to vote their shares.

        If you would like to receive a separate copy of the proxy statement and annual report for this year, please write or call us at the following address or phone number: Investor Relations, The Allstate Corporation, 3075 Sanders Road, Northbrook, IL 60062-7127, (800) 416-8803. Upon receipt of your request, we will promptly deliver the requested materials to you.

        If you and other Allstate stockholders of record with whom you share an address currently receive multiple copies of the proxy statement and annual report, and you would like to receive only a single copy of each in the future, please contact ADP by calling (800) 542-1061 or by writing to ADP Householding Department, 51 Mercedes Way, Edgewood, NY 11717. If you hold your shares in street name (through a bank, brokerage account or other record holder), please contact your bank, broker or other record holder to request information about householding.

        You may also revoke your consent to householding by contacting ADP at the phone number and address listed above. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

Item 1
Election of Directors

        Each nominee was previously elected by the stockholders at Allstate's Annual Meeting on May 16, 2002, and has served continuously since then. The terms of all directors will expire at this annual meeting in May 2003. No person, other than the directors of Allstate acting solely in that capacity, is responsible for the naming of the nominees. The Board of Directors expects all nominees named in this proxy statement to be available for election. If any nominee is not available, then the proxies may vote for a substitute.

        The Board of Directors has determined each of the following nominees, with the exception of Mr. Liddy in his capacity as Chief Executive Officer, is independent according to the Board's criteria as contained in its Corporate Governance Guidelines (which are posted on the company's website at allstate.com), the regulations of the Securities and Exchange Commission and the independence standards contained in the New York Stock Exchange's Listed Company Standards.

        Information as to each nominee follows. Unless otherwise indicated, each nominee has served for at least five years in the business position currently or most recently held.

Nominees

F. Duane Ackerman (Age 60)
 Director since 1999

Chairman, President and Chief Executive Officer since 1997 of BellSouth Corporation, a communications services company. Mr. Ackerman also serves as a director of Wachovia Corporation.

James G. Andress (Age 64)
 Director since 1993

Chairman and Chief Executive Officer of Warner Chilcott PLC, a pharmaceutical company, from February 1997 until his retirement in January 2000. Mr. Andress previously served as President and Chief Executive Officer of Warner Chilcott from November 1996 until 1998. Mr. Andress is also a director of Dade Behring, Inc., Information Resources, Inc., OptionCare, Inc., Sepracor, Inc., and Xoma Corporation.

Edward A. Brennan (Age 69)
 Director since 1993

Chairman of the Board, President and Chief Executive Officer of Sears, Roebuck and Co. from January 1986 until his retirement in August 1995. Mr. Brennan is also a director of AMR Corporation, Exelon Corporation, 3M Company, McDonald's Corporation and Morgan Stanley.

W. James Farrell (Age 61)
 Director since 1999

Chairman since May 1996 and Chief Executive Officer since September 1995 of Illinois Tool Works Inc., a manufacturer of engineering and industrial components. Mr. Farrell is also a director of the Federal Reserve Bank of Chicago, Kraft Foods Inc., Sears, Roebuck and Co. and UAL Corporation.

Jack M. Greenberg (Age 60)
 Director since February 2002

Chairman and Chief Executive Officer of McDonald's Corporation from May 1999 until his retirement on December 31, 2002. Previously, Mr. Greenberg served as President and Chief Executive Officer since April 1998 and had been a member of McDonald's board of directors since 1982. Mr. Greenberg is also a director of Abbott Laboratories.

Ronald T. LeMay (Age 57)
 Director since 1999

President and Chief Operating Officer since October 1997 of Sprint Corporation, a global telecommunications company. Mr. LeMay is also a director of Ceridian Corporation, Imation Corporation and Sprint Corporation.

Edward M. Liddy (Age 57)
 Director since 1999

Chairman, President and Chief Executive Officer of Allstate since January 1999. Mr. Liddy served as President and Chief Operating Officer of Allstate from January 1995 until 1999. He is also a director of 3M Company and The Kroger Co.

Michael A. Miles (Age 63)
 Director since 1993

Special Limited Partner since 1995 of Forstmann Little & Co., an investment firm. Mr. Miles is also a director of AMR Corporation, AOL Time Warner Inc., Community Health Systems, Inc., Dell Computer Corporation, Exult, Inc., Morgan Stanley and Sears, Roebuck and Co.

J. Christopher Reyes (Age 49)
 Director since February 2002

Chairman since January 1998 of Reyes Holdings LLC and its affiliates, a privately held food and beverage distributor. Mr. Reyes is also a director of Fortune Brands, Inc. and Wintrust Financial Corporation.

H. John Riley, Jr. (Age 62)
 Director since 1998

Chairman, President and Chief Executive Officer since April 1996 of Cooper Industries Ltd., a diversified manufacturer of electrical products and tools and hardware. He is also a director of Baker Hughes Inc..

Joshua I. Smith (Age 62)
 Director since 1997

Chairman and Managing Partner since 1999 of The Coaching Group, a management consulting firm. As part of the consulting business of The Coaching Group, Mr. Smith was Vice Chairman and Chief Development Officer of iGate, Inc., a manufacturer of broadband convergence products for communications companies from June 2000 through April 2001. Previously, Mr. Smith had been Chairman and Chief Executive Officer of The MAXIMA Corporation, a provider of technology systems support services, from 1978 until 2000. In June 1998, The MAXIMA Corporation filed a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Reform Act of 1978 in the United States Bankruptcy Court, District of Maryland. Mr. Smith is also a director of Cardio Comm Solutions, Inc., Caterpillar, Inc. and Federal Express Corporation.

Judith A. Sprieser (Age 49)
 Director since 1999

Chief Executive Officer since September 2000 of Transora, a global eMarketplace for consumer packaged goods. Ms. Sprieser was Executive Vice President of Sara Lee Corporation from 1998 until 2000 and had also served as Chief Financial Officer from 1994 to 1998. Ms. Sprieser also serves as a director of Kohl's Corporation, Transora, and USG Corporation and is a trustee of Northwestern University.

Mary Alice Taylor (Age 53)
 Director since 2000

Ms. Taylor is currently an independent business executive. From July 2001 to December 2001, Ms. Taylor accepted a temporary assignment as Chairman and Chief Executive Officer of Webvan Group, Inc., an Internet e-commerce company. Prior to that Ms. Taylor was Chairman and Chief Executive Officer of HomeGrocer.com, from September 1999 until October 2000. Ms. Taylor was Corporate Executive Vice President of Citigroup, Inc. from January 1997 until September 1999. Ms. Taylor also serves as a director of Autodesk, Inc. and Sabre Holdings Corporation.

Meetings of the Board and Board Committees

        The Board held 6 meetings during 2002. Each incumbent director attended at least 75% of the Board meetings and meetings of committees of which he or she was a member. The following table identifies each committee, its members and the number of meetings held during 2002. The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are "independent" as required by the applicable listing standards of the New York Stock Exchange. A summary of each committee's functions and responsibilities follows the table.

Director	Audit	Compensation and Succession	Nominating and Governance
F. Duane Ackerman(1)	X	X
James G. Andress(2)	X*		X
Edward A. Brennan		X	X*
W. James Farrell(3)		X	X
Jack M. Greenberg		X
Ronald T. LeMay	X	X
Michael A. Miles(4)		X	X
J. Christopher Reyes	X
H. John Riley, Jr.		X*	X
Joshua I. Smith	X		X
Judith A. Sprieser(5)	X		X
Mary Alice Taylor	X
Number of Meetings in 2002	5	6	5
* Committee Chair
(1)
Mr. Ackerman joined the Audit Committee on May 16, 2002.

(2)
On May 16, 2002, Mr. Andress became Audit Committee chairperson, a member of the Nominating and Governance Committee and left the Compensation and Succession Committee.

(3)
Mr. Farrell joined the Nominating and Governance Committee on May 16, 2002.

(4)
On May 16, 2002, Mr. Miles joined the Compensation and Succession Committee and left the Audit Committee.

(5)
Ms. Sprieser became a member of the Nominating and Governance Committee on May 16, 2002.

Functions of Board Committees

        Audit Committee Functions:

  •
  Select, appoint, determine compensation and provide oversight of the independent public accountants

  •
  Review Allstate's annual audited and quarterly financial statements

  •
  Determine whether audited financial statements should be included on Form 10-K and in annual report to stockholders

  •
  Prepare the Audit Committee Report for the proxy statement

  •
  Review disclosures by the Chief Executive Officer and the Chief Financial Officer for the quarterly and annual financial reports related to Allstate's internal controls design and operation

  •
  Review Allstate's accounting and auditing principles and practices affecting the financial statements

  •
  Examine the scope of audits conducted by the independent public accountants and the internal auditors

  •
  Review and evaluate at least annually, the qualifications, independence and performance of the independent public accountants

  •
  Approve services provided by independent public accountants

  •
  Discuss with management Allstate's processes for risk assessment and risk management, including major financial risk exposures

  •
  Review reports by the independent public accountants and internal auditors concerning management's compliance with law

  •
  Confer with the General Counsel on the status of potentially material legal matters affecting Allstate's financial statements

  •
  Discuss with management processes for earnings releases, providing financial information and earnings guidance to analysts and rating agencies generally

  •
  Review and approve Allstate's Code of Ethics

  •
  Adopt procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters, including procedures for receiving confidential, anonymous employee concerns

  •
  Conduct independent inquiries when deemed necessary by the Committee to discharge its duties

  •
  Conduct annual review and assessment of Committee's Charter and performance

        Compensation and Succession Committee Functions:

  •
  Make recommendations with respect to executive officer salaries, bonuses and other compensation, including terms and conditions of employment

  •
  Retain and terminate independent compensation consultants as needed

  •
  Annually review management organization and succession plans for Allstate and senior officers of each significant operating subsidiary

  •
  Recommend nominees for certain officer positions

  •
  Administer Allstate's equity incentive and other executive benefit plans

  •
  Advise the Board on the proxy statement and form of proxy for the annual meeting

  •
  Provide annual report on executive compensation for proxy statement

  •
  Conduct annual review and assessment of Committee's Charter and performance

        Nominating and Governance Committee Functions:

  •
  Recommend size and composition of Board and criteria used to select nominees for election to the Board and its committees, including determinations of independence and qualifications

  •
  Recommend nominees for election as Chairman and Chief Executive Officer

  •
  Determine criteria for the assessment of the Board's performance and oversee assessment of the Board

  •
  Administer non-employee director compensation

  •
  Make recommendations with respect to the periodic review of the performance of and succession planning for the Chairman and Chief Executive Officer

  •
  Advise the Board on the proxy statement and form of proxy for the annual meeting

  •
  Review the shareholder rights plan triennially and make recommendations to the Board with respect to its terms and retention

  •
  Conduct periodic review and assessment of the guidelines on corporate governance

  •
  Advise the Board on policies and practices on stockholder voting

  •
  Retain and terminate independent consultants as needed

  •
  Conduct annual review and assessment of Committee's Charter and performance

Compensation Committee Interlocks and Insider Participation

        During 2002, the Compensation and Succession Committee consisted of H. John Riley, Jr., Chairman, F. Duane Ackerman, Edward A. Brennan, W. James Farrell, Jack M. Greenberg, Ronald T. LeMay and Michael A. Miles. None is a current or former officer of Allstate or any of its subsidiaries. There were no committee interlocks with other companies in 2002 within the meaning of the Securities and Exchange Commission's proxy rules.

Directors' Compensation and Benefits

        The following table lists the compensation and benefits provided in 2002 to directors who are not employees of Allstate or its affiliates ("non-employee directors").

  Non-Employee Directors' Compensation and Benefits

	Cash Compensation	Equity Compensation
	Annual Retainer Fee(a)	Grant of Allstate Shares(b)	Stock Option for Allstate Shares(c)
Board Membership	$35,000	1,000 shares	4,000 shares
Committee Chairperson	$5,000
Committee Members	–0–

(a)
Under the Equity Incentive Plan for Non-Employee Directors, directors may elect to receive Allstate common stock in lieu of cash compensation. In addition, under Allstate's Deferred Compensation Plan for Directors, directors may elect to defer directors' fees to an account that generates earnings based on:

  1. The market value of and dividends on Allstate's common shares ("common share equivalents")

  2. The average interest rate payable on 90-day dealer commercial paper

  3. Standard & Poor's 500 Composite Stock Price Index (with dividends reinvested)

  4. A money market fund

  No director has voting or investment powers in common share equivalents, which are payable solely in cash. Subject to certain restrictions, amounts deferred under the plan (together with earnings thereon) may be transferred between accounts and are distributed in a lump sum or over a period not in excess of ten years.

(b)
Granted each December 1st under the Equity Incentive Plan for Non-Employee Directors and subject to restrictions on transfer until the earliest of six months after grant, death or disability or termination of service. Grants are accompanied by a cash payment to offset the increase in the director's federal, state and local tax liabilities (assuming the maximum prevailing individual tax rates) resulting from the grant of shares. Directors who are elected to the board between annual shareholder meetings are granted a pro-rated number of Allstate shares on June 1st following the date of the director's initial election.

(c)
Granted each June 1st at exercise prices equal to 100% of value on the date of grant. Directors who are elected to the board between annual shareholder meetings are granted an option for a pro-rated number of shares on the date of their election at an exercise price equal to 100% of value on the date of their election. The options become exercisable in three substantially equal annual installments, expire ten years after grant, and have a "reload" feature. The reload feature permits payment of the exercise price by tendering Allstate common stock, which in turn gives the option holder the right to purchase the same number of shares tendered, at a price equal to the fair market value on the exercise date. Upon mandatory retirement pursuant to the policies of the Board, the unvested portions of any outstanding options fully vest. The options permit the option holder to exchange shares owned or have option shares withheld to satisfy all or part of the exercise price. The vested portion of options may be transferred to any immediate family member, to a trust for the benefit of the director or immediate family members, or to a family limited partnership.

Security Ownership of Directors and Executive Officers

        The following table sets forth certain information as to shares of Allstate common stock beneficially owned by each director and executive officer named in the Summary Compensation Table, and by all executive officers and directors of Allstate as a group. Shares reported include shares held as nontransferable restricted shares awarded under Allstate's employee benefit plans, subject to forfeiture under certain circumstances, shares held indirectly through The Savings and Profit Sharing Fund of Allstate Employees and other shares held indirectly, and shares subject to stock options exercisable on or prior to April 1, 2003. The percentage of Allstate shares beneficially owned by any Allstate director or nominee or by all directors and executive officers of Allstate as a group does not exceed 1%. The following share amounts are as of January 31, 2003.

Name	Amount and Nature of Beneficial Ownership of Allstate Shares(a)
F. Duane Ackerman	22,484	(b)
James G. Andress	23,998
Edward A. Brennan	330,116	(c)
Richard I. Cohen	593,282	(d)
W. James Farrell	10,676	(e)
Jack M. Greenberg	2,834	(f)
Ronald T. LeMay	11,584	(g)
Edward M. Liddy	1,919,702	(h)
Michael A. Miles	40,832
Robert W. Pike	361,938	(i)
J. Christopher Reyes	13,014	(j)
H. John Riley, Jr.	24,834	(k)
Joshua I. Smith	17,316	(l)
Judith A. Sprieser	13,015	(m)
Mary Alice Taylor	13,222	(n)
Casey J. Sylla	362,114	(o)
Thomas J. Wilson, II	546,669	(p)
All directors and officers as a group	5,641,116	(q)

(a)
Each of the totals for Messrs. Andress, Brennan, and Miles includes 15,334 Allstate shares subject to option.
(b)
Includes 4,834 shares subject to option.
(c)
Includes 36,894 shares held by Mr. Brennan's spouse. Mr. Brennan disclaims beneficial ownership of these shares.
(d)
Includes 554,099 shares subject to option and 130 shares held by Mr. Cohen's spouse. Mr. Cohen disclaims beneficial ownership of these shares
(e)
Includes 6,334 shares subject to option.
(f)
Includes 334 shares subject to option.
(g)
Includes 7,084 shares subject to option.
(h)
Includes 1,636,960 shares subject to option.
(i)
Includes 321,936 shares subject to option.
(j)
Includes 334 shares subject to option.
(k)
Includes 8,834 shares subject to option.
(l)
Includes 13,084 shares subject to option.
(m)
Includes 5,834 shares subject to option.
(n)
Includes 3,334 shares subject to option.
(o)
Includes 44,186 shares subject to option.
(p)
Includes 501,428 shares subject to option.
(q)
Includes 4,518,673 shares subject to option.

Security Ownership of Certain Beneficial Owners

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common	Northern Trust Corporation 50 S. LaSalle Street Chicago, IL 60675	41,200,508(a)	5.9%
Common	Capital Research & Management Company 333 South Hope Street, 55th Floor Los Angeles, CA 90071	46,506,100(b)	6.6%
Common	FMR Corporation 82 Devonshire Street Boston, MA 02109	42,025,466(c)	6.0%

(a)
As of December 31, 2002. Held by Northern Trust Corporation together with certain subsidiaries (collectively "Northern"). Of such shares, Northern held 2,890,711 with sole voting power; 38,246,222 with shared voting power; 4,175,285 with sole investment power; and 177,082 with shared investment power. 36,462,431 of such shares were held by The Northern Trust Company as trustee on behalf of participants in Allstate's profit sharing plan. Information is provided for reporting purposes only and should not be construed as an admission of actual beneficial ownership.

(b)
As of December 31, 2002 based on Form 13G reflecting sole investment power over shares, filed by Capital Research and Management Company on February 13, 2003.

(c)
As of December 31, 2002 based on Form 13G reflecting sole investment power over shares, filed by FMR Corporation on February 13, 2003.

Item 2
Ratification of Appointment of Independent Public Accountants

        The Audit Committee of the Board of Directors has recommended the selection and appointment of Deloitte & Touche LLP as Allstate's independent public accountants for 2003. The Board has approved the Audit Committee's recommendation. Stockholder approval of the selection of Deloitte & Touche LLP is not required by law, however, the Board is submitting the selection of Deloitte & Touche LLP upon the Audit Committee's recommendation, to the stockholders for ratification consistent with our long-standing prior practice. If the selection is not ratified by the stockholders, the Audit Committee may reconsider its selection. Even if the selection is ratified, the Audit Committee may, in its discretion, appoint a different independent public accountant at any time during the year if the Committee determines a change would be in the best interests of Allstate and the stockholders.

        The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independent public accountant's independence, and has discussed with Deloitte & Touche LLP that firm's independence.

        In November 2002, the Audit Committee adopted a Policy Regarding Pre-Approval of Independent Auditors' Services for all services provided after that date. A copy of the policy, as amended March 10, 2003, is attached as Appendix B to this Notice of Annual Meeting and Proxy Statement.

        The following fees have been, or will be, billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, for professional services rendered to Allstate for the fiscal years ending December 31, 2002 and December 31, 2001.

	2002	2001
Audit Fees(1)	$6,063,752	$5,275,465
Audit Related Fees(2)	$963,328	$213,365
Tax Fees(3)	$81,551	$99,374
All Other Fees(4)	$61,807	$624,735

Total Fees	$7,170,338	$6,212,939

(1)
Fees for audits of annual financial statements, reviews of quarterly financial statements, statutory audits, attest services, comfort letters, consents and review of documents filed with the Commission.

(2)
Audit Related Fees relate to professional services such as accounting consultations relating to new accounting standards, due diligence assistance and audits of non-consolidated entities (i.e. employee benefit plans, various trusts, Allstate Foundation, etc.) and are set forth below. The fees associated with the 2001 audits of these entities (totaling $416,150) were not included in last year's Proxy Statement.

	2002	2001
Adoption of New Accounting Standards	$16,610	$169,612
Due Diligence	$479,861	$23,903
Audits of Non-consolidated Entities	$432,010	$—
Other	$34,747	$19,850

Audit Related Fees	$963,228	$213,365
(3)
Includes fees for tax compliance, consultation and planning

(4)
All Other Fees primarily include professional fees for consulting services related to financial and non-financial information systems, as well as fees for other consulting services:

	2002	2001
Strategic Planning	$40,727	$—
Non-Financial Information Systems	$—	$445,353
Business Consulting	$—	$67,580
Lease Consulting	$7,710	$62,804
Financial Information Systems Design & Implementation	$—	$9,160
Other	$13,370	$39,838

All Other Fees	$61,807	$624,735
NOTE:	Audit, Audit Related and All (Non-Audit Related) Fees for 2001 were reclassified to present them in accordance with prospective expanded disclosure requirements. Consents for product filings and registration fees ($483,200) previously classified as Audit Related are now considered Audit Fees. Tax services ($99,374) were included as All Other Fees in the 2001 Proxy Statement and are now in a separate Tax Fees category.

        Representatives of Deloitte & Touche LLP will be present at the meeting, will be available to respond to questions and may make a statement if they so desire.

        The Audit Committee and the Board of Directors unanimously recommend that stockholders vote for the ratification of the appointment of Deloitte & Touche LLP as independent public accountants for 2003 as proposed.

Item 3
Stockholder Proposal on Cumulative Voting

        Mr. William E. Parker, 6906 Village Parkway, Dublin, California, 94568, registered owner of 222 shares of Allstate common stock as of November 19, 2002, intends to propose the following resolution at the Annual Meeting.

        "Resolved: That the stockholders of The Allstate Corporation, assembled at the annual meeting in person and by proxy, hereby request the Board of Directors to take steps necessary to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit."

        Supporting Statement

"Even before corporate accountability and integrity became a national issue, this proposal received strong support from the shareholders, proving that there is strong interest and awareness on the part of the shareholders for the need for oversight and accountability at The Allstate Corporation.

We believe that the company's financial performance is directly related to its corporate governing procedures and policies.

As we write this statement, The Allstate Corporation is under investigation by the Equal Employment Opportunity Commission, Department of Labor, Pension and Welfare Benefits Administration, and numerous state departments of insurance for various business practices.

The Allstate Corporation is being sued by consumers for discrimination, redlining and unfair claim practices. Its employees and agents are suing for overtime wages, misrepresentation, breech [sic] of contract, bad faith and fraud.

Currently the company's Board of Directors is composed entirely of management nominees.

Cumulative voting increases the possibility of electing independent-minded directors that will enforce management's accountability to shareholders and the public at large.

Corporations that have independent minded directors can help foster improved financial performance and greater stockholder wealth.

The argument that the adoption of cumulative voting will lead to the election of dissidents to the board that will only represent the special interest is misleading because standards of fiduciary duty compel directors to act in the best interest of all shareholders.

        Please help us bring The Allstate Corporation back to being a "great American company" by voting "yes" on this resolution."

        The Board unanimously recommends that stockholders vote against this proposal for the following reasons:

        The Board believes its current method of electing directors, by a plurality of the votes cast, will continue to work as successfully in the future as it has in the past because it is the fairest way to elect an independent board that represents the interests of all stockholders and not a particular interest group. A majority of Allstate's stockholders have rejected this proposal at the last five consecutive annual meetings from 1998 to 2002.

        Cumulative voting is inconsistent with the principle that each director should represent all stockholders equally and can result in the election of a director who feels accountable to a particular stockholder constituency, not to stockholders as a whole. Currently each director nominee stands each year for election by all stockholders. Cumulative voting could give disproportionate and unfair weight to the votes cast by a minority shareholder or shareholders which may lead to partisanship among the directors. Such partisanship and voting on behalf of special interests could interfere with the effectiveness of a Board and could be contrary to the interests of Allstate and its stockholders as a whole.

        The proponent erroneously suggests that Allstate's Board is not independent. With the typical exception of the Chairman of the Board and Chief Executive Officer, all of the nominees and incumbent directors are independent as determined by the Nominating and Governance Committee and the Board of Directors and as defined by all current securities laws regulations and as further defined in the current proposed standards of the New York Stock Exchange. No directors are employees or former employees of Allstate and none have any significant financial or personal ties to Allstate or to its management. Moreover, all nominees have been evaluated and recommended for election by the Nominating and Governance Committee which is comprised solely of independent, non-employee directors. The Committee recommends members who are highly qualified and reflect a diversity of experience and viewpoints.

        In addition, stockholders may recommend candidates for election. The process for recommending nominees is provided in each year's proxy statement (see "Stockholder Proposals for Year 2004 Annual Meeting" below).

        The Board agrees that financial performance is driven in part by strong corporate governance standards and is proud of its own corporate governance practices and procedures. There has been an extraordinary amount of attention and focus on corporate governance, including the independence of directors, driven by recent high profile corporate scandals. In response to these corporate scandals, lawmakers and regulators have raised the bar on corporate governance processes, including the independence standards to which corporate directors should be held. Allstate's Board has undergone a strenuous review of its corporate governance to ensure that it continues to meet the highest standards of ethical corporate best practices, including the independence of its members and nominees. The Board has established Governance Guidelines which are posted on the Company's website and which include, among other things, specific selection criteria for Board nominees that emphasize leadership, independence, and ability to act in the interest of all stockholders. These Guidelines are regularly reviewed by the Board to ensure that they remain current and consistent with corporate governance best practices. Allstate's corporate governance practices and procedures have recently been reviewed by Institutional Shareholder Services, a leading provider of proxy voting and corporate governance services. As of February, 25, 2003, Allstate was rated as outperforming 95.4% of the companies in the S&P 500 Index, and 96.8% of its peer insurance industry group.

        In addition to its strong corporate governance, the Board has demonstrated its focus and commitment to increase stockholder value by taking actions necessary to improve financial performance. Allstate's 2002 results demonstrate that these efforts delivered value to our shareholders. The success of the actions and strategies taken will continue to be leveraged in order to drive increasing shareholder value into the future.

        Like other members of the industry and corporate America in general, Allstate is a target of an increasing number of class action lawsuits and other types of litigation. Allstate is vigorously defending these lawsuits and is committed to conducting its business in full compliance with the law and to cooperating fully with the state and federal agencies that regulate its business.

        For the reasons stated above, the Board recommends a vote against this proposal.

Item 4
Stockholder Proposal Concerning the Rights Plan

        Mr. Emil Rossi, P.O. Box 249, Boonville, CA 95415, registered owner of 6,094 shares of Allstate common stock as of October 1, 2002, has submitted notice to the Company of his intention to present the following proposal at the Annual Meeting and has furnished the following statements in support of his proposal.

"SHAREHOLDER VOTE ON POISON PILLS
This topic won an average 60%-yes vote at 50 companies in 2002

This is to recommend that the Board of Directors redeem any poison pill previously issued (if applicable) and not adopt or extend any poison pill unless such adoption or extension has been submitted to a shareholder vote.

  Harvard Report

A 2001 Harvard Business School study found that good corporate governance (which took into account whether a company had a poison pill) was positively and significantly related to company value. This study, conducted with the University of Pennsylvania's Wharton School, reviewed the relationship between the corporate governance index for 1,500 companies and company performance from 1990 to 1999.

        Some believe that a company with good governance will perform better over time, leading to a higher stock price. Others see good governance as a means of reducing risk, as they believe it decreases the likelihood of bad things happening to a company.

        Since the 1980s Fidelity, a mutual fund giant with $800 billion invested, has withheld votes for directors at companies that have approved poison pills, Wall Street Journal, June 12, 2002.

  Council of Institutional Investors Recommendation

The Council of Institutional Investors, an organization of 120 pension funds which invests $1.5 trillion, called for shareholder approval of poison pills. In recent years, various companies have been willing to redeem existing poison pills or seek shareholder approval for their poison pill. This includes Columbia/HCA, McDermott International and Bausch & Lomb. I believe that our company should follow suit and allow shareholder input.

  Shareholder Vote on Poison Pills
  YES ON 4"

        The Board unanimously recommends that stockholders vote against this proposal for the following reasons:

        The Board adopted the shareholder rights plan (commonly known as a "poison pill") in 1999 to protect the stockholders against unsolicited attempts to gain control of the Company without providing fair value to all of its shareholders. The adoption of the rights plan was a proper exercise of the Board's responsibilities under Delaware corporate law to direct the management of Allstate's business and affairs. The rights plan is designed to prevent partial or two-tier bids that fail to treat all stockholders equally, creeping acquisitions through open market purchases and other acquisition tactics that the Board believes are unfair to stockholders. The Board continues to believe that the rights plan protects the Company's stockholders by allowing the Board to carefully evaluate any takeover proposal to determine whether, in the exercise of its fiduciary responsibilities, a proposed offer adequately reflects the value of the Company and is in the interests of all stockholders.

        The proponent seems to argue that the adoption of a rights plan is not in keeping with good corporate governance practices. Allstate's Board, comprised entirely of independent (the sole exception being the Chairman and Chief Executive Officer) outside directors adopted the rights plan as an exercise in good corporate governance practice. The decision to adopt the shareholder rights plan was made after careful evaluation and deliberation of the market environment and risks faced and after consideration of legal and financial expert opinions.

        In November 2002, in response to shareholder sentiment, the Board approved a new feature to the rights plan designed to assure periodic, independent evaluation of the need for the rights plan. This feature is the triennial independent director evaluation process, otherwise known as a TIDE provision. The TIDE process will require the disinterested periodic review of the rights plan at least every three years, commencing in 2003. The Nominating and Governance Committee, comprised entirely of independent outside directors, will conduct this review and will (1) set its own agenda, (2) retain its own legal counsel, investment bankers and other advisors as it deems appropriate and (3) take into consideration factors such as shareholder opinion, Allstate's assets, market valuations of Allstate stock, relative valuations of peer companies, developments in rights plans, the mergers and acquisitions and buy-out financing markets, and studies of rights plans and contests for corporate control. The TIDE process may lead to improvements in the rights plan, if the Nominating and Governance Committee determines such changes would be beneficial to Allstate and its stockholders. Further, the TIDE process provides an additional safeguard to insure that the rights plan will be maintained only for so long as it remains in the best interest of Allstate's stockholders.

        The rights plan does not prevent anyone from making a takeover proposal. The rights plan simply preserves the Board's ability to negotiate directly with a bidder on behalf of the stockholders. In general, directors are required to act with due care, in good faith and in the best interests of stockholders. The Board's duties to the stockholders require that it evaluate the merits of each and every takeover proposal to ensure that any proposed business combination is in the best interests of stockholders. The rights plan is designed to ensure that takeover proposals are submitted to the Board and that the Board is provided with the time necessary to properly evaluate each proposal and alternatives to each proposal. After it has thoroughly reviewed a takeover proposal and considered alternative opportunities available for the Company, the Board will approve a proposal if it determines that the proposal serves the stockholders' best interests. If, however, the proposal is inadequate in any respect, the rights plan enables the Board to either reject the proposal, or to insist that it be changed. By inducing a bidder to negotiate with the Board, a rights plan operates to strengthen the Board's bargaining position for the benefit of the stockholders.

        The 2001 Harvard study cited by the proponent acknowledges that when management judiciously uses the strengthened negotiating power that a rights plan confers, the result can lead to an increase in overall shareholder wealth. The economic benefits of a shareholder rights plan have been validated in several studies. A 2001 Investor Responsibility Research Center report on poison pills cites several empirical studies which demonstrate that companies with rights plans are not insulated from bids and receive higher takeover premiums for their shareholders. One of those studies, conducted by Georgeson Shareholder, Poison Pills and Shareholder Value / 1992-1996 analyzed takeover data between 1992 and 1996 and found premiums paid to targeted companies with poison pills were on average eight percentage points higher than the premiums paid to target companies without poison pills in place, which represented a difference of approximately $13 billion in shareholder value. A 1997 J.P. Morgan Securities study found that companies with rights plans in place received approximately a 10% greater premium for their shareholders in takeover situations as compared to companies without a rights plan.

        These empirical studies support the underlying reasons why more than half of the companies in the S&P 500 Index have some type of rights plan in place.

        Allstate's Board is comprised of independent directors who are, or were prior to their respective retirements, partners, executive officers or directors of major corporations. All are versed in business and financial matters and all are familiar with Allstate's business. As an independent body, the Board is fully cognizant of its duties to its stockholders to carefully evaluate the merits, free from self-interest, of any acquisition proposal. The Board is thus uniquely and best qualified to act in the best interests of the stockholders. The rights plan strengthens the ability of the Board in the exercise of its duties, to protect and further the interests of the stockholders by providing it with the opportunity to thoroughly and completely evaluate an offer in order to maximize shareholder value.

        For the reasons stated above, the Board recommends a vote against this proposal.

Executive Compensation

        The following Summary Compensation Table sets forth information on compensation earned in 2000, 2001 and 2002 by Mr. Liddy (Allstate's Chief Executive Officer) and by each of Allstate's four most highly compensated executive officers (with Mr. Liddy, the "named executives").

Summary Compensation Table

	Annual Compensation				Long Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Other Annual Compensation ($)(2)	Restricted Stock Award(s) ($)(3)	Securities Underlying Options/ SARs (#)(4)	LTIP Payouts ($)(5)	All Other Compensation ($)(6)
Edward M. Liddy (Chairman, President and Chief Executive Officer)	2002 2001 2000	1,033,747 990,000 954,167	3,101,250 103,356 594,083	734 55,199 1,153	–0– –0– 2,930,719	550,000 400,000 307,428	–0– 1,024,873 –0–	10,080 4,293 7,889
Richard I. Cohen* (President, Personal Property and Casualty)	2002 2001 2000	550,000 540,000 492,900	640,409 206,464 414,393	1,295 769 1,422	–0– –0– 772,683	150,000 119,864 114,574	–0– 166,642 –0–	10,080 4,330 7,529
Robert W. Pike (Executive Vice President Administration and Secretary)	2002 2001 2000	484,250 462,925 436,450	847,438 251,825 324,775	1,325 769 769	–0– –0– 726,378	136,000 90,612 85,659	–0– 131,209 –0–	10,123 4,330 4,330
Casey J. Sylla (President, Allstate Financial)	2002 2001 2000	494,501 450,925 424,575	682,483 536,545 443,540	2,108 769 769	–0– –0– 710,279	149,000 93,143 87,942	–0– 119,154 –0–	10,080 4,330 7,710
Thomas J. Wilson, II (President, Allstate Protection)	2002 2001 2000	555,251 510,050 479,325	622,563 404,485 645,213	2,734 986 913	–0– –0– 736,617	167,000 114,503 109,694	–0– 167,952 –0–	10,019 4,269 7,675

  *
  Mr. Cohen retired from the company on December 31, 2002 after 34 years of service. In the third quarter of 2002, the Personal Property and Casualty business was combined with the Ivantage Group, Allstate's independent agency channel, and renamed Allstate Protection.
  (1)
  Amounts earned under Allstate's Annual Covered Employee Incentive Compensation Plan are paid in the year following performance. Up to $3.0 million of any individual award opportunity may be paid from this plan. The remainder is automatically deferred and will be paid pursuant to the terms of The Allstate Corporation Deferred Compensation Plan.
  (2)
  The amount attributed to Mr. Liddy in 2001 includes $29,409 for personal use of the corporate aircraft pursuant to the Board's request that he maximize use of the aircraft to cope with emergency and other special situations and avoid the risks of commercial air travel. The remainder of the amounts for each of the named executives represent financial planning services and tax gross-up payments attributed to income taxes payable on certain travel benefits and tax return preparation fees.
  (3)
  The 2000 restricted stock grant shares held by the named executives are valued below at the December 31, 2002 closing price of $36.99 per share. The 2000 restricted stock awards vest in two approximately equal installments on May 18, 2002 and May 18, 2004. The shares representing the second installment of the 2000 grant, as shown below in the middle column, will vest on May 18, 2004 with the exception of Mr. Cohen's grant which was accelerated upon his retirement. Dividends are paid on the restricted stock shares in the same amount and at the same time as dividends paid to all other owners of Allstate common stock.

Named Executive	Original # Shares Granted in 2000	Remaining # of Restricted Shares Held as of 12/31/02	12/31/02 Market Value
Edward M. Liddy	109,049	54,524	$2,016,843
Richard I. Cohen	28,751	14,375	$531,731
Robert W. Pike	27,027	13,513	$499,846
Casey J. Sylla	26,429	13,214	$488,786
Thomas J. Wilson, II	27,409	13,704	$506,911
  (4)
  The 2002 option awards are set forth below in detail in the table titled "Option/SAR Grants in 2002."
  (5)
  Amounts earned under Allstate's Long-Term Executive Incentive Compensation Plan are paid in the year following the end of the performance cycle.
  (6)
  Each of the named executives participated in group term life insurance and in Allstate's profit sharing plan, a qualified defined contribution plan sponsored by Allstate. The amounts shown represent the premiums paid for the group term life insurance by Allstate on behalf of each named executive officer and the value of the allocations to each named executive's account derived from employer matching contributions to the profit sharing plan.

Option/SAR Grants in 2002

        The following table is a summary of all Allstate stock options granted to the named executives during 2002. Individual grants are listed separately for each named executive. In addition, this table shows the potential gain that could be realized if the fair market value of Allstate's common stock were not to appreciate, or were to appreciate at either a five or ten percent annual rate over the period of the option term:

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options/SARs Granted(1)	% of Total Options/SARs Granted to All Employees in 2002	Exercise or Base Price ($ per share)	Expiration Date	0% ($33.38 per share stock value)	5% ($54.37 per share stock value)	10% ($86.58 per share stock value)
Edward M. Liddy	550,000	6.46	33.38	2/7/12	–0–	$11,545,876	$29,259,518
Richard I. Cohen	150,000	1.76	33.38	2/7/12	–0–	$3,148,875	$7,979,868
Robert W. Pike	136,000	1.60	33.38	2/7/12	–0–	$2,854,980	$7,235,081
Casey J. Sylla	149,000	1.75	33.38	2/7/12	–0–	$3,127,883	$7,926,669
Thomas J. Wilson, II	167,000	1.96	33.38	2/7/12	–0–	$3,505,748	$8,884,254

  (1)
  These options become exercisable in four annual installments, were granted with an exercise price equal to the fair market value of Allstate's common shares on the date of grant, expire ten years from the date of grant, and include tax withholding rights and a "reload" feature. Tax withholding rights permit the option holder to elect to have shares withheld to satisfy minimum federal, state and local tax withholding requirements. The reload feature permits payment of the exercise price by tendering Allstate common stock, which in turn gives the option holder the right to purchase the same number of shares tendered, at a price equal to the fair market value on the exercise date. The options permit the option holder to exchange shares owned (by actual physical delivery or by attestation) to satisfy all or part of the exercise price. The vested portions of all the options may be transferred during the holder's lifetime to any defined family member, to a trust in which the family members have more than fifty percent of the beneficial interest, a foundation in which the family members (or the option holder) control the management of assets, and any other entity in which the family members (or option holder) own more than fifty percent of the voting interests.

Option Exercises in 2002 and Option Values on December 31, 2002

        The following table shows Allstate stock options that were exercised during 2002 and the number of shares and the value of grants outstanding as of December 31, 2002 for each named executive:

			Number of Securities Underlying Unexercised Options/SARs at 12/31/02(#)		Value of Unexercised In-The-Money Options/SARs at 12/31/02($)(1)
	Shares Acquired on Exercise (#)	Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Edward M. Liddy	–0–	–0–	1,505,982	1,103,714	14,923,954	3,767,754
Richard I. Cohen(2)	–0–	–0–	228,080	326,019	817,339	1,188,927
Robert W. Pike	–0–	–0–	277,936	279,260	920,639	950,134
Casey J. Sylla	–0–	–0–	269,220	295,178	956,990	1,036,063
Thomas J. Wilson, II	–0–	–0–	446,641	348,924	3,739,970	1,225,165

  (1)
  Value is based on the closing price of Allstate common stock ($36.99) on December 31, 2002, minus the exercise price.

  (2)
  Mr. Cohen's unexercisable stock options became fully exercisable at his retirement date.

Long-Term Incentive Plan Awards in 2002

        The following table details the long-term incentive plan awards made in 2002. Awards represent a potential cash incentive to be paid in the year following the completion of a cycle to the extent target or maximum performance objectives are achieved.

			Estimated Future Payouts Under Non-Stock Price-Based Plans ($)(1)
Name	Number of Shares, Units or Other Rights ($)	Performance or Other Period Until Payout
			Threshold	Target	Maximum(2)
Edward M. Liddy	1,550,000	1/1/02-12/31/04	–0–	1,550,000	3,857,000
Richard I. Cohen	275,000	1/1/02-12/31/04	–0–	275,000	687,500
Robert W. Pike	188,000	1/1/02-12/31/04	–0–	188,000	470,000
Casey J. Sylla	229,000	1/1/02-12/31/04	–0–	229,000	572,500
Thomas J. Wilson, II	259,000	1/1/02-12/31/04	–0–	259,000	647,500

  (1)
  Target awards are set for participants at the beginning of each cycle based on a percentage of annual salary at the beginning of the cycle. The performance goal for the named executives' 2002-2004 cycle is based solely on a comparison of the return on equity compared with the return on equity of an identified peer group of companies representing the S&P 500 Property/Casualty Index. If the maximum level of performance is achieved, which is defined as Allstate's return on equity being the first or second highest of the peer group, the award would be 250% of the participant's target award.

  (2)
  Up to $3.5 million of any individual award opportunity may be paid from The Allstate Corporation Long-Term Executive Incentive Compensation Plan. The remainder, if any, is automatically deferred and will be paid pursuant to the terms of The Allstate Corporation Deferred Compensation Plan.

Pension Plans

        The following table indicates the estimated total annual benefits payable to the named executives upon retirement under the specified compensation and years of service classifications, pursuant to the combined final average pay benefit formulas for the Allstate Retirement Plan and the unfunded Supplemental Retirement Income Plan. Benefits shown below are based on retirement at age 65 and selection of a straight life annuity payment option.

Pension Plan Table — Final Average Pay Years of Service
Remuneration	15	20	25	30	35
$1,000,000	$327,000	$435,000	$544,000	$610,000	$610,000
$1,500,000	$492,000	$655,000	$819,000	$918,000	$918,000
$2,000,000	$657,000	$875,000	$1,094,000	$1,226,000	$1,226,000
$2,500,000	$822,000	$1,095,000	$1,369,000	$1,534,000	$1,534,000
$3,000,000	$987,000	$1,315,000	$1,644,000	$1,842,000	$1,842,000
$3,500,000	$1,152,000	$1,535,000	$1,919,000	$2,150,000	$2,150,000
$4,000,000	$1,317,000	$1,755,000	$2,194,000	$2,458,000	$2,458,000

        The Supplemental Retirement Income Plan will pay the portion of the benefits shown above which exceeds Internal Revenue Code limits or is based on compensation in excess of Internal Revenue Code limits. Benefits are computed on the basis of a participant's years of credited service (generally limited to 28) and average annual compensation over the participant's highest five successive calendar years of earnings out of the ten years immediately preceding retirement. Only annual salary and annual bonus amounts referred to as remuneration in the table above, as reflected in the Summary Compensation Table, are considered annual compensation in determining retirement benefits.

        Annual retirement benefits are generally payable monthly and benefits accrued from January 1, 1978 through December 31, 1988 are reduced by a portion of a participant's estimated social security benefits. Effective January 1, 1989 the retirement benefit calculation was integrated with the employee's social security wage base.

        As of December 31, 2002, Messrs. Liddy and Wilson had 15 and 10 years, respectively, of combined Allstate/Sears, Roebuck and Co. service and Messrs. Cohen, Pike and Sylla had 34, 30 and 7 years of service, respectively, with Allstate. As a result of their prior Sears service, a portion of Mr. Liddy's and Mr. Wilson's retirement benefits will be paid from the Sears Plan. Mr. Liddy and Mr. Sylla each will receive a pension enhancement payable from a nonqualified pension plan upon termination, retirement, death or change of control. Mr. Liddy will receive an enhanced pension benefit that assumes an additional five years of age and service under the pension formula through age 61. At age 62 and after, the enhancement is based on the maximum credited service under the pension formula. Mr. Sylla will receive an enhanced pension benefit based on the addition of five years of age and service if he retires from Allstate on or after age 63. All of these enhancements are payable upon death and are considered to be supplemental retirement plans in the event of a change of control.

        During 2002, the pension plan formula changed to a cash balance approach effective January 1, 2003. Eligible employees were given the opportunity to choose between the final average pay and cash balance approaches for their pension benefit going forward. Each of the named executives chose the final average pay approach during the pension choice period. Pension benefits for employees hired after August 1, 2002 will be determined under the cash balance approach.

Retirement and Change of Control Arrangements

Mr. Cohen

        In October, 2002 Allstate agreed to accept Mr. Cohen's request to retire effective as of December 31, 2002. In recognition of Mr. Cohen's 34 years of dedicated service, Allstate accelerated the vesting of Mr. Cohen's outstanding options and restricted stock grant awards. In addition, no proration will be applied to Mr. Cohen's outstanding long-term incentive plan awards.

Change of Control Arrangements

        The named executives have agreements in place which provide for severance and other benefits upon a "change of control" involving Allstate. In general, a change of control is one or more of the following events: 1) any person acquires more than 20% of Allstate common stock; 2) certain changes are made to the composition of the Board; or 3) certain transactions occur that result in Allstate stockholders owning 70% or less of the surviving corporation's stock.

        Under these agreements, severance benefits would be payable if an executive's employment is terminated by Allstate without "cause" or by the executive for "good reason" as defined in the agreements during the three-year period following such event. Good reason includes a termination of employment by a named executive for any reason during the 13th month after a change of control.

        The principal severance benefits include: 1) pro-rated annual incentive award and long-term incentive award (both at target) for the year of termination of employment; 2) a payment equal to three times the sum of the executive's base salary, target annual incentive award and target annualized long-term incentive award; 3) continuation of certain welfare benefits for three years; 4) an enhanced retirement benefit; and 5) reimbursement (on an after-tax basis) of any resulting excise taxes. In addition, all unvested stock options would become exercisable, all restricted stock would vest and nonqualified deferred compensation and supplemental retirement plan balances would become payable upon a change of control.

        Allstate believes these agreements encourage retention of its executives and enable them to focus on managing the Company's business thereby more directly aligning management and shareholder interests in the event of a transaction.

Compensation and Succession Committee Report

        Allstate's Compensation and Succession Committee, which is composed entirely of independent, non-employee directors, administers Allstate's executive compensation program. The purposes of the program are to:

  •
  Link executives' goals with stockholders' interests

  •
  Attract and retain talented management

  •
  Reward annual and long-term performance

        Committee-approved stock ownership goals for executives at the vice president level and above require these executives to own, within five years of the date the executive position is assumed, common stock worth a multiple of base salary, ranging from one times salary to up to five times salary for Mr. Liddy as Chief Executive Officer. The Committee weights compensation opportunities for executive officers, including each of the named executives, more heavily towards compensation payable upon the attainment of specified performance objectives and compensation in the form of Allstate common stock. At least annually, the Committee reviews a report based on data prepared by independent compensation consultants comparing Allstate's total compensation levels for its executives with total compensation paid to executives in comparable positions at other companies in the peer group of large U.S. public insurance companies. The Committee attempts to set Allstate total compensation at the 65th percentile of the peer group.

        Allstate executives can receive three types of compensation, each of which is described in more detail below:

  •
  Annual cash compensation

  •
  Long-term cash compensation

  •
  Long-term equity compensation

Annual Cash Compensation

        Annual cash compensation includes base salary and annual incentive awards.

        Base salaries of Allstate executives are set by the Committee at a level designed to be competitive in the U.S. insurance industry.

        Annual incentive awards are designed to provide certain employees, including each of the named executives, with a cash award based on the achievement of corporate performance, business unit performance, or a combination thereof. These objectives are approved by the Committee prior to the end of the first quarter of the relevant year. Threshold, target and maximum benchmarks are set for each objective. Each award opportunity is stated as a specified percentage of base salary for the year. No award is payable with respect to an objective if the threshold level of performance is not attained.

        Annual incentive awards are paid in March of the year following the year of performance, after the Committee has certified attainment of the objectives. The Committee has the authority to adjust the amount of awards but, with respect to the chief executive officer and the other named executives, has no authority to increase any award above the amount specified for the level of performance achieved with respect to the relevant objective.

        The corporate performance objective is derived from an operating earnings per share objective approved by the Committee. The Property and Casualty performance objective is tied to a matrix comparison of revenue growth with combined ratio and in addition, revenue growth in financial services products. The Allstate Financial performance objective is based on statutory premium growth, operating income, expenses and invested asset growth objectives. Investment unit performance objectives are based on portfolio total return, life spread roll-up and Allstate Financial quality roll-up.

        For 2002, Mr. Liddy's and Mr. Pike's annual cash incentive awards were based on the corporate performance objective. The 2002 annual cash incentive award for Mr. Cohen was based on the Property and Casualty performance objective. In the third quarter of 2002, the Property and Casualty business unit was combined with the Ivantage Group, Allstate's independent agency channel, and is now called Allstate Protection. For the first nine months of 2002, Mr. Wilson's annual cash incentive award was based on the

Allstate Financial performance objective; for the final three months of the year his award was based on the corporate performance objective during the transition period from the Allstate Financial business unit to his new position as President of the Allstate Protection business unit upon Mr. Cohen's retirement at the end of the year. For the first six months of 2002, 70% of Mr. Sylla's annual cash incentive award was based on the performance objectives of Investments and 30% was based on the corporate performance objective. For the final six months of 2002 during which Mr. Sylla served as Acting Chief Financial Officer and then was appointed President of Allstate Financial (replacing Mr. Wilson), Mr. Sylla's award was based solely on the corporate performance objective.

        Allstate achieved the maximum level of performance on the corporate performance objective. Business unit performance varied. Allstate Property and Casualty exceeded the target level on its matrix comparing revenue growth with combined ratio results and exceeded the target level for revenue growth in financial services products. Allstate Financial did not meet the threshold level on its statutory premium growth objective, met the threshold level on its operating income objective and exceeded the maximum level of performance on its expense and invested asset growth objective. Investments exceeded the threshold levels of performance on its portfolio total return and life spread roll-up objectives and exceeded the target level on the Allstate Financial quality roll-up performance objective.

Long-Term Cash Compensation

        Long-term incentive cash awards are designed to provide certain employees, including each of the named executives, with a cash award based on the achievement of a performance objective over a three-year period. The objective is established by the Committee at the beginning of the three-year cycle. Threshold, target and maximum levels of performance are established on which individual award opportunities are based. The Committee must certify in writing the attainment of the objective before awards may be paid. Awards are payable in March of the year following the end of the cycle.

        The current cycles for long-term incentive cash awards cover the periods of 2001-2003 and 2002-2004. In 2001, the Committee approved changes to the cycle timing. Prior to the 2002-2004 cycle, a new cycle commenced every two years and covered three years of performance. Under that design, award opportunities for the 2001-2003 cycle are stated as a specified percentage of a participant's base salary from July 1, 2001 to July 1, 2003. Performance measures for the named executive officers are based on an absolute return on average equity with peer calibrations of plus or minus 50% depending on Allstate's growth in operating earnings per share as compared to a peer group of companies over the same period. For all other participants, the performance standard is a relative measure based on return on equity as compared to that of the peer companies in the S&P 500 Property/Casualty Index.

        Beginning with the 2002-2004 cycle, a new cycle commences annually and covers three years of performance. Awards are calculated on a participant's annual salary as of the beginning of the cycle. The performance measure is a relative measure based on return on equity as compared to that of the peer group of companies in the S&P 500 Property/Casualty Index. This peer comparison is intended to more closely link long-term cash compensation to shareholder value. No payment is made unless the return on equity satisfies an initial minimum level, defined as the average of the rate on 3-year Treasury Notes over the three-year cycle, plus 200 basis points. Awards will be calculated at the end of each cycle accordingly.

        No long-term performance cycle ended in 2002. Under the prior cycle's plan design, 2002 was the middle year of a cycle that was originally granted biennially; therefore, no payments were made in 2002.

Long-Term Equity Compensation

        The 2001 Equity Incentive Plan provides for the grant of stock options, performance units and performance stock, stock appreciation rights, restricted or unrestricted common stock, restricted stock units and stock in lieu of cash awards to plan participants.

        In February 2002, the Committee granted stock options to a number of key Allstate employees, including each of the named executives. The size of each named executive's grant was based on a specified percentage of his base salary and the Committee's assessment of his performance. All stock option grants under this plan have been made in the form of nonqualified stock options at exercise prices equal to 100% of the fair market value of Allstate common stock on the date of grant. Except in certain change of control situations, these options are not fully exercisable until four years after the date of grant and expire in ten years. The vested portions of options may be transferred during the holder's lifetime to any defined family member, to a trust in which the family members have more than fifty percent of the beneficial interest, a foundation in which the family members (or the option holder) control the management of assets, and any other entity in which the family members (or option holder) own more than fifty percent of the voting interests.

Chief Executive Officer Compensation

        In 2002, approximately 12% of Mr. Liddy's total compensation opportunity was base salary. The remaining 88% was variable compensation that was at risk and tied to Allstate's business results. Mr. Liddy's last increase in base salary was in April 2002, at which time Mr. Liddy's base salary was increased 4.5% to $1,045,000.

        For 2002, Mr. Liddy's annual cash incentive award was based upon the achievement of the corporate performance objective. Allstate exceeded the maximum level of performance. The payout was calculated accordingly.

        On February 7, 2002, the Committee awarded Mr. Liddy a stock option for 550,000 shares under the 2001 Equity Incentive Plan. The Committee used a specified percentage of Mr. Liddy's 2002 base salary to determine the award. The Black-Scholes valuation formula was applied to the stock option award.

Limit on Tax Deductible Compensation

        Under Section 162(m) of the Internal Revenue Code, Allstate cannot deduct compensation paid in any year to certain executives in excess of $1,000,000; however, performance-based compensation is not subject to this limit. The Committee continues to emphasize performance-based compensation for executives and this is expected to minimize the effect of Section 162(m). However, the Committee believes that its primary responsibility is to provide a compensation program that attracts, retains and rewards the executive talent that is necessary for Allstate's success. Consequently, in any year the Committee may authorize compensation in excess of $1,000,000 that is not performance-based. The Committee recognizes that the loss of a tax deduction may be unavoidable in these circumstances.

Compensation and Succession Committee
H. John Riley, Jr. (Chairman)
F. Duane Ackerman	Jack M. Greenberg
Edward A. Brennan	Ronald T. LeMay
W. James Farrell	Michael A. Miles

Stock Performance Graphs

        The following performance graphs compare the performance of Allstate common stock total return during periods ranging from one to five years with the performance of the S&P 500 Property/Casualty Index* and the S&P 500 Index.

        The graph below plots the cumulative changes in value of an initial $100 investment as of December 31, 1997 over the indicated time periods, assuming all dividends are reinvested quarterly.

COMPARISON OF CUMULATIVE TOTAL RETURN
December 31, 1997 to December 31, 2002 for $100 Initial Investment Made on December 31, 1997
Allstate v. Published Indices

Value at each year-end of a $100 initial investment made on December 31, 1997.
	12/31/1997	12/31/1998	12/31/1999	12/31/2000	12/31/2001	12/31/2002
Allstate	100.00	86.28	55.27	101.62	80.38	90.24
S&P 500 Prop./Cas.	100.00	93.44	69.84	108.17	99.49	88.68
S&P 500	100.00	128.34	155.14	141.13	124.40	97.08

*
Standard and Poors discontinued the S&P Property/Casualty Index on January 1, 2002 and replaced it with the S&P 500 Property/Casualty Index. Data reflected in the above-chart reflects the performance of the current S&P 500 Property/Casualty Index members (ticker symbol S5PROP).

        The following graph compares the cumulative performance of Allstate's returns for an initial $100 investment made at the end of each of the preceding five years with the performance of the S&P 500 Property/Casualty Index and the S&P 500 Index. The graph provides an investor who has held Allstate common stock for periods fewer than five years with an additional comparison of cumulative performance as it shows the changes in cumulative value of an initial $100 investment over the most recent five-, four-, three-, two- and one-year periods, respectively, assuming all dividends are reinvested quarterly.

COMPARISON OF CUMULATIVE TOTAL RETURN
For $100 Initial Investment made as of December 31, 1997, 1998, 1999, 2000 and 2001
Allstate v. Published Indices

Audit Committee Report

        Deloitte & Touche LLP was Allstate's independent public accountant for the year ended December 31, 2002.

        The Audit Committee has reviewed and discussed with management the audited financial statements for the fiscal year ended December 31, 2002.

        The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement of Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU §380).

        The Audit Committee received from Deloitte & Touche LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Deloitte & Touche LLP its independence.

        Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Allstate's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the Securities and Exchange Commission and in Appendix D to this Notice of Annual Meeting and Proxy Statement.

        A copy of the Audit Committee charter, as amended on March 10, 2003, is included as Appendix A.

James G. Andress (Chairman)
F. Duane Ackerman	J. Christopher Reyes
Ronald T. LeMay	Joshua I. Smith
Judith A. Sprieser	Mary Alice Taylor

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Allstate's executive officers, directors and persons who beneficially own more than ten percent of Allstate's common stock to file reports of securities ownership and changes in such ownership with the SEC.

        Based solely upon a review of copies of such reports or written representations that all such reports were timely filed, Allstate believes that each of its executive officers, directors and greater than ten-percent beneficial owners complied with all Section 16(a) filing requirements applicable to them during 2002 except that one Form 4 reporting a single transaction for each of Robert S. Apatoff and Robert W. Pike, both executive officers, was late.

Certain Transactions

        The Northern Trust Company maintains banking relationships, including credit lines, with Allstate and some of its subsidiaries, in addition to performing services for the profit sharing plan. In 2002, revenues received by Northern Trust for cash management activities, trustee, custodian, credit lines and other services for all such entities were approximately $1,014,009.

        In July 2000, Robert S. Apatoff, Senior Vice President and Chief Marketing Officer of Allstate Insurance Company received a $250,000 loan with an interest rate of 6.51% per annum. This loan was made in connection with his job-related relocation. As of December 31, 2002, the outstanding balance was $150,000.

Other Matters

        If you use the telephone, the Internet, proxy card or voting instruction form to allow your shares to be represented at the annual meeting, or at any adjournment thereof, the proxies may vote your shares in accordance with their best judgment on any other matters properly presented. Other than the matters referred to in this proxy statement, Allstate knows of no other matters to be brought before the meeting.

Stockholder Proposals for Year 2004 Annual Meeting

        Proposals which stockholders intend to be included in Allstate's proxy material for presentation at the annual meeting of stockholders in the year 2004 must be received by the Secretary of Allstate, Robert W. Pike, The Allstate Corporation, 2775 Sanders Road, Suite F8, Northbrook, Illinois 60062-6127 by November 29, 2003, and must otherwise comply with rules promulgated by the Securities and Exchange Commission in order to be eligible for inclusion in the proxy material for the 2004 annual meeting.

        If a stockholder desires to bring a matter before the meeting which is not the subject of a proposal meeting the SEC proxy rule requirements for inclusion in the proxy statement, the stockholder must follow procedures outlined in Allstate's bylaws in order to personally present the proposal at the meeting. A copy of these procedures is available upon request from the Secretary of Allstate or can be accessed on Allstate's website (allstate.com). One of the procedural requirements in the bylaws is timely notice in writing of the business the stockholder proposes to bring before the meeting. Notice of business proposed to be brought before the 2004 annual meeting must be received by the Secretary of Allstate no earlier than January 21, 2004 and no later than February 20, 2004 to be presented at the meeting. The notice must describe the business proposed to be brought before the meeting, the reasons for conducting the business at the meeting, any material interest of the stockholder in the business, the stockholder's name and address and the number of shares of Allstate stock beneficially owned by the stockholder. It should be noted that these bylaw procedures govern proper submission of business to be put before a stockholder vote at the annual meeting.

        Under Allstate's bylaws, if a stockholder wants to nominate a person for election to the Board at Allstate's annual meeting, the stockholder must provide advance notice to Allstate. Notice of stockholder nominations for election at the 2004 annual meeting must be received by the Secretary, The Allstate Corporation, 2775 Sanders Road, Suite F8, Northbrook, Illinois 60062-6127, no earlier than January 21, 2004 and no later than February 20, 2004. With respect to the proposed nominee, the notice must set forth the name, age, principal occupation, number of shares of Allstate stock beneficially owned and business and residence address. With respect to the stockholder proposing to make the nomination, the notice must set forth the name, address and number of shares of Allstate stock beneficially owned. A copy of these bylaw provisions is available from the Secretary of Allstate upon request or can be accessed on Allstate's website (allstate.com).

        Alternatively, a stockholder may propose an individual to the Nominating and Governance Committee for its consideration as a nominee for election to the Board by writing to the office of the Secretary, The Allstate Corporation, 2775 Sanders Road, Suite F-8, Northbrook, Illinois 60062-6127.

Proxy Solicitation

        Officers and other employees of Allstate and its subsidiaries may solicit proxies by mail, personal interview, telephone, telex, facsimile, or electronic means. None of these individuals will receive special compensation for these services, which will be performed in addition to their regular duties, and some of them may not necessarily solicit proxies. Allstate has also made arrangements with brokerage firms, banks, record holders and other fiduciaries to forward proxy solicitation materials for shares held of record by them to the beneficial owners of such shares. Allstate will reimburse them for reasonable out-of-pocket expenses. Georgeson Shareholder Communications, Inc., 17 State Street, New York, NY 10004 will assist in the distribution of proxy solicitation materials, for a fee estimated at $12,500 plus expenses. In addition, Allstate has retained Georgeson to solicit proxies by personal and telephone interview for a fee anticipated to be about $120,000. Allstate will pay the cost of all proxy solicitation.

                      By order of the Board,

                      Robert W. Pike
                       Secretary

                      Dated: March 28, 2003

Appendix A

AUDIT COMMITTEE CHARTER

I.    Purpose

        The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities in the following areas: the integrity of the Company's financial statements and other financial information; the selection and oversight of the registered public accounting firm ("independent auditor"); the Company's compliance with legal and regulatory requirements; the independent auditor's qualifications and independence; the performance of the Company's internal audit function and independent auditor; and the Company's systems of disclosure controls, internal controls, internal audit, accounting, and financial reporting processes. In carrying out its purpose, the Committee has the responsibilities and powers provided in this Charter.

II.    Membership

        The size of the Audit Committee is set from time to time by the Board, but will always consist of at least three directors. The members of the Committee are appointed by the Board upon the recommendation of the Nominating and Governance Committee in accordance with the independence and experience requirements of the New York Stock Exchange and the Securities and Exchange Commission (SEC).

        For purposes of membership on the Audit Committee, no director will be considered independent where the director:

  (i)
  has a material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a material relationship with the Company);

  (ii)
  is, or has been an employee of the Company or any of its affiliates within the last five years;

  (iii)
  is, or has been within the last five years, affiliated with the Company's present independent auditor or former independent auditor if the termination of such affiliation or auditing relationship has been less than five years;

  (iv)
  is, or within the last five years has been, part of an interlocking directorate (i.e., the situation in which an executive officer of the Company serves on the compensation committee of another company that concurrently employs the director);

  (v)
  has an immediate family member who has any of the foregoing relationships; or

  (vi)
  is an "affiliated person" with respect to the Company as defined by applicable law or regulation.

        Each member of the Audit Committee shall be, in the Board's judgment, "financially literate" or shall become financially literate within a reasonable period of time after his or her appointment to the Committee as determined by the Board. At least one member of the Committee shall be a "financial expert" as defined under SEC rules and as determined by the Board.

        Members of the Audit Committee are only entitled to receive regular director's fees and benefits as compensation for their services on the Board and the Committee and may not accept any consulting, advisory or other fees from the Company.

III.    Meetings

        The Committee Chair determines the number, time, place and agenda of the Audit Committee meetings. The Committee meets not less than four times a year. At least quarterly, the Committee meets separately with management, with the internal auditors and with the independent auditor and may meet with the Company's internal auditors and/or independent auditor without management present whenever the Committee shall deem it appropriate. After each meeting, the Committee reviews with the Board any issues that arose with respect to the quality or integrity of the Company's financial statements, the Company's compliance with legal or regulatory requirements, the performance and independence of the independent auditor, or the performance of the internal audit function.

IV.    Powers and Responsibilities

        The following functions are the common recurring activities of the Audit Committee in carrying out its oversight responsibilities. The functions are set forth as a guide and may be varied from time to time as appropriate under the circumstances:

  Selection of Independent Auditor

        The independent auditor is ultimately accountable to the Audit Committee and the Board, as representatives of the stockholders. In this regard, the Audit Committee, as a committee of the Board, is directly responsible for the selection, appointment, compensation and oversight of the work of the independent auditor in preparing or issuing an audit report or related work, including resolving any disagreements between management and the independent auditor regarding financial reporting. Once the selection and appointment has been approved by the Board, and ratified by the shareholders, the Committee has sole authority and responsibility to retain and terminate the Company's independent auditor, to pre-approve all auditing services and all permitted non-auditing services of, or any other relationships with, the independent auditor and to approve the terms of and fees for such services, subject to de minimis exceptions allowed by law. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Committee at its next scheduled meeting.

        The Audit Committee may not retain as the Company's independent auditor any firm in which the Chief Executive Officer, Chief Financial Officer, Controller or any person serving in an equivalent position for the Company, was employed by such independent auditor and participated in any capacity in an audit of the Company during the one year period prior to the date of initiation of the audit.

        At least annually, the Audit Committee reviews and evaluates the qualifications, performance and independence of the Company's independent auditor, including a review and evaluation of the lead audit partner. As part of its evaluation, the Committee obtains and reviews a report by the independent auditor that describes the firm's internal quality-control procedures, including any material issues raised by the firm's most recent internal quality-control review, or peer review, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, relating to one or more independent audits conducted by the firm and any steps taken to deal with any such issues. Annually, the Committee requests a written report from the independent auditor regarding their independence and all relationships between them and the Company consistent with Independence Standards Board Standard No.1 and such other requirements as may be established by the Public Company Accounting Oversight Board. The Committee discusses with the independent auditor any such disclosed relationships and their impact on the auditor's independence. If any concerns regarding the auditor's independence are identified, the Committee takes such action as it deems appropriate or necessary.

        The Audit Committee maintains a hiring policy for employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

  Review of Financial Reports and Information

        The Audit Committee reviews and discusses with management, its internal auditors and the independent auditor, the Company's annual audited and quarterly financial statements, including matters required to be discussed by Statement of Auditing Standards No. 61. Specifically, the review includes a discussion of:

  •
  management's discussion and analysis of financial condition and results of operations ("MD&A")

  •
  financial statement presentations, including any significant changes in the Company's selection or application of accounting principles;

  •
  any major issues regarding accounting and auditing principles and practices;

  •
  critical accounting policies;

  •
  the comparison of the Company's accounting policies with those in the industry;

  •
  significant items impacting the Company's financial statements, risk factors and forward-looking statements contained in the Company's disclosures under MD&A;

  •
  the effect of regulatory and accounting initiatives as well as any off-balance sheet structures on the Company's financial statements;

  •
  analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; and

  •
  the adequacy of internal controls that could significantly affect the Company's financial statements including the MD&A and any special audit steps adopted in light of material control deficiencies.

        The Audit Committee reviews disclosures made to the Committee by the Company's CEO and CFO during their certification process for the annual and quarterly financial reports about any significant deficiencies in the design or operation of internal controls or material weaknesses in such controls and any fraud involving management or other employees who have a significant role in the Company's internal controls.

        The Audit Committee recommends to the Board whether the audited financial statements should be included in the Company's Form 10-K and prepares the report required by the rules of the SEC to be included in the Company's annual proxy statement.

        The Audit Committee reviews with the General Counsel of the Company the status of legal matters that may have a material impact on the Company's financial statements.

        The Audit Committee discusses the Company's process for developing and preparing earnings releases, as well as its processes for providing financial information and earnings guidance to analysts and rating agencies, generally (including the types of information to be disclosed and types of presentations to be made).

        The Audit Committee discusses with management policies with respect to the Company's processes of risk assessment and risk management, including the Company's major financial risk exposures and the steps management has taken to monitor and control them.

        While the Audit Committee has the responsibilities and powers set forth in this Charter, the Committee is not required to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. These are the responsibilities of management and the independent auditor.

  Review of Independent Auditor Reports

        The Audit Committee reviews the independent auditor reports on the Company's financial statements. The Committee discusses with the independent auditor judgments about the quality (not just the acceptability) of the accounting principles used in the Company's financial reporting. The Committee also reviews the scope of audits conducted by the Company's independent auditor. The Committee reviews with the independent auditor any difficulties encountered in the audit work, including any restrictions on the scope of the independent auditor's activities or on access to requested information, any significant disagreements with management and management's response, and addresses those as the Committee deems appropriate. The Committee may review with the auditor: any accounting adjustments that were noted; any communications between the audit team and the auditor's national office respecting auditing or accounting issues presented by the engagement; any "management" or "internal control" letter issued or proposed by the auditor to the Company; and any other issues regarding the auditor report that the Committee may deem appropriate.

        The Audit Committee reviews any significant recommendations from the Company's independent auditor and internal auditors concerning compliance by management with governmental laws and regulations and with the Company's policies relating to ethics, conflicts of interest, perquisites and use of corporate assets.

  Retention of Outside Experts

        The Audit Committee has the power to conduct or authorize special projects or investigations related to any matters brought to its attention with full access to all books, records, facilities and personnel of the Company as the Committee considers necessary to discharge its responsibilities. It has the authority, without seeking Board approval, to retain independent outside counsel, accountants or others to assist it with such projects, investigations or other matters in the conduct of its business. The Committee may seek advice from the Company's internal counsel or regular outside counsel and may also use the Company's internal auditors for such purposes. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to any advisors employed by the Committee.

Audit Committee Report

        The Audit Committee prepares the Audit Committee report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

  Self-Evaluation

        The Audit Committee conducts a self-evaluation of its performance and reports the results to the Board on an annual basis.

  Code of Ethics and Complaint Resolution

        The Audit Committee reviews and approves the Company's Code of Ethics applicable to the Board of Directors and all Company employees, including the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or Controller, executive and senior financial officers, and other employees performing similar functions, and periodically assesses the adequacy of the Code of Ethics. The Committee has the sole authority to grant waivers under, or changes to the Code of Ethics for directors, executive officers and senior financial officers. The Committee shall also adopt procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters and also for the confidential and anonymous submission by employees of related concerns.

  Charter Review

        The Audit Committee also reviews and assesses the adequacy of this Charter on an annual basis and recommends any proposed changes to the Board.

Appendix B

Policy Regarding Pre-Approval of Independent Auditors' services

Purpose and Applicability

        The Audit Committee recognizes the importance of maintaining the independent and objective stance of our Independent Auditors. We believe that maintaining independence, both in fact and in appearance, is a shared responsibility involving management, the Audit Committee and the Independent Auditors.

        The Committee recognizes that the Independent Auditors possess a unique knowledge of the Company (which includes consolidated subsidiaries), and can provide necessary and valuable services to the Company in addition to the annual audit. The provision of these services is subject to three basic principles of auditor independence: (i) auditors cannot function in the role of management, (ii) auditors cannot audit their own work and (iii) auditors cannot serve in an advocacy role for their client. Consequently, this policy sets forth guidelines and procedures to be followed by the Company when retaining the Independent Auditors to perform audit and permitted non-audit services.

Policy Statement

        All services provided by the Independent Auditors, both audit and permitted non-audit, must be pre-approved by the Audit Committee or a designated member of the Committee. The pre-approval of audit and permitted non-audit services may be given at any time before commencement of the specified service.

        Designated Member—The Audit Committee may delegate to one or more designated member(s) of the Audit Committee (a "Designated Member"), who is independent as defined under the applicable New York Stock Exchange listing standards, the authority to grant pre-approvals of permitted audit related and other permitted non-audit services (collectively "permitted services") or classes of these permitted services, to be provided by the Independent Auditors. The Chair of the Audit Committee shall serve as its Designated Member. The decisions of a Designated Member to pre-approve a permitted service shall be reported to the Audit Committee at each of its regularly scheduled meetings.

        Permitted Audit Related Services—The Company may engage the Independent Auditors to provide classes of permitted audit related services. Such classes of services include the following:

  1.
  Audits of the Company's financial statements required by SEC rules, lenders, statutory requirements, regulators and others.

  2.
  Consents, comfort letters, reviews of registration statements and similar services that incorporate or include the audited financial statements of the Company.

  3.
  Audits of employee benefit plans.

  4.
  Accounting consultations and support related to generally accepted accounting principles.

  5.
  Tax compliance and related support for any tax returns filed by the Company, and returns filed by any executive or expatriate under a company-sponsored program.

  6.
  Tax consultation and support related to planning.

  7.
  Regulatory exam related services.

  8.
  Internal control consulting services.

  9.
  Merger and acquisition due diligence services.

  10.
  Other audit related services.

        Other Permitted Services—The Company may also engage the Independent Auditors to provide classes of other permitted services to the Company as long as the fees for all of these services within any calendar year do not exceed 50% of the audit fee. Such classes of services including the following:

  1.
  Information technology services and consulting unrelated to the Company's Non-financial statements or accounting records.

  2.
  Integration consulting services.

B-1

  3.
  Review of third party specialist work related to appraisal and/or valuation services.

  4.
  Actuarial consulting services—non-audit related that would not be subject to audit procedures during an audit of the Company's financial statements.

  5.
  Employee benefit consulting services that are not the functional equivalent of management or employee services.

  6.
  Training unrelated to the Company's financial statements or other areas subject to audit procedures during an audit of the Company's financial statements.

        Prohibited Services—The Company may not engage the Independent Auditors to provide non-audit services described below unless such services may be provided under future SEC rules.

  1.
  Bookkeeping or other services related to the Company's accounting records or financial statements.

  2.
  Appraisal or valuation services or fairness opinions.

  3.
  Management functions or human resources.

  4.
  Broker-dealer, investment adviser, or investment banking services.

  5.
  Legal services and expert services unrelated to the audit.

  6.
  Internal audit outsourcing.

  7.
  Financial information systems design and implementation.

  8.
  Actuarial—audit-related.

  9.
  Expert services, unrelated to an audit of the Company's financial statements, in connection with legal, administrative, or regulatory proceedings or in an advocate capacity.

  10.
  Services determined impermissible by the Public Company Accounting Oversight Board.

Audit Committee review of services

        At each regularly scheduled Audit Committee meeting, the Audit Committee shall review the following:

  •
  A report summarizing the permitted services, or grouping of related services, including fees, provided by the Independent Auditors.

  •
  A listing of newly pre-approved permitted services since its last regularly scheduled meeting.

  •
  An updated projection for the current fiscal year, presented in a manner consistent with the proxy disclosure requirements, of the estimated annual fees to be paid to the Independent Auditors.

B-2

Appendix C

Executive Officers

        The following table sets forth the names of our executive officers, their current ages and their positions as officers. "AIC" refers to Allstate Insurance Company.

Name	Age	Principal Positions and Offices Held
Edward M. Liddy	57	Chairman, President and Chief Executive Officer of The Allstate Corporation and AIC. Mr. Liddy is also a director of The Allstate Corporation.
Robert S. Apatoff	44	Senior Vice President and Chief Marketing Officer of AIC.
Catherine S. Brune	49	Senior Vice President and Chief Technology Officer of AIC. Ms. Brune was named to this position in October 2002.
Richard I. Cohen	58	Senior Vice President of AIC (President, Property and Casualty). Mr. Cohen retired as of December 31, 2002.
Joan M. Crockett	52	Senior Vice President of AIC (Human Resources).
Steven L. Groot	53	Senior Vice President of AIC (President, Direct Distribution and E-Commerce). Mr. Groot announced his intention to retire from the Company.
Danny L. Hale	59	Elected in January 2003, Mr. Hale is Vice President and Chief Financial Officer of The Allstate Corporation and Senior Vice President and Chief Financial Officer of AIC.
Ernest A. Lausier	57	Senior Vice President of AIC (President, Ivantage).
Michael J. McCabe	57	Vice President and General Counsel of The Allstate Corporation and Senior Vice President, General Counsel and Assistant Secretary of AIC.
Ronald D. McNeil	50	Senior Vice President of AIC (Product Operations).
Robert W. Pike	61	Vice President and Secretary of The Allstate Corporation and Executive Vice President Administration and Secretary of AIC.
Francis W. Pollard	60	Senior Vice President and Chief Information Officer of AIC. Mr. Pollard retired as of December 31, 2002.
Eric A. Simonson	57	Senior Vice President and Chief Investment Officer of AIC and President of Allstate Investments, LLC. Mr. Simonson joined Allstate in July 2002.
Samuel H. Pilch	56	Controller of The Allstate Corporation and Group Vice President and Controller of AIC.
Casey J. Sylla	59	Senior Vice President of AIC (President, Allstate Financial).
Thomas J. Wilson	45	Senior Vice President of AIC (President, Allstate Protection).

C-1

Appendix D

11-Year Summary of Selected Financial Data

(in millions except per share data and ratios)	2002	2001	2000	1999

Consolidated Operating Results
Insurance premiums and contract charges	$25,654	$24,427	$24,076	$21,735
Net investment income	4,854	4,796	4,633	4,112
Realized capital gains and losses	(929)	(358)	425	1,112
Total revenues	29,579	28,865	29,134	26,959
Operating income (loss)(1)	2,075	1,492	2,004	2,082
Realized capital gains and losses, after-tax	(602)	(240)	248	691
Gain (loss) on dispositions of operations, after-tax	2	(40)	—	(14)
Dividends on preferred securities of subsidiary trusts, after-tax	(10)	(45)	(41)	(39)
Equity in net income of unconsolidated subsidiary, after-tax	—	—	—	—
Income (loss) from continuing operations	1,465	1,167	2,211	2,720
Cumulative effect of changes in accounting principle, after-tax	(331)	(9)	—	—
Net income (loss)	1,134	1,158	2,211	2,720
Net income (loss) per share(4)(6):
Diluted:
Income (loss) before cumulative effect of changes in accounting principle, after-tax	2.06	1.61	2.95	3.38
Cumulative effect of changes in accounting principle, after-tax	(0.46)	(0.01)	—	—
Net income (loss)	1.60	1.60	2.95	3.38
Basic:
Income (loss) before cumulative effect of changes in accounting principle, after-tax	2.07	1.62	2.97	3.40
Cumulative effect of changes in accounting principle, after-tax	(0.47)	(0.01)	—	—
Net income (loss)	1.60	1.61	2.97	3.40
Dividends declared per share(4)	0.84	0.76	0.68	0.60

Consolidated Financial Position(3)
Investments	$90,650	$79,876	$74,483	$69,645
Total assets	117,426	109,175	104,808	98,119
Reserves for claims and claims expense, and life-contingent contract benefits and contractholder funds	67,697	59,194	54,197	50,610
Debt	4,240	3,921	3,331	2,851
Mandatorily redeemable preferred securities of subsidiary trusts	200	200	750	964
Shareholders' equity(5)	17,438	17,196	17,451	16,601
Shareholders' equity per diluted share(4)(5)	24.75	24.08	23.80	21.05

Property-Liability Operations
Premiums written	$23,917	$22,609	$21,858	$20,389
Premiums earned	23,361	22,197	21,871	20,112
Net investment income	1,656	1,745	1,814	1,761
Operating income (loss)(1)	1,629	1,052	1,537	1,717
Realized capital gains and losses, after-tax	(314)	(83)	326	609
Gain (loss) on dispositions of operations, after-tax	6	(40)	—	(14)
Equity in net income of unconsolidated subsidiary, after-tax	—	—	—	—
Income (loss) before cumulative effect of changes in accounting principle, after-tax	1,321	929	1,863	2,312
Cumulative effect of changes in accounting principle, after-tax	(48)	(3)	—	—
Net income (loss)	1,273	926	1,863	2,312
Operating ratios
Claims and claims expense ("loss") ratio	75.6	79.0	75.0	73.0
Expense ratio	23.3	23.9	24.2	24.4
Combined ratio	98.9	102.9	99.2	97.4

Allstate Financial Operations
Premiums and contract charges	$2,293	$2,230	$2,205	$1,623
Net investment income	3,126	2,968	2,715	2,260
Operating income(1)	556	527	520	384
Realized capital gains and losses, after-tax	(291)	(158)	(51)	101
(Loss) gain on dispositions of operations, after-tax	(4)	—	—	—
Income from continuing operations before cumulative effect of changes in accounting, after-tax	261	369	469	485
Cumulative effect of changes in accounting principle, after-tax	(283)	(6)	—	—
Net (loss) income	(22)	363	469	485
Premiums and deposits(2)	11,834	10,605	12,245	8,497
Investments including Separate Accounts	66,389	59,653	55,552	48,301

(1)
Operating income (loss) is a measure used by Allstate management, which is not based on generally accepted accounting principles ("non-GAAP"), to supplement its evaluation of Net income. Operating income (loss) is "Income before dividends on preferred securities, equity in net income of unconsolidated subsidiary and cumulative effect of changes in accounting principle, after-tax," excluding the effects of Realized capital gains and losses, after-tax, and Gain (loss) on dispositions of operations, after-tax. In this computation Realized capital gains and losses, after-tax, is presented net of the effects of Allstate Financial's deferred policy acquisition cost amortization and additional future policy benefits, to the extent such effects resulted from the recognition of Realized capital gains and losses. Management believes that the supplemental Operating income (loss) information presented above allows for a more complete analysis of results of operations. Further information and a reconciliation of Operating income to Net income appear in the Definitions of Non-GAAP and Operating Measures section beginning on page D-3.

(2)
Premiums and deposits is an operating measure used by Allstate management to analyze production trends for Allstate Financial sales. Premiums and deposits includes premiums on insurance policies and annuities, and all deposits and other funds received from customers on deposit-type products including the net new deposits of Allstate Bank, which are accounted for by Allstate as liabilities rather than as revenue. Further information and a table illustrating where Premiums and deposits are reflected in the consolidated financial statements appear in the Definitions of Non-GAAP and Operating Measures section beginning on page D-3.

1998	1997	1996	1995	1994	1993	1992

$20,826	$20,106	$19,702	$18,908	$17,566	$17,118	$16,670
3,890	3,861	3,813	3,627	3,343	3,269	3,153
1,163	982	784	258	200	215	161
25,879	24,949	24,299	22,793	21,109	20,602	19,984
2,573	2,429	1,600	1,587	268	1,083	(718)
694	638	510	168	130	140	106
56	43	(60)	93	—	—	—
(39)	(39)	(4)	—	—	—	—
10	34	29	56	86	79	112
3,294	3,105	2,075	1,904	484	1,302	(500)
—	—	—	—	—	—	(325)
3,294	3,105	2,075	1,904	484	1,302	(825)

3.94	3.56	2.31	2.12	0.54	1.49	(0.58)
—	—	—	—	—	—	(0.38)
3.94	3.56	2.31	2.12	0.54	1.49	(0.96)

3.96	3.58	2.33	2.12	0.54	1.49	(0.58)
—	—	—	—	—	—	(0.38)
3.96	3.58	2.33	2.12	0.54	1.49	(0.96)
0.54	0.48	0.43	0.39	0.36	0.18	—

$66,525	$62,548	$58,329	$56,505	$47,227	$47,932	$40,971
87,691	80,918	74,508	70,029	60,988	58,994	51,817

45,615	44,874	43,789	42,904	39,961	37,275	35,776
1,746	1,696	1,386	1,228	869	850	1,800
750	750	750	—	—	—	—
17,240	15,610	13,452	12,680	8,426	10,300	5,383
21.00	18.28	15.14	14.09	9.37	11.45	8.52

$19,515	$18,789	$18,586	$17,965	$16,739	$16,292	$15,774
19,307	18,604	18,366	17,540	16,513	16,039	15,542
1,723	1,746	1,758	1,630	1,515	1,406	1,420
2,211	2,079	1,266	1,301	81	963	(867)
514	511	490	158	145	146	166
25	46	(60)	93	—	—	—
10	34	29	56	86	79	112
2,760	2,670	1,725	1,608	312	1,188	(589)
—	—	—	—	—	—	(311)
2,760	2,670	1,725	1,608	312	1,188	(900)

70.4	71.7	78.9	78.1	88.0	79.7	97.4
22.8	22.3	21.6	22.3	23.3	23.5	24.0
93.2	94.0	100.5	100.4	111.3	103.2	121.4

$1,519	$1,502	$1,336	$1,368	$1,053	$1,079	$1,128
2,115	2,085	2,045	1,992	1,827	1,858	1,733
392	377	368	327	226	169	149
158	123	20	10	(15)	(6)	(60)
—	(3)	—	—	—	—	—

550	497	388	337	211	163	89
—	—	—	—	—	—	(14)
550	497	388	337	211	163	75
5,902	4,946	5,157	4,874	4,539	4,086	3,851
41,863	37,341	33,588	31,065	26,197	24,909	21,829

(3)
Consolidated financial position for 1993 and thereafter are not comparable to prior years due the to adoption of new accounting rules for fixed income and equity securities.

(4)
Per share amounts for years prior to 1998 have been restated for a 2-for-1 stock split in 1998.

(5)
Shareholders' equity is presented pro forma for 1992 reflecting the formation of The Allstate Corporation.

(6)
Net income (loss) per share is presented pro forma for 1993 and 1992.

Management's Discussion and Analysis
of Financial Condition and Results of Operations

        The following discussion highlights significant factors influencing the consolidated financial position and results of operations of The Allstate Corporation (the "Company" or "Allstate"). It should be read in conjunction with the consolidated financial statements and related notes beginning on page D-90, and the 11-year summary of selected financial data on pages D-1 and D-2. Further analysis of the Company's insurance segments is provided in Property-Liability Operations (which includes the Allstate Protection (previously called Personal Property and Casualty or PP&C) and Discontinued Lines and Coverages segments) and the Allstate Financial Operations (which represents the Allstate Financial segment) sections of Management's Discussion and Analysis ("MD&A"). The segments are defined based upon the components of the Company for which financial information is used internally to evaluate segment performance and determine the allocation of resources.

DEFINITIONS OF NON-GAAP AND OPERATING MEASURES

        In addition to information presented in the consolidated financial statements, Allstate uses information other than that determined using accounting principles generally accepted in the United States ("GAAP") to analyze and report its financial position and results of operations. Management believes that these non-GAAP and operating measures, when used in conjunction with the consolidated financial statements, can improve the understandability of the financial statements and allow investors to evaluate the information used by management to analyze company performance.

Operating income is a non-GAAP measure used by Allstate management to supplement its evaluation of Net income. Operating income is "Income before dividends on preferred securities and cumulative effect of change in accounting principle, after-tax" excluding the effects of Realized capital gains and losses, after-tax, and Gain (loss) on disposition of operations, after-tax. In this computation Realized capital gains and losses, after-tax is presented net of the effects of Allstate Financial's deferred policy acquisition cost amortization and additional future policy benefits, to the extent that such effects resulted from the recognition of Realized capital gains and losses.

        Management believes that the supplemental Operating income (loss) information presented below allows for a more complete analysis of results of operations. The net effect of Realized capital gains and losses have been excluded due to their volatility between periods and because such data is often excluded when evaluating the overall financial performance of insurers. Operating income (loss) should not be considered as a substitute for any GAAP measure of performance. This method of calculating Operating income (loss) may be different from the method used by other companies and therefore comparability may be limited. A reconciliation of Operating income to Net income for the years ended December 31, is presented in the following tables.

	Consolidated			Per diluted share
(in millions, except per share data)	2002	2001	2000	2002	2001	2000
Operating income	$2,075	$1,492	$2,004	$2.92	$2.06	$2.68
Realized capital gains and losses	(929)	(358)	425
Reclassification of DAC amortization	(2)	(17)	(38)
Income tax benefit (expense)	329	135	(139)

Realized capital gains and losses, after-tax	(602)	(240)	248	(0.85)	(0.33)	0.33
Gain (loss) on disposition of operations, after-tax	2	(40)	—	—	(0.06)	—
Dividends on preferred securities of subsidiary trust(s), after-tax	(10)	(45)	(41)	(0.01)	(0.06)	(0.06)
Cumulative effect of change in accounting principle, after-tax	(331)	(9)	—	(0.46)	(0.01)	—

Net income (loss)	$1,134	$1,158	$2,211	$1.60	$1.60	$2.95

	Property-Liability			Allstate Financial			Consolidated
(in millions)	2002	2001	2000	2002	2001	2000	2002	2001	2000
Operating income	$1,629	$1,052	$1,537	$556	$527	$520	$2,075	$1,492	$2,004
Realized capital gains and losses	(496)	(133)	506	(437)	(227)	(40)	(929)	(358)	425
Reclassification of DAC amortization	—	—	—	(2)	(17)	(38)	(2)	(17)	(38)
Income tax benefit (expense)	182	50	(180)	148	86	27	329	135	(139)

Realized capital gains and losses, after-tax	(314)	(83)	326	(291)	(158)	(51)	(602)	(240)	248
Gain (loss) on disposition of operations, after-tax	6	(40)	—	(4)	—	—	2	(40)	—
Dividends on preferred securities of subsidiary trust(s), after-tax	—	—	—	—	—	—	(10)	(45)	(41)
Cumulative effect of change in accounting principle, after-tax	(48)	(3)	—	(283)	(6)	—	(331)	(9)	—

Net income (loss)	$1,273	$926	$1,863	$(22)	$363	$469	$1,134	$1,158	$2,211

Premiums written is used in the property-liability insurance industry to measure the amount of premiums charged for policies issued during a fiscal period. Premiums are considered earned ("Premiums earned" is a GAAP measure) and are included in financial results on a pro-rata basis over the policy period. The portion of Premiums written applicable to the unexpired terms of the policies is recorded as Unearned premiums on the Company's Consolidated Statements of Financial Position. The following table reflects the Unearned premium balance at December 31, for each product type, and the timeframe in which the Company expects to recognize these premiums as earned.

			% earned after
(in millions)	2002	2001	90 days	180 days	270 days	360 days
Standard auto	$3,839	$3,683	70%	96%	99%	100%
Non-standard auto	627	691	72%	98%	99%	100%
Homeowners	2,716	2,323	43%	75%	94%	100%
Commercial	386	360	44%	76%	94%	100%
Involuntary	109	94	42%	74%	95%	100%
Other personal lines	700	774	44%	76%	94%	100%

Total Allstate Protection Unearned premiums	$8,377	$7,925

Underwriting income (loss) is a non-GAAP measure used by Allstate management to supplement its evaluation of Property-Liability Net income.

        Underwriting income (loss) is Premiums earned, less Claims and claims expense ("losses") and underwriting expenses as determined using GAAP. The effects of Net investment income, Realized capital gains and losses and certain other items have been excluded from these measures in order to analyze the profitability of the insurance business without taking into account any investment results, and because such data is often excluded when evaluating the overall financial performance and profitability of property and casualty insurers. These underwriting results should not be considered as a substitute for any GAAP measure of performance. A reconciliation of Property-Liability underwriting results to Net income is provided in the table on page D-12. Allstate's method of calculating underwriting results may be different from the method used by other companies and therefore comparability may be limited.

Premiums and deposits is an operating measure used by Allstate management to analyze production trends for Allstate Financial sales. Premiums and deposits includes premiums on insurance policies and annuities, and all deposits and other funds received from customers on deposit-type products including the net new deposits of Allstate Bank, which are accounted for by Allstate as liabilities rather than as revenue. Allstate's method of calculating Premiums and deposits may be different from the method used by other companies to measure sales and therefore comparability may be limited.

        The following table illustrates where Premiums and deposits are reflected in the consolidated financial statements.

(in millions)	2002	2001	2000
Life and annuity premiums(1)	$1,371	$1,345	$1,344
Deposits to contractholder funds(2)	9,484	7,970	8,393
Deposits to separate accounts and other	979	1,290	2,508

Total Premiums and deposits	$11,834	$10,605	$12,245

(1)
Life and annuity contract charges in the amount of $922 million, $885 million and $861 million for 2002, 2001, and 2000, respectively, which are also revenues recognized for GAAP, have been excluded from the table above, but are a component of the Consolidated Statements of Operations line item Life and annuity premium and contract charges.

(2)
Derived directly from the Consolidated Statements of Cash Flows.

New sales of financial products by Allstate exclusive agencies is an operating measure used by Allstate management to quantify the current year sales of financial products by the Allstate proprietary distribution channel. New sales of financial products by Allstate exclusive agencies includes annual premiums on new insurance policies, initial premiums and deposits on annuities, deposits in the Allstate Bank, sales of other company's mutual funds, and generally excludes renewal premiums. New sales of financial products by Allstate exclusive agencies totaled an estimated $1.61 billion for the twelve months ended December 31, 2002 compared to $702 million and $414 million in 2001 and 2000, respectively.

2002 HIGHLIGHTS

  •
  Net income totaled $1.13 billion compared to $1.16 billion in 2001.

  •
  Operating income increased 39.1% to $2.08 billion due to higher profitability levels in both Property-Liability and Allstate Financial. (Further information and a reconciliation of Operating income to Net income appear in the Definitions of Non-GAAP and Operating Measures section of the MD&A.)

  •
  Achieved 5.8% growth in Property-Liability Premiums written by aggressively pursuing rate adequacy and re-underwriting under-performing books of business. Higher premiums, coupled with lower claim frequency resulted in improved profitability. The combined ratio improved 4.0 points to 98.9 from 102.9 in 2001. (Further information and a table reflecting how Premiums written are recognized as Premiums earned appear in the Definitions of Non-GAAP and Operating Measures section of the MD&A.)

  •
  Expanded the distribution of Allstate Financial's products by Allstate agents and other distributors, and enhanced the product offerings.

  •
  Deteriorating credit quality and declines in the equity markets caused realized capital losses to increase 150.8% to $602 million, after-tax.

  •
  Implemented Statement of Financial Accounting Standard ("SFAS") No. 142 "Goodwill and Other Intangible Assets" resulting in a goodwill impairment totaling $331 million, after-tax.

  •
  Repurchased shares of stock totaling $446 million during 2002 and $8.33 billion in the last eight years.

CONSOLIDATED NET INCOME

For the years ended December 31, (in millions, except per share data)	2002	2001	2000
Net income	$1,134	$1,158	$2,211
Net income per share (diluted)	1.60	1.60	2.95
Realized capital gains and losses, after-tax	(602)	(240)	248
Cumulative effect of change in accounting principle, after-tax	(331)	(9)	—
Cash dividends declared per share	.84	.76	.68

        Allstate experienced a 2.1% decline in net income for 2002 as compared to last year. The decrease in net income for 2002 is due to higher realized capital losses and the cumulative effect of a change in accounting principle, partially offset by increased operating results in both the Property-Liability and the Allstate Financial businesses. The Property-Liability business experienced increased Premiums earned, improved claim frequency, a decrease in catastrophe losses and a favorable impact of an adjustment for prior year tax liabilities. Partially offsetting these items was the reestimates of prior year claim reserves. Allstate Financial experienced an increase in investment margin and a favorable impact of an adjustment for prior year tax liabilities, partially offset by the acceleration in amortization of deferred policy acquisition costs, often called "DAC unlocking". The increase in realized capital losses is the result of the impact of poor economic and market conditions affecting the valuation of securities sold and the valuation of security holdings. Net income per diluted share in 2002 was consistent with 2001 levels as the effects of share repurchases offset the decline in net income.

        The change in accounting principle relates to the Company's adoption of SFAS No. 142, "Goodwill and Other Intangible Assets." As required by this statement, the Company ceased amortizing goodwill and completed its adoption of a fair value appraisal method for goodwill in 2002. Amortization of goodwill totaled $54 million in 2001 and $53 million in 2000. The fair value appraisal of goodwill resulted in an impairment totaling $331 million after-tax, which was recorded as a cumulative effect of a change in accounting principle. For a further explanation of the impact of adopting SFAS No. 142, see Note 2 of the consolidated financial statements.

        Net income decreased 47.6% in 2001 due primarily to realized capital losses and decreased operating results in Property-Liability. Net income per diluted share decreased 45.8% in 2001 as the decline in net income was partially offset by the effects of share repurchases.

CONSOLIDATED REVENUES

For the years ended December 31, (in millions)	2002	2001	2000
Property-liability insurance premiums earned	$23,361	$22,197	$21,871
Life and annuity premiums and contract charges	2,293	2,230	2,205
Net investment income	4,854	4,796	4,633
Realized capital gains and losses	(929)	(358)	425

Total consolidated revenues	$29,579	$28,865	$29,134

        Consolidated revenues increased 2.5% in 2002 when compared to 2001. Higher Premiums earned in Property-Liability and increased Life and annuity premiums and contract charges in Allstate Financial were partially offset by increased realized capital losses during the year. Net investment income increased during 2002 as compared to 2001 due to higher investment balances partially offset by declines in investment yields.

        Consolidated revenues decreased 0.9% in 2001 when compared to 2000. Higher Premiums earned in Property-Liability and increased Life and annuity premiums and contract charges in Allstate Financial were more than offset by realized capital losses during the year, compared to realized capital gains in 2000. Net investment income increased during 2001 as compared to 2000 due primarily to higher Allstate Financial investment balances, partially offset by decreased Property-Liability investment balances and investment yields.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

        The Company has identified five of its accounting policies that, due to their nature, have required management to make assumptions and estimates that are significant to the consolidated financial statements at December 31, 2002. It is reasonably likely that changes in these assumptions and estimates could occur from period to period, and have a material impact on the Company's consolidated financial statements. Management has discussed these critical accounting estimates with the audit committee of the board of directors, and the audit committee has reviewed the Company's MD&A disclosures relating to these policies.

        A brief summary of each of these critical accounting policies follows. For a more complete discussion of the judgments and other factors affecting the measurement of these policies, see the referenced sections of the MD&A. There is also a complete summary of the Company's significant accounting policies in Note 2 of the consolidated financial statements.

        Investments     Fixed income securities include bonds, mortgage-backed and asset-backed securities, and redeemable preferred stocks. All fixed income and equity securities are carried at fair value and are classified as available for sale. The fair value of publicly traded fixed income and equity securities is based on independent market quotations. The fair value of non-publicly traded securities, primarily privately placed corporate obligations, is based on either widely accepted pricing valuation models which utilize internally developed ratings and independent third party data (e.g., term structures and current publicly traded bond prices) as inputs or independent third party pricing sources. The valuation models use indicative information such as ratings, industry, coupon, and maturity along with related third party data and publicly traded bond prices to determine security specific spreads. These spreads are then adjusted for illiquidity based on historical analysis and broker surveys. Periodic changes in fair values are reported as a component of Accumulated other comprehensive income on the Consolidated Statements of Financial Position and are reclassified to Net income only when supported by the consummation of a transaction with an unrelated third party, or when declines in fair values are deemed other than temporary.

        The Company writes down to fair value a fixed income or equity security that is classified as other than temporarily impaired in the period the security is deemed to be other than temporarily impaired. The assessment of other than temporary impairment is performed on a case-by-case basis considering a wide range of factors. Inherent in the Company's evaluation of a particular security are assumptions and estimates about the operations of the issuer and its future earnings potential. Some of the factors considered in evaluating whether a decline in fair value is other than temporary are:

  •
  The Company's ability and intent to retain the investment for a period of time sufficient to allow for an anticipated recovery in value;

  •
  The recoverability of principal and interest;

  •
  The duration and extent to which the fair value has been less than cost for equity securities or amortized cost for fixed income securities;

  •
  The financial condition, near-term and long-term prospects of the issuer, including relevant industry conditions and trends, and implications of rating agency actions and offering prices; and

  •
  The specific reasons that a security is in a significant unrealized loss position, including market conditions which could affect liquidity.

        There are a number of risks and uncertainties inherent in the process of monitoring impairments and determining if impairment is other than temporary. These risks and uncertainties include the risks that:

  •
  The economic outlook is worse than anticipated and has a greater adverse impact on a particular issuer than anticipated;

  •
  The Company's assessment of a particular issuer's ability to meet all of its contractual obligations changes based on changes in the facts and circumstances related to that issuer; and

  •
  New information is obtained or facts and circumstances change that cause a change in the Company's ability or intent to hold a security to maturity or until it recovers in value.

        These risks and uncertainties could result in a charge to earnings in future periods to the extent that losses are realized. The charge to earnings, while potentially significant to Net income, would not have a significant impact on Shareholders' equity since the majority of the portfolio is held at fair value and as a result, the related unrealized gain (loss), net of tax, would already be reflected as Accumulated other comprehensive income in Shareholders' equity. For a further discussion of these policies, and quantification of the impact of these estimates and assumptions, see the Investments, Market Risk and Forward-looking Statements and Risk Factors Affecting Allstate sections of the MD&A.

        Derivative instruments    Derivative financial instruments include swaps, futures, options, interest rate caps and floors, warrants, synthetic guaranteed investment contracts, certain forward contracts for purchases of to-be-announced mortgage securities, certain investment risk transfer reinsurance agreements and certain fixed income security forward purchase commitments. Derivatives that are required to be separated from the host instrument and accounted for as derivative financial instruments ("subject to bifurcation") are embedded in convertible and other fixed income securities, equity indexed life and annuity contracts, certain variable contracts, and trust preferred securities issued.

        When derivatives meet specific criteria, they may be designated as accounting hedges and accounted for as fair value, cash flow, foreign currency fair value, or foreign currency cash flow hedges. The hedged item may be either all or a specific portion of a recognized asset, liability or an unrecognized firm commitment attributable to a particular risk. At the inception of the hedge, the Company formally documents the hedging relationship and risk management objective and strategy. The documentation identifies the hedging instrument, the hedged item, the nature of the risk being hedged and the methodology used to assess how effective the hedging instrument is in offsetting the exposure to changes in the hedged item's fair value attributable to the hedged risk, or in the case of a cash flow hedge, the exposure to changes in the hedged transaction's variability in cash flows attributable to the hedged risk. The Company does not currently exclude any component of the change in fair value of the hedging instrument from the effectiveness assessment. At each reporting date, the Company confirms that the hedging instrument continues to be highly effective in offsetting the hedged risk. Ineffectiveness in fair value hedges and cash flow hedges is reported in Realized capital gains and losses on the Consolidated Statements of Operations. For the years ended December 31, 2002 and 2001, the hedge ineffectiveness reported as Realized capital gains and losses amounted to losses of $15 million and gains of $6 million, respectively.

        Derivatives are accounted for on a fair value basis, and reported as Other investments, Other assets, Other liabilities and accrued expenses or Contractholder funds. Embedded derivative instruments subject to bifurcation are also accounted for on a fair value basis and are reported together with the host contract. The fair value of the Company's exchange traded derivative contracts is based on independent market quotations. The fair value of non-exchange traded derivative contracts is based on either independent third party pricing sources or widely accepted pricing valuation models which utilize independent third party data as inputs. The change in the fair value of derivatives embedded in assets and subject to bifurcation is reported as Realized capital gains and losses. The change in the fair value of derivatives embedded in liabilities and subject to bifurcation is reported as Realized capital gains and losses or Life and annuity contract benefits. For further discussion of these policies, and quantification of the impact of these estimates and assumptions, see the Investments, Market Risk and Forward-looking Statements and Risk Factors Affecting Allstate sections of the MD&A.

        Deferred policy acquisition costs ("DAC")    Allstate establishes a deferred asset for certain costs that vary with and are primarily related to acquiring business.

        For property-liability contracts these costs, principally agents' remuneration, premium taxes and inspection costs, are deferred and amortized to income as premiums are earned. Amortization of DAC is reflected on the Consolidated Statements of Operations. For further discussion of Allstate's Property-Liability DAC policy, and quantification of the impact of these estimates and assumptions, see the Allstate Protection Segment and Forward-looking Statements and Risk Factors Affecting Allstate sections of the MD&A.

        For life insurance and investment-oriented business these costs, principally agents' and brokers' remuneration, certain underwriting costs and direct mail solicitation expenses, are deferred and amortized to income. Amortization of DAC is reflected on the Consolidated Statements of Operations. All other acquisition expenses are charged to operations as incurred, impacting Operating costs and expenses on the Consolidated Statements of Operations.

        For traditional life insurance and other premium paying contracts, such as immediate annuities with life contingencies and limited payment contracts, these costs are amortized over the premium paying period of the related policies in proportion to the estimated revenues on such business. Assumptions relating to estimated revenue, as well as to all other aspects of DAC and reserve calculations, are determined based upon conditions as of the date of policy issue and are generally not revised during the life of the policy. Any deviations from projected business inforce, resulting from actual policy terminations differing from expected levels, and any estimated premium deficiencies change the rate of amortization in the period such events occur. Generally, the amortization period for these contracts approximates the estimated lives of the contracts.

        For internal exchanges of traditional life insurance and immediate annuities with life contingencies, the unamortized balance of costs previously deferred under the original contracts are charged to income. The new costs associated with the exchange are deferred and amortized to income.

        For interest-sensitive life, variable annuities and investment contracts, DAC is amortized in relation to the present value of estimated gross profits ("EGP") on such business over the estimated lives of the contracts. Generally, the amortization period ranges from 15-30 years, however an assumed surrender rate is also used which results in the majority of deferred costs being amortized over the surrender charge period. The rate of amortization during this term is matched to the pattern of EGP. EGP consists of the following components: margins from mortality, including guaranteed minimum death and income benefits, investment margin, including realized capital gains and losses, contract administration, surrender and other contract charges, less maintenance expenses. The estimation of EGP requires judgment, including the forecasting of highly uncertain events such as the level of surrenders at the end of a surrender charge period and, in some cases, future equity market performance. In estimating the impact of highly uncertain events, the Company considers historical experience as well as current trends.

        In particular, a significant degree of judgment is involved with estimating future levels of EGP for the Company's variable annuity contracts as future fee income and guaranteed minimum death benefits ("GMDBs") are highly sensitive to equity market performance. The Company's variable annuity DAC amortization methodology includes a long-term market return assumption for account values of approximately 9.25%, or 8.0% after average mortality and expense fees of 1.25%. When market returns vary from the 8.0% long-term expectation or mean, the Company assumes a reversion to the mean over a seven-year period, which includes two prior years and five future years. The assumed returns over this period are limited to a range between 0% to 13.25% after mortality and expense fees. The costs associated with GMDBs are included in EGP. Generally, less DAC is amortized during periods in which the GMDBs are higher than projected. However, if projected GMDBs cause DAC to be not fully recoverable, DAC will be written down to an amount deemed recoverable.

        The Company currently performs quarterly reviews of recoverability for interest-sensitive life, variable annuities and investment contracts in the aggregate using current assumptions. Future volatility in the equity markets of similar or greater magnitude may result in disproportionate changes in the amortization of DAC.

        If a change in the amount of EGP is significant, it could result in the unamortized DAC not being recoverable, resulting in a charge which is reflected as a component of Amortization of DAC. For quantification of the impact of these estimates and assumptions on Allstate Financial, see the Allstate Financial Segment and Forward-looking Statements and Risk Factors Affecting Allstate sections of the MD&A.

        Reserves for Property-Liability insurance claims and claims expense    The underwriting results of Property-Liability are significantly influenced by estimates of the Reserve for property-liability insurance claims and claims expense. These reserves are an estimate of amounts necessary to settle all outstanding claims, including claims that have been incurred but not reported ("IBNR"), as of the reporting date.

        These reserve estimates are based on known facts and interpretations of circumstances, internal factors including Allstate's experience with similar cases, historical trends involving claim payment patterns, loss payments, pending levels of unpaid claims, loss management programs and product mix. In addition, the reserve estimates are influenced by external factors including law changes, court decisions, changes to regulatory requirements, economic conditions, and public attitudes. The Company, in the normal course of business, may also supplement its claims processes by utilizing third party adjusters, appraisers, engineers, inspectors, other professionals and information sources to assess and settle catastrophe and non-catastrophe related claims. The effects of inflation are implicitly considered in the reserving process.

        Because reserves are based on estimations of future losses, the establishment of appropriate reserves, including reserves for catastrophes, is an inherently uncertain and complex process. The ultimate costs of losses may vary materially from recorded amounts, which are based on management's best estimates of future losses. Allstate regularly updates its reserve estimates as new information becomes available and as events unfold that may impact the resolution of unsettled claims. Changes in prior year reserve estimates, which may be material, are reflected in Property-Liability claims and claims expenses in the Consolidated Statements of Operations in the period such changes are determinable.

        Management believes its net loss reserves for Allstate Protection exposures are appropriately established based on available facts, technology, laws and regulations.

        Establishing net loss reserves for asbestos, environmental and other discontinued lines claims is subject to uncertainties that are greater than those presented by other types of claims. Among the complications are lack of historical data, long reporting delays, uncertainty as to the number and identity of insureds with potential exposure, unresolved legal issues regarding policy coverage, unresolved legal issues regarding the determination, availability and timing of exhaustion of policy limits, evolving and expanding theories of liability, the risks inherent in major litigation, availability and collectibility of recoveries from reinsurance, retrospectively determined premiums and other contractual agreements, estimating the extent and timing of any contractual liability, and other uncertainties. There are complex legal issues concerning the interpretation of various insurance policy provisions and whether those losses are covered, or were ever intended to be covered, and could be recoverable through retrospectively determined premium, reinsurance or other contractual agreements. Courts have reached different and sometimes inconsistent conclusions as to when losses are deemed to have occurred and which policies provide coverage; what types of losses are covered; whether there is an insurer obligation to defend; how policy limits are determined; how policy exclusions and conditions are applied and interpreted; and whether clean-up costs represent insured property damage.

Management believes these issues are not likely to be resolved in the near future, and the ultimate cost may vary materially from the amounts currently recorded resulting in an increase in loss reserves.

        Management believes its net loss reserves for environmental, asbestos and other discontinued lines exposures are appropriately established based on available facts, technology, laws and regulations. Due to the uncertainties and factors described above, management believes it is not practicable to develop a meaningful range for any such additional net loss reserves that may be required.

        For further discussion of these policies, and quantification of the impact of reserve estimates, reserve reestimates and assumptions, see the Property-Liability Claims and Claims Expense Reserves and Forward-looking Statements and Risk Factors Affecting Allstate sections of the MD&A.

        Life insurance reserves    Reserves for life-contingent contract benefits, which relate to traditional life insurance, group retirement annuities and immediate annuities with life contingencies, are computed on the basis of long-term actuarial assumptions of future investment yields, mortality, morbidity, policy terminations and expenses. These assumptions, which for traditional life insurance are applied using the net level premium method, include provisions for adverse deviation and generally vary by such characteristics as type of coverage, year of issue and policy duration. Mortality, morbidity and policy termination assumptions are based on Company and industry experience prevailing at the time of issue. Expense assumptions include the estimated effects of inflation and expenses to be incurred beyond the premium paying period. Future investment yield assumptions are determined at the time of issue based upon prevailing investment yields as well as forecasted reinvestment yields. To the extent that unrealized gains on fixed income securities would result in a premium deficiency had those gains actually been realized, the related increase in reserve is recorded as a reduction in Unrealized net capital gains and losses included in Accumulated other comprehensive income. For further discussion of these policies see the Forward-looking Statements and Risk Factors Affecting Allstate section of the MD&A.

PROPERTY-LIABILITY 2002 HIGHLIGHTS

  •
  Premiums written increased 5.8% in 2002 due to rate increases in standard auto and homeowners. This was partially offset by declines in the number of policies inforce, with non-standard auto declining the fastest, due to a strategy to improve profitability and attract higher lifetime value customers.

  •
  The continued implementation of Strategic Risk Management ("SRM"), a multi-phase strategy that integrates tier-based pricing, underwriting and marketing decisions, resulting in a higher percentage of high lifetime value customers who are expected to provide above-average profitability over the course of their relationship with the Company. At December 31, 2002, SRM had been implemented in most states.

  •
  Underwriting income totaled $263 million compared to an underwriting loss of $651 million in 2001, with a combined ratio improvement of 4.0 points to 98.9, as earned premium growth, favorable claim frequency and lower catastrophe losses were partially offset by higher severity of current year claims and prior year reserve reestimates. (Further information about Underwriting income appears in the Definitions of Non-GAAP and Operating Measures section of the MD&A.).

PROPERTY-LIABILITY OPERATIONS

Overview    The Company's Property-Liability operations consist of two business segments: Allstate Protection and Discontinued Lines and Coverages. Allstate Protection is comprised of two lines of business, the Allstate brand and Ivantage, and is principally engaged in the sale of personal property and casualty insurance, primarily private passenger auto and homeowners insurance, to individuals in the United States and Canada. Discontinued Lines and Coverages represents business no longer written by Allstate and includes the results from asbestos, environmental and other discontinued lines exposures, and certain commercial and other businesses in run-off. Such groupings of financial information are consistent with that used by management for evaluating segment performance and determining the allocation of resources.

        Summarized financial data and key operating ratios for Allstate's Property-Liability operations for the years ended December 31, are presented in the following table.

(in millions, except ratios)	2002	2001	2000
Premiums written	$23,917	$22,609	$21,858

Premiums earned	$23,361	$22,197	$21,871
Claims and claims expense ("losses")	17,657	17,532	16,395
Amortization of DAC	3,216	3,060	3,008
Operating costs and expenses	2,108	2,114	2,200
Amortization of goodwill	—	21	23
Restructuring and related charges	117	121	72

Underwriting income (loss)	263	(651)	173
Net investment income	1,656	1,745	1,814
Income tax expense on operations	290	42	450

Operating income	1,629	1,052	1,537
Realized capital gains and losses, after-tax	(314)	(83)	326
Gain (loss) on disposition of operations, after-tax	6	(40)	—
Cumulative effect of change in accounting principle, after-tax	(48)	(3)	—

Net income	$1,273	$926	$1,863

Catastrophe losses	$731	$894	$967

Operating ratios
Claims and claims expense ("loss") ratio	75.6	79.0	75.0
Expense ratio	23.3	23.9	24.2

Combined ratio	98.9	102.9	99.2

Effect of catastrophe losses on loss ratio	3.1	4.0	4.4

Effect of restructuring and related charges on expense ratio	0.5	0.5	0.3

ALLSTATE PROTECTION SEGMENT

Overview    The Company's goal for the Allstate Protection segment is to improve and sustain the profitability of standard auto, non-standard auto and homeowners insurance products. A key focus is to attract and retain high lifetime value customers, who will potentially provide above-average profitability over the course of their relationship, through the Company's utilization of SRM. The Company also continues to enhance technology to integrate Allstate's distribution channels, improve customer service, facilitate the introduction of new products and services and reduce infrastructure costs related to supporting agencies and handling claims. To align with current field agency management compensation and the overall strategies of the Allstate brand, beginning in 2003, components of agency compensation will be based upon profitability, growth and cross-selling of Allstate Protection and Allstate Financial products. These actions and others are designed to optimize the effectiveness of the distribution and service channels by taking actions to encourage the productivity of exclusive agencies and to enhance The Good Hands® Network.

        The Ivantage business sells private passenger auto and homeowners insurance to individuals through independent agencies. Ivantage includes standard auto and homeowners products with the EncompassSM brand name and non-standard auto products with the Deerbrook® brand name. The strategy for Ivantage focuses on profit improvement actions for both Encompass and Deerbrook, and growing Deerbrook, in part by using SRM, in select markets.

        In most states, the Company has rating plans that separate the voluntary personal auto insurance business into two categories for pricing or underwriting purposes or both: the standard market and the non-standard market. Generally, standard auto customers are expected to have lower risks of loss than non-standard auto customers. However, because of the Company's implementation of SRM and its related change in underwriting and selection criteria, and customers' changing risk profiles, the mix of business between standard auto and non-standard auto risk characteristics will change.

        Tier-based pricing and underwriting produces a broader range of premiums that is more refined than the range generated by the standard/non-standard model alone and enables Allstate to improve its competitive position with potentially profitable customers. Because it's focused on new business, SRM today accounts for only about 25% of total Premiums written. This amount is expected to increase to approximately 67% in 5 years.

        The initial results of new policies written using SRM continue to indicate that the Allstate brand standard auto and homeowners businesses have experienced an increase in retention, a shift toward more customers who are considered high lifetime value and lower loss ratios. Based on the SRM implementation dates for non-standard auto, and other initiatives currently in place in that business, the SRM results are not yet determinable, however, overall results are showing favorable trends.

        The Company's strategy for homeowners is to target customers whose risk of loss provides the best opportunity for profitable growth. The homeowners strategy also includes managing exposure on policies in areas where the potential loss from catastrophes exceeds acceptable levels. Management believes that it is important to offer homeowners insurance as part of its broad-based financial services offerings.

        Homeowners product pricing is typically intended to establish acceptable long-term returns, as determined by management, over a period of years. Losses, including losses from catastrophic events and weather-related losses (such as wind, hail, lightning and freeze events not meeting the Company's criteria to be declared a catastrophe), are accrued on an occurrence basis within the policy period. Therefore, in any reporting period, loss experience from catastrophic events and weather-related losses may contribute to negative or positive underwriting performance relative to the expectations incorporated into the product pricing. Accordingly, the homeowners products are more capital intensive than other personal lines of business.

        Premiums written by brand for the Allstate Protection segment are shown in the following table. Allstate brand policy periods are typically 6 months for auto and 12 months for homeowners. Encompass auto and homeowners policy periods are typically 12 months. Deerbrook auto policy periods are typically 6 months.

(in millions)	2002	2001	2000
Allstate brand:
Standard auto	$12,825	$12,115	$11,314
Non-standard auto	2,337	2,625	2,957
Homeowners	4,653	3,943	3,677
Commercial lines	776	725	665
Involuntary auto	206	171	67
Other personal lines	1,226	1,217	1,193

Total Allstate brand	22,023	20,796	19,873
Ivantage:
Standard auto	1,195	1,190	1,253
Non-standard auto	114	46	148
Homeowners	484	456	441
Involuntary auto	4	17	21
Other personal lines	90	96	120

Total Ivantage	1,887	1,805	1,983

Total Premiums written	$23,910	$22,601	$21,856

        The following table presents Allstate Protection Premiums written by product, showing new and renewal business.

(in millions)	2002	2001	2000
New business premiums:
Standard auto	$1,064	$1,212	$1,088
Non-standard auto	460	511	572
Homeowners	524	474	449
Other	463	477	395

Total new business premiums	2,511	2,674	2,504
Renewal business premiums:
Standard auto	12,956	12,093	11,479
Non-standard auto	1,991	2,160	2,533
Homeowners	4,613	3,925	3,669
Other	1,839	1,749	1,671

Total renewal business premiums	21,399	19,927	19,352

Total Premiums written	$23,910	$22,601	$21,856

        Standard auto Premiums written increased 5.4% for Allstate Protection to $14.02 billion in 2002 from $13.31 billion in 2001, following a 5.9% increase in 2001 from $12.57 billion in 2000.

Allstate brand	2002	2001
New business premiums	$941 million	$1.09 billion
New business premiums (% change)	(13.7)	16.5
Renewal business premiums	$11.88 billion	$11.03 billion
Renewal ratio	88.5	90.2
Policies inforce (% change)	(3.5)	3.6
Average premium (% change)	8.6	2.8

        The declines in Allstate brand standard auto new business premiums, renewal ratio and policies inforce are due primarily to administrative and risk management actions taken to improve the standard auto loss ratio. These actions include implementing premium rate increases, down payment requirements and other underwriting changes in several large standard auto premium states such as California, Texas and Florida. Excluding these states, Allstate brand new business premiums declined 2.1% in 2002 compared to 2001, policies inforce declined 0.9% in 2002 compared to 2001 and the renewal ratio at year-end 2002 was 89.5, a decline of 0.8 points from year-end 2001. The increase in average gross premium during 2002 and 2001 was due to higher average renewal premiums in both years. The Company expects that the improved profit position in standard auto that emerged during 2002, combined with a more modest need for rate increases in the future, will allow pursuit of a broader marketing approach in most of the U.S. and could result in sequential growth of policies inforce in standard auto in the second half of 2003. The pursuit of a broader marketing approach could be delayed due to the time needed to obtain regulatory approvals, inherent delays to obtain rate changes in certain jurisdictions or other regulatory developments.

Ivantage brand	2002
New business premiums	$123 million
New business premiums (% change)	0.8
Renewal business premiums	$1.07 billion
Renewal ratio	82.9
Policies inforce (% change)	(7.3)
Average premium (% change)	6.5

        Ivantage standard auto Premiums written decreased 5.0% in 2001 when compared to 2000 due to profit improvement actions resulting in fewer new and renewal policies inforce, partially offset by increased average premium per policy. The renewal ratio for Ivantage was 80.3 at year end 2001.

        Increases in standard auto average premium per policy were due to rate actions taken in both the Allstate brand and Ivantage during 2002 and 2001, and to a lesser degree due to a normal shift to newer and more expensive autos by Allstate brand policyholders. The following table shows the net rate changes that were approved during 2002.

	# of States	Weighted Average Rate Change (%)
Allstate brand	39	6.4
Ivantage (Encompass)	34	6.4

        Non-standard auto Premiums written decreased 8.2% for Allstate Protection to $2.45 billion in 2002 from $2.67 billion in 2001, following a 14.0% decrease in 2001 from $3.11 billion at year-end 2000.

Allstate brand	2002	2001
New business premiums	$384 million	$499 million
New business premiums (% change)	(23.0)	(8.4)
Renewal business premiums	$1.95 billion	$2.13 billion
Renewal ratio	73.1	71.9
Policies inforce (% change)	(20.6)	(18.1)
Average premium (% change)	12.2	6.9

        The increase in Allstate brand average gross premium during 2002 and 2001 was due primarily to higher average renewal premiums in both years.

Ivantage brand	2002
New business premiums	$76 million
Renewal business premiums	$38 million
Renewal ratio	53.0
Policies inforce (% change)	170.4
Average premium (% change)	14.9

        Fluctuations in non-standard auto premiums during 2002 and 2001 were primarily due to the implementation of programs to address adverse profitability trends for both the Allstate brand and Ivantage. These programs vary by state and include changes such as additional premium down payment requirements, tightening underwriting requirements, rate increases, policy non-renewal where permitted and certain other administrative actions. A continued decline in Allstate brand non-standard auto policies inforce is expected as the Company continues to evaluate opportunities to sustain profitability in certain large markets such as the states of New York, Texas, and Florida. Ivantage experienced growth in the current year due to Deerbrook's re-entry into the non-standard market in 19 states as of December 31, 2002.

        Increases in non-standard auto average premium per policy were due to rate actions taken for both the Allstate brand and Ivantage during 2002 and 2001, some in connection with the implementation of SRM. The following table shows the net rate changes that were approved during 2002.

	# of States		Weighted Average Rate Change (%)
Allstate brand	38	*	11.1
Ivantage (Encompass)	22		9.1

*
includes Washington D.C.

        Homeowners Premiums written increased 16.8% for Allstate Protection to $5.14 billion in 2002 from $4.40 billion in 2001, following a 6.8% increase in 2001 from $4.12 billion in 2000.

Allstate brand	2002	2001
New business premiums	$493 million	$449 million
New business premiums (% change)	9.8	6.6
Renewal business premiums	$4.16 billion	$3.49 billion
Renewal ratio	87.9	88.8
Policies inforce (% change)	(0.5)	2.2
Average premium (% change)	19.8	5.4

        The increase in Allstate brand average gross premium during 2002 and 2001 was primarily due to renewal premiums in both years.

Ivantage	2002
New business premiums	$31 million
New business premiums (% change)	24.0
Renewal business premiums	$453 million
Renewal ratio	86.6
Policies inforce (% change)	(6.2)
Average premium (% change)	13.1

        Ivantage homeowners premiums increased 3.4% in 2001 when compared to 2000 due to increased average premium per policy, partially offset by fewer policies inforce. The renewal ratio for Ivantage was 85.1 at year end 2001.

        Increases in homeowners average premium per policy were due to rate actions taken for both the Allstate brand and Ivantage during 2002 and 2001, some in connection with the implementation of SRM. The following table shows the net rate changes that were approved during 2002.

	# of States		Weighted Average Rate Change (%)
Allstate brand	44	*	17.1
Ivantage (Encompass)	35		13.9

*
includes Washington D.C.

Unearned premiums    The rate changes taken during 2002 and 2001 will generally be recognized as premiums are earned over a period of 6 to 24 months following the rate change, and policy renewal premiums will also be at the usually higher changed rate. During this period, Premiums written at a higher rate will cause an increase in the balance of Unearned premiums on Allstate's Consolidated Statements of Financial Position. The balance of Unearned premium applicable to the Company's Allstate Protection business totaled $8.38 billion and $7.93 billion at December 31, 2002 and 2001, respectively.

Underwriting results for Allstate Protection are shown in the following table.

(in millions)	2002	2001	2000
Premiums written	$23,910	$22,601	$21,856

Premiums earned	$23,351	$22,182	$21,868
Claims and claims expense ("losses")	17,424	17,506	16,386
Amortization of DAC	3,216	3,060	3,008
Other costs and expenses	2,097	2,102	2,193
Amortization of goodwill	—	21	23
Restructuring and related charges	117	120	71

Underwriting income (loss)	$497	$(627)	$187

Catastrophe losses	$731	$894	$967

Underwriting income (loss) by brand
Allstate brand	$681	$(298)	$501
Ivantage	(184)	(329)	(314)

Underwriting income (loss)	$497	$(627)	$187

        Allstate Protection experienced Underwriting income of $497 million during 2002 compared to an Underwriting loss of $627 million in 2001. The Underwriting income in 2002 was due to Underwriting income in the Allstate brand partially offset by an Underwriting loss in Ivantage. Underwriting income was the result of increased Premiums earned, lower catastrophe losses and declines in auto and homeowners claim frequency (rate of claim occurrence), the elimination of the Amortization of goodwill due to a change in accounting principle and a reduction in Operating costs and expenses, partially offset by increased current year claim severity (average cost per claim) and prior year reserve reestimates. The Underwriting loss in 2001 was due to Underwriting losses in both the Allstate brand and Ivantage, related to higher losses during the year as compared to 2000, partially offset by increased Premiums earned and decreased Other costs and expenses. Higher losses in 2001 were due to increases in standard auto and homeowners frequency and auto and homeowners claim severity in the current year, in part due to increased weather-related claims such as wind, hail, lightning, freeze and water losses, which include mold losses, not meeting the criteria to be declared a catastrophe, and prior year reserve reestimates. For further discussion and quantification of the impact of reserve estimates, reserve reestimates and assumptions, see the Property-Liability Claims and Claims Expense Reserves section of the MD&A.

        Changes in auto current year claim severity are generally influenced by inflation in the medical and auto repair sectors of the economy. The Company mitigates these effects through various loss management programs. For a further discussion, see the Property-Liability Claims and Claims Expense Reserves section of the MD&A. Injury claims are affected largely by medical cost inflation while physical damage claims are affected largely by auto repair cost inflation and used car prices. Allstate's rate of increase in incurred injury claim severity during 2002 and 2001 was generally higher than the relevant medical cost indices. Management believes the Company's claim settlement initiatives, such as improvements to the claim settlement process, medical management programs, the use of special investigative units to detect fraud and handle suspect claims, litigation management and defense strategies, as well as various loss management initiatives underway, contribute positively to the mitigation of injury severity trends. However, auto injury claim severity increased in 2002 and 2001, more than offsetting the success of the Company's loss mitigation programs. Severity will continue to be adversely affected if inflationary pressures on medical costs outweigh the benefit of claim settlement initiatives, therefore the Company will continue to pursue its claim mitigation programs and profitability actions such as rate increases.

        For auto physical damage coverages, the Company monitors its rate of increase in average cost per claim against a weighted average of the Body Work price index and the Used Car price index. In 2002, the Company's rate of increase in incurred physical damage current year claim severity was generally higher than the relevant indices, whereas in 2001, Allstate's rate of increase in physical damage coverage current year claim severity trended favorably to the relevant indices. Management believes that results can be favorably impacted by the application of enhanced claim settlement practices for auto physical damage claims. Accordingly, the Company continues to pursue various loss management initiatives that it expects to contribute positively to the mitigation of physical damage severity trends. However, during 2002 the increase in auto physical damage claim severity more than offset the success of the Company's loss mitigation programs. By December 31, 2002, policy language had been implemented for the Allstate brand in a majority of states in the U.S. reaffirming that its collision and comprehensive coverages do not include inherent diminished value claims.

        Changes in homeowners current year claim severity are generally influenced by inflation in the cost of building materials, the cost of construction and property repair services, the cost of replacing home furnishings and other contents, the types of claims that qualify for coverage, and other economic and environmental factors. The Company employs various management programs to mitigate the effect of these factors, however homeowners severity increased in 2002 and 2001, more than offsetting the success of the Company's loss mitigation programs. Additional losses were also incurred in both years due to a significant volume of mold claims in Texas, totaling approximately $326 million for 2002, primarily in the first half of the year, compared to $184 million in 2001. Allstate has implemented policy language in Texas that limits exposure to mold claims to $5,000 for specified remediation of mold that results from a covered water loss. In addition, the majority of states have also approved this policy language to date. The Company has also taken numerous actions that it expects to contribute to profitable trends in the homeowners loss ratio.

Management's Discussion and Analysis
of Financial Condition and Results of Operations—(Continued)

        Another analytical measure that reflects the segment's, line of business' or product's profitability is its loss ratio, which is the percentage of losses to Premiums earned. Premiums earned and loss ratios by product are shown in the following table.

(in millions, except ratios)	2002	2001	2000
Premiums earned
Allstate brand:
Standard auto	$12,667	$11,846	$11,237
Non-standard auto	2,413	2,689	3,053
Homeowners	4,275	3,799	3,577
Other	2,147	2,027	1,894

Total Allstate brand	21,502	20,361	19,761
Ivantage:
Standard auto	1,194	1,209	1,307
Non-standard auto	89	53	198
Homeowners	470	460	473
Other	96	99	129

Total Ivantage	1,849	1,821	2,107

Total Allstate Protection Premiums earned	$23,351	$22,182	$21,868

Allstate Protection loss ratio
Standard auto	75.2	76.5	71.2
Non-standard auto	73.7	82.9	94.5
Homeowners	75.8	85.1	69.8
Other	69.4	76.6	77.1
Total Allstate Protection loss ratio	74.6	78.9	74.9
Allstate Protection expense ratio	23.3	23.9	24.2

Allstate Protection combined ratio	97.9	102.8	99.1

Loss ratios by brand
Allstate brand:
Standard auto	74.9	75.4	70.3
Non-standard auto	72.4	83.0	91.8
Homeowners	75.8	85.3	69.2
Other	70.7	75.0	75.2
Total Allstate brand loss ratio	74.4	78.2	73.9
Allstate brand expense ratio	22.5	23.2	23.6

Allstate brand combined ratio	96.9	101.4	97.5

Ivantage:
Standard auto (Encompass)	79.1	86.4	79.0
Non-standard auto (Deerbrook)	109.0	81.1	135.4
Homeowners (Encompass)	75.1	82.8	74.2
Other	40.6	109.1	105.4
Total Ivantage loss ratio	77.5	86.6	84.9
Ivantage expense ratio	32.5	31.5	30.0

Ivantage combined ratio	110.0	118.1	114.9

        Standard auto loss ratio for Allstate Protection decreased 1.3 points in 2002 below 2001 levels after increasing 5.3 points in 2001 over 2000 levels. The decline in 2002 was primarily due to increased Premiums earned, lower catastrophe losses and lower claim frequency, partially offset by higher severity. The increase in 2001 was primarily due to higher losses resulting from claim severity and frequency, partially offset by increased Premiums earned.

        Non-standard auto loss ratio for Allstate Protection decreased 9.2 points in 2002 below 2001 levels, and decreased 11.6 points in 2001 below 2000 levels. The decline in 2002 was due to lower claim frequency, partially offset by lower Premiums earned and an increase in Ivantage losses. The decline in 2001 was due to lower claim frequency and severity, partially offset by lower Premiums earned. Decreased claim frequency and Premiums earned were primarily due to the implementation of specific non-standard auto programs to address adverse profitability trends.

        When the insurance industry tightens underwriting standards in the voluntary market, the amount of business written by the involuntary market tends to increase. The underwriting results of Allstate's involuntary business tend to be adverse to the Company, and are included as Other.

        Homeowners loss ratio for Allstate Protection decreased 9.3 points in 2002 below 2001 levels, after increasing 15.3 points in 2001 from 2000 levels. The decline in 2002 was due to higher Premiums earned and lower catastrophe losses, partially offset by increased reserve estimates related to prior years and higher mold-related claims in the state of Texas. The increase in 2001 was primarily due to higher claim severity and frequency, in part related to the emergence of mold-related claims in the state of Texas during the year, higher late reported weather-related losses, and increased reserves for the 1994 Northridge earthquake, partially offset by increased Premiums earned.

        Examples of the actions Allstate took during 2002 and 2001 to improve the homeowners loss ratio included market or state-specific product designs, underwriting and rating changes, discontinuation of specific coverages, specific policy language clarifying coverage for mold claims and loss management initiatives. These actions are intended to improve the profitability of this business, particularly in states such as Texas and Illinois, which are among the largest homeowners premium states experiencing adverse trends. These actions have been implemented and will be completely recognized in the financial results for 2003. However, their recognition may be masked in any one period due to the volatility in underwriting results caused by losses from events such as a catastrophe.

        Expense ratio for Allstate Protection declined in 2002 from 2001 levels due to various expense management initiatives partially offset by an increase in periodic pension costs. Expense ratio declined in 2001 from 2000 levels due to the successful completion of the $600 million cost reduction program, as well as other actions. The impact of the reduction program on the expense ratio was partially offset in 2001 and 2000 by the Company's investment in various initiatives, such as The Good Hands Network, and increased advertising and technology investments.

        The impact of specific costs and expenses on the expense ratio is included in the following table.

	2002	2001	2000
Allstate brand:
Amortization of DAC	13.3	13.2	13.4
Other costs and expenses	8.7	9.4	9.8
Amortization of goodwill	—	0.1	0.1
Restructuring and related charges	0.5	0.5	0.3

Allstate brand expense ratio	22.5	23.2	23.6

Ivantage:
Amortization of DAC	19.8	20.2	17.3
Other costs and expenses	12.6	10.7	12.6
Amortization of goodwill	—	0.6	—
Restructuring and related charges	0.1	—	0.1

Ivantage expense ratio	32.5	31.5	30.0

        The expense ratio for the standard auto business generally approximates the total Allstate Protection expense ratio of 23.3 in 2002, 23.9 in 2001 and 24.2 in 2000. The expense ratio for the non-standard auto business generally is 2 to 3 points lower than the total Allstate Protection expense ratio due to lower agent commission rates and higher average premiums for non-standard auto as compared to standard auto. The expense ratio for the homeowners business generally is 1 point higher than the total Allstate Protection expense ratio due to higher agent commission rates as compared to standard auto. The Ivantage expense ratio is higher on average than the expense ratio of the Allstate brand due to higher commission rates, integration expenses, expenditures for technology and expenses related to the administration of certain assigned risk plans. For example, the Ivantage expense ratio increased 1.2 points during 2002 due to an increase in the expenses related to an assigned risk plan.

        Restructuring charges incurred by Allstate Protection during 2002 totaled $117 million compared to $120 million in 2001 and $71 million in 2000. The restructuring charges incurred during 2002 and 2001 were primarily the result of a program to realign the Company's field claim offices to fewer, larger office locations; centralization of the Auto Express function to a few large offices that handle claim reporting, processing and settlement of non-complex auto claims; the re-design of Customer Information Centers and other back-office operations; and a non-cash charge resulting from pension benefit payments made in connection with agents retiring who were involved in the agency restructuring program announced in 1999.

        The restructuring charges incurred during 2000 were primarily the result of implementing a cost reduction program announced in 1999, relating to the reorganization of agency programs to a single exclusive agency independent contractor program, the elimination of certain employee positions and the consolidation of operations and facilities. For a more detailed discussion of these charges, see Note 12 to the consolidated financial statements.

        Allstate Protection Operating income was also favorably impacted in 2002 by a $93 million adjustment for prior year tax liabilities that resulted primarily from Internal Revenue Service developments and examination of tax returns.

DAC    Allstate establishes a DAC asset for costs that vary with and are primarily related to acquiring business, principally agents' remuneration, premium taxes, certain underwriting costs and direct mail solicitation expenses. For the Allstate Protection business, DAC is amortized to income consistently with the timeframes in which Unearned premiums are recognized as earned.

        The balance of DAC for each product type at December 31, is included in the following table.

(in millions)	2002	2001
Standard auto	$529	$519
Non-standard auto	75	84
Homeowners	387	334
Commercial	56	53
Involuntary	7	3
Other personal lines	126	142

Total Allstate Protection DAC	$1,180	$1,135

Catastrophe Losses are an inherent risk of the property-liability insurance industry which have contributed, and will continue to contribute, to potentially material year-to-year fluctuations in Allstate's results of operations and financial position. A "catastrophe" is defined by Allstate as an event that produces pre-tax losses before reinsurance in excess of $1 million, and involves multiple first party policyholders, or an event that produces a number of claims in excess of a preset, per-event threshold of average claims in a specific area, occurring within a certain amount of time following the event. Catastrophes are caused by various natural events including earthquakes, wildfires, tornadoes, hailstorms, hurricanes, tropical storms, high winds and winter storms. Allstate is also exposed to human-made catastrophic events, such as certain acts of terrorism or certain industrial accidents. The nature and level of any catastrophe in any period cannot be predicted.

        Allstate includes catastrophe losses in claims and claims expense, thus impacting both the underwriting results and loss ratios. During 2002, catastrophe losses totaled $731 million, compared to catastrophe losses of $894 million in 2001 and $967 million in 2000.

        The impact of catastrophe losses on the loss ratio is shown in the following table.

	2002	2001	2000
Effect of catastrophe losses on loss ratio
Allstate brand:
Standard auto	0.7	1.1	1.3
Non-standard auto	0.3	0.7	1.1
Homeowners	12.0	15.2	17.3
Other	3.3	3.7	3.6
Total Allstate brand	3.2	3.9	4.4
Ivantage:
Standard auto	0.5	1.0	1.1
Non-standard auto	—	—	0.6
Homeowners	10.4	13.7	17.5
Other	3.1	8.1	3.8
Total Ivantage	3.1	4.6	5.0
Total	3.1	4.0	4.4

        Allstate has limited, over time, its aggregate insurance exposures in certain regions subject to high levels of natural catastrophes. These limits include restrictions on the amount and location of new business production, limitations on the availability of certain policy coverages, policy brokering and increased participation in catastrophe pools. Allstate has also requested and received rate increases and has expanded its use of increased hurricane, tropical cyclone and earthquake deductibles in certain regions subject to high levels of catastrophes. However, these initiatives are somewhat mitigated by requirements of state insurance laws and regulations, as well as by competitive considerations.

        For Allstate, areas of potential catastrophe losses due to hurricanes include major metropolitan centers near the eastern and gulf coasts of the United States. Allstate Floridian Insurance Company ("Floridian") and Allstate Floridian Indemnity Company ("AFI") sell and service Allstate's Florida residential property policies, and have access to reimbursements on certain qualifying Florida hurricanes, as well as exposure to assessments from the Florida Hurricane Catastrophe Fund ("FHCF"). In addition, Floridian and AFI are subject to assessments from Citizens Property Insurance Corporation ("Citizens") which was created by the state of Florida to provide coverage for losses to property owners unable to obtain coverage in the private insurance market. The Company has also mitigated its ultimate exposure to hurricanes through policy brokering; examples include the Company's brokering of insurance coverage in areas of Florida where Floridian and AFI do not write homeowners insurance, and in Hawaii for hurricane insurance coverage to a non-affiliated company.

        FHCF provides the Company's subsidiaries, such as Floridian and AFI, access to reimbursements for 90% of hurricane losses in excess of approximately the first $309 million for each hurricane, up to an aggregate of $800 million (90% of approximately $889 million) in a single hurricane season, and $1.60 billion total reimbursement over two hurricane seasons.

        The FHCF has the authority to issue bonds to pay its obligations to participating insurers. The bonds issued by the FHCF are funded by assessments on all property and casualty Premiums written in the state, except accident and health insurance. These assessments are limited to 4% of premiums in the first year of assessment, and up to a total of 6% of premiums for assessments in the second and subsequent years. However, it is unlikely that the first year assessment would exceed 2% because of the current capital adequacy of the FHCF. Insurers may recoup assessments immediately through increases in all property and casualty policyholder rates. A rate filing or any portion of a rate change attributable entirely to an assessment is deemed approved when made with the State of Florida Department of Insurance (the

"Department"), subject to the Department's statutory authority to review the "adequacy" of any rate at any time.

        Citizens levies regular assessments on participating companies if its deficit in any calendar year is less than or equal to 10% of Florida property premiums industry-wide for that year. An insurer may recoup a regular assessment through a surcharge to policyholders subject to a cap on the amount that can be charged in any one year. If the deficit exceeds 10%, Citizens can also fund the deficit through the issuance of bonds. The costs of these bonds are then funded through a regular assessment in the first year following the deficit and emergency assessments in subsequent years. Companies are required to collect the emergency assessments directly from residential property policyholders and remit these monies to Citizens as they are collected. Participating companies are obligated to purchase any unsold bonds issued by Citizens. The insurer must file any recoupment surcharge with the Department at least 15 days prior to imposing the surcharge on any policies. The surcharge may be used automatically after the expiration of the 15 days, unless the Department has notified the insurer in writing that any of its calculations are incorrect.

        While the statutes are designed so that the ultimate cost is borne by the policyholders, the exposure to assessments from facilities such as the FHCF and Citizens, and the availability of recoveries from these facilities, may not offset each other in the financial statements in the same period. This would be due to the ultimate timing of the assessments and recoupments, as well as the possibility of policies not being renewed in subsequent years.

        Exposure to certain potential losses from earthquakes in California is limited by the Company's participation in the California Earthquake Authority ("CEA"), which provides insurance for California earthquake losses. Other areas in the United States where Allstate faces exposure to potential earthquake losses include areas surrounding the New Madrid fault system in the Midwest and faults in and surrounding Seattle, Washington and Charleston, South Carolina.

        CEA is a privately-financed, publicly-managed state agency created to provide insurance coverage for earthquake damage. Insurers selling homeowners insurance in California are required to offer earthquake insurance to their customers either through their company or by participation in the CEA. The Company's homeowners policies continue to include coverages for losses caused by explosions, theft, glass breakage and fires following an earthquake, which are not underwritten by the CEA.

        Should losses arising from an earthquake cause a deficit in the CEA, additional funds needed to operate the CEA would be obtained through assessments on participating insurance companies, payments received under reinsurance agreements and bond issuances funded by future policyholder assessments. Participating insurers are required to pay an assessment, not to exceed $2.18 billion, if the capital of the CEA falls below $350 million. Participating insurers are required to pay a second assessment, not to exceed $1.46 billion, if aggregate CEA earthquake losses exceed $5.9 billion and the capital of the CEA falls below $350 million. At December 31, 2002, the CEA's capital balance was approximately $1.31 billion. If the CEA assesses its member insurers for any amount, the amount of future assessments on members is reduced by the amounts previously assessed. To date, the CEA has not assessed member insurers beyond the initial assessment paid by participating insurers beginning in 1996. The authority of the CEA to assess participating insurers for the first assessment expires when it has completed twelve years of operation, at year end 2008. All future assessments on participating CEA insurers are based on their CEA insurance market share as of December 31 of the preceding year. As of December 31, 2001, the Company had a 23.5% share of the CEA. Allstate does not expect its CEA market share to materially change. At this share, the maximum possible CEA assessment on the Company would be $855 million. However, Allstate does not expect its portion of these additional contingent assessments, if any, to exceed $513 million, its share of the first assessment, as the likelihood of an event exceeding the CEA claims paying capacity of $5.9 billion, and therefore incurring the second assessment, is remote. Management believes Allstate's exposure to earthquake losses in California has been significantly reduced as a result of its participation in the CEA.

        While management believes the Company's natural event catastrophe management initiatives have reduced the potential magnitude of possible future losses, the Company continues to be contingently responsible for assessments by the CEA and various Florida facilities, and to be exposed to catastrophes that may materially impact results of operations and financial position. For example, the Company's historical catastrophe experience includes losses relating to Hurricane Andrew in 1992 totaling $2.3 billion and the

Northridge earthquake of 1994 totaling $2.0 billion. The next largest hurricane experienced by the Company was Hurricane Hugo in 1989 with losses totaling 11.2% of Hurricane Andrew's losses, and the next largest earthquake experienced by the Company was the San Francisco earthquake of 1989 with losses totaling 7.4% of the Northridge earthquake's losses.

        Since 1992, the average annual impact of catastrophes on the Company's total loss ratio was 6.3 pts. Excluding losses from Hurricane Andrew, California earthquakes and Hawaii hurricanes during that period (since the exposure for these catastrophes is now substantially covered by an industry reinsurance or insurance mechanism, i.e. CEA and various Florida facilities), the average annual impact of all other catastrophes on the Company's total loss ratio was 3.8 pts. Comparatively, the average annual impact of catastrophes on the homeowners loss ratio over the last ten years, excluding losses from Hurricane Andrew, California earthquakes and Hawaii hurricanes during that period, was 16.4 pts. The average annual catastrophe impact on the homeowners loss ratio in jurisdictions deemed to have hurricane exposure (those jurisdictions bordering the eastern and gulf coasts) was 16.8 pts, and in all other states the impact was 15.8 pts over this ten-year period. Comparatively, during 2002, catastrophes in the states deemed to have hurricane exposure had an impact of 11.3 pts on the homeowners loss ratio, while in all other states catastrophes had an impact of 11.4 pts. The total catastrophe impact on the homeowners loss ratio was 11.3 pts during 2002.

        Allstate continues to evaluate alternative business strategies to more effectively manage its exposure to catastrophe losses, including rate increases. In 2002, Allstate received approval for homeowners rate increases in 17 states deemed to have hurricane exposure and Washington D.C. with a weighted average rate change in those jurisdictions of 14.5%. In addition, Allstate received approval for homeowners rate increases in 31 other states with a weighted average rate change of 18.2%.

        Because reserves are based on estimations of future losses, the establishment of appropriate reserves for losses incurred from catastrophes, as for all outstanding property-liability claims, is an inherently uncertain process. The ultimate cost of losses may vary materially from the recorded amounts, which are based on management's best estimates of future losses. Catastrophe reserve estimates are regularly reviewed and updated, using the most current information and estimation techniques. Any resulting reestimates, which may be material, are reflected in current operations.

        In the normal course of business, the Company may supplement its claims processes by utilizing third party adjusters, appraisers, engineers, inspectors, other professionals and information sources to assess and settle catastrophe and non-catastrophe related claims.

        Allstate continues to support the enactment of federal legislation that would reduce the impact of catastrophic events. Allstate cannot predict whether such legislation will be enacted or the effect on Allstate if it were to be enacted.

Allstate Protection Outlook

  •
  Strategies for Allstate Protection profitability include continuing to seek approval for rate changes for all Allstate Protection products in all jurisdictions as deemed necessary, and to pursue other actions such as modifying underwriting processes, to achieve its targeted level of profitability. This level is generally considered to be a combined ratio of 95.0 to 98.0. This strategy will not be compromised as the Company pursues a broader marketing approach in most of the U.S. during 2003, including underwriting to higher risk tiers as defined by SRM. This strategy could also contribute to a sequential quarterly increase in policies inforce for standard auto and homeowners in the second half of 2003. The pursuit of a broader marketing approach could be delayed due to the time needed to obtain regulatory approvals, inherent delays to obtain rate changes in certain jurisdictions or other regulatory developments.

  •
  Allstate Protection also expects to grow Premiums written and increase policies inforce in the future through strategies for increased retention, an increase in the number of agents and support staff, and with marketing programs designed to focus on customers that will enable Allstate to achieve its targeted returns.

  •
  During 2002, Allstate introduced changes in the exclusive agent sales organizational structure and incentives that will be implemented in 2003. These changes are designed to promote sales of broader product offerings and to promote profitable growth.

  •
  Allstate Protection will continue to pursue profitability actions in Ivantage and the Canadian Allstate brand business during 2003.

  •
  Severity and reserve reestimates are expected to continue to be adversely affected if inflationary pressures outweigh the benefit of claim settlement initiatives.

  •
  Allstate continues to examine its expense structure for additional areas where costs may be reduced. The efficacy of these reduction efforts, however, is difficult to predict due to external factors that also impact the expense ratio. These external factors include items such as the stock market impact on pension expense, other benefit expenses and the probability of future guaranty fund assessments. Also, the efficacy of these reduction efforts may be offset by other initiatives such as increased marketing and technology expenses.

DISCONTINUED LINES AND COVERAGES SEGMENT

Overview    Discontinued Lines and Coverages represents business no longer written by Allstate and includes results from asbestos, environmental and other discontinued lines exposures, and certain commercial and other businesses in run-off. Allstate has assigned management of this segment to a designated group of professionals with expertise in claims handling, policy coverage interpretation and exposure identification with respect to its discontinued businesses.

        Summarized underwriting results for the years ended December 31, for the Discontinued Lines and Coverages segment are presented in the following table.

(in millions)	2002	2001	2000
Premiums earned	$10	$15	$3
Claims and claims expense	233	26	9
Other costs and expenses	11	12	7
Restructuring and related charges	—	1	1

Underwriting loss	$(234)	$(24)	$(14)

        During 2002, the Company's annual "ground up" review of reserves for asbestos, environmental, and other discontinued lines exposures resulted in an increase in reserves totaling $231 million, including increases for asbestos of $121 million, environmental of $26 million, other discontinued lines of $45 million, and costs of administering claim settlements and miscellaneous run-off exposures of $39 million. The cost of administering claims settlements, included in Claims and claims expense for the Discontinued Lines and Coverages segment, totaled $22 million, $18 million and $15 million for the years ended December 31, 2002, 2001 and 2000, respectively. Reserves estimates for claims incurred but not yet reported represent approximately 53.5% of total reserves.

        During 2001, the Company's annual review of reserves for environmental, asbestos and other discontinued lines exposures resulted in an increase in reserves for asbestos of $94 million, offset by favorable reserve reestimates for environmental exposures of $45 million and other discontinued lines of $23 million.

        See the Property-Liability Claims and Claims Expense Reserves discussion for a more detailed description of Allstate's reserving practices.

Discontinued Lines and Coverages Outlook

  •
  Allstate expects to continue to see increases in future asbestos losses. These increases are expected due to the potential adverse impact of information becoming known relating to new and additional claims, or the impact of resolving unsettled claims based on unanticipated events such as litigation, or potential legislative, judicial and regulatory actions. Management believes because of Allstate's annual "ground up" review, reserves are appropriately established.

PROPERTY-LIABILITY INVESTMENT RESULTS

Pre-tax Net investment income decreased 5.1% in 2002 from the prior year, after decreasing 3.8% in 2001 when compared to 2000. In 2002, the decrease was due to lower portfolio yields and lower income from partnership interests, partially offset by higher portfolio balances due to cash flows from operations and investment activities. During 2002, the Company sold approximately $1 billion of the Property-Liability equity securities portfolio. The proceeds were invested in fixed income securities, also increasing Net investment income during 2002. In 2001, the decrease was due to reduced portfolio balances and lower portfolio yields. Lower portfolio balances were due to dividends paid by Allstate Insurance Company ("AIC") to The Allstate Corporation, and lower cash flow from operations as a result of underwriting losses.

        The following table describes the average pre-tax investment yields(1) for the year ended December 31.

	2002	2001	2000
Fixed income securities: tax-exempt	5.6%	5.7%	5.8%
Fixed income securities: tax-exempt equivalent	8.2	8.3	8.5
Fixed income securities: taxable	6.5	6.6	7.2
Equity securities	3.9	5.4	5.2
Mortgage loans	5.8	7.0	7.1
Total portfolio	5.6	6.0	6.2

(1)
Pre-tax yield is calculated as annualized investment income (including dividend income in the case of equity securities) divided by the average of the beginning and end of period investment balances. Amortized cost basis is used to calculate the average investment balance for fixed income securities.

After-tax realized capital losses were $314 million in 2002 compared to after-tax realized capital losses of $83 million in 2001 and after-tax net realized capital gains of $326 million in 2000. The following table describes the factors driving the realized capital gains and losses results.

(in millions)	2002	2001	2000
Investment write-downs	$(96)	$(81)	$(30)
Sales	(202)	36	348
Valuation of derivative instruments	(16)	(38)	8

Total realized capital gains and losses, after-tax	$(314)	$(83)	$326

        The increases in after-tax net realized capital losses related to sales in 2002 when compared to the prior year. The increase in losses on sales was primarily due to sales of equities during a volatile and declining market and an interest rate futures program which is used to manage the Property-Liability interest rate risk exposure relative to its duration target. During 2002, short futures positions were in place which reduced the Property-Liability portfolio duration by as much as 0.3 and produced a pre-tax realized loss of $195 million for the year ended December 31, 2002.

        As a component of overall interest rate risk management, these realized futures losses are most appropriately considered in conjunction with the pre-tax unrealized gains on the Property-Liability fixed income portfolio. These gains totaled $1.76 billion at December 31, 2002 compared to $843 million at December 31, 2001. Viewed in the aggregate, these results best reflect the full impact of the decline in rates on portfolio values. The interest rate futures program performed as expected given the decline in interest rates and enabled the management of the interest rate exposure.

        For a further discussion of realized capital gains and losses, see the Investments discussion of the MD&A.

Investment Outlook

  •
  The Property-Liability investment portfolio relies upon positive cash flows to support investment purchases. While these cash inflows increased during 2002, the increase in invested balances was not sufficient to offset the effect of lower yields. Cash flow available for investment can be impacted by volatility in underwriting results, the level of dividends paid by AIC to The Allstate Corporation and capital contributions to Allstate Life Insurance Company ("ALIC"). The amount of cash flow available to invest directly impacts the amount of Property-Liability Net investment income.

  •
  Allstate expects to experience lower investment yields due, in part, to the reinvestment of proceeds from security prepayments, calls and maturities, and the investment of cash flows from operations, in securities yielding less than the average portfolio rate.

  •
  Net investment income is expected to have a smaller component of income from partnership interests in the future, which has historically caused volatility in Net investment income results.

ALLSTATE CANADA

        Allstate Protection includes property and casualty insurance sold in Canada. The underwriting results of the Canadian business are included in the Allstate brand results. The impact to the Property-Liability results are presented separately in the following table.

(in millions, except ratios)	2002	2001	2000
Premiums written
Standard auto	$295	$269	$244
Non-standard auto	104	111	91
Homeowners	69	64	60
Other	28	33	35

Total Canada	$496	$477	$430

Premiums earned
Standard auto	$281	$252	$220
Non-standard auto	108	100	75
Homeowners	66	58	55
Other	28	31	40

Total Canada	$483	$441	$390

Loss ratio
Standard auto	99.2	94.4	83.5
Non-standard auto	72.7	80.9	69.0
Homeowners	78.3	72.6	77.4
Other	81.9	72.1	77.9
Total Canada loss ratio	89.4	87.0	79.3
Canada expense ratio	25.1	27.0	30.8

Canada combined ratio	114.5	114.0	110.1

        The increase in the total Canada loss ratio is related to reestimates of prior year standard auto and homeowner reserves. The following table shows the net rate changes that were approved for Allstate Canada during 2002.

	# of Jurisdictions	Weighted Average Rate Change (%)
Standard auto	5	12.2
Non-standard auto	5	9.2
Homeowners	6	5.3

PROPERTY-LIABILITY DISPOSITIONS

        During 2002, the Company disposed of two non-operating companies. Because they were non-operating, there was no impact to underwriting results. During 2001, Property-Liability completed the disposition of several of its international operations, resulting in the recognition of a $40 million after-tax loss on dispositions and a $50 million tax-benefit, not previously recognized, attributable to the inception-to-date operating losses of these subsidiaries.

        The underwriting results of the international business disposed of in 2001 are presented in the following table.

(in millions)	2001	2000
Premiums written
Standard auto	$52	$29
Other	3	5

Total	$55	$34

Premiums earned
Standard auto	$33	$22
Other	3	5

Total	$36	$27

Loss ratio
Standard auto	103.4	94.1
Other	70.4	64.7

Total loss ratio	100.8	88.5
Expense ratio	152.8	288.9

Combined ratio	253.6	377.4

PROPERTY-LIABILITY CLAIMS AND CLAIMS EXPENSE RESERVES

        Underwriting results of Property-Liability are significantly influenced by estimates of property-liability claims and claims expense reserves (see also Note 7 to the consolidated financial statements). These reserves are an estimate of amounts necessary to settle all outstanding claims, including IBNR claims, as of the reporting date.

        Reserves are established for claims as they occur for each line of business based on estimates of the ultimate cost to settle the claims. The actual loss results are compared to prior estimates, and differences are recorded as reserve reestimates. The primary actuarial technique used to estimate reserves and provide for losses is a "chain ladder" estimation process in which historical loss patterns are applied to actual paid losses and reported losses (paid losses plus individual case reserves set by claim adjusters) for an accident year or a report year to create an estimate of how losses are likely to develop over time. An accident year refers to classifying claims based on the year in which the claims occurred. A report year refers to classifying claims based on the year in which the claims are reported. Both classifications are used to prepare estimates of required reserves for payments to be made in the future.

        In the chain ladder estimation technique, a ratio (development factor) is calculated which compares current results to results in the prior period for each accident year. A three-year or two-year average development factor, based on historical results, is usually multiplied times the current experience to estimate the development of losses of each accident year from the current time period into the next time period. The development factors for the next time periods for each accident year are compounded over the remaining calendar years to calculate an estimate of ultimate losses for each accident year. Occasionally, unusual aberrations in loss patterns are caused by factors such as changes in claim reporting or settlement patterns, unusually large losses, process changes, legal or regulatory changes, and other influences. In these instances, analysis of alternate development factor selections is performed to evaluate the effect on these factors, and actuarial judgment is applied to make appropriate development factor assumptions needed to develop a best estimate of ultimate losses. Paid losses are then subtracted from estimated ultimate losses to determine the indicated reserves. The difference between indicated reserves and recorded reserves is the amount of reserve reestimate.

        Reserves are reestimated quarterly. When new development factors are calculated from actual losses, and they differ from estimated development factors used in previous reserve estimates, assumptions about future losses and required reserves are revised based on the new development factors. Changes to reserves are recorded in the period in which development factor changes result in reserve reestimates.

        Over one-thousand actuarial estimates of the types described above are prepared each quarter to monitor losses for each line of insurance, its major components (coverages and perils), major states, or groups of states, for reported losses and for IBNR. Often, several different estimates are prepared for each detailed component, incorporating alternative analysis of changing claim settlement patterns and other influences on losses, from which reserve management selects its best estimate for each component, occasionally incorporating additional analysis and actuarial judgment, as described above. These estimates also incorporate the historical impact of inflation into reserve estimates, the implicit assumption being that a multi-year average development factor represents an adequate provision. Based on its review of these estimates, reserve management's best estimate of required reserves for each state/line/coverage component is recorded for each accident year, and the required reserves for each component are summed to create the reserve balances carried on the Company's Consolidated Statements of Financial Position.

        The facts and circumstances leading to management's reestimate of reserves relate to revisions to the development factors used to predict how losses are likely to develop from the end of a reporting period until all claims have been paid. Reestimates occur because actual losses are different than that predicted by the estimated development factors used in prior reserve estimates. At December 31, 2002, the impact of a reserve re-estimation resulting in a one percent increase in the Company's net reserves would be a decrease of $98 million in Net income. A reserve re-estimation resulting in a one percent decrease in net reserves would increase Net income by $98 million.

        At each reporting date, the highest degree of uncertainty in estimates of future losses (and the greatest likelihood of reserve reestimation variability) exists relative to the claims remaining to be settled from the two most recent accident years. For private passenger auto insurance, the typical annual percentage payout of reserves (estimated losses) for an accident year after the end of its first calendar year is approximately 46% in the 12 to 24 month period, 20% in the 24 to 36 month period, 14% in the 36 to 48 month period, 9% in the 48-60 month period, and the remaining 11% is paid in the years following 60 months of development. The greatest degree of uncertainty exists in the current accident year. This is because at the end of the first 12 months of the current accident year, it contains the greatest proportion of losses that have not been reported or settled, and must be estimated as of the current reporting date. Most of these losses relate to damaged property and to medical care for losses such as damaged automobiles and injuries from accidents. The settlement of losses in the subsequent 12 to 24 month period is very significant because a large portion of the total losses of an accident year (approximately 46% of the remainder to be paid) are settled in this period. Losses paid subsequently typically relate to claims that are more difficult to settle such as serious injuries or litigation. After incorporating the results that occur in this time frame into updated detailed actuarial estimates for each component (state, line, coverage, etc.), the trends inherent in the settlement of claims emerge more clearly, and larger reestimates tend to occur than those that must be made in subsequent periods.

        For similar reasons, the first prior accident year has greater uncertainty associated with its reserve estimates. The degree of uncertainty and potential variability of reserve reestimates for an accident year diminishes over time as a greater proportion of its losses are settled.

        The table below shows net reserves as of December 31, 2002, 2001 and 2000 for Allstate brand, Ivantage and Discontinued Lines and Coverages lines of business.

(in millions)	2002	2001	2000
Allstate brand	$12,361	$12,092	$12,324
Ivantage	1,227	1,247	1,277

Total Allstate Protection	$13,588	$13,339	$13,601
Discontinued Lines and Coverages	1,430	1,494	1,624

Total Property-Liability	$15,018	$14,833	$15,225

        The table below shows net reserves representing the estimated cost of outstanding claims as they were recorded at the beginning of years 2000 through 2002 and the effect of reestimates in each year.

	2002		2001		2000
(in millions)	Jan 1 Reserves	Reserve Reestimate	Jan 1 Reserves	Reserve Reestimate	Jan 1 Reserves	Reserve Reestimate
Allstate brand	$12,092	$386	$12,324	$226	$13,076	$(776)
Ivantage	1,247	68	1,277	90	1,212	45

Total Allstate Protection	$13,339	$454	$13,601	$316	$14,288	$(731)
Discontinued Lines and Coverages	1,494	231	1,624	26	1,873	9

Total Property-Liability	$14,833	$685	$15,225	$342	$16,161	$(722)

        The impact of these reestimates on the Consolidated Statements of Operations is shown in the table below.

(in millions)	2002	2001	2000
Reserve reestimates (after-tax)	$(445)	$(222)	$469
Net income	1,134	1,158	2,211
Reserve reestimates as a % of Net income	(39.2)%	(19.2)%	21.2%

Allstate Protection

        The table below shows net reserves as of December 31, 2002, 2001 and 2000 for the Allstate Protection lines of business.

(in millions)	2002	2001	2000
Auto	$10,378	$10,339	$10,829
Homeowners	1,664	1,488	1,315
Other Lines	1,546	1,512	1,457

Total Allstate Protection	$13,588	$13,339	$13,601

        The table below shows Allstate Protection net reserves representing the estimated cost of outstanding claims as they were recorded at the beginning of years 2000 through 2002 and the effect of reestimates in each year.

	2002		2001		2000
(in millions)	Jan 1 Reserves	Reserve Reestimate	Jan 1 Reserves	Reserve Reestimate	Jan 1 Reserves	Reserve Reestimate
Auto	$10,339	$44	$10,829	$(85)	$11,263	$(600)
Homeowners	1,488	367	1,315	415	1,329	(112)
Other Lines	1,512	43	1,457	(14)	1,696	(19)

Total Allstate Protection	$13,339	$454	$13,601	$316	$14,288	$(731)

        The impact of these reestimates on the Allstate Protection Underwriting income (loss) is shown in the table below.

(in millions)	2002	2001	2000
Reserve reestimates	$(454)	$(316)	$731
Allstate Protection Underwriting income (loss)	497	(627)	187
Reserve reestimates as a % of Allstate Protection Underwriting income (loss)	(91.3)%	50.4%	—%

        Increased auto reserve reestimates in 2002, primarily due to increasing severity trends for automobile repair and medical costs of $55 million for Ivantage operations and $17 million for Canadian operations were offset by reduced reserve reestimates for the Allstate brand. In 2001, auto reserve reestimates for the Allstate brand were a reduction of reserves totaling $361 million. The reduction was not as favorable as the impact of auto reserve reestimates in 2000 due to a reduced level of favorable severity trends when compared to the prior year. The favorable impact of Allstate brand auto reserve reestimates was largely offset by a $110 million greater volume of late reported unusual weather-related losses than expected from the end of the year 2000 which was reported in the year 2001, adverse results of class action and other litigation totaling $105 million, and increased reestimates of losses reported in prior years for the Ivantage and Canadian businesses totaling $42 million and $24 million respectively. Reserve reestimates due to class action and other litigation in 2001 were due to settlement of class action lawsuits related to diminished value coverage in Georgia, for uninsured motorists coverage in Alaska, and personal injury protection coverage in Pennsylvania, and for settlement of extra-contractual litigation related to bodily injury coverage in Florida. Favorable reserve reestimates for the Allstate brand in 2001 and 2000 resulted from lower severity of claim settlements than those expected in reserve estimates at the beginning of each year. This reestimate was primarily due to lower costs of auto injury claims, which represent approximately 80% of reserves. Favorable injury severity trends were largely due to more moderate medical cost inflation and the mitigating effects of the Company's loss management programs.

        The impacts of more moderate medical cost inflation have emerged over time as actual claim settlements validate its magnitude. Beginning in the early 1990s, lower medical cost inflation rates, as evidenced by the consumer price index ("CPI") published by the Bureau of Labor Statistics for medical costs, have contributed to lower actual claim settlements than prior estimates. From 1991 through 1995, the medical CPI averaged 6.3%, and from 1996 through 2000, the average declined to 3.4%. The medical CPI is considered a viable indicator of the direction of injury claim costs because it is a measure of the change in various costs for medical services and supplies, including doctors' fees, emergency care, therapy and rehabilitation, and pharmaceuticals, all of which are covered claims for insureds. In 2002, the medical CPI increased to 4.7%, and most recent economic forecasts anticipate further increases in medical inflation. If this occurs, future reserve reestimates could be adversely impacted if actual results exceed reserve estimates.

        The Company's loss management programs, called Claims Core Process Redesign ("CCPR"), have had a mitigating effect in a variety of aspects on injury severity trends. Since 1993, the Allstate brand has been improving its claim adjudication processes by implementing programs to accomplish better investigation of claims, consistent handling of soft tissue injury claims, more accurate valuation of damages, and more effective negotiation and defense practices. These improvements have also involved hiring additional staff, providing increased training, creating specialized units of expert employees to handle specific types of claims, and focusing attention and resources on handling specific types of claims such as soft tissue injury claims, claims with attorney involvement, and claims in litigation. These programs were intended to create an improved culture, focused on expert, efficient, and effective claim process management. Since 1993, growth of Allstate's injury claim costs has compared favorably to published insurance industry competitor results. This experience is substantially due to the claim adjudication process improvements, and is an additional factor contributing to reductions in reserve estimates. While changes to the claim settlement process have mitigated increases in severity trends on closed claims, these changes can impact historical patterns of losses, introducing a greater degree of statistical variability in actuarial reserve estimates for the remaining outstanding claims.

        The preceding trends are primarily responsible for revisions to loss development factors, as previously described, used to predict how losses are likely to develop from the end of a reporting period until all claims have been paid. Because these trends cause actual losses to differ from that predicted by the estimated development factors used in prior reserve estimates, reserves are revised as actuarial studies validate new trends, based on the indications of updated development factor calculations.

        Increased homeowners reserve reestimates in 2002 were primarily due to claim severity and late reported losses that were greater than the level anticipated in previous reserve estimates. This resulted in reserve reestimates including $78 million related to IBNR, $95 million related to claim severity and $169 million related to mold claims in Texas. In addition, reserves were increased $25 million for settlement of losses remaining from the 1994 Northridge earthquake. In March 2002, a new Texas homeowner policy form was implemented that restricted mold coverage from what had been provided by a previous broad state-mandated policy form. As a result, coverage provided and the incidence of losses for mold diminished in the second half of the year. Reserve reestimates in 2002 for the 1994 Northridge earthquake losses were to provide for higher than anticipated losses resulting from settlement of class action litigation and due to greater than expected additional losses and expenses caused by coverage afforded due to the passage of California's Senate Bill 1899 in 1999.

        Increased homeowner reserve reestimates in 2001 were primarily due to $118 million of greater late reported unusual weather-related losses than expected from the end of the year 2000 which was reported in the year 2001, increases to severity of homeowners losses reported in prior years totaling $172 million, and $125 million for settlement of losses remaining from the 1994 Northridge earthquake. Reserve reestimates in 2001 for the 1994 Northridge earthquake losses were to provide for higher than anticipated losses resulting from settlement of class action litigation and due to greater than expected additional losses and expenses caused by coverage afforded due to the passage of California's Senate Bill 1899 in 1999.

        Reserve reestimates for the Allstate Protection other lines of insurance in 2002, 2001 and 2000 were primarily the result of claim severity due to influences similar to those responsible for the Auto and Homeowners products.

        Pending, new and closed claims for Allstate Protection for the years ended December 31, are summarized in the following table.

Number of Claims	2002	2001	2000
Auto
Pending, beginning of year	684,324	742,185	704,954
New	5,973,807	6,530,027	6,642,101
Total closed	(6,022,827)	(6,587,888)	(6,604,870)

Pending, end of year	635,304	684,324	742,185

Homeowners
Pending, beginning of year	87,743	91,918	70,753
New	966,023	1,081,649	1,039,809
Total closed	(966,708)	(1,085,824)	(1,018,644)

Pending, end of year	87,058	87,743	91,918

Other lines
Pending, beginning of year	53,851	56,457	55,843
New	386,453	428,269	426,027
Total closed	(387,187)	(430,875)	(425,413)

Pending, end of year	53,117	53,851	56,457

Total Allstate Protection
Pending, beginning of year	825,918	890,560	831,550
New	7,326,283	8,039,945	8,107,937
Total closed	(7,376,722)	(8,104,587)	(8,048,927)

Pending, end of year	775,479	825,918	890,560

        Management believes the net loss reserves for Allstate Protection exposures are appropriately established based on available facts, technology, laws and regulations.

        The following tables reflect the accident years to which the reestimates shown above are applicable for Allstate brand, Ivantage and Discontinued Lines and Coverages lines of business. Favorable reserve reestimates are shown in these tables in parenthesis.

2002 Prior year reserve reestimates

(in millions)	1992 & Prior	1993	1994	1995	1996	1997	1998	1999	2000	2001	Total
Allstate brand	$(3)	$(6)	$25	$4	$1	$(14)	$(4)	$2	$57	$324	$386
Ivantage	—	—	—	—	—	—	—	17	23	28	68

Total Allstate Protection	(3)	(6)	25	4	1	(14)	(4)	19	80	352	454
Discontinued Lines and Coverages	231	—	—	—	—	—	—	—	—	—	231

Total Property-Liability	$228	$(6)	$25	$4	$1	$(14)	$(4)	$19	$80	$352	$685

2001 Prior year reserve reestimates

(in millions)	1991 & Prior	1992	1993	1994	1995	1996	1997	1998	1999	2000	Total
Allstate brand	$(135)	$(9)	$2	$111	$2	$(3)	$(9)	$(60)	$(21)	$348	$226
Ivantage	—	—	—	—	—	—	—	—	(13)	103	90

Total Allstate Protection	(135)	(9)	2	111	2	(3)	(9)	(60)	(34)	451	316
Discontinued Lines and Coverages	26	—	—	—	—	—	—	—	—	—	26

Total Property-Liability	$(109)	$(9)	$2	$111	$2	$(3)	$(9)	$(60)	$(34)	$451	$342

2000 Prior year reserve reestimates

(in millions)	1990 & Prior	1991	1992	1993	1994	1995	1996	1997	1998	1999	Total
Allstate brand	$71	$(26)	$(11)	$(40)	$(36)	$(125)	$(104)	$(103)	$(103)	$(299)	$(776)
Ivantage	—	—	—	—	—	—	—	—	3	42	45

Total Allstate Protection	71	(26)	(11)	(40)	(36)	(125)	(104)	(103)	(100)	(257)	(731)
Discontinued Lines and Coverages	9	—	—	—	—	—	—	—	—	—	9

Total Property-Liability	$80	$(26)	$(11)	$(40)	$(36)	$(125)	$(104)	$(103)	$(100)	$(257)	$(722)

Allstate brand

        The Allstate brand experienced $386 million of unfavorable prior year reserve reestimates in 2002. This was primarily due to $338 million of homeowners reestimates resulting from claim severity development and late reported losses that were greater than what was anticipated in previous reserve estimates, including $169 million related to mold claims in Texas, and $25 million for settlement of losses remaining from the 1994 Northridge earthquake. Reestimates of reserves from prior years for the auto and other businesses were about $48 million for the year, of which $20 million was for Canadian business reserves. These reestimates were primarily due to increasing inflationary pressures on auto severities and for some of the small non-auto products.

        Reserve reestimates for the Allstate brand claims in 2001 included a $348 million increase in the 2000 accident year losses offset by a $122 million net favorable reestimates for all prior years. Approximately $197 million of unfavorable reestimates for 2000 accident year losses was the result of unusually bad weather experienced at year-end 2000, coupled with an unanticipated number of late reported claims. The remainder of the 2000 accident year loss reestimate was primarily attributable to increased severity for homeowner losses including mold-related losses in Texas. For accident years prior to 2000, the net reestimate of $122 million included $125 million of adverse reestimates for Northridge-related losses and $105 million of other litigation-related adverse reestimates, offset by favorable reestimates.

        For the Allstate brand, reserve reestimates in 2000 resulted in favorable reestimates due to lower severity of claim settlements than those expected in reserve estimates at the beginning of each year. This reestimate was primarily due to lower costs of auto injury claims, which represent approximately 80% of reserves. Favorable injury severity trends were largely due to more moderate medical cost inflation and the mitigating effects of the Company's loss management programs. There were only insignificant areas of unfavorable reestimates in 2000 within components of major lines of business, which were included in the net favorable reestimate.

        The preceding trends are primarily responsible for revisions to loss development factors, as previously described, used to predict how losses are likely to develop from the end of a reporting period until all claims have been paid. Because these trends cause actual losses to differ from that predicted by the estimated development factors used in prior reserve estimates, reserves are revised as actuarial studies validate new trends, based on the indications of updated development factor calculations.

        The impact of these reestimates on the Allstate brand Underwriting income (loss) is shown in the table below.

(in millions)	2002	2001	2000
Reserve reestimates	$(386)	$(226)	$776
Allstate brand Underwriting income (loss)	681	(298)	501
Reserve reestimates as a % of Underwriting income (loss)	(56.7)%	75.8%	154.9%

Ivantage

        Reserve reestimates in 2002, 2001, and 2000 were related to higher than anticipated claim settlement costs for auto and homeowner claims. In 2001, adverse reestimates also resulted from unusually bad weather experienced at year-end 2000 coupled with an unanticipated number of late reported claims.

        The impact of these reestimates on the Ivantage Underwriting (loss) income is shown in the table below.

(in millions)	2002	2001	2000
Reserve reestimates	$(68)	$(90)	$(45)
Ivantage Underwriting (loss) income	(184)	(329)	(314)
Reserve reestimates as a % of Underwriting (loss) income	37.0%	27.4%	14.3%

Discontinued Lines and Coverages

        Allstate conducts an annual review in the third quarter of each year to evaluate and establish asbestos, environmental and other discontinued lines reserves. Reserves are recorded in the reporting period in which they are determined. Using established industry and actuarial best practices, this detailed and comprehensive "ground up" methodology determines reserves based on assessments of the characteristics of exposure (e.g. claim activity, potential liability, jurisdiction, products versus non-products exposure) presented by individual policyholders, which assumes no change in the legal, legislative or economic environment.

        Reserve reestimates for the Discontinued Lines and Coverages, as shown in the table below, were increased for asbestos, environmental and other discontinued lines losses in 2002. Increases for asbestos losses in 2001 and 2000 were partially offset by favorable reserve reestimates for environmental and other discontinued lines claims, consistent with industry trends, as indicated by reestimates of several major insurers.

	2002		2001		2000
(in millions)	Jan 1 Reserves	Reserve Reestimate	Jan 1 Reserves	Reserve Reestimate	Jan 1 Reserves	Reserve Reestimate
Asbestos Claims	$675	$121	$642	$94	$758	$38
Environmental Claims	343	26	429	(45)	506	(4)
Other Discontinued Lines	476	84	553	(23)	609	(25)

Total Discontinued Lines and Coverages	$1,494	$231	$1,624	$26	$1,873	$9

        The impact of these reestimates on the Discontinued Lines and Coverages Underwriting (loss) income is shown in the table below.

(in millions)	2002	2001	2000
Reserve reestimates	$(231)	$(26)	$(9)
Discontinued Lines and Coverages Underwriting (loss) income	(234)	(24)	(14)
Reserve reestimates as a % of underwriting (loss) income	98.7%	108.3%	64.3%

        During the year, reserve reestimates were $231 million, including $121 million for asbestos losses, $26 million for environmental losses, $45 million for other discontinued lines exposures in run-off, and

$39 million related to the cost of administering claim settlements and miscellaneous run-off exposures. Asbestos reserves were increased by $121 million primarily due to final settlement of exposure to an insured, and adverse reestimates on other estimated asbestos losses due to an increase in claims from smaller more peripheral exposures. Pending asbestos claims related to excess policies issued to manufacturers that have filed for bankruptcy protection also increased to a minor extent.

        In 2001, the company's annual review resulted in a $94 million reestimate of asbestos reserves due to increased emergence of reported losses. This was partially offset by a $45 million favorable reestimate of environmental reserves and $23 million of favorable reestimates in other discontinued lines due to improving loss emergence trends in these areas.

        Allstate's exposure to asbestos, environmental and other discontinued lines claims arises principally from assumed reinsurance coverage written during the 1960s through the mid-1980s, including reinsurance on primary insurance written on large United States companies, and from direct excess insurance written from 1972 through 1985, including substantial excess general liability coverages on Fortune 500 companies. Additional exposure stems from direct primary commercial insurance written during the 1960s through the mid-1980s. Other discontinued lines exposures primarily relate to general liability and product liability mass tort claims, such as those for medical devices and other products.

        In 1986, the general liability policy form used by Allstate and others in the property-liability industry was amended to introduce an "absolute pollution exclusion", which excluded coverage for environmental damage claims, and to add an asbestos exclusion. Most general liability policies issued prior to 1987 contain annual aggregate limits for product liability coverage. General liability policies issued in 1987 and thereafter contain annual aggregate limits for product liability coverage and annual aggregate limits for all coverages. Allstate's experience to date is that these policy form changes have limited its exposure to environmental and asbestos claim risks.

        Allstate's exposure to liability for asbestos, environmental, and other discontinued lines losses manifests differently for assumed reinsurance, direct excess insurance, and direct primary commercial insurance. The direct insurance coverage Allstate provided for these exposures was substantially "excess" in nature.

        Excess insurance, and reinsurance, involve coverage written by Allstate for specific layers of protection above retentions and other insurance plans. The nature of excess coverage and reinsurance provided to other insurers limits our exposure to loss to specific layers of protection in excess of policyholder retention or primary insurance plans. In addition, Allstate has purchased significant reinsurance on its excess business, further limiting its exposure.

        Allstate's assumed reinsurance business involved writing generally small participations in other insurers' reinsurance programs. The reinsured losses in which Allstate participates may be a proportion of all eligible losses or eligible losses in excess of defined retentions. The majority of assumed reinsurance exposure, approximately 85%, is for excess of loss coverage, while the remaining 15% is for pro-rata coverage.

        Liability for actual and potential asbestos losses has caused several major asbestos manufacturers to file for bankruptcy protection. Allstate has pending claims related to excess policies issued to seven large asbestos manufacturers that have filed for bankruptcy protection, four of which have not resolved payment plans within the bankruptcies. Reserves related to liability for these companies, whose claims are still in the process of adjudication, are appropriately established based on claims that have occurred and other related information. The process of adjudicating claims in the asbestos bankruptcies is lengthy and involves, among other factors, filing notices of claim by all current claimants, estimating the number and cost of resolving pre-petition and post-petition claims, negotiations among the various creditor groups and the debtors and, if necessary, evidentiary hearings by the bankruptcy court. Management will continue to monitor the relevant bankruptcies.

        Allstate's exposure, if any, to bankruptcies of major asbestos manufacturers, including any currently in bankruptcy, would also arise if assumed reinsurance was written for an insurer providing insurance protection to a major asbestos manufacturer, and then only in proportion to Allstate's participation share. Allstate assesses its potential liability to each of its reinsurance programs and adjusts reserves accordingly based on its knowledge of the losses of each reinsured exposure.

        Allstate's direct primary commercial insurance business did not include coverage to large asbestos manufacturers. This business comprises a cross section of policyholders engaged in all business sectors located throughout the country.

        The table below summarizes reserves and claim activity for asbestos and environmental claims before (Gross) and after (Net) the effects of reinsurance for the past three years.

	2002		2001		2000
(in millions, except ratios)	Gross	Net	Gross	Net	Gross	Net
Asbestos claims
Beginning reserves	$929	$675	$871	$642	$1,047	$758
Incurred claims and claims expense	180	121	158	94	34	38
Claims and claims expense paid	(205)	(161)	(100)	(61)	(210)	(154)

Ending reserves	$904	$635	$929	$675	$871	$642

Annual survival ratio	4.4	3.9	9.3	11.1	4.1	4.2

3-year survival ratio	5.3	5.1	7.0	7.6	5.9	7.3

Environmental claims
Beginning reserves	$444	$343	$559	$429	$665	$506
Incurred claims and claims expense	34	26	(60)	(45)	(26)	(4)
Claims and claims expense paid	(85)	(65)	(55)	(41)	(80)	(73)

Ending reserves	$393	$304	$444	$343	$559	$429

Annual survival ratio	4.6	4.7	8.1	8.4	7.0	5.9

3-year survival ratio	5.4	5.1	6.7	6.7	7.9	8.2

Combined environmental and asbestos claims
Annual survival ratio	4.5	4.2	8.9	10.0	4.9	4.7

3-year survival ratio	5.3	5.1	6.9	7.3	6.6	7.7

Percentage of IBNR in ending reserves		53.5%		58.4%		58.4%

        The survival ratio is calculated by taking the Company's ending reserves divided by payments made during the year. This is a commonly used but extremely simplistic and imprecise approach to measuring the adequacy of asbestos and environmental reserve levels. Many factors, such as mix of business, level of coverage provided and settlement procedures have significant impacts on the amount of environmental and asbestos claims and claims expense reserves, claim payments and the resultant ratio. As payments result in corresponding reserve reductions, survival ratios can be expected to vary over time.

        In 2002, both the asbestos and environmental survival ratios declined due to an increase in claims paid and reduced reserve levels, primarily due to commutations, policy buy-backs, and settlement agreements that, in turn, caused increased claim payments and reduced reserve levels. In 2001, the asbestos survival ratio increased due to a decrease in claims paid and increased reserve levels, and the environmental survival ratio increased due to a decrease in claims paid. The total commutations, policy buy-backs, and settlement agreements and the survival ratios for asbestos and environmental claims for 2002, 2001 and 2000 excluding these commutations, policy buy-backs, and settlement agreements, are represented in the following table.

	2002		2001		2000
(in millions, except ratios)	Gross	Net	Gross	Net	Gross	Net
Asbestos claims
Commutations, policy buy-backs & settlement agreements	$118	$102	$27	$18	$144	$112
Annual survival ratio	9.5	10.3	11.3	14.7	11.9	14.2

3-year survival ratio	11.0	12.5	11.8	15.4	8.7	14.2

Environmental claims
Commutations, policy buy-backs & settlement agreements	$29	$22	$23	$16	$51	$46
Annual survival ratio	6.6	6.9	13.7	13.7	19.3	16.0

3-year survival ratio	9.7	9.5	13.0	13.1	16.7	16.4

Combined environmental and asbestos claims
Total commutations, policy buy-backs & settlement agreements	$147	$124	$50	$34	$195	$158
Annual survival ratio	8.4	8.9	12.0	14.3	14.2	14.9

3-year survival ratio	10.6	11.3	12.2	14.5	10.9	15.0

        The survival ratios shown in the table above are an annual and three-year average, and exclude the effects of previously executed commutations, policy buy-backs and settlement agreements. While the survival ratios are an extremely simplistic and imprecise approach, excluding these effects provides a more representative prospective measure of current reserve adequacy. Allstate's 3-year survival ratios, which exceed 12 years net of reinsurance for asbestos, are at a level recognized by published industry analysis as being indicative of a strong reserve position for asbestos. A one-point increase in the 3-year average adjusted asbestos survival ratio at December 31, 2002 would require an after-tax addition to reserves of approximately $31 million.

        The company's net asbestos reserves by type of exposure are shown in the following table:

	December 31, 2002			December 31, 2001
(in millions)	Number of Active Policyholders	Asbestos Reserves	% of Asbestos Reserves	Asbestos Reserves	% of Asbestos Reserves
Direct policyholders
Primary	40	$8	1%	$4	1%
Excess	240	95	15	83	12

Total direct policyholders	280	103	16	87	13
Assumed reinsurance		173	27	168	25
IBNR claims		359	57	420	62

Total	280	$635	100%	$675	100%
Reserve additions		$121		$94

        Approximately 14% of direct policyholders have primary policies and 86% have excess coverage that involves coverage for specific layers of protection above retained exposures and other insurance plans. During the last three years, 96 primary and excess policyholders reported new claims, and 100 policyholders' claims were closed, reducing the number of active policyholders by 4. Reserves for assumed reinsurance are established for generally small participations in other insurer's reinsurance programs. IBNR reserves are estimated to provide for unfavorable reestimates of known claims, and reporting of additional claims due to current and new policyholders and exposures. Reserves recoverable from reinsurers are estimated to be approximately 30% of gross estimated losses, after reduction for known reinsurer insolvencies.

        A comprehensive "ground up" review, using processes similar to those used for the asbestos review, is also conducted in the third quarter of each year to evaluate and establish environmental reserves. Increased environmental loss emergence in 2002 was primarily due to losses for one large reinsurance contract and a few other direct losses. In past years environmental reestimates have been favorable. The Company is experiencing favorable trends in the number of newly reported claims.

        Pending, new, total closed and closed without payment claims for asbestos and environmental exposures for the years ended December 31, are summarized in the following table.

Number of Claims	2002	2001	2000
Asbestos
Pending, beginning of year	6,426	6,004	6,139
New	1,165	967	714
Total closed	(691)	(545)	(849)

Pending, end of year	6,900	6,426	6,004

Closed without payment	444	281	326

Environmental
Pending, beginning of year	8,486	8,744	9,725
New	845	1,028	1,142
Total closed	(1,979)	(1,286)	(2,123)

Pending, end of year	7,352	8,486	8,744

Closed without payment	1,442	737	1,246

        Allstate's reserves for asbestos and environmental exposures could be affected by tort reform, class action litigation, and other potential legislation and judicial decisions. Environmental exposures could also be affected by a change in the existing federal Superfund law and similar state statutes. There can be no assurance that any reform legislation will be enacted or that any such legislation will provide for a fair, effective and cost-efficient system for settlement of asbestos or environmental claims. Management is unable to determine the effect, if any, that such legislation will have on results of operations or financial position.

        Reserves for Other Discontinued Lines provide for remaining loss and loss expense liabilities related to business no longer written by Allstate, other than asbestos and environmental, and are presented in the following table.

(in millions)	2002	2001	2000
Other Mass Torts	$236	$228	$267
Workers' Compensation	137	149	167
Commercial & other	118	99	119

Other Discontinued Lines	$491	$476	$553

        Other Mass Torts describes excess and reinsurance general liability coverage provided for cumulative injury losses other than asbestos and environmental. Workers' Compensation and Commercial and other include run-off from discontinued primary, excess and reinsurance commercial insurance operations of various coverage exposures other than Asbestos and Environmental. Reserves are based on considerations similar to those previously described, as they relate to the characteristics of specific individual coverage exposures.

        Management believes its net loss reserves for environmental, asbestos and other discontinued lines exposures are appropriately established.

Property-Liability Reinsurance Ceded    Allstate participates in various reinsurance mechanisms, including both voluntary and mandatory pools and facilities, and has purchased reinsurance to mitigate long-tail liability lines, including environmental, asbestos and other discontinued lines exposures. The Company retains primary liability as a direct insurer for all risks ceded to reinsurers.

        In connection with the acquisition of the CNA personal lines book of business in 1999, Allstate and Continental Casualty Company ("Continental"), a subsidiary of CNA Financial Corporation ("CNA"), entered into a four-year aggregate stop loss reinsurance agreement. The Company currently has reinsurance recoverable of $219 million from Continental on unpaid losses that are subject to the reinsurance agreement.

        In the event of a qualifying catastrophe, Allstate also has access to reimbursement provided by the FHCF for 90% of hurricane losses in excess of approximately the first $309 million for each hurricane, up to an aggregate of $800 million (90% of approximately $889 million) in a single hurricane season, and $1.60 billion total reimbursement over two hurricane seasons. Additionally, in connection with the sale of the Company's reinsurance business to SCOR U.S. Corporation in 1996, Allstate entered into a reinsurance agreement for the post-1984 reinsurance liabilities. These reinsurance arrangements have not had a material effect on Allstate's liquidity or capital resources.

        The impact of reinsurance activity on Allstate's reserve for claims and claims expense at December 31, 2002 is summarized in the following table.

(in millions)	Gross claims and claims expense reserves	Reinsurance recoverable on unpaid claims, net
Mandatory pools & facilities	$935	$788
Asbestos & environmental	1,297	358
Other	14,458	526

Total Property-Liability	$16,690	$1,672

        Allstate's reinsurance recoverable on unpaid claims, net was $1.67 billion at December 31, 2001. Allstate's reinsurance recoverable on paid claims at December 31, 2002 and 2001 was $129 million and $88 million, respectively.

        Allstate purchases reinsurance after evaluating the financial condition of the reinsurer, as well as the terms and price of coverage. Developments in the insurance industry have increasingly led to the segregation of asbestos, environmental, and other discontinued lines exposures into separate legal entities with dedicated capital. Regulatory bodies in certain cases have supported these actions. The Company is unable to determine the impact, if any, that these developments will have on the collectibility of reinsurance recoverables in the future.

        Reinsurance recoverable on unpaid claims from mandatory pools and facilities totaled $788 million and $835 million at December 31, 2002 and 2001, respectively. Total reinsurance recoverable on paid and unpaid claims includes $589 million and $627 million for December 31, 2002 and 2001, respectively, from the Michigan Catastrophic Claim Association ("MCCA"). The MCCA is funded by assessments from member companies who, in turn, can recover this assessment from policyholders. With the exception of mandatory pools and facilities and the other recoverable balances from Continental and SCOR discussed above, the largest reinsurance recoverable balances the Company had outstanding were $91 million and $82 million at December 31, 2002 and 2001, respectively, from Employers' Reinsurance Company, and $50 million and $55 million from Lloyd's of London, at December 31, 2002 and 2001, respectively. Lloyd's of London implemented a restructuring plan in 1996 to solidify its capital base and to segregate claims for years prior to 1993. In addition, efforts have been recently made to impose increased documentation standards on reinsurance claims. The impact, if any, of the restructuring and related actions on the collectibility of the recoverable from Lloyd's of London is uncertain at this time. The recoverable from Lloyd's of London syndicates is spread among thousands of investors who have unlimited liability. At December 31, 2002 and 2001, no other amount due or estimated to be due from any single property-liability reinsurer was in excess of $33 million and $34 million, respectively.

        Estimating amounts of reinsurance recoverables is also impacted by the uncertainties involved in the establishment of loss reserves. Management believes the recoverables are appropriately established; however, as the Company's underlying reserves continue to develop, the amount ultimately recoverable may vary from amounts currently recorded. The reinsurers, and the respective amounts recoverable, are regularly evaluated by the Company and a provision for uncollectible reinsurance is recorded, if needed. The allowance for uncollectible reinsurance was $85 million and $89 million at December 31, 2002 and 2001, respectively.

        Allstate enters into certain inter-company insurance and reinsurance transactions for the Property-Liability and Allstate Financial operations in order to maintain underwriting control and manage insurance risk among various legal entities. These reinsurance agreements have been approved by the appropriate regulatory authorities. All significant inter-company transactions have been eliminated in consolidation.

ALLSTATE FINANCIAL 2002 HIGHLIGHTS

  •
  Allstate Financial revenues were comparable in 2002 to 2001. Excluding net capital losses, revenues increased 4.3% in 2002 to $5.42 billion primarily due to increased net investment income.

  •
  Net income decreased to a net loss of $22 million as a result of a change in accounting principle and realized capital losses.

  •
  Operating income increased 5.5% due to an increase in the investment margin, an adjustment for prior year tax liabilities and the elimination of the Amortization of goodwill due to a change in accounting, partially offset by accelerated Amortization of DAC and higher Operating costs and expenses.

  •
  Premiums and deposits increased 11.6% to $11.83 billion in 2002 due to increased sales of fixed annuities, including sales of the Allstate®Treasury -Linked Annuity of $762 million, and deposits at Allstate Bank. Sales of variable annuities declined 17.5% in 2002 compared to 2001. (Further information and an illustration of where Premiums and deposits are reflected in the consolidated financial statements appears in the Definitions of Non-GAAP and Operating Measures section of the MD&A).

  •
  Separate Accounts assets decreased 18.1% due primarily to declines in account balances resulting from poor equity market performance during the year.

ALLSTATE FINANCIAL SEGMENT

Overview    Allstate Financial markets a diversified portfolio of retail and structured financial products to meet customers' needs in the areas of financial protection, investment and retirement solutions.

        Products sold to Retail customers include retirement solutions such as variable annuities and fixed annuities, and financial protection products such as interest-sensitive life and traditional life insurance. Banking products and services are also offered to Retail customers through the Allstate Bank. Retail products are sold through a variety of distribution channels including Allstate exclusive agencies, independent agents (including master brokerage agencies), financial services firms (financial institutions and broker/dealers) and direct marketing. Allstate Bank products are also sold directly through the Internet and a toll-free number.

        Structured Financial Products offers a variety of primarily spread-based products to institutional investors, special purpose entities ("SPEs") and others. Spread-based products are designed to generate income based on the difference ("spread") between investment returns on the supporting assets and the returns credited to customers. These products include guaranteed investment contracts ("GICs") sold to tax-qualified retirement plan sponsors or investment managers who represent plan sponsors, and funding agreements ("FAs") sold to SPEs that issue medium-term notes to institutional investors.

        Allstate Financial's strategies include developing and delivering market-informed products and services, leveraging and building the Allstate brand in financial services, building profitable long-term relationships, and driving operational scale, efficiency and effectiveness. The Company will continue to extend the Allstate brand by using it in conjunction with more products and distribution channels. The Company will create greater awareness of Allstate Financial's services through advertising, public relations, and by focusing on a consistent experience for customers and distribution partners. Allstate Financial intends to grow its business through a combination of organic growth, selective acquisitions, alliances and partnerships.

        Summarized financial data and key operating measures for Allstate Financial's operations as of and for the years ended December 31, are presented in the following table.

(in millions)	2002	2001	2000
GAAP premiums	$1,371	$1,345	$1,344
Contract charges	922	885	861
Net investment income	3,126	2,968	2,715
Contract benefits	1,770	1,671	1,605
Interest credited to contractholder funds	1,764	1,733	1,585
Amortization of DAC	476	385	411
Operating costs and expenses	649	567	504
Amortization of goodwill	—	29	30
Restructuring and related charges (credits)	2	8	(13)
Income tax expense	202	278	278

Operating income	556	527	520
Realized capital gains and losses, after-tax	(291)	(158)	(51)
Loss on disposition of operations, after-tax	(4)	—	—
Cumulative effect of change in accounting principle, after-tax	(283)	(6)	—

Net (loss) income	$(22)	$363	$469

Premiums and deposits	$11,834	$10,605	$12,245

Investments	$55,264	$46,066	$40,254
Separate Accounts assets	11,125	13,587	15,298

Investments, including Separate Accounts assets	$66,389	$59,653	$55,552

Life and annuity premiums and contract charges, included in financial results, represent GAAP premiums generated from traditional life and other insurance products, and immediate annuities with life contingencies which have significant mortality or morbidity risk. Contract charges are generated from interest-sensitive life products, variable annuities, fixed annuities and other investment products for which deposits are classified as contractholder funds or Separate Accounts liabilities. Contract charges are assessed against the contractholder account balance for maintenance, administration, cost of insurance and surrender prior to contractually specified dates.

        The following table summarizes GAAP premiums and contract charges.

(in millions)	2002	2001	2000
GAAP premiums
Traditional life	$460	$501	$434
Immediate annuities with life contingencies(1)	415	332	401
Other	496	512	509

Total GAAP premiums	1,371	1,345	1,344
Contract Charges
Interest-sensitive life	664	622	597
Variable annuities	212	217	223
Other investment contracts	46	46	41

Total contract charges	922	885	861

Life and annuity premiums and contract charges	$2,293	$2,230	$2,205

(1)
Under GAAP accounting requirements, only those immediate annuities with life contingencies are recognized as premiums. Those without life contingencies, called period certain, are recorded directly as liabilities and generate contract charges and impact the investment margin.

        In 2002, total GAAP premiums increased 1.9% to $1.37 billion compared to $1.35 billion in 2001 due to increases in immediate annuities with life contingencies, partially offset by declines in traditional life products and other insurance products. The decline in traditional life GAAP premiums is related to the Company implementing a reinsurance agreement on January 1, 2002 which ceded certain of its direct marketed credit life insurance products and decreasing sales of term life insurance. Consumer preferences and market conditions drive the mix of immediate annuities sold with or without life contingencies, resulting in volatility in reported revenues.

        In 2001, total GAAP premiums were comparable to 2000 levels due to increased sales of traditional life products and renewal premium growth, offset by decreased sales of immediate annuities with life contingencies.

        Total contract charges increased 4.2% during 2002 compared to 2001 due to increased sales of interest-sensitive life products. Variable annuity contract charges declined 2.3% in 2002 due to declines in account balances as a result of poor equity market performance, partially offset by new deposits. Contract charges on variable annuities are generally calculated as a percentage of each account value ranging from 0.70% to 2.30% and therefore are impacted by market volatility. Average contract charges have trended upwards as customers have selected products with more riders and higher fees. Total contract charges increased 2.8% during 2001 compared to 2000 due to new deposits, partially offset by declines in account balances due to poor equity market performance.

        The following table summarizes GAAP premiums and contract charges by distribution channel.

(in millions)	2002	2000	2001
GAAP premiums
Allstate agencies	$278	$252	$237
Specialized brokers	415	332	401
Independent agents	351	354	323
Direct marketing	327	407	383

Total GAAP premiums	1,371	1,345	1,344
Contract Charges
Allstate agencies	429	381	365
Specialized brokers	25	24	17
Independent agents	271	274	264
Financial services firms (financial institutions and broker/dealers)	197	206	215

Total contract charges	922	885	861

Life and annuity premiums and contract charges	$2,293	$2,230	$2,205

        Premiums and deposits by product are shown in the following table.

(in millions)	2002	2001	2000
Life and other products
Interest-sensitive life	$1,069	$1,050	$1,098
Traditional life	451	459	475
Other	448	401	387

Total life and other products	1,968	1,910	1,960
Investment products
Fixed annuities	5,252	3,225	3,794
Variable annuities	2,297	2,785	4,080
Funding agreements	1,809	2,527	1,863
GICs	64	158	548

Total investment products	9,422	8,695	10,285

Allstate Bank	444	—	—

Total Premiums and deposits	$11,834	$10,605	$12,245

        Total Premiums and deposits increased 11.6% to $11.83 billion in 2002 from $10.61 billion in 2001, following a 13.4% decrease in 2001 from $12.25 billion in 2000. The increase in 2002 was due to growth in sales of fixed annuities, including $762 million of the Allstate® Treasury-Linked Annuity sales, and net new deposits from Allstate Bank. The Allstate® Treasury-Linked Annuity is the first flexible premium deferred fixed annuity that provides a competitive underlying guaranteed rate for five years plus annual renewal rates linked to movement in five-year U.S. Treasury rates. These increases were partially offset by declines in sales of funding agreements and variable annuities. Period to period fluctuations in the sales of funding agreements will occur as the sales of these products are primarily made based on management's assessment of market opportunities. The decline in variable annuity sales was caused by poor equity market performance.

        In 2001, Premiums and deposits decreased due primarily to declines in variable and fixed annuity sales. The decline in variable annuity sales was a reflection of the overall decline in the variable annuity market caused by poor equity market performance. The fixed annuity decline was a reflection of management decisions to curtail sales in selected distribution channels in order to meet targeted returns. These declines were partially offset by increased sales of funding agreements, including $2.00 billion sold to SPEs.

        In July of 2001, the Office of Thrift Supervision granted Allstate Bank full-service banking powers. Using this expanded authority, in September 2001 Allstate Bank began offering a wider range of consumer banking products and services, such as certificates of deposit, and insured money market, savings and checking accounts through Allstate agents, financial services firms, the Internet and a toll-free number.

        Through the use of multiple distribution channels and a wide range of product offerings, Allstate Financial is well positioned to meet changing customer needs.

        The following table summarizes Premiums and deposits by distribution channel.

(in millions)	2002	2001	2000
Allstate agencies	$2,040	$1,270	$1,028
Financial services firms (financial institutions and broker/dealers)	4,115	3,674	4,742
Specialized brokers	2,663	3,320	3,075
Independent agents	2,708	2,069	3,093
Direct marketing	284	272	307
Allstate Bank (direct sales only)	24	—	—

Total	$11,834	$10,605	$12,245

        As a result of initiatives undertaken to expand the sales of financial products through the Allstate agencies, Premiums and deposits increased 60.6% in 2002 compared to 2001 after increasing 23.5% in 2001 compared to 2000.

        New sales of financial products by Allstate exclusive agencies totaled an estimated $1.61 billion for the twelve months ended December 31, 2002 compared to $702 million and $414 million in 2001 and 2000, respectively. (Further information about New sales of financial products by Allstate exclusive agencies is included in the Definitions of Non-GAAP and Operating Measures section of the MD&A.)

Operating income for the Allstate Financial segment is presented in the following table.

(in millions)	2002	2001	2000
Investment margin	$935	$842	$724
Mortality margin	534	532	584
Maintenance charges	341	343	342
Surrender charges	75	77	80
Amortization of DAC	(476)	(385)	(411)
Operating costs and expenses	(649)	(567)	(504)
Amortization of goodwill	—	(29)	(30)
Restructuring and related (charges) credits	(2)	(8)	13
Income tax expense on operations	(202)	(278)	(278)

Operating income	$556	$527	$520

        The following table summarizes Operating income by product group.

(in millions)	2002	2001	2000
Retail products	$435	$424	$437
Structured financial products	121	103	83

Operating income	$556	$527	$520

        In 2002, Operating income increased 5.5% due to increases in the investment margin, an adjustment for prior year tax liabilities and the elimination of the Amortization of goodwill due to a change in accounting principle, partially offset by increases in Amortization of DAC and higher Operating costs and expenses. In 2001, Operating income increased 1.3% due to increases in the investment margin and decreased Amortization of DAC, partially offset by higher Operating costs and expenses and decreases in the mortality margin.

        Investment margin, which represents the excess of investment income earned over interest credited to policyholders and contractholders and interest expense, increased 11.0% during 2002 compared to 2001. The increased investment margin is a result of 17.0% higher portfolio balances at December 31, 2002 compared to December 31, 2001. Investment margin increased 16.3% in 2001 compared to 2000 as a result of the 14.1% higher portfolio balances at December 31, 2001 compared to December 31, 2000. The increase in 2002 is a result of sales of fixed annuities and structured financial products, less contract benefits, surrenders and withdrawals. The impact of this growth was partially offset by a decline in portfolio yields from lower market interest rates affecting the yield on the investment of cash flows from operations and investments, and a shift to sales of investment products with lower investment margins such as market value adjusted annuities ("MVAAs") and funding agreements.

        Management actions taken in 2002 and 2001 to reduce crediting rates on inforce contracts, where contractually allowed and in 2002 to reduce guaranteed minimum crediting rates for new product offerings, have partially offset the impact on the investment margin from the decline in portfolio yields. As of January 1, 2003, 19 states permit a 1.5% minimum interest guarantee for retail annuity products, and 25 states permit a 2.0% minimum interest guarantee for 10 years and 3.0% minimum thereafter. The remaining 6 states have a 3.0% minimum interest rate guarantee, which was formerly the minimum among all states as of January 1, 2002. The weighted average interest crediting rate during 2002 on retail fixed annuity and interest-sensitive life products inforce, excluding MVAAs which have longer interest rate guarantee periods, is approximately 140 basis points more than the underlying long term guaranteed rates on these products. Allstate Financial's asset/liability strategy includes swap transactions for certain products that have reduced Net investment income as well as Interest credited to contractholder funds and preserved the spread on those products. The differences between average investment yields and interest crediting rates were comparable throughout 2002, 2001 and 2000, except for a tightening of the margin on retail interest-sensitive life products in 2002.

        The following table summarizes the weighted average investment yield and the weighted average interest crediting rates during 2002, 2001 and 2000.

	Weighted Average Investment Yield			Weighted Average Interest Crediting Rate
	2002	2001	2000	2002	2001	2000
Retail interest-sensitive life products	7.3%	7.6%	7.7%	5.1%	5.2%	5.3%
Retail annuities	7.1	7.3	7.6	5.2	5.4	5.7
Structured financial products—fixed rate contracts	8.1	8.2	8.2	7.1	7.3	7.3
Structured financial products—floating rate contracts	3.1	5.3	7.4	2.2	4.4	6.4

        The following table summarizes contractholder funds and reserve for life-contingent contract benefits associated with the weighted average investment yield and weighted average interest crediting rates at December 31.

(in millions)	2002	2001	2000
Retail interest-sensitive life products	$6,439	$5,426	$5,157
Retail annuities	21,538	17,185	15,136
Structured financial products—fixed rate contracts	11,270	10,518	10,216
Structured financial products—floating rate contracts	6,210	5,238	3,110

	45,457	38,367	33,619
FAS 115/133 market value adjustment	1,258	311	290
Ceded reserves	(290)	(299)	(112)
Life-contingent contracts and other	4,582	4,315	3,541

Total Contractholder funds and Reserve for life-contingent contract benefits	$51,007	$42,694	$37,338

        The following table summarizes investment margin by product group.

(in millions)	2002	2001	2000
Retail products	$723	$676	$595
Structured financial products	212	166	129

Investment margin	$935	$842	$724

        Mortality margin, which represents premiums and cost of insurance charges less related policy benefits, was comparable in 2002 and 2001 as increased contract charges offset an increase in policy benefits. In 2001, the mortality margin decreased 8.9% compared to 2000 due to a higher incidence of mortality and morbidity, including $13 million related to the September 11 tragedies.

        Policy benefits paid include cash payments for GMDBs totaling $58 million, $31 million and $3 million in 2002, 2001, and 2000 respectively, net of reinsurance and other contractual arrangements. The increases over this three year period reflect poor equity market performance.

        Mortality margin includes results from both immediate annuities with life contingencies and traditional life insurance. For immediate annuities with life contingencies, a decrease in the death rate increases the number and cost of future contract benefit payments. Conversely, life insurance contracts are favorably affected by decreases in death rates because beneficiaries receive full death benefits but premiums are collected over a longer period of time than expected when the product was priced. The immediate annuities sold with a life contingency act as a hedge or offset to the risk of increased death rates. In determining premium rates, the Company uses underwriting and pricing guidelines with a long-term view of mortality rates. However, the effects of mortality can cause benefit expense to fluctuate from period to period.

        The following table summarizes mortality margin by product group.

(in millions)	2002	2001	2000
Retail products	$548	$534	$579
Structured financial products	(14)	(2)	5

Mortality margin	$534	$532	$584

        Amortization of DAC increased 23.6% during 2002 compared to 2001 due to the acceleration of amortization in 2002 and ongoing growth of the business inforce. DAC amortization decreased 6.3% during 2001 compared to 2000.

        The steep and sustained decline in the equity markets during 2002 changed the amount and timing of variable annuity EGP and resulted in the acceleration of variable annuity DAC amortization, often called "DAC unlocking," totaling $120 million. There was also a $32 million favorable DAC unlocking adjustment (deceleration of amortization) on fixed annuities, which resulted from primarily favorable investment margin, and a $6 million acceleration of amortization of DAC on interest-sensitive life products, which reflects the impact of the decline in equity markets on variable life contracts, for a net pre-tax acceleration of DAC amortization for retail products totaling $94 million in 2002. In addition, DAC amortization was reduced by $29 million as a result of improved persistency on fixed annuities and interest-sensitive life products and other recoveries. Declines in equity market performance reduce future or expected fee income and may increase the exposure to GMDB policy benefits. Such events generally reduce EGP, which may in turn require further DAC unlocking of the variable annuity DAC asset. Future volatility in the equity markets of similar or greater magnitude may result in disproportionate changes in the amortization of DAC.

        The following tables summarize the DAC asset balance by product.

		December 31, 2002(2)
(in millions)	Amortization Period	Unamortized DAC	Impact of net unrealized gains and losses	Total DAC
Amortized based on revenues:
Traditional life	7 to 30 years	$709	$—	$709
Other	various	211	—	211

		920	—	920
Amortized based on EGP:
Interest-sensitive life	30 years	1,432	(171)	1,261
Variable annuities	15 years	848	(14)	834
Investment contracts(1)	various	701	(511)	190

		2,981	(696)	2,285

		$3,901	$(696)	$3,205

(1)
Investment contracts include fixed annuities, GICs, and all other annuities.

(2)
As of December 31, 2002, account values related to total DAC above were $7.07 billion for interest-sensitive life, $13.02 billion for variable annuities and $32.01 billion for investment contracts. Fixed annuity total DAC was $179 million with an account value of $22.36 billion.

		December 31, 2001
	Amortization Period	Unamortized DAC	Impact of net unrealized gains and losses	Total DAC
Amortized based on revenues:
Traditional life	7 to 30 years	$694	$—	$694
Other	various	188	—	188

		882	—	882
Amortized based on EGP:
Interest-sensitive life	30 years	1,382	(108)	1,274
Variable annuities	15 years	877	(19)	858
Investment contracts(1)	various	496	(224)	272

		2,755	(351)	2,404

		$3,637	$(351)	$3,286

(1)
Investment contracts include fixed annuities, GICs, and all other annuities.

        The factors causing a change in DAC asset balances for the year ended December 31 are summarized in the following table.

(in millions)	Beginning balance December 31, 2001	Acquisition costs deferred	Amortization charged to income	Amortization (acceleration) deceleration charged to income(1)	Effect of unrealized capital gains and losses	Ending balance December 31, 2002
Traditional life	$694	$92	$(77)	$—	$—	$709
Other	188	86	(63)	—	—	211
Interest-sensitive life	1,274	196	(140)	(6)	(63)	1,261
Variable annuities	858	116	(25)	(120)	5	834
Investment contracts	272	252	(79)	32	(287)	190

Total	$3,286	$742	$(384)	$(94)	$(345)	$3,205

	Beginning balance December 31, 2000	Acquisition costs deferred	Amortization charged to income	Amortization (acceleration) deceleration charged to income(1)	Effect of unrealized capital gains and losses	Ending balance December 31, 2001
Traditional life	$647	$119	$(72)	$—	$—	$694
Other	165	65	(42)	—	—	188
Interest-sensitive life	1,268	177	(126)	18	(63)	1,274
Variable annuities	742	188	(59)	(7)	(6)	858
Investment contracts	387	149	(101)	(13)	(150)	272

Total	$3,209	$698	$(400)	$(2)	$(219)	$3,286

(1)
Included as a component of Amortization of DAC on the Consolidated Statements of Operations.

        Operating costs and expenses increased 14.5% during 2002 compared to 2001 due to investments in technology, expansion of the workplace distribution channel, increased pension costs and advertising. The additional investments in technology relate to systems that will increase efficiencies and improve services through the Internet, and infrastructure investments to support the Allstate exclusive agents in selling registered investment products. Additionally, advertising expenditures were increased to create greater awareness of Allstate as a financial services company. In 2002, operating costs and expenses also include the Allstate Bank. Operating costs and expenses increased 12.5% during 2001 compared to 2000 due to higher marketing, technology and distribution expenses incurred on growth initiatives.

        The following table summarizes operating costs and expenses by product group.

(in millions)	2002	2001	2000
Retail products	$591	$522	$460
Structured financial products	58	45	44

Operating costs and expenses	$649	$567	$504

        Restructuring and related charges incurred primarily represent Allstate Financial's share of these charges billed pursuant to the inter-company expense sharing arrangement. The impact on the Allstate Financial segment was $2 million in 2002, $8 million in 2001 and $(13) million in 2000. For a more detailed discussion of these charges, see Note 12 to the consolidated financial statements.

        Income tax expense on operations declined 27.3% in 2002 compared to 2001 due primarily to a $44 million adjustment for prior year tax liabilities that resulted primarily from Internal Revenue Service developments and examination of tax returns. In 2001, total income tax expense on operations was comparable to 2000 levels.

Allstate Financial Outlook

  •
  Allstate Financial's ability to manage its investment margin is dependent upon maintaining adequately profitable spreads between investment yields and interest crediting rates on inforce business. As interest rates change or remain at historically low levels, assets may be reinvested at lower yields that compress investment margin. Allstate Financial has the ability to impact the investment margin by changing the interest crediting rates on flexible rate contracts. However, these changes could be limited by market conditions, regulatory minimum rates or contractual minimum rate guarantees on many contracts and may not match the timing or magnitude of changes in asset yields. The level of defaults may also affect investment income. Allstate Financial will continually monitor its risk limits related to credit quality and duration as well as monitor and adjust its crediting rates.

  •
  A portion of Allstate Financial's contract charge revenue is dependent upon the value of the accounts supporting its variable annuity and variable life products. Most account values for these products are invested, at the discretion of the contractholder, in Separate Accounts invested primarily in equities. Therefore, future equity market performance has a significant impact on contract charge revenue and benefit guarantees which are key drivers of the returns on these products

  •
  Variable annuity DAC is amortized in relation to the present value of EGP over the estimated lives of the contracts. Future levels of EGP are highly sensitive to future equity market performance. Changes in the amount or timing of EGP may result in adjustments in the cumulative amortization of DAC.

  •
  In order to maintain an acceptable target return, Allstate Financial needs to design and sell products having interest crediting rates with adequate spreads to investment returns. If investments with appropriate maturity and risk adjusted returns to support pricing targets are not available, product sales will be restricted. This includes Allstate Financial's sales of funding agreements that are pursued when market conditions are conducive to meeting target returns. For this reason, fixed annuity and funding agreement sales volume will vary in the future as dictated by market conditions.

  •
  The financial strength ratings of ALIC are an integral factor in Allstate Financial's ability to compete in the marketplace for sales of funding agreements. Accordingly, ALIC manages the Structured

    Financial Product business mindful of rating agency considerations, which principally include factors such as asset quality, asset/liability management and overall investment and business portfolio mix.

  •
  Allstate Financial is undertaking various expense-saving initiatives to increase profitability. These initiatives will include creating greater efficiencies, simplification of operations and focusing on distribution among the current channels. The efficacy of these expense-saving initiatives is difficult to predict due to external factors and technology costs.

  •
  In order to compete with major insurance company competitors, as well as non-traditional competitors such as banks, financial services firms and securities firms, Allstate Financial will have to provide products that are considered competitive by its distribution channels and customers. Additionally, to meet its return targets, Allstate Financial must distribute its products within its pricing parameters. Allstate Financial plans to focus its efforts by deepening relationships with its more productive and more profitable distribution partners.

ALLSTATE FINANCIAL INVESTMENT RESULTS

Pre-tax Net investment income increased 5.3% in 2002 compared to 2001, after increasing 9.3% in 2001 when compared to 2000. The increases in both 2002 and 2001 were due to higher Allstate Financial portfolio balances, partially offset by lower portfolio yields. In 2002, lower portfolio yields were due to investments made in the low interest rate environment and increased payments on interest rate swaps as part of Allstate Financial's asset/liability management strategy. The Allstate Financial portfolio balance, excluding assets invested in Separate Accounts and unrealized capital gains on fixed income securities, increased 17.0% at December 31, 2002 compared to December 31, 2001 due to the receipt of Premiums and deposits less maturities and withdrawals during the year and a $350 million capital contribution to ALIC from its parent AIC. In 2001, the Allstate Financial portfolio balance, excluding assets invested in Separate Accounts and unrealized capital gains on fixed income securities, increased 14.1% due to positive cash flows from operations.

        The following table describes average pre-tax investment yields(1) for the year ended December 31.

	2002	2001	2000
Fixed income securities: taxable	7.1%	7.6%	7.8%
Mortgage loans	7.2	7.5	7.8
Total portfolio	6.8	7.4	7.7

(1)
Pre-tax yield is calculated as annualized investment income (including dividend income in the case of equity securities) divided by the average of the beginning and end of period investment balances. Amortized cost basis is used to calculate the average investment balance for fixed income securities.

After-tax realized capital losses were $291 million in 2002 compared to $158 million in 2001 and $51 million in 2000. After-tax realized capital gains and losses are presented net of the effects of DAC amortization and additional future policy benefits, to the extent that such effects resulted from the recognition of realized capital gains and losses. The following table describes the factors driving the after-tax realized capital gains and losses results.

(in millions)	2002	2001	2000
Investment write-downs	$(206)	$(99)	$(38)
Sales	(68)	(10)	12
Valuation of derivative instruments	(16)	(38)	—

Subtotal	(290)	(147)	(26)
Reclassification of Amortization of DAC	(1)	(11)	(25)

Realized capital gains and losses, after-tax	$(291)	$(158)	$(51)

        For a further discussion of realized capital gains and losses, see the Investments discussion of the MD&A.

Investment Outlook

  •
  As Allstate Financial continues to receive Premiums and deposits, investment of these increased cash flows in available high quality securities with acceptable yields will be a focus.

  •
  Allstate expects to experience lower investment yields as positive cash flows from operations and investment activities are invested at market yields that are less than the average portfolio rate, and as the lower rate environment impacts securities with variable yields.

  •
  Allstate expects to incur realized capital losses while the corporate credit environment remains under pressure.

Allstate Financial Reinsurance Recoverables increased 14.6%, to $1.08 billion at December 31, 2002 from $942 million at December 31, 2001. The increase in 2002 is due to the 2001 acquisition of an inactive licensed insurance company that continues to cede inforce business externally, normal growth in the business reinsured and a redesign in a formerly direct business relationship to reinsurance. Allstate Financial purchases reinsurance to limit aggregate and single losses on large risks while continuing to have primary liability as a direct insurer for risks reinsured. Estimating amounts of reinsurance recoverable is impacted by the uncertainties involved in the establishment of loss reserves. Failure of reinsurers to honor their contractual obligations could result in additional net losses.

        Allstate Financial purchases reinsurance after evaluating the financial condition of the reinsurer, as well as the terms and price of coverage. Allstate Financial reinsures certain of its risks to reinsurers under yearly renewable term, coinsurance, and modified coinsurance agreements. Yearly renewable term and coinsurance agreements result in the passing of a portion of the risk to the reinsurer. Generally, the reinsurer receives a proportionate amount of the premiums less commissions, and is liable for a corresponding proportionate amount of all benefit payments. Modified coinsurance is similar to coinsurance except that the cash and investments that support the liability for contract benefits are not transferred to the assuming company, and settlements are made on a net basis between the companies.

        Allstate Financial cedes 90%, 80% or 60% of the mortality risk on certain life policies, depending upon the issue year and product, to a pool of eleven reinsurers. Allstate Financial also cedes 100% of the mortality and other risks related to product features on a portion of variable contracts. Since 1998, Allstate Financial has also ceded mortality risk on new business in excess of $2 million per life for individual coverage. For business sold prior to 1998, Allstate Financial ceded mortality risk in excess of $1 million or less per life for individual coverage.

        As of December 31, 2002 $162.13 billion or 40.8% of life insurance inforce was ceded to third parties.

        The Company continuously monitors the credit worthiness of reinsurers. As of December 31, 2002, 99.4% of ceded premiums under uncollateralized non-affiliate reinsurance treaties were ceded to companies that had a financial strength rating above investment grade level, as measured by at least one of the major rating agencies. In certain cases, these ratings refer to the financial strength of the affiliated group or parent company of the reinsurer.

INVESTMENTS

        An important ingredient of the Company's financial results is the return on portfolio balances. Allstate's investment portfolios are segmented between the Property-Liability, Allstate Financial and Corporate and Other operations. The investment portfolios are managed based upon the nature of each respective business and its corresponding liability structure.

        The investment strategy for Allstate's Property-Liability portfolio emphasizes safety of principal and consistency of income within a total return framework. This approach is designed to ensure the financial strength and stability of the Company for paying claims while maximizing economic value and surplus growth. The method for achieving this goal is based on a strategic asset allocation model, which takes into account the nature of the liabilities and risk tolerance as well as the risk/return parameters of various asset classes. This modeling, along with duration and liquidity considerations, is the guide for the Company's asset allocation. On a tactical basis, decisions are made based on analysis of relative value opportunities across markets. Performance is measured against outside benchmarks at target allocation weights. Review of the portfolio is conducted regularly, including a watch list process that identifies securities with financial difficulty. This approach to balancing total return management with income needs and risk tolerances has produced excess returns over time.

        The investment strategy for Allstate Financial is based upon a strategic asset allocation framework that takes into account the need to manage on a risk adjusted spread basis for the underwriting liability product portfolio and to maximize return on retained capital. Generally, a combination of recognized market modeling, analytical models and proprietary models is used to achieve a desired asset mix in the management of the portfolio. The strategic asset allocation model portfolio is the primary basis for setting annual asset allocation targets with respect to interest sensitive, illiquid and credit asset allocations as well as limitations with respect to overall below investment grade exposure and diversification requirements. On a tactical basis, decisions are made on an option adjusted relative value basis staying within the constraints of the strategic asset allocation framework. The Company believes it maximizes asset spread by selecting assets that perform on a long-term basis and by using trading to minimize the effect of downgrades and defaults. Total return measurement is used on a selective basis where the asset risks are significant (e.g., high yield fixed income securities, convertible bonds). Allstate Financial expects that employing this strategy will minimize interest rate market impacts on investment income. This strategy is also expected to provide sustainable investment-related income over time.

        The composition of the investment portfolio at December 31, 2002 is presented in the table below. Also see Notes 2 and 5 of the consolidated financial statements for investment accounting policies and additional information.

	Property-Liability		Allstate Financial		Corporate and Other		Total
(in millions)		Percent to total		Percent to total		Percent to total		Percent to total
Fixed income securities(1)	$29,457	86.0%	$46,622	84.4%	$1,073	94.7%	$77,152	85.1%
Equity securities	3,499	10.2	184	0.3	—	—	3,683	4.1
Mortgage loans	75	0.2	6,017	10.9	—	—	6,092	6.7
Short-term	1,218	3.6	940	1.7	57	5.0	2,215	2.4
Other	4	—	1,501	2.7	3	0.3	1,508	1.7

Total	$34,253	100.0%	$55,264	100.0%	$1,133	100.0%	$90,650	100.0%

(1)
Fixed income securities are carried at fair value. Amortized cost basis for these securities was $27.70 billion, $43.45 billion and $975 million for Property-Liability, Allstate Financial and Corporate and Other, respectively.

        Total investments increased to $90.65 billion at December 31, 2002 from $79.88 billion at December 31, 2001 due to increased cash flows from growth in operations, as well as increased unrealized gains in fixed income assets generated in a lower interest rate environment.

        Property-Liability investments were $34.25 billion at December 31, 2002 compared to $32.45 billion at December 31, 2001, due to higher operating cash flows, unrealized gains on fixed income securities and higher collateral balances outstanding, partially offset by dividends paid by AIC to The Allstate Corporation.

        Allstate Financial investments increased to $55.26 billion at December 31, 2002, from $46.07 billion at December 31, 2001. The increase in Allstate Financial investments was primarily due to amounts invested from positive cash flows generated from new sales and unrealized gains on fixed income assets.

        Total investment balances related to collateral primarily due to securities lending increased to $2.98 billion at December 31, 2002, from $2.81 billion at December 31, 2001.

        The fair value of the Company's publicly traded marketable investment securities is based on independent market quotations. The fair value of non-publicly traded securities, primarily privately placed corporate obligations, is based on either widely accepted pricing valuation models which utilize internally developed ratings and independent third party data (e.g., term structures and current publicly traded bond prices) as inputs or independent third party pricing sources. The valuation models use indicative information such as ratings, industry, coupon, and maturity along with related third party data and publicly traded bond prices to determine security specific spreads. These spreads are then adjusted for illiquidity based on historical analysis and broker surveys. Some factors, such as the illiquidity premium that differentiates the private market from the public market, are difficult to observe and to characterize. As such, the valuation process involves key assumptions for such factors. Although these assumptions are reviewed on a periodic basis and the Company believes that the valuation model produces estimates that reasonably reflect the fair value of the overall portfolio, there can be specific factors that would cause the fair value of a particular holding to deviate from the calculated valuation.

        As of December 31, 2002, the key assumptions used to estimate the fair value of privately placed corporate obligations included the following:

  •
  Risk free interest rates are based on the current yield curve for U.S. Treasuries with 10 term points ranging from 1 year to 30 years.

  •
  Current public corporate spreads for 22 sectors in 16 quality categories are based on the Bloomberg fair market industrial yield curve and the median Lehman sector spreads over the Bloomberg industrial curve.

    •
    The 22 sectors include airlines, banking, basic industry, brokerage, capital goods, chemicals, communications, consumer cyclical—auto, consumer cyclical—services, consumer cyclical—others, consumer non-cyclical, electric, energy, finance companies, insurance, natural gas, other industrial, REITS, technology, telecommunications, transportation, and water. Since the water sector has no public market counterpart, sector spread for this sector is based on selected broker quotes and analyst estimates.

    •
    The 16 quality categories range from AAA to B3.

  •
  An additional 25 basis points are added to public corporate spreads to compensate for illiquidity.

  •
  Watch-list securities are conservatively priced at the lower of analyst price or an adjusted model price for a rating that is one category lower, and are capped at 100.

        The following table shows the Company's investment portfolio, and the sources of its fair value, at December 31, 2002.

(in millions)	Fair Value	Percent to total
Value based on independent market quotations	$70,921	78.2%
Value based on models and other valuation methods	11,176	12.3
Mortgage loans, policy loans, bank loans and certain limited partnership investments, valued at cost	8,553	9.5

Total	$90,650	100.0%

        The fair value of the Company's exchange traded derivative contracts is based on independent market quotations. The fair value of non-exchange traded derivative contracts is based on either independent third party pricing sources or widely accepted pricing valuation models which utilize independent third party data as inputs. Periodic changes in the fair values are reported as a component of either Net income, Other comprehensive income, assets or liabilities depending on the nature of the derivative and the program to which it relates.

        The following table shows the Company's derivative contracts, and the sources of their fair value, at December 31, 2002.

(in millions)	Fair Value
Value based on independent market quotations	$14
Value based on models and other valuation methods	184

Total	$198

        The following table presents the amortized cost, gross unrealized gains and losses and fair value for all fixed income and equity securities.

		Gross unrealized
	Amortized cost			Fair value
(in millions)		Gains	Losses
At December 31, 2002
U.S. government and agencies	$2,987	$820	$—	$3,807
Municipal	21,255	1,461	(49)	22,667
Corporate	28,529	2,176	(378)	30,327
Foreign government	1,783	298	(2)	2,079
Mortgage-backed securities	13,321	602	(10)	13,913
Asset-backed securities	4,044	149	(39)	4,154
Redeemable preferred stock	204	4	(3)	205

Total fixed income securities	72,123	5,510	(481)	77,152
Equity	3,223	562	(102)	3,683

Total	$75,346	$6,072	$(583)	$80,835

At December 31, 2001
U.S. government and agencies	$2,608	$413	$(5)	$3,016
Municipal	19,037	808	(121)	19,724
Corporate	25,251	1,134	(268)	26,117
Foreign government	1,582	125	(2)	1,705
Mortgage-backed securities	10,653	306	(30)	10,929
Asset-backed securities	3,933	103	(40)	3,996
Redeemable preferred stock	231	5	(3)	233

Total fixed income securities	63,295	2,894	(469)	65,720
Equity	4,385	1,031	(171)	5,245

Total	$67,680	$3,925	$(640)	$70,965

        The Unrealized net capital gains on fixed income and equity securities at December 31, 2002 were $5.49 billion, an increase of $2.20 billion or 67.1% since December 31, 2001. Unrealized losses were primarily concentrated in the corporate fixed income and equity portfolios. Corporate fixed income net unrealized gains totaled $1.80 billion, comprised of $2.18 billion of unrealized gains and $378 million of unrealized losses. The unrealized losses for the corporate bond portfolio were concentrated in the public utility, transportation, communication, and energy sectors, all of which have been under considerable pressure in 2002. These sectors comprised $254 million or 67.2% of the unrealized losses and $824 million or 37.9%, of the unrealized gains in the corporate fixed income portfolio. The remaining unrealized gains and losses were spread across multiple sectors. The transportation, utility, energy, and communication sectors have been vulnerable to overcapacity, difficulty in accessing capital markets and general economic weakness. The Company expects eventual recovery in these sectors and included every security in these sectors in its watch list process at December 31, 2002.

        The net unrealized gain for the equity portfolio totaled $460 million, comprised of $562 million of unrealized gains and $102 million of unrealized losses. The unrealized losses for the equity portfolio were concentrated in the technology and consumer cyclicals sectors. These sectors comprised $38 million or 37.2% of the unrealized losses and $147 million or 26.2% of the unrealized gains in the equity portfolio. The remaining unrealized gains and losses were spread across multiple sectors. The technology sector was impacted by a weak economy and excess capacity that resulted in capital spending that was below expectations. The consumer cyclicals sector was impacted by a weak economy and investor concerns related to company specific issues. The Company expects eventual recovery in these sectors and included every security in these sectors in its watch list process at December 31, 2002.

Fixed Income Securities    Allstate's fixed income securities include bonds, such as municipal bonds and privately placed bonds, mortgage-backed and asset-backed securities, and redeemable preferred stocks. All fixed income securities are carried at fair value and are classified as available for sale. Periodic changes in fair values are reported as a component of Other comprehensive income net of deferred taxes, certain life and annuity DAC and certain reserves for life-contingent benefits, and are reclassified to Net income only when supported by the consummation of a transaction with an unrelated third party or when declines in fair values are deemed other than temporary.

        Fixed income securities issued by U.S. government and agencies of the U.S. government totaled $3.81 billion at December 31, 2002 compared to $3.02 billion at December 31, 2001. Approximately 99.4% of these securities are rated investment grade at December 31, 2002.

        Municipal bonds, including tax-exempt and taxable securities, comprise $22.67 billion or 29.4% of the Company's fixed income securities portfolio at December 31, 2002. Investment grade municipal bonds represent 95.9% of the total $22.67 billion, and the remainder are primarily private placement bonds. Approximately, 54.9% of municipal bond portfolio is insured by 6 bond insurers and the bonds accordingly have a rating of Aaa or Aa. The municipal bond portfolio at December 31, 2002 consisted of nearly 3,000 issues from approximately 2,100 issuers. The largest exposure to a single issuer was less than 1.5% of the municipal bond portfolio. The ultimate obligor of approximately 4% of the municipal bond portfolio are corporate entities.

        Corporate obligations that are publicly issued totaled $17.25 billion at December 31, 2002 compared to $13.73 billion at December 31, 2001. At December 31, 2002, 89.4% of these obligations were rated as investment grade. As of December 31, 2002, the fixed income securities portfolio contained $13.08 billion of privately placed corporate obligations or 43.1% of the total corporate obligations in the portfolio, compared with $12.39 billion at December 31, 2001. The benefits of privately placed securities as compared to public securities are generally higher yields, improved cash flow predictability through pro-rata sinking funds on many bonds, and a combination of covenant and call protection features designed to better protect the holder against losses resulting from credit deterioration, reinvestment risk and fluctuations in interest rates. A relative disadvantage of privately placed securities when compared to public securities is relatively reduced liquidity. At December 31, 2002, 83.4% of the privately placed securities were rated as investment grade.

        Foreign government securities totaled $2.08 billion and $1.71 billion at December 31, 2002 and 2001, respectively. Approximately 87.6% of these securities are rated investment grade at December 31, 2002.

        At December 31, 2002 and 2001, $13.91 billion and $10.93 billion, respectively, of the fixed income securities portfolio was invested in mortgage-backed securities ("MBS"). The MBS portfolio consists primarily of securities that were issued by, or have underlying collateral that is guaranteed by, U.S. government agencies or sponsored entities. Therefore, the MBS portfolio has relatively low credit risk.

        The MBS portfolio is subject to interest rate risk since the price volatility and ultimate realized yield are affected by the rate of repayment of the underlying mortgages. Allstate attempts to limit interest rate risk on these securities by investing a portion of the portfolio in securities that provide prepayment protection. At December 31, 2002, approximately 44.2% of the MBS portfolio was invested in planned amortization class bonds or the equivalent.

        The fixed income securities portfolio contained $4.15 billion and $4.00 billion of asset-backed securities ("ABS") at December 31, 2002 and 2001, respectively. The ABS portfolio is subject to credit and interest rate risk. Credit risk is mitigated by monitoring the performance of the collateral. Approximately 88.6% of the ABS portfolio is rated in the highest rating category by one or more credit rating agencies. The ABS portfolio is subject to interest rate risk since the price volatility and ultimate realized yield are affected by the rate of repayment of the underlying assets. Approximately 34.3% of the Company's ABS portfolio is invested in securitized credit card receivables. The remainder of the portfolio is backed by securitized home equity, manufactured housing and auto loans.

        At December 31, 2002, 93.0% of the Company's consolidated fixed income securities portfolio was rated investment grade, which is defined by the Company as a security having a rating from The National Association of Insurance Commissioners ("NAIC") of 1 or 2, a Moody's equivalent rating of Aaa, Aa, A or Baa, or a comparable Company internal rating.

        The following table summarizes the credit quality of the fixed income securities portfolio.

(in millions)

NAIC Rating	Moody's Equivalent	Property-Liability		Allstate Financial		Corporate and Other		Total
		Fair Value	Percent to total	Fair Value	Percent to total	Fair Value	Percent to total	Fair Value	Percent to total
1	Aaa/Aa/A	$25,303	85.9%	$29,195	62.6%	$1,073	100.0%	$55,571	72.0%
2	Baa	2,463	8.4	13,710	29.4	—	—	16,173	21.0
3	Ba	822	2.8	2,304	4.9	—	—	3,126	4.0
4	B	538	1.8	970	2.1	—	—	1,508	2.0
5	Caa or lower	250	0.8	262	0.6	—	—	512	0.7
6	In or near default	81	0.3	181	0.4	—	—	262	0.3

	Total	$29,457	100.0%	$46,622	100.0%	$1,073	100.0%	$77,152	100.0%

        The following table shows the composition by credit quality of the fixed income securities with gross unrealized losses at December 31, 2002.

(in millions) NAIC Rating	Moody's Equivalent	Unrealized Loss	Percent to Total	Fair Value	Percent to Total
1	Aaa/Aa/A	$(74)	15.4%	$2,949	43.0%
2	Baa	(125)	26.0	2,031	29.6
3	Ba	(143)	29.7	954	13.9
4	B	(85)	17.7	600	8.7
5	Caa or lower	(37)	7.7	253	3.7
6	In or near default	(17)	3.5	77	1.1

	Total	$(481)	100.0%	$6,864	100.0%

        The table above includes redeemable preferred securities with a fair value of $75 million and an unrealized loss of $3 million. It also includes 70 securities that have not yet received an NAIC rating, for which the Company has assigned a rating based on an analysis similar to that used by the NAIC, with a fair value totaling $549 million and an unrealized loss of $18 million. Due to lags between the funding of an investment, processing of final legal documents, filing with the Securities Valuation Office of the NAIC ("SVO"), and rating by the SVO, the Company will always have a small number of non-rated securities.

        At December 31, 2002, $199 million, or 41.4%, of the gross unrealized losses are related to investment grade fixed income securities. Unrealized losses on investment grade securities principally relate to changes in interest rates or changes in sector-related credit spreads since the securities were acquired.

        As of December 31, 2002, $282 million of the gross unrealized losses are related to below investment grade fixed income securities. Of this amount, 16.0% has been in a significant unrealized loss position (greater than or equal to 20% of amortized cost) for six or more consecutive months prior to December 31, 2002. Through a monitoring process, the Company assessed those securities that met certain screening criteria and other securities for which it has concerns to determine if any were other than temporarily impaired. After reviewing each of those securities with the information available as of December 31, 2002, the Company concluded that the securities are not other than temporarily impaired. Included among the securities that are rated below investment grade are both public and privately placed high-yield bonds and securities that were purchased at investment grade but have since been downgraded. The Company mitigates the credit risk of investing in below investment grade fixed income securities by limiting the percentage of its fixed income portfolio invested in such securities and through diversification of the portfolio.

        The scheduled maturity dates for fixed income securities in an unrealized loss position at December 31, 2002 is shown below. Actual maturities may differ from those scheduled as a result of repayments by the issuers.

(in millions)	Unrealized Loss	Percent to Total	Fair Value	Percent to Total
Due in one year or less	$(2)	0.4%	$76	1.1%
Due after one year through five years	(98)	20.4	1,071	15.6
Due after five years through ten years	(173)	36.0	2,052	29.9
Due after ten years	(159)	33.0	1,967	28.7

	(432)		5,166
Mortgage- and asset- backed securities(1)	(49)	10.2	1,698	24.7

Total	$(481)	100.0%	$6,864	100.0%

(1)
Because of the potential for prepayment, mortgage- and asset-backed securities have not been reflected based on their contractual maturities.

Equity Securities    The Company's equity securities portfolio was $3.68 billion at December 31, 2002 compared to $5.25 billion in 2001. The decrease is attributable to general market declines, a 2002 program to sell $1 billion of securities and reinvest proceeds in fixed income securities and realized capital losses in 2002 and 2001. Losses are recognized for declines in the value of equity securities that are deemed other than temporary, and included in realized capital gains and losses. Equity securities include common and non-redeemable preferred stocks, real estate investment trust equity investments and limited partnership investments. Common and non-redeemable preferred stocks and real estate investment trust equity investments are classified as available for sale and are carried at fair value if independent market quotations are available. If independent market quotations are not available, these securities are carried at cost. The difference between cost and fair value, net of deferred income taxes, is also reflected as a component of Accumulated other comprehensive income. Investments in limited partnerships are accounted for in accordance with the equity method of accounting except for instances in which the Company's interest is so minor that it exercises virtually no influence over operating and financial policies. In those instances, the Company applies the cost method of accounting.

Fixed Income and Equity Portfolio Monitoring    The Company writes down to fair value any security, fixed income or equity, that is classified as other than temporarily impaired in the period the security is deemed to be other than temporarily impaired. Inherent in the Company's evaluation of a particular security are assumptions and estimates about the operations of the issuer and its future earnings potential. Some of the factors considered in evaluating whether a decline in fair value is other than temporary are:

  •
  The Company's ability and intent to retain the investment for a period of time sufficient to allow for an anticipated recovery in value;

  •
  The recoverability of principal and interest;

  •
  The duration and extent to which the fair value has been less than cost for equity securities or amortized cost for fixed income securities;

  •
  The financial condition, near-term and long-term prospects of the issuer, including relevant industry conditions and trends, and implications of rating agency actions and offering prices; and

  •
  The specific reasons that a security is in a significant unrealized loss position, including market conditions which could affect liquidity.

        There are a number of risks and uncertainties inherent in the process of monitoring impairments and determining if an impairment is other than temporary. These risks and uncertainties include the risks that:

  •
  The economic outlook is worse than anticipated and has a greater adverse impact on a particular issuer than anticipated;

  •
  The Company's assessment of a particular issuer's ability to meet all of its contractual obligations changes based on changes in the facts and circumstances related to that issuer; and

  •
  New information is obtained or facts and circumstances change that cause a change in the Company's ability or intent to hold a security to maturity or until it recovers in value.

        These risks and uncertainties could result in a charge to earnings in future periods to the extent that losses are realized. The charge to earnings, while potentially significant to Net income, would not have a significant impact on Shareholders' equity since the majority of the portfolio is held at fair value and as a result, the related unrealized gain (loss), net of tax, would already be reflected as Accumulated other comprehensive income in Shareholders' equity.

        The Company has an extensive monitoring process to identify fixed income and equity securities whose carrying value may be other than temporarily impaired. This process includes a quarterly review of all securities using a screening process to identify those securities whose fair value compared to cost for equity securities or amortized cost for fixed income securities is below established thresholds and time periods, or which are identified through other monitoring criteria such as ratings downgrades or payment defaults. Securities with an unrealized loss of greater than 20% of their cost for equity securities or amortized cost for fixed income securities for a period of six months or more, are identified through this process. The securities identified, in addition to other securities for which the Company may have concern, are evaluated based on facts and circumstances for inclusion on a watch list. Securities on the watch list are reviewed in detail to determine whether any other than temporary impairment exists.

        The unrealized loss balance for fixed income and equity securities can be further segmented into the following four categories of securities:

  (i)
  Securities with an unrealized loss less than 20% of cost for equity securities or amortized cost for fixed income securities ($288 million of unrealized loss);

  (ii)
  Securities with an unrealized loss greater than or equal to 20% of cost for equity securities or amortized cost for fixed income securities for a period of less than six consecutive months prior to December 31, 2002 ($213 million of unrealized loss);

  (iii)
  Securities with an unrealized loss greater than or equal to 20% of cost for equity securities or amortized cost for fixed income securities for a period of six or more consecutive months, but less than 12 consecutive months prior to December 31, 2002 ($67 million of unrealized loss); and

  (iv)
  Securities with an unrealized loss greater than or equal to 20% of cost for equity securities or amortized cost for fixed income securities for twelve or more consecutive months prior to December 31, 2002 ($15 million of unrealized loss).

        The first two categories have generally been adversely impacted by the downturn in the financial markets, overall economic conditions, and the market's evaluation of certain sectors. While all of the securities in the first two categories are monitored for impairment, the degree to which and length of time that the securities have been in an unrealized loss position suggest that these securities do not pose a high risk of other than temporary impairment. In general, the Company expects that the fair values of these securities will recover over time.

        For the third category above, securities with an unrealized loss greater than or equal to 20% of their cost for equity securities or amortized cost for fixed income securities for a period of six or more consecutive months, but less than 12 consecutive months prior to December 31, 2002 ($67 million unrealized loss), there are 148 equity securities with a fair value of $46 million ($29 million of unrealized loss, with the largest being $3 million) and 12 fixed income securities with a fair value of $82 million ($38 million of unrealized loss, with the largest being $6 million). Of the fixed income securities in this category, 11 securities with a fair value of $81 million and an unrealized loss of $38 million are rated as being below investment grade at December 31, 2002.

        For the fourth category above, securities with an unrealized loss greater than or equal to 20% of their cost for equity securities or amortized cost for fixed income securities for a period of twelve or more consecutive months prior to December 31, 2002 ($15 million of unrealized loss), there are 39 equity securities with a fair value of $4 million ($5 million of unrealized loss, with the largest being $311 thousand) and 7 fixed income securities with a fair value of $21 million ($10 million of unrealized loss, with largest being $6 million). Of the fixed income securities in this category, 5 securities with a fair value of $15 million and an unrealized loss of $7 million are rated as being below investment grade at December 31, 2002. Additionally, any fixed income security with an unrealized loss of 20% or more for at least 36 months or any equity security with an unrealized loss of 20% or more for at least 24 months is evaluated and requires additional approval to support not recording a write-down.

        The following table contains the individual securities as of December 31, 2002, with the ten largest unrealized losses:

(in millions)	Unrealized Loss	Fair Value	NAIC Rating
Electricity Generator	$(11)	$20	4
Electricity Generator	(10)	23	3
Aggregates Supplier	(8)	22	3
Major U.S. Airline	(7)	25	3
Regional Bell/Telecom	(7)	9	4
Regional Bell/Telecom	(7)	10	5
Major U.S. Airline	(6)	18	2
Electricity Generator	(6)	9	3
Municipal Waste Water Treatment Facility	(6)	23	5
Energy Company	(6)	13	5

Total	$(74)	$172

        As of December 31, 2002, the Energy Company security, with an unrealized loss of $6 million, had been in a significant unrealized loss position (greater than or equal to 20% of cost for equity securities or amortized cost for fixed income securities) for six or more consecutive months, but less than twelve months, prior to December 31, 2002. The Major U.S. Airline security, with an unrealized loss of $6 million, was rated investment grade at December 31, 2002. The remaining securities, with unrealized losses totaling $62 million, were rated below investment grade and either had an unrealized loss less than 20% of cost for equity securities or amortized cost for fixed income securities or had an unrealized loss greater than 20% of cost for equity securities or amortized cost for fixed income securities for a period of less than six consecutive months prior to December 31, 2002.

        Allstate monitors the quality of its fixed income portfolio, in part, by categorizing certain investments as problem, restructured or potential problem. Problem fixed income securities are securities in default with respect to principal and/or interest and/or securities issued by companies that have gone into bankruptcy subsequent to Allstate's acquisition of the security. Restructured fixed income securities have modified terms and conditions that were not at current market rates or terms at the time of the restructuring. Potential problem fixed income securities are current with respect to contractual principal and/or interest, but because of other facts and circumstances, management has serious concerns regarding the borrower's ability to pay future principal and interest, which causes management to believe these securities may be classified as problem or restructured in the future.

        The following table summarizes problem, restructured and potential problem fixed income securities at December 31.

	2002			2001
(in millions)	Amortized cost	Fair value	Percent of total Fixed Income portfolio	Amortized cost	Fair value	Percent of total Fixed Income portfolio
Problem	$295	$279	0.4%	$199	$192	0.3%
Restructured	42	36	—	42	42	0.1
Potential problem	647	572	0.7	276	271	0.4

Total net carrying value	$984	$887	1.1%	$517	$505	0.8%

Cumulative write-downs recognized	$474			$223

        The Company has experienced an increase in its balance of fixed income securities categorized as problem, restructured or potential problem as of December 31, 2002 compared to December 31, 2001. The increases in problem and potential problem assets primarily resulted from poor operating fundamentals as well as liquidity constraints in the utilities, transportation, communication and energy sectors of the market in 2002. The Company expects eventual recovery in these sectors but evaluated each fixed income security in these sectors through its watch list process at December 31, 2002 and recorded write-downs when appropriate. Approximately $97 million of unrealized losses at December 31, 2002 are related to securities that the Company has included in the problem, restructured or potential problem categories. These securities represent 1.1% of the fixed income portfolio. The Company concluded, through its watch list monitoring process that these unrealized losses were temporary in nature. While it is possible for these balances to increase in the future if economic conditions continue to be unfavorable, the total amount of securities in these categories is expected to remain a relatively low percentage of the total fixed income securities portfolio.

        The following table describes the components of pre-tax realized capital gains and losses for fixed income and equity securities.

	Twelve Months Ended December 31,
(in millions)	2002	2001	2000
Investment write-downs	$(465)	$(276)	$(107)
Sales
Fixed income and equity securities	(232)	38	534
Futures contracts	(193)	(1)	(18)
Other	1	2	—

Total sales	(424)	39	516
Valuation of derivative instruments	(99)	(134)	11
Realized capital gains and losses on other securities	59	13	5

Total pre-tax realized capital gains and losses	$(929)	$(358)	$425

        Fixed income and equity write-downs of $465 million during 2002 represent approximately 0.5% of the average total investments during the year.

        The Company recorded, for the year ended December 31, 2002, $232 million in net losses from sales of fixed income and equity securities, which is comprised of gross gains of $957 million and gross losses of $1.19 billion. Gross losses from sales of fixed income and equity securities of $1.19 billion which, combined with investment write-downs of $465 million, represents total gross realized losses of $1.66 billion on fixed income and equity securities for the year ended December 31, 2002. Of the $1.19 billion in gross losses from sales of fixed income and equity securities, $489 million resulted from sales of fixed income securities and $700 million resulted from sales of equity securities.

        The $489 million in losses from sales of fixed income securities primarily related to a decision to reduce exposure to certain holdings due to severely constrained liquidity conditions in the market and routine reductions of exposure to deteriorating credits.

        The $700 million in gross losses from sales of equity securities are primarily related to a decision in the first half of 2002 to reduce investments in equity securities by approximately $1 billion, increased portfolio turnover due to sector weighting and stock selection decisions, and increased market volatility in 2002 with a progressive decline in market conditions.

        An interest rate futures program is used to manage Property-Liability interest rate risk exposure relative to its duration target. During 2002, a short futures position was in place that reduced the Property-Liability portfolio duration by as much as 0.3, and produced $193 million of capital losses. As a component of the overall interest rate risk management, realized losses on this program are most appropriately considered in conjunction with the unrealized gains on the Property-Liability fixed income portfolio, which were $1.76 billion at December 31, 2002. This is an increase from the December 31, 2001 level of $843 million.

        The ten largest losses from sales of individual securities for the year ended December 31, 2002 totaled $150 million with the largest being $28 million and the smallest being $10 million. Of those losses, none related to a security that was in a significant unrealized loss position (greater than or equal to 20% of cost for equity securities or amortized cost for fixed income securities) for a period of six or more consecutive months prior to sale. In fact, nine of the ten were in significant unrealized loss positions for two or less consecutive months prior to sale.

        The following list details the 15 largest realized losses from sales and other than temporary declines or write-downs, consolidated by issuer and all of its affiliates (therefore, multiple issuers and securities may be consolidated based upon affiliate and subsidiary relationships), the related circumstances giving rise to the loss and a discussion of how those circumstances may have impacted other material investments held.

(in millions)	Fair Value at Sale ("Proceeds")				Net Unrealized Gain (Loss)
		Loss on Sale	Write- downs	December 31, 2002 Holdings(2)
Large diversified Internet/Media company. Expected synergies from a merger did not materialize. Internet advertising was disappointing and the longer-term outlook deteriorated significantly as reflected by significant write-offs and management disruption. Approximately half of the loss on sales was part of a program to reduce large positions in view of declining market liquidity. The issues were primarily company specific with limited effect on other investments in this sector.	$95	$41	$—	$98	$3
Major international energy and utility company. The write-down was taken when the parent company withdrew financial support from one of its European subsidiaries, resulting in the subsidiary filing for Administration in the United Kingdom. The credit profile of the company and other subsidiaries has since stabilized due to several initiatives taken by management to improve liquidity.(1)	68	(3)	43	72	—
Large telecommunications company that subsequently filed for bankruptcy. This issuer had specific problems related to alleged fraud.	101	40	—	—	—
Global energy and utility company, which missed coupon payments due to severely constrained liquidity. The sales were part of a program to reduce large positions in view of declining market liquidity. Investments in affiliated companies are backed by sufficient collateral or are insured.(1)	31	9	27	101	(6)

(in millions)	Fair Value at Sale ("Proceeds")				Net Unrealized Gain (Loss)
		Loss on Sale	Write- downs	December 31, 2002 Holdings(2)
Large manufacturing conglomerate whose debt was downgraded by rating agencies, creating liquidity concerns. Allegations of fraud and resignation of senior officers contributed to the decline in the value. In view of management changes and business restructuring efforts, Allstate intends to hold the remaining position until it recovers or matures.	75	34	—	37	1
Holding company of a large foreign telecommunications company that lost its investment grade rating primarily as a result of acquisition-related leverage. The sales were the result of a program to reduce large positions in view of declining market liquidity. The issuer has demonstrated that it has access to the equity market and other sources of liquidity. Allstate intends to hold the remaining position until it recovers or matures.	38	29	—	23	(3)
International biopharmaceutical company and its affiliates. These securities were downgraded to below investment grade, due to excess leverage and liquidity concerns. Allstate recognized a write-down and sold out of its entire position at a loss. Accordingly, Allstate did not have any remaining exposure to this issuer at year-end. The circumstances of this impairment are not expected to have a material impact on other investments.	63	16	9	—	—
Oil field service company concentrating in seismic and production services sectors. Weak market conditions and unsustainable leverage resulted in the write-down. Allstate expects to continue to hold these securities. The circumstances of this impairment are not expected to have a material impact on other investments.	15	5	18	17	1
Large utility company with deteriorating operating fundamentals as well as regulatory and litigation issues. An initial write-down was taken when the company's sponsor withdrew financial support, with a lesser write-down taken in the fourth quarter to reflect anticipated structural subordination from a new bank facility. The company continues to work on its restructuring plan and the bonds have recovered in value since recognition of the impairment.(1)	33	5	18	27	2
Major U.S. airline that filed for bankruptcy. The write-down primarily related to an unsecured holding and certain secured holdings whose collateral value is insufficient. Allstate holds other securities issued by this company that are fully collateralized and not impaired. The U.S. airline industry is under stress. Allstate monitors its investments in airline issuers very closely, particularly with regard to collateral values.	1	—	20	35	(9)

(in millions)	Fair Value at Sale ("Proceeds")				Net Unrealized Gain (Loss)
		Loss on Sale	Write- downs	December 31, 2002 Holdings(2)
Large utility company whose power generation subsidiary suffers from a leveraged balance sheet, weak wholesale markets and significant near-term debt maturities. These factors coupled with lower projected cash flows diminished the likelihood of recovery, resulting in a write-down. Allstate expects full recovery of the remaining position. Allstate holds securities in an affiliate that are not considered to be other than temporarily impaired due to adequate asset coverage.(1)	25	6	13	61	(8)
Senior unsecured securities issued by a seismic data and related geophysical services company that has been experiencing negative financial results and liquidity pressures. The circumstances of this impairment are not expected to have a material impact on the other investments.	4	1	18	18	—
Large long distance, local and wireless telecom company. The sales were the result of a program to reduce large positions in view of declining market liquidity. Allstate expects to hold the remaining position until it recovers or matures.	86	16	—	149	10
Subordinated securities issued by a trucking company. The company realized a decline in revenue resulting from efficiencies implemented by its largest customer, and has not reacted sufficiently to reduce expenses. The company is having difficulty servicing its debt due to constrained liquidity. The write-down was taken when the value of the company declined to a level insufficient to cover Allstate's holdings. Allstate intends to hold the securities until they recover or mature.	—	—	15	15	—
Large long distance carrier with regional and wireless telephone operations whose debt was downgraded by rating agencies. The sales were part of a program to reduce exposure to the holding company in view of liquidity and regulatory issues. Allstate continues to hold securities in affiliated companies that have large and stable cash flows, as well as secured issues of certain other affiliates. The company has taken steps to improve liquidity and Allstate expects full recovery.	81	15	—	70	(17)

Total	$716	$214	$181	$723	$(26)

(1)
Some sectors of the utility industry continue to be under severe fundamental pressure. Allstate is monitoring developments closely and each security in the industry is evaluated for impairment in the watch list process.
(2)
Holdings could include fixed income securities at amortized cost or equity securities at cost.

Mortgage Loans    Allstate's $6.09 billion investment in mortgage loans at December 31, 2002 and $5.71 billion at December 31, 2001, is comprised primarily of loans secured by first mortgages on developed commercial real estate and is primarily held in the Allstate Financial portfolio. Geographical and property type diversification are key considerations used to manage Allstate's mortgage loan risk.

        Allstate closely monitors its commercial mortgage loan portfolio on a loan-by-loan basis. Loans with an estimated collateral value less than the loan balance, as well as loans with other characteristics indicative of higher than normal credit risk, are reviewed by financial and investment management at least quarterly for purposes of establishing valuation allowances and placing loans on non-accrual status. The underlying collateral values are based upon discounted property cash flow projections. The Company had realized capital losses related to prepayments and write-downs on mortgage loans of $2 million and $1 million at December 31, 2002 and 2001, and realized capital gains of $3 million at December 31, 2000.

Short-Term Investments    The Company's short-term investment portfolio was $2.22 billion and $1.91 billion at December 31, 2002 and 2001, respectively. Allstate invests available cash balances primarily in taxable short-term securities having a final maturity date or redemption date of one year or less.

        The Company also participates in securities lending, primarily as an investment yield enhancement, with third parties such as brokerage firms. The Company obtains collateral in an amount equal to 102% and 105% of the fair value of domestic and foreign securities, respectively, and monitors the market value of the securities loaned on a daily basis with additional collateral obtained as necessary. At December 31, 2002, fixed income securities with a carrying value of $2.43 billion had been loaned under these agreements. This compares to $1.82 billion at December 31, 2001. In return for these securities, the Company receives cash that is subsequently invested and included in Short-term investments and an offsetting liability is recorded in Other liabilities.

MARKET RISK

        Market risk is the risk that the Company will incur losses due to adverse changes in equity, interest, commodity, or currency exchange rates and prices. The Company's primary market risk exposures are to changes in interest rates and equity prices, although the Company also has a limited exposure to changes in foreign currency exchange rates.

        The active management of market risk is integral to the Company's results of operations. The Company may use the following approaches to manage its exposure to market risk within defined tolerance ranges: 1) rebalance its existing asset or liability portfolios, 2) change the character of investments purchased in the future or 3) use derivative instruments to modify the market risk characteristics of existing assets and liabilities or assets expected to be purchased. For a more detailed discussion of these derivative financial instruments, see Note 6 to the consolidated financial statements.

Corporate Oversight    The Company generates substantial investable funds from its primary business operations, Property-Liability and Allstate Financial. In formulating and implementing policies for investing funds, the Company seeks to earn returns that enhance its ability to offer competitive rates and prices to customers while contributing to attractive and stable profits and long-term capital growth for the Company. Accordingly, the Company's investment decisions and objectives are a function of the underlying risks and product profiles of each primary business operation.

        The Company administers and oversees the investment risk management processes primarily through the Boards of Directors and Investment Committees of its operating subsidiaries and the Credit and Risk Management Committee ("CRMC"). The Boards of Directors and Investment Committees provide executive oversight of investment activities. The CRMC is a senior investment management committee consisting of the Chief Investment Officer, the Investment Risk Manager, and other investment officers who are responsible for the day-to-day management of investment risk. The CRMC meets at least monthly to provide detailed oversight of investment risk, including market risk.

        The Company has investment guidelines that define the overall framework for managing market and other investment risks, including the accountabilities and controls over these activities. In addition, the operating subsidiaries that conduct investment activity follow investment policies that have been approved by their respective Boards of Directors and that delineate the investment limits and strategies that are appropriate given their respective liquidity, surplus, product, and regulatory requirements.

        The Company manages its exposure to market risk through the use of asset allocation limits, duration limits and value-at-risk limits, through the use of simulation and, as appropriate, through the use of stress tests. Asset allocation limits place restrictions on the aggregate fair value that may be invested within an asset class. The Company has duration limits on the Property-Liability and Allstate Financial investment portfolios and, as appropriate, on individual components of these portfolios. These duration limits place restrictions on the amount of interest rate risk that may be taken. Relative value-at-risk limits restrict the potential loss in fair value that could arise from adverse movements in the fixed income, equity, and currency markets over a time interval based on historical volatilities and correlations among market risk factors. Simulation and stress tests measure downside risk to fair value and earnings over longer time intervals and/or for adverse market scenarios.

        The day-to-day management of market risk within defined tolerance ranges occurs as portfolio managers buy and sell within their respective markets based upon the acceptable boundaries established by the investment policies. The Company has implemented a comprehensive daily measurement process, administered by the Investment Risk Manager, for monitoring compliance with limits established by the investment policies.

        Although the Company applies a common overall governance approach to market risk where appropriate, the underlying asset-liability frameworks and the accounting and regulatory environments differ markedly between Property-Liability and Allstate Financial operations. These differing frameworks affect each operation's investment decisions and risk parameters.

Interest rate risk    is the risk that the Company will incur economic losses due to adverse changes in interest rates. This risk arises from many of the Company's primary activities, as the Company invests substantial funds in interest-sensitive assets and carries significant interest-sensitive liabilities, primarily in the Allstate Financial operations.

        The Company manages the interest rate risk inherent in its assets relative to the interest rate risk inherent in its liabilities. One of the measures the Company uses to quantify this exposure is duration. Duration measures the sensitivity of the fair value of assets and liabilities to changes in interest rates. For example, if interest rates increase 1%, the fair value of an asset with a duration of 5 is expected to decrease in value by approximately 5%. At December 31, 2002, the difference between the Company's asset and liability duration was approximately 0.34, versus a 0.56 gap at December 31, 2001. This positive duration gap indicates that the fair value of the Company's assets is somewhat more sensitive to interest rate movements than the fair value of its liabilities.

        The major portion of the Company's duration gap results from its Property-Liability operations, with the primary liabilities of these operations being auto and homeowners claims. In the management of investments supporting this business, Property-Liability adheres to an objective of emphasizing safety of principal and consistency of income within a total return framework. This approach is designed to ensure the financial strength and stability of the Company for paying claims, while maximizing economic value and surplus growth. This objective generally results in a duration mismatch between Property-Liability's assets and liabilities within a defined tolerance range.

        Allstate Financial seeks to invest Premiums and deposits to generate future cash flows that will fund future claims, benefits and expenses, and that will earn stable margins across a wide variety of interest rate and economic scenarios. In order to achieve this objective and limit its exposure to interest rate risk, Allstate Financial adheres to a philosophy of managing the duration of assets and related liabilities. Allstate Financial uses interest rate swaps, futures, forwards, caps and floors to reduce the interest rate risk resulting from duration mismatches between assets and liabilities. In addition, Allstate Financial uses financial futures and other derivative instruments to hedge the interest rate risk related to anticipatory purchases and sales of investments and product sales to customers.

        The Company currently pledges and receives collateral on certain types of derivative contracts. For futures and option contracts traded on exchanges, the Company has pledged securities as margin deposits for 2002, totaling $47 million. For over-the-counter derivative transactions, involving interest rate swap, foreign currency swap, interest rate cap, and interest rate floor agreements, master netting agreements are utilized. These agreements permit either party to net payments due for transactions covered by the agreements. In addition, when applicable, parties are required to post collateral. As of December 31, 2002, the Company had posted $12 million of securities, while counterparties have posted cash to the Company totaling $194 million.

        To calculate duration, the Company projects asset and liability cash flows and discounts them to a net present value basis using a risk-free market rate adjusted for credit quality, sector attributes, liquidity and other specific risks. Duration is calculated by revaluing these cash flows at alternative levels of interest rates and determining the percentage change in fair value from the base case. The cash flows used in the model reflect the expected maturity and repricing characteristics of the Company's derivative financial instruments, all other financial instruments (as described in Note 6 to the consolidated financial statements), and certain other items including unearned premiums, Property-Liability claims and claims expense reserves, interest-

sensitive liabilities and annuity liabilities. The projections include assumptions (based upon historical market experience and Company specific experience) reflecting the impact of changing interest rates on the prepayment, lapse, leverage and/or option features of instruments, where applicable. Such assumptions relate primarily to mortgage-backed securities, collateralized mortgage obligations, municipal housing bonds, callable municipal and corporate obligations, and fixed rate single and flexible premium deferred annuities. Additionally, the projections incorporate empirically based assumptions regarding the renewal of Property-Liability policies.

        Based upon the information and assumptions the Company uses in its duration calculation, and interest rates in effect at December 31, 2002, management estimates that a 100 basis point immediate, parallel increase in interest rates ("rate shock") would decrease the net fair value of its assets and liabilities identified above by approximately $825 million, versus $838 million at December 31, 2001. However, there are $5.58 billion of assets supporting life insurance products which are not financial instruments and have not been included in the above analysis. This amount has increased from the $4.32 billion in assets reported for December 31, 2001. According to the duration calculation, in the event of a 100 basis point immediate increase in interest rates, these assets would decrease in value by $218 million, versus a decrease of $173 million reported for December 31, 2001. The Company has in place a program utilizing short futures to manage the Property-Liability interest rate risk exposure relative to its duration target. Based on contracts in place at December 31, 2002, in the event of a 100 basis point increase or decrease in interest rates, the Company would recognize realized capital gains or losses of $28 million and $(28) million, respectively. The selection of a 100 basis point immediate parallel increase in interest rates should not be construed as a prediction by Allstate's management of future market events, but only as an illustration of the potential impact of such an event.

        To the extent that conditions differ from the assumptions used, Allstate's duration and rate shock measures could be significantly impacted. Additionally, the Company's calculation assumes that the current relationship between short-term and long-term interest rates (the term structure of interest rates) will remain constant over time. As a result, these calculations may not fully capture the impact of non-parallel changes in the term structure of interest rates and/or large changes in interest rates.

Equity price risk    is the risk that the Company will incur economic losses due to adverse changes in a particular stock, mutual fund, or stock index. At December 31, 2002, the Company had approximately $2.79 billion in common stocks and $1.15 billion in other securities with equity risk (including primarily convertible securities, limited partnership funds, non-redeemable preferred securities and private equity securities). Approximately 98.6% and 52.0% of these totals, respectively, represented assets of the Property-Liability operations. At December 31, 2001, the Company had approximately $4.13 billion in common stocks and $1.58 billion in other equity investments. Approximately 99.9% and 52.2% of these totals, respectively, represented assets of the Property-Liability operations.

        At December 31, 2002, the Company's portfolio of equity instruments had a beta of approximately 0.79. Beta represents a widely accepted methodology to describe, in mathematical terms, an investment's market risk characteristics relative to the Standard & Poor's 500 Composite Price Index ("S&P 500"). For example, if the S&P 500 decreases by 10%, management estimates that the fair value of its equity portfolio will decrease by approximately 7.9%. Likewise, if the S&P 500 increases by 10%, management estimates that the fair value of its equity portfolio will increase by approximately 7.9%. At December 31, 2001, the Company's equity portfolio had a beta of 0.84.

        Based upon the information and assumptions the Company uses in its beta calculation and in effect at December 31, 2002, management estimates that an immediate decrease in the S&P 500 of 10% would decrease the net fair value of the Company's equity portfolio identified above by approximately $312 million, versus $478 million at December 31, 2001. The selection of a 10% immediate decrease in the S&P 500 should not be construed as a prediction by Allstate's management of future market events, but only as an illustration of the potential impact of such an event.

        Beta was determined by regressing the monthly stock price movements of the equity portfolio against movements in the S&P 500 over a three-year historical period. Portfolio beta was also determined for the domestic equity portfolio by weighting individual stock betas by the market value of the holding in the portfolio. The two approaches to calculating portfolio beta yielded virtually identical results. Since beta is historically based, projecting future price volatility using this method involves an inherent assumption that historical volatility and correlation relationships will remain stable. Therefore, the results noted above may not reflect the Company's actual experience if future volatility and correlation relationships differ from such historical relationships.

        At December 31, 2002 and 2001, the Company had Separate Accounts assets with account values totaling $11.13 billion and $13.59 billion, respectively. The Company earns contract charges as a percentage of these account values. In the event of an immediate decline of 10% in the account values due to equity market declines, the Company would earn approximately $18 million and $21 million less in annualized fee income at December 31, 2002 and December 31, 2001, respectively.

        Generally at the time of purchase, the contractholders of variable annuity contracts receive a GMDB and, for certain contracts, may elect to purchase an enhanced GMDB or guaranteed minimum income benefits ("GMIB"). The Company charges a fee for these guarantees that is generally calculated as a percentage of the account value. Both types of guarantees subject the Company to additional equity risk as the beneficiary or contractholder may receive a benefit for an amount greater than the fund balance under contractually defined circumstances and terms. GMDBs may be payable upon death, while GMIBs may be payable on or after the ten-year anniversary of the contract if the contractholder elects to receive a defined stream of payments ("annuitize").

        Substantially all of the Company's variable annuity contracts inforce contain some type of GMDB. In general, the types of guarantees offered include a return of deposits, the highest anniversary value or a guaranteed compound earnings rate on the initial deposit over the contract period. To reduce its GMDB exposure resulting from further declines in the equity market, the Company entered into various derivative instruments during 2002 which economically hedged a portion of this existing risk. These instruments will hedge expected benefit payments through December 31, 2003. Separate from the current hedging program, the Company plans to enter into a new program during the first quarter of 2003. This program is intended to hedge substantially all future death claims on new business as it is written. At December 31, 2002 and 2001, the guaranteed value in excess of contractholders' account value, payable if all contractholders were to die, was estimated to be $4.07 billion and $2.36 billion, respectively, net of reinsurance. The increase in this measure is attributable to the decline in equity markets during 2002. In both periods, approximately two-thirds of this exposure is related to the return of deposits guarantee, while the remaining one-third is attributable to a death benefit guarantee greater than the original deposits.

        The estimated present value of expected future payments for GMDBs is approximately $131 million at December 31, 2002 compared to $15 million at December 31, 2001. This estimate considers the current guarantees outstanding for all contracts that contain GMDBs and expected fund performance to calculate expected future GMDB payments for the next 40 fiscal quarters. The assumptions and methodology used to determine the present value of the future GMDB payments are consistent with those used for DAC amortization. The increase in this estimate in 2002 is primarily attributable to the decline in account values due to the continued decline in the equity markets during the year. Management also estimates the impact to its expected future GMDB payments in the event of extreme adverse market conditions. For example, in the event of an immediate decline of 10% in contractholders' account values as of December 31, 2002 due to equity market declines, payments for guaranteed death benefits would increase by an estimated $14 million during the next year. The selection of a 10% immediate decrease should not be construed as a prediction by management of future market events, but only as an example to illustrate the potential impact to earnings and cash flow of equity market declines as a result of this guarantee. Also, the Company's actual payment experience in the future may not be consistent with the assumptions used in its model.

        GMIBs offered by the Company include the right to annuitize based on the highest account value at any contract anniversary date or a guaranteed compound earnings rate based on the initial account value over the specified contract period. The Company began offering these guarantees in certain of its variable contracts in 1998, therefore based on the contract specifications, these benefits will not be available for election by the contractholders until at least 2008. The guaranteed value in excess of contractholders' account values at December 31, 2002 and 2001, payable over the annuity period if all contractholders were to elect to annuitize, is estimated to be $607 million and $299 million, net of reinsurance, respectively. To calculate this measure, the current interest rate environment is utilized in the assumptions. The increase in this measure is attributable to the decline in the equity markets during 2002 as well as a decline in interest rates.

        The estimated present value of expected future payments for GMIBs is approximately $16 million at December 31, 2002, assuming payments over the next 40 years. To calculate the expected future GMIB payments, this estimate considers the current mix of guarantees outstanding for all contracts that contain GMIBs and expected fund performance. The assumptions and methodology used to determine the present value of the future GMIB payments are consistent with those used for DAC amortization. Management estimated the present value of expected future payments at December 31, 2001, using these assumptions, to be less than the expected future fees earned for this contract feature. The increase in 2002 is attributable to the decline in account value due to the decline in equity markets during the year, a decline in interest rates and the fact that contractholders are one year closer to being eligible to annuitize their contracts at guaranteed amounts. Management also estimates the impact to its expected future GMIB payments in the event of extreme adverse market conditions. However, in the event of an immediate decline of 10% in contractholders' account values as of December 31, 2002 due to equity market declines, there would be no near term impact to the Company's earnings or cash flow, since these benefits are not currently reserved for and are not payable until at least 2008. The selection of a 10% immediate decrease should not be construed as a prediction by management of future market events, but only as an example to illustrate the potential impact to earnings and cash flow of equity market declines as a result of this guarantee.

        Growth in variable contracts in the future stemming from new sales will increase the Company's amount of overall exposure to equity price risk embedded in these contracts. An increase in the equity markets above December 31, 2002 levels will increase the contractholder returns on these products, thereby decreasing the risk of utilizing these guarantees on the inforce business. A decrease in the equity markets that causes a decrease in the variable contracts' account balances will increase the equity risk profile of the inforce business as is demonstrated in the December 31, 2002 measurements compared to the December 31, 2001 measurements disclosed and discussed above.

        In addition to the above, at December 31, 2002 and 2001, the Company had approximately $1.36 billion and $1.40 billion, respectively, in equity-indexed annuity liabilities that provide customers with contractually guaranteed crediting rates related to a portion of the price appreciation of the S&P 500. The Company hedges the risk associated with the price appreciation component of equity-indexed annuity liabilities through the purchase and sale of equity-indexed options, futures, swap futures, and eurodollar futures, maintaining risk within specified value-at-risk limits.

        The Company also is exposed to equity risk in Allstate Financial DAC, as equity portfolio valuation fluctuations impact DAC amortization, because projected fee income and guaranteed benefits payable are components of the EGP for variable life and annuity contracts. For a more detailed discussion of DAC, see Note 2 to the consolidated financial statements.

Foreign currency exchange rate risk    is the risk that the Company will incur economic losses due to adverse changes in foreign currency exchange rates. This risk arises from the Company's foreign equity investments and its Canadian operations. The Company also has a small amount of fixed income securities that are denominated in foreign currencies and uses derivatives to hedge the foreign currency risk of these securities (both principal and interest payments).

        At December 31, 2002, the Company had approximately $246 million in foreign currency denominated equity securities and an additional $375 million net investment in foreign subsidiaries. These amounts were $485 million and $410 million, respectively, at December 31, 2001. The decrease in equity securities is due to a sale of public foreign equity holdings in the Property-Liability portfolio. The source of the currency exposure represents assets mostly of the Property-Liability operations.

        Based upon the information and assumptions in effect at December 31, 2002, management estimates that, holding everything else constant, a 10% immediate unfavorable change in each of the foreign currency exchange rates to which the Company is exposed would decrease the net fair value of its foreign currency denominated instruments by approximately $62 million, compared with an estimated $90 million decrease at December 31, 2001. The selection of a 10% immediate decrease in all currency exchange rates should not be construed as a prediction by Allstate's management of future market events, but only as an illustration of the potential impact of such an event. The Company's currency exposure is diversified across 35 countries, essentially unchanged from 34 countries at December 31, 2001. The largest individual exposures at December 31, 2002 are to Canada (61%) and the UK (7%). The largest individual exposures at December 31, 2001 were to Canada (43%) and UK (12%). The Company's primary regional exposure is to Western Europe, approximately 27% at December 31, 2002, versus 42% at December 31, 2001.

        The modeling technique the Company uses to report its currency exposure does not take into account correlation among foreign currency exchange rates. Even though the Company believes it to be unlikely that all of the foreign currency exchange rates to which it is exposed would simultaneously decrease by 10%, the Company finds it meaningful to "stress test" its portfolio under this and other hypothetical extreme adverse market scenarios. The Company's actual experience may differ from the results noted above if future experience does not correspond with the correlation assumptions that the Company has used or if events occur that were not included in the methodology, such as significant liquidity or market events.

PENSION ACCOUNTING

        The Company has defined benefit pension plans, which cover most domestic full-time and certain part-time employees, employee-agents, and Canadian full-time and certain part-time employees. Benefits under these plans are based upon the employee's length of service and eligible annual compensation. The company uses the accrual method of accounting for its defined benefit plans in accordance with accepted actuarial cost methods. The company's funding policy for the plans is to make annual contributions in accordance with accepted actuarial cost methods.

        For accounting purposes, the Company bases its annual determination of pension costs and obligations as of December 31 using an October 31 measurement date. The Company must recognize a minimum pension liability which is reported as a reduction to Accumulated other comprehensive income when the accumulated benefit obligation ("ABO") exceeds the fair value of plan assets. The ABO is the actuarial present value as of October 31 of all benefits attributed by the pension benefit formula to employee service rendered prior to that date. The ABO differs from the projected benefit obligation due to the exclusion of an assumption as to future compensation levels. A minimum pension liability can result from changes in the ABO such as changes in the discount rate or changes in the benefit formula, as well as from changes in the fair value of plan assets caused by market conditions and additional benefits earned during the year.

        The projected benefit obligation ("PBO") is the actuarial present value as of October 31 of all benefits attributed by the pension benefit formula to employee service rendered prior to that date. The PBO is measured using assumptions as to future compensation levels.

        A reconciliation of the plans' funded status, which is calculated as the difference between the PBO and fair value of plan assets, to the Company's prepaid (accrued) benefit cost is as follows:

(in millions)	2002	2001
Funded status	$(1,362)	$(693)
Unamortized prior service cost	(34)	5
Unamortized transition obligation	—	2
Unrecognized net actuarial loss	1,948	1,096
Minimum liability adjustment	(1,271)	(151)

Prepaid (accrued) benefit cost	$(719)	$259

        Due to the decline in the equity markets in 2002, the fair value of plan assets at October 31, 2002, the most recent measurement date, was $2.32 billion, or $1.36 billion less than the PBO and $719 million less than the ABO. As a result, the company recorded an increase in the minimum pension liability of $737 million after-tax at December 31, 2002. Comparatively, at the October 31, 2001 measurement date, the fair value of plan assets was $2.53 billion, or $693 million less than the PBO and $71 million less than the ABO, due to the decline in the equity markets during the year. As a result the company recorded a minimum pension liability of $83 million, after-tax at December 31, 2001 for all of its plans.

        The components of pension cost for the year ended December 31, are as follows:

(in millions)	2002	2001	2000
Service cost	$123	$90	$125
Interest cost	233	226	222
Expected return on plan assets	(306)	(344)	(331)
Amortization of prior service costs	5	(1)	(5)
Amortization of unrecognized transition obligation	1	2	2
Settlement (gain) loss	59	35	—
Recognized net actuarial (gain)/loss	11	(14)	(13)
Curtailment (gain)	—	—	(152)

Net periodic cost (benefit)	$126	$(6)	$(152)

        Under the accrual method of accounting for pension plans, the cost of pension benefits is recognized throughout the period of employee service. Pension cost includes:

  •
  Service cost—the actuarial present value of benefits attributed by the pension benefit formula to service rendered by the employees during that period,

  •
  Interest cost—the increase in PBO due to the passage of time,

  •
  Expected return on plan assets—based on the expected long-term rate of return on plan assets and the market-related value of plan assets,

  •
  Amortization—systematic recognition over several periods of previously unrecognized amounts including prior service cost, transition obligation and actuarial gains and losses, and

  •
  Gains and losses from settlements and curtailments—due to the recognition of deferred gains and losses related to lump sum distributions from the plan, and reductions in the number of active participants.

        The market-related value of plan assets is consistently determined on an annual basis using the fair value of plan assets, primarily determined using quoted market prices, as of the October 31 measurement date. The market-related value of assets equals the fair value of assets for non-equity type investments plus a smoothed value of assets for equity investments. The smoothed value of assets for equity investments is determined by first calculating the expected value of equity investments, using the long-term rate of return on assets assumption and comparing this amount to the actual fair value of equity investments. The difference between the expected and actual fair value of equity investments is determined using a five-year moving average.

        The expected return on plan assets and changes in the PBO due to service cost and interest cost, are included as a component of pension cost immediately. Other changes in the PBO, such as those arising from plan amendments, and unexpected changes in the value of plan assets, are generally not recognized immediately. Rather, they are recognized over subsequent periods of service using accepted actuarial methods. Unrecognized net actuarial gains and losses, excluding prior service cost and any transition obligation, represents the cumulative difference between anticipated and actual plan experience, such as changes in the PBO and the market-related value of assets, not previously recognized in pension cost. The unrealized gain or loss is compared to an amount equal to the greater of 10% of the PBO or 10% of the market-related value of assets. The excess, if any, over this amount is amortized over the expected average future service of employees. The resulting amortization is a component of the net periodic pension cost for the period.

        The unrecognized loss for the pension plans was $1.95 billion at year-end 2002. At year-end 2001, the unrecognized loss for plans was $1.10 billion. The change in unrecognized gain or loss for the year ended December 31 is calculated as follows:

(in millions)	2002	2001
Unrecognized (gain) loss at January 1,	$1,096	$(311)
Asset loss	515	1,160
Loss due to change in discount rate	103	324
Amortization of (gain)/loss expense	(11)	14
Effect of settlement (per SFAS No. 88)	(59)	(35)
Other experience	305	(56)

Unrecognized loss at December 31,	$1,949	$1,096

        The determination of pension cost is subject to volatility primarily due to fluctuations in the amortization of unrecognized actuarial gains and losses, the weighted average discount rate, and the expected long-term rate of return on plan assets. The Company recognized amortization of net actuarial losses of $11 million for the year ended December 31, 2002 and amortization of net actuarial gains of $14 million for the year ended December 31, 2001. The Company anticipates that the unrealized loss for the plan will exceed 10% of the PBO or 10% of the market-related value of assets during the foreseeable future, resulting in additional amortization and increased net periodic pension cost.

        The weighted average discount rate is used to determine the PBO and results in the periodic recognition of the interest cost component of pension cost. It is based on rates at which pension benefits could effectively be settled on a present value basis at the measurement date. The Company develops its assumed weighted average discount rate utilizing the weighted average yield of a theoretical dedicated bond portfolio derived from those available in the Lehman Corporate Universe having ratings of AA by Standard & Poor's or Aa by Moody's Investors Service or higher on the measurement date with cash flows which match the expected benefit cash flow from the plans. Significant changes in discount rates, such as those caused by changes in the yield curve, the mix of bonds available in the market, the duration of selected bonds and expected benefit payments may result in volatility in pension cost and minimum pension liabilities. The weighted average discount rate at December 31, 2002 was 7.0% compared to 7.25% at December 31, 2001.

        Holding other PBO assumptions constant, a hypothetical one percentage-point decrease in the weighted average discount rate would result in an increase of $40 million in pension expense and a $224 million increase in the minimum pension liability after-tax as of October 31, 2002, the most recent measurement date, versus an increase of $35 million in pension expense and a $446 million increase in the minimum pension liability after-tax as of October 31, 2001. A hypothetical one percentage-point increase in the weighted average discount rate would decrease pension expense by $36 million and would decrease the minimum pension liability after-tax by $207 million as of October 31, 2002, the most recent measurement date, versus a decrease in pension expense by $17 million and a decrease in the minimum pension liability after-tax by $83 million as of October 31, 2001. This non-symmetrical range results from changes in the amortization of unrealized net actuarial gains and losses.

        The expected long-term rate of return on plan assets reflects the average rate of earnings expected on plan assets. This assumption is reviewed annually giving consideration to appropriate financial data including, but not limited to, the plan asset allocation, the period over which benefits will be paid, historical returns on plan assets and other relevant market data. As of the 2002 measurement date, the arithmetic average of the annual actual return on plan assets for the most recent 10 and 5 years was 9.3% and 4.4%, respectively. The plans' assets at the 2002 measurement date were allocated approximately 52% to U.S. equities using an allocation that generally tracks the return of the S&P 1500 Supercomposite, 10% to international equities, 19% to U.S. government fixed income securities, 6% to U.S. corporate fixed income securities and the remainder to other investments. This is consistent with the allocation used to determine the long-term return on plan assets assumption at December 31, 2002 of 8.5%. As of the 2001 measurement date, the arithmetic average of the annual actual return on plan assets for the most recent 10 and 5 years was 11.2% and 10.7%, respectively. The plans' assets at the 2001 measurement date were allocated approximately 52% to U.S. equities using an allocation that generally tracks the return of the S&P 1500 Supercomposite, 10% to international equities, 19% to U.S. government fixed income securities, 6% to U.S. corporate fixed income securities and the remainder to other investments. This is consistent with the allocation used to determine the long-term return on plan assets assumption at December 31, 2001 of 9.5%. While this is a long term assumption, sustained changes in the market or changes in the mix of plan assets may lead to revisions in the assumed long-term rate of return on plan assets that may result in variability of pension cost. Differences between the actual return on plan assets and the expected long-term rate of return on plan assets are a component of unrecognized gains or losses, which may be amortized as a component of net actuarial gains and losses. For this reason, the impact of the changes in fair value on the Company's pension cost may be experienced in periods subsequent to those in which the fluctuations actually occur.

        Holding other PBO assumptions constant, a hypothetical one percentage-point decrease in the expected long-term rate of return on plan assets would result in an increase of $26 million in pension cost. A hypothetical one percentage-point increase in the expected long-term rate of return on plan assets would result in a decrease in pension cost of $26 million. Changes in the expected long-term rate of return on plan assets do not impact the minimum pension liability.

        During the years ended December 31, 2002, 2001 and 2000, pension cost decreased (increased) net income by $81 million, $(4) million, and $(99) million, respectively. Pension cost for the year ended December 31, 2003 is estimated to increase by $185 million.

        During the years ended December 31, 2002, 2001 and 2000, decreases to cash flows resulting from discretionary pension funding were $213 million, $40 million and $0 million, respectively. These contributions were actuarially determined in accordance with the Internal Revenue Code and regulations and are based on the market value of plan assets, actuarial value of assets, and the actuarial accrued liability on a projected unit credit basis each year. As of December 31, 2002, the minimum funding requirement for the tax qualified pension plans is $0. The Company anticipates making contributions of similar or greater magnitude to those made in 2002 in the foreseeable future.

CAPITAL RESOURCES AND LIQUIDITY

Capital Resources consist of shareholders' equity, mandatorily redeemable preferred securities and debt, representing funds deployed or available to be deployed to support business operations. The following table summarizes Allstate's capital resources at December 31.

(in millions)	2002	2001	2000
Common stock, retained earnings and other shareholders' equity items	$15,705	$15,533	$15,525
Accumulated other comprehensive income	1,733	1,663	1,926

Total shareholders' equity	17,438	17,196	17,451
Mandatorily redeemable preferred securities	200	200	750
Debt	4,240	3,921	3,331

Total capital resources	$21,878	$21,317	$21,532

Ratio of debt and mandatorily redeemable preferred securities to shareholders' equity	25.5%	24.0%	23.4%
Ratio of debt to total capital resources(1)	19.8%	18.9%	17.2%

(1)
When analyzing the Company's ratio of debt to total capital resources, various formulas are used. In this presentation, debt also includes 50% of the mandatorily redeemable preferred securities because, due to the nature of these securities, this computation is believed by management to be a common methodology utilized by many of the users of the Company's consolidated financial statements.

        Shareholders' equity increased in 2002 when compared to 2001, as Net income and increased unrealized capital gains were partially offset by an increase in the minimum pension liability, dividends paid to shareholders and share repurchases. Shareholders' equity decreased in 2001 when compared to 2000, as Net income was more than offset by share repurchases and dividends.

        Since 1995, the Company has repurchased 259 million shares of its common stock at a cost of $8.38 billion, primarily as part of various stock repurchase programs. The Company has reissued 62 million shares since 1995, primarily associated with the Company's equity incentive plans, the redemption of certain mandatorily redeemable preferred securities and the 1999 acquisition of American Heritage Life Investment Corporation ("AHL"). Allstate announced on February 4, 2003 the approval of a new repurchase program for $500 million, which is expected to be completed by December 31, 2005.

        Mandatorily redeemable preferred securities were unchanged at December 31, 2002 compared to the 2001 levels. In 2001, the decrease was due to the redemption of $550 million of Cumulative Quarterly Income Preferred Securities, Series A ("QUIPS") in the fourth quarter of 2001. The remaining $200 million of mandatorily redeemable preferred securities at December 31, 2002 represent preferred securities issued by Allstate Financing II ("AF II"), a wholly owned subsidiary trust of the Company. In addition to these liabilities, AF II's balance sheet consists of assets totaling $200 million of 7.83% Junior Subordinated Deferrable Interest Debentures issued by the Company ("junior subordinated debentures") that are included on the Consolidated Statements of Financial Position of the Company. For further discussion of the capital structure of AF II, see Note11 to the consolidated financial statements.

        Debt increased in 2002 after increasing in 2001 compared to the 2000 level. In 2002, the increase was primarily due to the issuance of $350 million of 6.125% Senior Notes due in 2012, and the issuance of $250 million of 6.125% Senior Notes due in 2032. The proceeds of the $350 million Senior Notes were used for general corporate purposes, and the proceeds of the $250 Senior Notes were used to redeem $250 million of 7.125% Senior Quarterly Interest Bonds. Both of the Senior Note issuances in 2002 were under the existing shelf registration statement filed with the Securities and Exchange Commission ("SEC") in June 2000.

        At December 31, 2002, the Company had outstanding commercial paper borrowings of $279 million with a weighted average interest rate of 1.25%.

        In 2001, the debt increase was primarily due to the issuance of $550 million of 5.375% Senior Notes due in 2006, the proceeds of which were used to redeem $550 million of QUIPS. The 5.375% Senior Notes were issued under the existing shelf registration statements filed with the SEC in August 1998 and June 2000. The August 1998 registration was extinguished with this issuance. At December 31, 2001, the Company had outstanding commercial paper borrowings of $217 million with a weighted average interest rate of 2.05%.

Financial Ratings and Strength    The following table summarizes the Company's and its major subsidiaries' debt, commercial paper and insurance financial strength ratings from various agencies at December 31, 2002.

	Moody's	Standard & Poor's	A.M. Best
The Allstate Corporation (senior long term debt)	A1	A+	a+
The Allstate Corporation (commercial paper)	P-1	A-1	AMB-1
Allstate Insurance Company (financial strength)	Aa2	AA	A+
Allstate Life Insurance Company (financial strength)	Aa2	AA+	A+
American Heritage Life Insurance Company (financial strength)	Aa3	AA+	A+

        None of these ratings were changed during 2002. AIC's and ALIC's insurance financial strength ratings have remained at the same consistently high levels for the last five years (Aa2 "excellent" by Moody's, AA and AA+ "very strong" by Standard & Poor's and A+ "superior" by A.M. Best). On a relative basis, these rating positions have improved in light of the significant volume of rating downgrades of other companies in the industry during 2002. Since February 2002, Standard & Poor's rating outlook for ALIC and its rated subsidiaries and affiliates has been "negative". In November 2002, Standard & Poor's reaffirmed the AA+ rating of ALIC, but left the outlook unchanged. In January 2003, A.M. Best Company newly assigned a "positive" rating outlook for AIC, ALIC, and selected affiliates. Also, in 2002, A.M. Best Company downgraded the qualified public information rating of Allstate Insurance Company of Canada from B++ to B+.

        The Company's and its major subsidiaries' ratings are influenced by many factors including operating and financial performance, asset quality, asset/liability management, overall portfolio mix, the amount of financial leverage (i.e., debt), exposure to risks such as catastrophes, as well as the current level of operating leverage. The ratio of net Premiums written to statutory surplus is a common measure of operating leverage used in the property-casualty insurance industry and serves as an indicator of a company's premium growth capacity. Ratios in excess of 3 to 1 are typically considered outside the usual range by insurance regulators and rating agencies. AIC's premium to surplus ratio was 1.7x on December 31, 2002 compared to 1.6x in the prior year.

        In 2002, AIC contributed $350 million of capital to ALIC to maintain ALIC's statutory surplus and risk-based capital measures at management's target levels. The need for additional ALIC capital was driven primarily by the impact of realized capital losses, new business growth and statutory reserves required for variable annuity GMDBs and GMIBs.

        The NAIC has a standard for assessing the solvency of insurance companies, which is referred to as risk-based capital ("RBC"). The standard is based on a formula for determining each insurer's RBC and a model law specifying regulatory actions if an insurer's RBC falls below specified levels. The RBC formula for property-liability companies includes asset and credit risks but places more emphasis on underwriting factors for reserving and pricing. The RBC formula for life insurance companies establishes capital requirements relating to insurance, business, asset and interest rate risks. At December 31, 2002, RBC for each of the Company's domestic insurance companies was significantly above levels that would require regulatory actions.

        The NAIC has also developed a set of financial relationships or tests known as the Insurance Regulatory Information System to assist state regulators in monitoring the financial condition of insurance companies and identifying companies that require special attention or actions by insurance regulatory authorities. The NAIC analyzes data provided by insurance companies using prescribed financial data ratios each with defined "usual ranges". Generally, regulators will begin to monitor an insurance company if its ratios fall outside the usual ranges for four or more of the ratios. If an insurance company has insufficient capital, regulators may act to reduce the amount of insurance it can issue. The Company's domestic insurance companies are currently not under regulatory scrutiny based on these ratios.

Liquidity    The Allstate Corporation is a holding company whose principal subsidiaries include AIC, AHL and Kennett Capital. The principal potential sources of funds for Property-Liability, Allstate Financial and Corporate and Other include the following activities.

	Property- Liability	Allstate Financial	Corporate and Other
Property-liability insurance premiums	X
Allstate Financial Premiums and deposits		X
Reinsurance recoveries	X	X
Receipts of principal, interest and dividends on investments	X	X	X
Sales of investments	X	X	X
Funds from investment repurchase agreements, securities lending, dollar roll, commercial paper and lines of credit agreements	X	X	X
Inter-company loans	X	X	X
Capital contributions from parent	X	X
Dividends from subsidiaries	X		X
Funds from periodic issuance of additional securities			X
Funds from the settlement of the Company's benefit plans			X

        The principal potential uses of funds for Property-Liability, Allstate Financial and Corporate and Other include the following activities.

	Property- Liability	Allstate Financial	Corporate and Other
Payment of claims and related expenses	X
Payment of contract benefits, maturities, surrenders and withdrawals		X
Reinsurance cessions and payments	X	X
Operating costs and expenses	X	X	X
Purchase of investments	X	X	X
Repayment of investment repurchase agreements, securities lending, dollar roll, commercial paper and lines of credit agreements	X	X	X
Payment or repayment of inter-company loans	X	X	X
Capital contributions to subsidiaries	X		X
Dividends to shareholders	X	X	X
Share repurchases			X
Debt service expenses and repayment			X
Settlement payments of the Company's benefit plans	X		X

        The following table summarizes consolidated cash flow activities by business segment for 2002.

(in millions)	Property-Liability	Allstate Financial	Corporate and Other	Consolidated
Net cash provided by (used in):
Operating activities	$2,543	$1,887	$(7)	$4,423
Investing activities	(1,613)	(7,560)	165	(9,008)
Financing activities	92	5,443	(751)	4,784

Net increase in consolidated cash				$199

        The Company's operations typically generate substantial positive cash flows from operations as most premiums are received in advance of the time when claim and benefit payments are required. These positive operating cash flows are expected to continue to meet the liquidity requirements of the Company. The Corporate and Other segment also includes $1.06 billion of investments held by the Company's subsidiary, Kennett Capital.

        The payment of dividends by AIC is limited by Illinois insurance law to formula amounts based on statutory net income and statutory surplus, as well as the timing and amount of dividends paid in the preceding twelve months. In the twelve-month period ending December 31, 2002, AIC paid dividends of $675 million. Based on the greater of 2002 statutory net income or 10% of statutory surplus, the maximum amount of dividends AIC is able to pay without prior Illinois Department of Insurance approval at a given point in time is $1.43 billion, less dividends paid during the preceding twelve months measured at that point in time. Notification and approval of inter-company lending activities is also required by the Illinois Department of Insurance for those transactions that exceed formula amounts based on statutory admitted assets and statutory surplus.

        A portion of Allstate Financial's diversified product portfolio, primarily fixed annuity and interest-sensitive life insurance products, is subject to discretionary surrender and withdrawal by contractholders. Total surrender and withdrawal amounts for Allstate Financial were $3.16 billion, $2.99 billion and $3.72 billion in 2002, 2001 and 2000, respectively. As Allstate Financial's interest-sensitive life policies and annuity contracts inforce grow and age, the dollar amount of surrenders and withdrawals could increase. While the overall amount of surrenders may increase in the future, a significant increase in the level of surrenders relative to total contractholder account balances is not anticipated.

        Management performs actuarial tests on the impact to cash flows of surrenders and other actions under various scenarios. Based on these tests, management believes that future cash flows are expected to be sufficient to meet future benefit obligations to the contractholders of Allstate Financial's insurance subsidiaries and affiliates.

        The following table summarizes Allstate Financial's liabilities for interest-sensitive products by their contractual withdrawal provisions at December 31, 2002. Approximately 14.0% of these liabilities is subject to discretionary withdrawal without adjustment.

(in millions)	2002
Not subject to discretionary withdrawal	$9,463
Subject to discretionary withdrawal with adjustments:
Specified surrender charges(1)	16,827
Market value	8,754
Subject to discretionary withdrawal without adjustments	5,707

Total Contractholder funds	$40,751

(1)
Includes $8.95 billion of liabilities with a contractual surrender charge of less than 5% of the account balance.

        Established external sources of short-term liquidity include commercial paper, lines-of-credit, dollar rolls and repurchase agreements, which in the aggregate could provide over $2.48 billion of additional liquidity at December 31, 2002. The Company and its subsidiaries also have access to approximately $96.90 billion of potential liquidity from their portfolios of marketable investment securities, the ability to issue new insurance contracts, as well as the ability to issue additional public and private debt. A significant portion of the investment portfolio has favorable liquidity characteristics but with variation by asset class, including for example $13.08 billion of privately placed corporate obligations which represent 14.4% of the investment portfolio and $6.09 billion of mortgage loans which represent 6.7% of the investment portfolio. The ability to transfer funds between insurance subsidiaries and to or through The Allstate Corporation is subject to various regulatory requirements including the restrictions on dividends described above.

        Although the Company considers the occurrence of such events to be remote, certain events and circumstances could constrain the Company's liquidity. Those events and circumstances include, for example, a catastrophe resulting in extraordinary losses, a downgrade in the Company's long-term debt rating of A1 and A+ (from Moody's and Standard & Poor's, respectively) to non-investment grade status of below Baa3/BBB-, a downgrade in AIC's financial strength rating from Aa2, AA and A+ (from Moody's, Standard & Poor's and A.M. Best, respectively) to below Baa/BBB/B, or a downgrade in ALIC's financial strength ratings from Aa2, AA+ and A+ (from Moody's, Standard & Poor's and A.M. Best, respectively) to below Aa3/AA-/A-. The rating agencies also consider the interdependence of the Company's individually rated entities, and therefore a rating change in one entity could potentially affect the ratings of other related entities. In addition, management knows of no trends, demands, commitments, events or uncertainties that are reasonably likely to significantly constrain the Company's liquidity.

        The Company has access to additional borrowing to support liquidity as follows:

  •
  Allstate has a commercial paper program with a borrowing limit of $1.00 billion to cover short-term cash needs. As of December 31, 2002, the remaining borrowing capacity under the commercial paper program was $721 million, however the outstanding balance fluctuates daily.

  •
  Allstate has a primary credit facility and currently maintains three credit facilities totaling $1.20 billion as a potential source of funds to meet short-term liquidity requirements: a $575 million five-year revolving line of credit expiring in 2006, a $575 million 364-day revolving line of credit expiring in the second quarter of 2003 and a $50 million one-year revolving line of credit expiring in the third quarter of 2003. The rights to borrow on the five-year and 364-day lines of credit are subject to requirements that are customary for facilities of this size, type and purpose. For example, the Company's ratio of total debt to total capital (as defined in the agreements) cannot exceed a designated level. This requirement is currently being met and management expects to continue to meet it in the future. There were no borrowings under any of these lines of credit during 2002. The total amount outstanding at any point in time under the combination of the commercial paper program and the three credit facilities is limited to $1.20 billion.

  •
  The Company has the right to issue up to an additional $1.20 billion of debt securities, preferred stock, trust preferred securities or debt warrants utilizing the shelf registration statement filed with the SEC in June 2000.

        The following table summarizes the contractual obligations of the Company as of December 31, 2002 and the payments due by period.

(in millions)	Total	Less than 1 year	1-3 years	4-5 years	Over 5 years
Securities Lending, Dollar Rolls, and Repurchase Agreements(1)	$2,786	$2,786	$—	$—	$—
Commercial Paper(1)	279	279	—	—	—
GIC's/FA's (non-putable)(2)	7,152	1,763	2,845	1,264	1,280
FA's (putable/callable)(2)	1,602	676	926	—	—
Long-Term Debt(3)	3,961	305	901	551	2,204
Capital Lease Obligations(3)	18	1	1	1	15
Operating Leases(3)	1,005	262	324	191	228
Unconditional Purchase Obligations(3)	446	144	205	97	—
Other Long-Term Obligations(3)	42	3	5	5	29

Total Contractual Cash Obligations	$17,291	$6,219	$5,207	$2,109	$3,756

(1)
Securities lending, dollar rolls and repurchase transactions are typically fully collateralized with marketable securities. The Company's principal operating subsidiaries manage their short-term liquidity position to ensure the availability of a sufficient amount of liquid assets to extinguish liabilities as they come due in the normal course of business.

(2)
The putable/callable FA program as well as the non-putable FA and GIC programs are very closely asset/liability duration matched by ALIC. Accordingly, upon surrender or maturity of the related contracts, ALIC maintains assets with a sufficient market value to extinguish the liabilities in the normal course of business.

(3)
The liquidity requirements of long-term debt, capital lease obligations, operating leases, unconditional purchase and other obligations are managed within the structure of the Company's intermediate to long-term liquidity management program.

        The following table summarizes the contractual commitments of the Company as of December 31, 2002 and the payments due by period.

(in millions)	Total	Less than 1 year	1-3 years	4-5 years	Over 5 years
Guarantees(1)	$6,069	$325	$1,021	$352	$4,371
Other Commitments—Conditiona1(2)	161	137	—	24	—
Other Commitments—Unconditiona1(2)	200	23	34	36	107

Total Commitments	$6,430	$485	$1,055	$412	$4,478

(1)
Approximately $5.67 billion (or 93.4%) of this balance relates to Synthetic GICs. Synthetic GICs are fee-based insurance products purchased by pension trusts to obtain book value treatment for their defined contribution plans. The coverage provides for a benefit payment in the event the plan experiences heavy withdrawal activity due to allowable participant initiated events. The product has been offered since 1996 without experiencing a call on the guarantee. Coverage is provided to approximately 110 companies with contracts ranging in size from $1 million to $707 million. ALIC's underwriting activities closely monitor each arrangement. At December 31, 2002, the market value of the plan assets was valued on average at 103% of the book value of the guarantee. This ratio typically ranges from 99% to 101%.

(2)
Represents investment commitments such as private placements and mortgage loans.

        The Company has inter-company agreements in place that relate to insurance, reinsurance, loans, capitalization and the performance of various services, generally at cost. All material inter-company transactions have appropriately been eliminated in consolidation. Inter-company transactions among insurance subsidiaries and affiliates have been approved by the applicable state of domicile's department of insurance as required under applicable laws.

OFF-BALANCE SHEET ARRANGEMENTS

        The Company's use of off-balance sheet arrangements is limited to two SPEs used to hold assets under the management of Allstate Investment Management Company on behalf of unrelated third party investors, one synthetic lease SPE used to acquire a headquarters office building and up to 38 Sterling Collision Centers, and another to issue global medium-term notes ("GMTNs") to institutional investors. Management of the Company has not invested in any of these SPEs.

        The Company has not yet determined if these SPEs meet the criteria to be considered variable interest entities pursuant to the pending accounting guidance of Financial Accounting Standards Board ("FASB") Interpretation ("FIN") No. 46, "Consolidation of Variable Interest Entities." A final assessment will be made as of July 1, 2003 in accordance with FIN No. 46.

  •
  At December 31, 2002, the investment management SPEs had assets consisting of bank loans, bonds and cash totaling $718 million and liabilities in the form of long-term notes totaling $701 million. The Company made an initial equity investment of $24 million in the SPEs. The maximum exposure of loss to the Company is limited to its carrying value of $12 million, which is reflected and accounted for in the investment section of the Company's Consolidated Statements of Financial Position. In addition, unrelated third parties made initial equity investments of $32 million in the SPEs. The Company recognized revenue and received cash in the form of management fees of $3 million from the SPEs in 2002.

  •
  At December 31, 2002, the synthetic lease SPE, established to acquire a headquarters office building and up to 38 Sterling Collision centers, had assets consisting of real estate and other real property totaling $85 million, liabilities in the form of secured notes totaling $82 million, and $3 million of unrelated third party equity. The arrangement was structured to finance the acquisition of $160 million of real estate and other real property when fully utilized. The Company recorded lease expense of $2 million and made cash payments to this SPE of $1 million in 2002. The Company provides a residual value guarantee of the SPE's real property of approximately $73 million. Additionally, the Company has guaranteed $73 million of the SPE's notes.

  •
  At December 31, 2002, the SPE used to issue GMTNs had assets of $2.42 billion, liabilities of $2.33 billion and unrelated third party equity of $90 million. The funding agreements issued by ALIC to the SPE are reported on the Company's Consolidated Statements of Financial Position as a component of contractholder funds.

REGULATION AND LEGAL PROCEEDINGS

Regulation    The Company is subject to changing social, economic and regulatory conditions. State and federal regulatory initiatives and proceedings have varied and have included efforts to adversely influence and restrict premium rates, restrict the Company's ability to cancel policies, impose underwriting standards and expand overall regulation. The ultimate changes and eventual effects, if any, of these initiatives are uncertain.

Legal Proceedings    There are two active nationwide class action lawsuits against Allstate regarding its specification of after-market (non-original equipment manufacturer) replacement parts in the repair of insured vehicles. One of these suits alleges that the specification of such parts constitutes breach of contract and fraud, and this suit mirrors to a large degree lawsuits filed against other carriers in the industry. The plaintiffs allege that after-market parts are not "of like kind and quality" as required by the insurance policy, and they are seeking actual and punitive damages. In the second lawsuit, plaintiffs allege that Allstate and three co-defendants have violated federal antitrust laws by conspiring to fix the price of auto physical damage coverages in such a way that not all savings realized by the use of aftermarket parts are passed on to the policyholders. The plaintiffs seek actual and treble damages. In November 2002, a nationwide class was certified in this case. The defendants filed a petition to appeal the certification and the Eleventh Circuit Court of Appeals granted review of the certification. The Company has been vigorously defending both of these lawsuits, and their outcome is uncertain.

        There are a number of statewide and nationwide class action lawsuits pending against Allstate alleging that its failure to pay "inherent diminished value" to insureds under collision, comprehensive, or uninsured motorist property damage provisions of auto policies constitutes breach of contract and fraud. Plaintiffs define "inherent diminished value" as the difference between the market value of the insured automobile before an accident and the market value after repair. Plaintiffs allege that they are entitled to the payment of inherent diminished value under the terms of the policy. To a large degree, these lawsuits mirror similar lawsuits filed against other carriers in the industry. These lawsuits are pending in various state and federal courts, and they are in various stages of development. A class has been certified in only one case, a multi-state class action. The Company has been vigorously defending these lawsuits and, since 1998, has been implementing policy language in a majority of states reaffirming that its collision and comprehensive coverages do not include diminished value claims. In addition, there are two statewide putative class action lawsuits pending against Allstate alleging that it improperly deducts betterment in connection with the repair of vehicles. The outcome of these disputes is currently uncertain.

        There are a number of state and nationwide class action lawsuits pending in various state courts challenging the legal propriety of Allstate's medical bill review processes on a number of grounds, including, among other things, the manner in which Allstate determines reasonableness and necessity. One nationwide class action has been certified. These lawsuits, which to a large degree mirror similar lawsuits filed against other carriers in the industry, allege these processes result in a breach of the insurance policy as well as fraud. The Company denies those allegations and has been vigorously defending these lawsuits. The outcome of these disputes is currently uncertain.

        A number of nationwide and statewide putative class actions are pending against Allstate, which challenge Allstate's use of certain automated database vendors in valuing total loss automobiles. To a large degree, these lawsuits mirror similar lawsuits filed against other carriers in the industry. Plaintiffs allege that flaws in these databases result in valuations to the detriment of insureds. The plaintiffs are seeking actual and punitive damages. The lawsuits are in various stages of development and Allstate has been vigorously defending them, but the outcome of these disputes is currently uncertain.

        A number of putative nationwide class action lawsuits have been filed in various federal courts seeking actual and punitive damages from Allstate and alleging that Allstate violated the Fair Credit Reporting Act by failing to provide appropriate notices to applicants and/or policyholders when adverse action was taken as a result of information in a consumer report. In May 2002, these cases were centralized in the federal court in Nashville, Tennessee. In addition, a putative statewide class action has been filed in Texas alleging similar violations and contending that various Texas state laws have been violated. The Company was successful in removing this matter to federal court and centralizing it with the other class actions. The Company is also defending a putative nationwide class action that alleges that the Company discriminates against non-Caucasian policyholders, through underwriting and rate-making practices including the use of credit by charging them higher premiums. The Company is also defending several putative statewide class actions challenging its use of credit under certain state insurance statutes. The Company denies these allegations and has been vigorously defending these lawsuits. The outcome of these disputes is currently uncertain.

        Allstate is defending various lawsuits involving worker classification issues. Examples of these lawsuits include a number of putative class actions challenging the overtime exemption claimed by the Company under the Fair Labor Standards Act or state wage and hour laws. These class actions mirror similar lawsuits filed recently against other carriers in the industry and other employers. Another example involves the worker classification of staff working in agencies. In this putative class action, plaintiffs seek damages under the Employee Retirement Income Security Act ("ERISA") and the Racketeer Influenced and Corrupt Organizations Act alleging that agency secretaries were terminated as employees by Allstate and rehired by agencies through outside staffing vendors for the purpose of avoiding the payment of employee benefits. A putative nationwide class action filed by former employee agents also includes a worker classification issue; these agents are challenging certain amendments to the Agents Pension Plan and are seeking to have exclusive agent independent contractors treated as employees for benefit purposes. Allstate has been vigorously defending these and various other worker classification lawsuits. The outcome of these disputes is currently uncertain.

        In addition, on August 6, 2002, a petition was filed with the National Labor Relations Board ("NLRB") by the United Exclusive Allstate Agents, Office and Professional Employees International Union (the "OPEIU"), seeking certification as the collective bargaining representative of all Allstate agents in the United States. On December 2, 2002, the Chicago Regional Director of the NLRB dismissed the petition, agreeing with Allstate's position that the agents are independent contractors, not employees, and that, consequently, the NLRB lacks jurisdiction over the issue. The OPEIU has requested that the NLRB in Washington, D.C. review the dismissal by the Chicago Regional Director. The request for appeal has not been accepted yet. If it is, the Company will vigorously oppose the appeal. The outcome is currently uncertain.

        The Company is also defending certain matters relating to the Company's agency program reorganization announced in 1999. These matters include an investigation by the U.S. Department of Labor and a lawsuit filed in December 2001 by the U.S. Equal Employment Opportunity Commission with respect to allegations of retaliation under the Age Discrimination in Employment Act, the Americans with Disabilities Act and Title VII of the Civil Rights Act of 1964. A putative nationwide class action has also been filed by former employee agents alleging various violations of ERISA, breach of contract and age discrimination. Allstate has been vigorously defending these lawsuits and other matters related to its agency program reorganization. The outcome of these disputes is currently uncertain.

        The Company is defending various lawsuits and regulatory proceedings that allege that it engaged in business or sales practices inconsistent with state or federal law. The Company has been vigorously defending these matters, but their outcome is currently uncertain.

        Various other legal and regulatory actions are currently pending that involve the Company and specific aspects of its conduct of business. Like other members of the insurance industry, the Company is the target of an increasing number of class action lawsuits and other types of litigation, some of which involve claims for substantial and/or indeterminate amounts (including punitive and treble damages) and the outcomes of which are unpredictable. This litigation is based on a variety of issues including insurance and claim settlement practices. However, at this time, based on their present status, it is the opinion of management that the ultimate liability, if any, in one or more of these other actions in excess of amounts currently reserved is not expected to have a material effect on the results of operations, liquidity or financial position of the Company.

PENDING ACCOUNTING STANDARDS

        In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations", which changes the measurement of an asset retirement obligation from a cost-accumulation measurement to a fair value measurement, where the fair value of an asset retirement obligation is recognized as a liability when incurred rather than over the useful life of the related asset. Accretion expense is recognized using the credit-adjusted risk-free interest rate in effect when the liability is initially recognized and asset retirement costs are capitalized as part of the carrying amount of the long-lived asset and subsequently amortized into expense. The adoption of SFAS No. 143 on January 1, 2003 is not expected to have a material impact on either the consolidated financial position or results of operations of the Company.

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure", which amends SFAS No. 123, "Accounting for Stock-Based Compensation". This amendment enables companies that choose to adopt the fair value based method to report the full effect of employee stock options in their financial statements immediately upon adoption. The statement draft sets forth clearer and more prominent disclosures about the cost of employee stock options and increases the frequency of those disclosures to include publication in quarterly financial statements. The Company previously announced its intention to begin expensing the fair value of all stock options granted on or after January 1, 2003 beginning January 1, 2003. Based on stock option grants for the year ending December 31, 2003, the impact to the Company's Consolidated Statements of Operations is estimated to be approximately $5 million, after-tax.

        In November 2002, the FASB issued FIN No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN No. 45

requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under that guarantee. The disclosure provisions of FIN No. 45 are effective for financial statements ending after December 15, 2002. The adoption of the disclosure provisions of FIN No. 45 did not have a material impact on the Company's consolidated financial statements for the year ended December 31, 2002 (see Note 13). The provisions for initial recognition and measurement are effective on a prospective basis for guarantees that are issued or modified after December 31, 2002. The adoption of the remaining provisions of FIN No. 45 is not expected to have a material impact on either the Consolidated Statements of Financial Position or Consolidated Statements of Operations of the Company.

        In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities". FIN No. 46 addresses issues related to the consolidation of variable interest entities ("VIEs"). The effective date of this interpretation is the first fiscal year or interim period beginning after June 15, 2003. The Company has four off-balance sheet SPEs. Two are used to hold assets under the management of an affiliate on behalf of third-party investors. Another was used to acquire a headquarters office building and up to 38 automotive collision repair stores. A final SPE was used to issue GMTNs to unrelated third parties. The Company is in the process of assessing whether its SPEs meet the criteria to be considered VIEs, thereby requiring consolidation under FIN No. 46. The assets and liabilities of the SPE used to issue GMTNs are currently included on the Consolidated Statements of Financial Position of the Company. In the aggregate, the assets and liabilities of the Company's investment management and synthetic lease SPEs totaled $803 million and $783 million, respectively, at December 31, 2002. The Company's maximum exposure to loss from the investment management SPEs is $12 million. The Company's maximum exposure to the SPE used to acquire a headquarters office building is $73 million both in the form of a residual value guarantee and a guarantee of the SPE's notes. Upon adoption of FIN No. 46, the Company's debt-to-capital ratio would be negatively impacted if any of the Company's SPEs is determined to be a VIE requiring consolidation, however, the impact is not anticipated to affect the Company's compliance with existing debt covenants.

Exposure drafts

        On July 31, 2002, the American Institute of Certified Public Accountants issued an exposure draft Statement of Position ("SOP") entitled "Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts". The accounting guidance contained in the proposed SOP applies to several of the Company's products and product features. The proposed effective date of the SOP is fiscal years beginning after December 15, 2003, with earlier adoption encouraged. If adopted early, the provisions of the SOP must be applied as of the beginning of the fiscal year. Accordingly, if the SOP were adopted during an interim period of 2003, prior interim periods would be restated. A provision of the proposed SOP requires the establishment of a liability in addition to the account balance for contracts and contract features that provide guaranteed death or other insurance benefits. The finalized SOP may also require a liability for guaranteed income benefits. These liabilities are not currently recognized by the Company, and their establishment may have a material impact on the Consolidated Statements of Operations depending on the market conditions at the time of adoption, but is not expected to have a material impact on the Company's Consolidated Statements of Financial Position.

        The FASB has exposed guidance that addresses the accounting for certain modified coinsurance agreements. The guidance has been exposed as FASB Interpretation of Statement 133 Implementation Issue No. B36, "Embedded Derivatives: Bifurcation of a Debt Instrument That Incorporates Both Interest Rate Risk and Credit Risk Exposures That Are Unrelated or Only Partially Related to the Creditworthiness of the Issuer of That Instrument." The proposed guidance requires recognizing an embedded derivative in certain reinsurance agreements when certain conditions are met. The initial impact of adopting the proposed guidance would be recorded as a cumulative adjustment to Net income in the first fiscal quarter beginning after June 15, 2003. The Company's reinsurance balances that would be subject to the proposed guidance, as currently drafted, are immaterial in the aggregate. Accordingly, the potential impact of recognizing embedded derivatives pursuant to the requirements of the proposed guidance is expected to be immaterial to both the Company's Consolidated Statements of Financial Position and Consolidated Statements of Operations.

        During 2002, the Securities and Exchange Commission released for exposure a proposed rule for Disclosure in Management's Discussion and Analysis about the Application of Critical Accounting Policies. Among other things, that proposal would require companies to disclose quantitative information to demonstrate the sensitivity of results of operations to changes made in connection with a critical accounting estimate. The proposed rule offers two possible approaches to providing sensitivity analysis. One is to assume a change in the most material assumption or assumptions and to discuss the results of those changes. The other is to report the upper and lower ends of a range of reasonably possible estimates which it likely determined in formulating its critical accounting estimate.

        The Company is independently undertaking an effort to accumulate and develop information regarding reestimates by accident year for property-liability claims and claims expense reserve by major product grouping, and reasonable estimates of the potential variability of its property-liability claims and claims expense reserve estimates. That information will be disclosed in future filings no later than the 2003 Annual Report on Form 10-K.

FORWARD-LOOKING STATEMENTS AND RISK FACTORS AFFECTING ALLSTATE

        This document contains "forward-looking statements" that anticipate results based on management's estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Allstate assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

        These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like "plans," "expects," "will," "anticipates," "estimates," "intends," "believes," "likely" and other words with similar meanings. These statements may address, among other things, the Company's strategy for growth, product development, regulatory approvals, market position, expenses, financial results and reserves. Management believes that these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. In addition to the normal risks of business, Allstate is subject to significant risks and uncertainties, including those listed below which apply to it as an insurance business and a provider of other financial services.

  •
  In recent years, the competitive pricing environment for private passenger auto insurance has put pressure on the Allstate Protection segment's premium growth and profit margins and, because the Allstate Protection segment's loss ratio compares favorably to the industry, state regulatory authorities may resist efforts to raise rates. This resistance impacts Allstate's intention to seek approval for rate changes for all products, in all jurisdictions deemed necessary to pursue its targeted level of profitability and returns on equity, and could impact its ability to pursue growth through a broader market. In addition, because of other factors such as SRM, the rate increases that have been approved during 2001 and 2002 may not necessarily result in net average premium in the Allstate Protection segment for 2003 that is equal to or greater than net average premium for 2002 or that is consistent with the weighted average rate changes that the Company has disclosed.

  •
  For its auto insurance business, Allstate is continuing to pursue programs to improve and sustain profitability. These programs include additional down payment requirements, new underwriting criteria, rate increases, non-renewal of policies where permitted and other administrative changes. Although these programs are designed to improve and sustain profitability, they may also have an adverse impact on growth in Premiums written as other factors such as agent productivity and retention decline, impacting the number of policies inforce. To the extent that the Company, in a greater magnitude than anticipated, experiences these adverse impacts, the current expectation for standard auto and homeowners policies inforce to increase in the second half of 2003 may not be realized.

  •
  Allstate expects to grow Premiums written and increase policies inforce with strategies for increased retention of policyholders, increased numbers of agents and support staff and focused marketing programs. These strategies may not produce the magnitude of growth as anticipated by the Company because, for example, increases in the number of licensed support staff may not equate to the same level of production as an increase in the number of agents.

  •
  For its homeowners insurance business, Allstate is pursuing programs to address adverse profitability trends, particularly increased severity trends. These programs include market or state-specific product design changes, underwriting and rating changes, discontinuation of specific coverages, specific policy language regarding coverage for mold claims and loss management initiatives. The effect of these actions on profitability is currently not estimable and will not be immediate because these actions take time to implement and because homeowners policies typically renew on a 12-month basis. These actions have been implemented and will be completely recognized in the financial results for 2003. However, their recognition may be masked in any one period due to the volatility in underwriting results caused by losses from events such as a catastrophe.

  •
  The insurance business is subject to extensive regulation, particularly at the state level. Many of these regulations restrict Allstate's ability to operate and grow its business by, for example, impeding the continued implementation of SRM-related tier-based pricing and delaying or restricting rate changes.

  •
  The Company believes that the risk factors and tier-based pricing and underwriting approach used in SRM will allow it to be more competitive and operate more profitably. However, the Company is not able to implement SRM in its optimal form in every state due to market constraints and the regulatory approval process. Moreover, it is possible that the SRM underwriting factors or pricing model do not accurately anticipate the level of loss costs that the Company will ultimately incur as a result of the mix of new business generated through the use of these strategies. In addition, it is possible that the underwriting factors or pricing model do not accurately reflect the level of loss costs attributable to a specific SRM tier including high lifetime value customers.

  •
  Allstate Protection has stated that its targeted profitability level is a combined ratio of 95.0 to 98.0, and that current premium and loss strategies have been implemented in accordance with this target. However, due to external factors such as catastrophe losses, poor market performance impacting pension expenses, the extent of future guaranty fund assessments and other factors, even if the current strategies are implemented to their ultimate potential, Allstate Protection may not meet this target.

  •
  Strategic decisions made by other property-liability insurance carriers in the industry regarding their willingness to write new or renewal business could adversely impact Allstate's profitability. For example, if an insurance carrier announces its intention to withdraw from a state in which Allstate operates, the Company could experience an increase in Premiums written, which may not be adequate to achieve targeted returns if increased frequency or severity of claims, higher participation rates in assigned risk plans, reinsurance facilities and joint underwriting associations and increased assessments from various state facilities such as the CEA should occur in excess of assumptions used in establishing rates.

  •
  From time to time, the private passenger auto insurance industry comes under pressure from state regulators, legislators and special interest groups to reduce, freeze or set rates at levels that do not correspond with underlying costs, in management's opinion. Also, the homeowners insurance business specifically faces pressure as regulators in jurisdictions subject to high levels of catastrophes struggle to identify an acceptable methodology to price for catastrophe exposure. This kind of pressure is expected to persist. In addition, the use of financial stability as a factor in underwriting and pricing comes under attack by regulators, legislators and special interest groups in various states. The result could be legislation or regulation that adversely affects the profitability of the Allstate Protection segment. The Company cannot predict the impact on results of operations, liquidity or financial position of possible future legislative and regulatory measures regarding rates.

  •
  Many states have laws and regulations that limit an insurer's ability to exit a market. For example, certain states limit a private passenger auto insurer's ability to cancel or refuse to renew policies. Furthermore, certain states prohibit an insurer from withdrawing one or more lines of insurance business from the state, except pursuant to a plan that is approved by the state insurance department. State insurance departments have the authority to disapprove plans on the grounds that they may lead to market disruption. Laws and regulations that limit an insurer's ability to cancel or refuse to renew policies and that subject program withdrawals to prior approval requirements may restrict an insurer's ability to exit unprofitable markets.

  •
  Certain states have laws that require a property-liability insurer conducting business in that state to participate in assigned risk plans, reinsurance facilities and joint underwriting associations or offer coverage to all consumers, often restricting an insurer's ability to charge an adequate price. In these markets, the Company or its subsidiaries may be compelled to underwrite significantly more business at an inadequate price, leading to an unacceptable return on the Company's capital. Certain states require insurers to participate in guaranty funds for impaired or insolvent insurance companies. These funds periodically assess such losses to all insurance companies doing business in the state. These assessments may be material to Allstate's financial results.

  •
  Weather conditions including the frequency and severity of tornadoes, hailstorms, hurricanes, tropical storms, high winds, and winter storms affect the frequency and severity of property insurance claims. Changing driving patterns affect the frequency and severity of private passenger auto insurance claims.

  •
  Changes in the severity of claims have an impact on the profitability of Allstate's business. Changes in bodily injury claim severity are driven primarily by inflation in the medical sector of the economy. Changes in auto physical damage claim severity are driven primarily by inflation in auto repair costs, auto parts prices and used car prices. Changes in loss costs for homeowners insurance policies are driven by inflation in the construction industry, in building materials and in home furnishings and other economic and environmental factors. However, changes in the level of the severity of claims paid by the Company do not necessarily match or track with changes in the rate of inflation in these various sectors of the economy.

  •
  The Company is currently pursuing various loss management initiatives in Allstate Protection that are expected to mitigate future increases in claim severity. However, these initiatives may not offset impacts of increased severity, which can emerge from unexpected issues and which are inherently difficult to predict. Examples of such issues are a recent decision by the Georgia Supreme Court interpreting diminished value coverage under Georgia law, and the emergence of mold-related homeowners coverage in various states such as Texas.

  •
  Allstate has experienced, and expects to continue to experience, catastrophe losses due to both natural and man-made events. While management believes that our natural event catastrophe management initiatives have reduced the potential magnitude of possible future losses, Allstate continues to be exposed to catastrophes that could have a material adverse impact on results of operations or financial position. Catastrophic events in the future may indicate that the techniques and data used to predict the probability of catastrophes and the extent of the resulting losses are inaccurate. The Company also continues to be exposed to assessments from the CEA and various Florida state-created catastrophe loss management facilities, and to losses that could surpass the capitalization of these facilities.

  •
  Because property-liability reserves are based on estimations of future losses, there is inherent uncertainty in the process of establishing them, particularly reserves for the cost of asbestos, environmental and other discontinued lines claims. This uncertainty arises from a number of factors, including inconsistencies of court decisions, unresolved legal issues regarding policy coverage, unresolved legal issues regarding the determination, availability and timing of exhaustion of policy limits, plaintiffs' evolving and expanded theories of liability, the risks inherent in major litigation, availability and collectibility of recoveries from reinsurance, retrospectively determined premiums and other contractual agreements, estimating the extent and timing of any contractual liability and other uncertainties. In addition, on-going changes in claims settlement practices can lead to changes in loss payment patterns that are used to estimate reserve levels. The process of adjudicating claims in the asbestos bankruptcies is lengthy and involves, among other factors, filing notices of claim by all current claimants, estimating the number and cost of resolving pre-petition and post-petition claims, negotiations among the various creditor groups and the debtors and, if necessary, evidentiary hearings by the bankruptcy court. Moreover, while management believes that improved actuarial techniques and databases have assisted in estimating asbestos, environmental and other discontinued lines net loss reserves, these refinements may subsequently prove to be inadequate indicators of the extent of probable loss. The process of estimating asbestos, environmental and other discontinued lines liabilities is further complicated by complex legal issues concerning the interpretation of various insurance policy provisions and whether those losses are covered, or were ever intended to be covered, and could be recoverable through retrospectively determined premium, reinsurance or other contractual agreements. Consequently, ultimate net losses could materially exceed established loss reserves and expected recoveries, and have a material adverse effect on results of operations, liquidity or financial position.

  •
  There is uncertainty involved in the availability of reinsurance and estimating the collectibility of reinsurance recoverables. This uncertainty arises from a number of factors, including whether losses meet the qualifying conditions of the reinsurance contracts and whether the reinsurers, or their affiliates, have the financial capacity and willingness to pay.

  •
  Allstate is continuing to examine the potential exposure of its operations to acts of terrorism and to evaluate methods of addressing this exposure in the best interests of shareholders, policyholders, the lending community and regulators. In the event that a terrorist act occurs, both the Allstate Protection and Allstate Financial segments may be adversely impacted, depending on the nature of the event. Allstate is also evaluating the impact of the federal "Terrorism Risk Insurance Act of 2002" ("the Act") on the nature, availability and affordability of commercial insurance coverage for terrorism and the consequent impact on Allstate's investments portfolio, particularly in sectors such as airlines and real estate. The Act established a temporary federal program providing for a system of shared public and private compensation for certain insured commercial property and casualty losses resulting from acts of terrorism, as defined by the Act.

  •
  Changes in market interest rates can have adverse effects on Allstate's investment portfolio, investment income, product sales, results of operations and retention of existing business. Increasing market interest rates have an adverse impact on the value of the investment portfolio, for example, by decreasing the fair values of fixed income securities. Declining market interest rates could have an adverse impact on Allstate's investment income as Allstate reinvests proceeds from positive cash flows from operations and from maturities, calls and prepayments of investments into new investments that could yield less than the portfolio's average rate.

  •
  A declining market could negatively impact the credit quality of the Company's investment portfolio as adverse equity markets also affect issuers of securities held by Allstate. Declines in the quality of the portfolio could cause additional realized losses on securities, including realized losses relating to derivative strategies not adequately addressing portfolio risks, thus causing volatility in the Consolidated Statements of Operations. Due to the accounting treatment of certain derivative strategies, their volatility could also impact Accumulated other comprehensive income in the Consolidated Statements of Financial Position. Further, a declining market could also cause the investments included in the Company's pension plans to have a value below the accumulated benefit obligation, predicating the need for additional minimum pension liability and contributions to the pension plans.

  •
  Changes in interest rates could also reduce the profitability of the Allstate Financial segment's spread-based products, particularly interest-sensitive life, investment and structured financial products, as the difference between the amount that Allstate Financial is required to pay on such products and the rate of return earned on the related investments could be reduced. Changes in market interest rates as compared to rates offered on some of the Allstate Financial segment's products could make those products less attractive if competitive investment margins are not maintained, leading to lower sales and/or changes in the level of surrenders and withdrawals for these products. Allstate Financial's products generally have the flexibility to adjust crediting rates to reflect higher or lower investment returns. However, this flexibility is limited by contractual minimum crediting rates. Additionally, unanticipated surrenders could cause acceleration of amortization of DAC or impact the recoverability of DAC and thereby increase expenses and reduce current period profitability. The Company seeks to limit its exposure to this risk on Allstate Financial's products by regularly monitoring DAC recoverability as well as offering a diverse group of products, periodically reviewing and revising crediting rates and providing for surrender charges in the event of early withdrawal.

  •
  Allstate Financial amortizes DAC related to interest-sensitive life, variable annuity and investment contracts in proportion to EGP over the estimated lives of the contracts. Periodically, Allstate Financial updates the assumptions underlying the EGP, which include margins from mortality, including guaranteed minimum death and income benefits, investment margin, including realized capital gains and losses, contract administration, surrender and other contract charges, less maintenance expenses, in order to reflect actual and expected experience and its potential impact to the valuation of DAC. Updates to these assumptions could result in an adjustment to the cumulative amortization of DAC. For example, reduced EGP resulting from declines in contract charges assessed against declining Separate Accounts' balances resulting from poor equity market performance, could result in accelerated amortization of DAC. An adjustment, if any, may have a material effect on the results of operations.

  •
  The impact of decreasing Separate Accounts balances resulting from volatile equity market conditions, underlying fund performance and the performance of distributors could cause contract charges earned by the Allstate Financial segment to decrease and lead to an increase in exposure of Allstate Financial to pay GMDBs and GMIBs. Poor fund performance could also result in higher partial withdrawals of account value which, for some contracts, do not reduce the GMDB in a proportional amount. In addition, it is possible that the assumptions and projections used by Allstate Financial in establishing prices for the GMDBs and GMIBs, particularly assumptions and projections about investment performance, do not accurately anticipate the level of costs that Allstate Financial will ultimately incur in providing those benefits, resulting in adverse mortality margin trends that may have a material effect on results of operations. These factors may result in accelerated DAC amortization and require increases in statutory reserves which reduce ALIC's statutory capital and surplus.

  •
  Conditions in the U.S. and international stock markets can have an impact on Allstate Financial's variable annuity sales. In general, sales of variable annuities increase when the stock markets are rising over an extended period of time and decrease when stock markets are falling over an extended period of time.

  •
  In order to meet the anticipated cash flow requirements of its obligations to policyholders, from time to time Allstate manages the effective duration gap between investments and liabilities for contractholder funds and reserves for life-contingent contract benefits. Adjustments made to modify durations may have an impact on the value of the investment portfolio, investment income, interest credited to contractholder funds and the investment margin.

  •
  Management believes the reserves for life-contingent contract benefits are adequate to cover ultimate policy benefits, despite the underlying risks and uncertainties associated with their determination when payments will not be made until well into the future. Reserves are based on many assumptions and estimates, including estimated premiums to be received over the assumed life of the policy, the timing of the event covered by the insurance policy, the amount of contract benefits to be paid and the investment returns on the assets purchased with the premiums received. The Company periodically reviews and revises its estimates. If future experience differs from assumptions, it may have a material impact on results of operations.

  •
  State and federal laws and regulations affect the taxation of insurance companies and life insurance and annuity products. From time to time, Congress has considered proposals that, if enacted, could impose a greater tax burden on Allstate or could have an adverse impact on the federal income tax treatment of some insurance products offered by Allstate, including the favorable policyholder tax treatment currently applicable to deferred and immediate annuities, and life insurance, including interest-sensitive life insurance. Such proposals have included legislation relating to the deferral of taxation on the accretion of value within certain annuities and life insurance products. Recent proposals to eliminate the double taxation of dividends and to permit the establishment of tax-free lifetime savings and retirement savings accounts could substantially reduce the tax-advantaged nature of many insurance products. If such proposals were to be adopted, they could have a material adverse effect on Allstate's financial position or Allstate's ability to sell such products and could result in the surrender of some existing contracts and policies. In addition, recent changes in the federal estate tax laws have negatively affected the demand for the types of life insurance used in estate planning.

  •
  Allstate Financial distributes some of its products under agreements with other members of the financial services industry that are not affiliated with Allstate. Termination of one or more of these agreements due to, for example, changes in control of any of these entities, could have a detrimental effect on the segment's sales. This risk may be exacerbated due to the enactment of the Gramm-Leach-Bliley Act of 1999, which eliminated many federal and state law barriers to affiliations among banks, securities firms, insurers and other financial service providers.

  •
  The Company is taking various expense saving steps to increase profitability. These steps include restructuring management and organizations, the simplification of operations and processes and focusing on key distributors in its distribution channels. The efficacy of these expense saving initiatives is difficult to predict due to external factors such as the stock market impact on pension and other benefit expenses, the extent of future guaranty fund assessments, and technology costs. Also, sales could be impacted negatively by distribution being concentrated in fewer partners.

  •
  Allstate is comprised of various entities registered under the federal securities laws as broker-dealers, investment advisers and/or investment companies. These entities are subject to the regulatory jurisdiction of the SEC, the National Association of Securities Dealers and/or, in some cases, state securities administrators. The laws regulating the securities products and activities of Allstate Financial are complex, numerous and subject to change. As with any highly regulated industry, there is some degree of risk of regulatory non-compliance; however the Company has in place various legal and compliance personnel, procedures and systems designed to reasonably assure compliance with these requirements.

  •
  Allstate has three credit facilities totaling $1.20 billion as a potential source of funds to meet short-term liquidity requirements: a $575 million five-year revolving line of credit expiring in 2006, a $575 million 364-day revolving line of credit expiring in the second quarter of 2003, and a $50 million one-year revolving line of credit expiring in the third quarter of 2003. The rights to borrow on the five-year and 364-day lines of credit are subject to the requirement that the Company's ratio of total debt to total capital (as defined in the agreements) not exceed a designated level. The ability of Allstate to meet the requirement is dependent upon its financial condition. Management expects that adoption of Interpretation of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," would not cause the Company to violate the requirement. However, the Company cannot be assured that, if adopted, the Interpretation would be adopted in its current, proposed form.

  •
  While positive operating cash flows are expected to continue to meet Allstate's liquidity requirements, Allstate's liquidity could be constrained by a catastrophe, or multiple catastrophes, which result in extraordinary losses, a downgrade of the Company's long-term debt rating of A1 and A+ (from Moody's and Standard & Poor's, respectively) to non-investment grade status of below Baa3/BBB-, a downgrade of AIC's insurance financial strength rating from Aa2, AA and A+ (from Moody's, Standard & Poor's and A.M. Best, respectively) to below Baa/BBB/B+, or a downgrade in ALIC's insurance financial strength rating from Aa2, AA+ and A+ (from Moody's, Standard & Poor's and A.M. Best, respectively) to below Aa3/AA-/A-.

  •
  The events of September 11, 2001, and the resulting disruption in the financial markets revealed weaknesses in the physical and operational infrastructure that underlies the U.S. and worldwide financial systems. Those weaknesses did not impair Allstate's liquidity in the wake of September 11, 2001. However, if an event of similar or greater magnitude occurred in the future and if the weaknesses in the physical and operational infrastructure of the U.S. and worldwide financial systems are not remedied, Allstate could encounter significant difficulties in transferring funds, buying and selling securities and engaging in other financial transactions that support its liquidity.

  •
  Allstate is a holding company with no significant business operations of its own. Consequently, to a large extent, its ability to pay dividends and meet its debt payment obligations is dependent on dividends from its subsidiaries, primarily AIC.

  •
  Insurance financial strength ratings are an important factor in establishing the competitive position of insurance companies and, generally, may be expected to have an effect on an insurance company's business. On an ongoing basis, rating agencies review the financial performance and condition of insurers and could downgrade or change a company's ratings due to, for example, a decline in the value of a company's investment portfolio or increased liabilities for variable contracts due to additional GMDB or GMIB exposure resulting from market declines. A multiple level downgrade, while not expected, could have a material adverse effect on Allstate's sales, including the competitiveness of Allstate's product offerings, its ability to market products, and its financial condition and results of operations.

  •
  State insurance regulatory authorities require insurance companies to maintain specified levels of statutory capital and surplus. In addition, competitive pressures generally require Allstate's subsidiaries to maintain insurance financial strength ratings. These restrictions affect Allstate's ability to pay shareholder dividends and use its capital in other ways.

  •
  An exposure draft SOP entitled "Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts" applies to several of the Company's products and product features. A provision requires the establishment of a liability in addition to the account balance for contracts and contract features that provide guaranteed death or other insurance benefits. The Company does not currently hold liabilities for GMDB features covered by the SOP or GMIBs. However, these benefits are included in the EGP calculation used when evaluating DAC. If the SOP is adopted, the Company's establishment of these liabilities could have a material impact on the Consolidated Statements of Operations depending on the market conditions at the time of adoption, but it is not expected to have a material impact on the Company's Consolidated Statements of Financial Position.

  •
  Allstate has four off-balance sheet SPEs that are currently being evaluated for consolidation using the newly issued criteria of FIN No. 46. The Company is in the process of assessing whether these SPEs meet the criteria to require consolidation under pending accounting standards. The Company's debt-to-capital ratio could be negatively impacted if any of these SPEs is consolidated, however the impact is not anticipated to affect the Company's compliance with existing debt covenants.

  •
  Portions of the non-publicly traded marketable investment securities and non-exchange traded derivative contracts are accounted for at fair value using internally developed, widely accepted valuation models and independent third party data as model inputs. Changes in the fair value of any security or derivative contract could negatively impact the Company's net income, shareholders' equity, assets, liabilities and debt-to-capital ratio.

  •
  In recent years, the state insurance regulatory framework has come under increased federal scrutiny and legislation that would provide for optional federal chartering of insurance companies has been introduced in Congress. In addition state legislators and insurance regulators continue to examine the appropriate nature and scope of state insurance regulation. Allstate cannot predict whether any state or federal measures will be adopted to change the nature or scope of the regulation of the insurance business or what effect any such measures would have on Allstate.

  •
  The Gramm-Leach-Bliley Act of 1999 permits mergers that combine commercial banks, insurers and securities firms under one holding company. Until passage of the Gramm-Leach-Bliley Act of 1999, the Glass Steagall Act of 1933 had limited the ability of banks to engage in securities-related businesses and the Bank Holding Company Act of 1956 had restricted banks from being affiliated with insurers. With the passage of the Gramm-Leach-Bliley Act of 1999, bank holding companies may acquire insurers and insurance holding companies may acquire banks. In addition, grandfathered unitary thrift holding companies, including The Allstate Corporation, may engage in activities that are not financial in nature. The ability of banks to affiliate with insurers may materially adversely affect all of Allstate's product lines by substantially increasing the number, size and financial strength of potential competitors.

  •
  Like other members of the insurance industry, the Company is the target of an increasing number of class action lawsuits and other types of litigation, some of which involve claims for substantial and/or indeterminate amounts (including punitive and treble damages) and the outcomes of which are unpredictable. This litigation is based on a variety of issues including insurance and claim settlement practices. GAAP prescribes when the Company has a contingent liability and may reserve for particular risks, including litigation exposures. Therefore, results for a given period could be significantly adversely affected when a reserve is established for litigation.

  •
  The design of any system of controls and procedures, including internal controls and disclosure controls and procedures, is based in part upon assumptions about the likelihood of future events. Therefore, there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions, regardless of how remote.

  •
  The impact of The Sarbanes-Oxley Act of 2002 on the business of the Company is being evaluated but cannot be completely determined at this time.

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
(in millions except per share data)	2002	2001	2000
Revenues
Property-liability insurance premiums (net of reinsurance ceded of $337, $281, and $268)	$23,361	$22,197	$21,871
Life and annuity premiums and contract charges (net of reinsurance ceded of $481, $419, and $379)	2,293	2,230	2,205
Net investment income	4,854	4,796	4,633
Realized capital gains and losses	(929)	(358)	425

	29,579	28,865	29,134

Costs and expenses
Property-liability insurance claims and claims expense (net of reinsurance recoveries of $345, $471, and $302)	17,657	17,532	16,395
Life and annuity contract benefits (net of reinsurance recoveries of $428, $346, and $288)	1,770	1,671	1,605
Interest credited to contractholder funds	1,764	1,733	1,585
Amortization of deferred policy acquisition costs	3,694	3,462	3,458
Operating costs and expenses	2,761	2,688	2,703
Amortization of goodwill	—	54	53
Restructuring and related charges	119	129	59
Interest expense	278	248	229

	28,043	27,517	26,087

Gain (loss) on disposition of operations	4	(63)	—

Income from operations before income tax expense, dividends on preferred securities, and cumulative effect of change in accounting principle, after-tax	1,540	1,285	3,047
Income tax expense	65	73	795

Income before dividends on preferred securities and cumulative effect of change in accounting principle, after-tax	1,475	1,212	2,252
Dividends on preferred securities of subsidiary trusts	(10)	(45)	(41)
Cumulative effect of change in accounting principle, after-tax	(331)	(9)	—

Net income	$1,134	$1,158	$2,211

Earnings per share:
Net income per share—basic	$1.60	$1.61	$2.97

Net income per share—diluted	$1.60	$1.60	$2.95

Weighted average shares—basic	707.1	720.2	744.0

Weighted average shares—diluted	709.9	723.3	748.7

See notes to consolidated financial statements.

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31,
(in millions)	2002	2001	2000
Net income	$1,134	$1,158	$2,211
Other comprehensive income (loss), after-tax
Changes in:
Unrealized net capital gains and losses and net gains and losses on derivative financial instruments	813	(191)	611
Unrealized foreign currency translation adjustments	(6)	11	(30)
Minimum pension liability adjustment	(737)	(83)	—

Other comprehensive income (loss), after-tax	70	(263)	581

Comprehensive income	$1,204	$895	$2,792

See notes to consolidated financial statements.

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	December 31,
(in millions except par value data)	2002	2001
Assets
Investments
Fixed income securities, at fair value (amortized cost $72,123 and $63,295)	$77,152	$65,720
Equity securities, at fair value (cost $3,223 and $4,385)	3,683	5,245
Mortgage loans	6,092	5,710
Short-term	2,215	1,908
Other	1,508	1,293

Total investments	90,650	79,876
Cash	462	263
Premium installment receivables, net	4,075	3,976
Deferred policy acquisition costs	4,385	4,421
Reinsurance recoverables, net	2,883	2,698
Accrued investment income	946	883
Property and equipment, net	989	984
Goodwill	927	1,284
Other assets	984	1,203
Separate Accounts	11,125	13,587

Total assets	$117,426	$109,175

Liabilities
Reserve for property-liability insurance claims and claims expense	$16,690	$16,500
Reserve for life-contingent contract benefits	10,256	9,134
Contractholder funds	40,751	33,560
Unearned premiums	8,578	7,961
Claim payments outstanding	739	811
Other liabilities and accrued expenses	7,150	6,168
Deferred income taxes	259	137
Short-term debt	279	227
Long-term debt	3,961	3,694
Separate Accounts	11,125	13,587

Total liabilities	99,788	91,779

Commitments and Contingent Liabilities (Notes 6, 7 and 13)
Mandatorily Redeemable Preferred Securities of Subsidiary Trust	200	200
Shareholders' Equity
Preferred stock, $1 par value, 25 million shares authorized, none issued	—	—
Common stock, $.01 par value, 2.0 billion shares authorized and 900 million issued, 702 million and 712 million shares outstanding	9	9
Additional capital paid-in	2,599	2,599
Retained income	19,584	19,044
Deferred compensation expense	(178)	(193)
Treasury stock, at cost (198 million and 188 million shares)	(6,309)	(5,926)
Accumulated other comprehensive income:
Unrealized net capital gains and losses and net gains and losses on derivative financial instruments	2,602	1,789
Unrealized foreign currency translation adjustments	(49)	(43)
Minimum pension liability adjustment	(820)	(83)

Total accumulated other comprehensive income	1,733	1,663

Total shareholders' equity	17,438	17,196

Total liabilities and shareholders' equity	$117,426	$109,175

See notes to consolidated financial statements.

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

	December 31,
(in millions except per share data)	2002	2001	2000
Common stock	$9	$9	$9

Additional capital paid-in
Balance, beginning of year	2,599	2,604	2,664
Shares reissued for mandatorily redeemable preferred securities	—	—	(12)
Equity incentive plans activity	—	(5)	(48)

Balance, end of year	2,599	2,599	2,604

Retained income
Balance, beginning of year	19,044	18,433	16,728
Net income	1,134	1,158	2,211
Dividends ($.84, $.76 and $.68 per share, respectively)	(594)	(547)	(506)

Balance, end of year	19,584	19,044	18,433

Deferred compensation expense
Balance, beginning of year	(193)	(207)	(216)
Reduction	15	14	9

Balance, end of year	(178)	(193)	(207)

Treasury stock
Balance, beginning of year	(5,926)	(5,314)	(3,929)
Shares acquired	(446)	(721)	(1,783)
Shares reissued for mandatorily redeemable preferred securities	—	—	226
Shares reissued under equity incentive plans	63	109	172

Balance, end of year	(6,309)	(5,926)	(5,314)

Accumulated other comprehensive income
Balance, beginning of year	1,663	1,926	1,345
Change in unrealized net capital gains and losses and net gains and losses on derivative financial instruments	813	(191)	611
Change in unrealized foreign currency translation adjustments	(6)	11	(30)
Change in minimum pension liability adjustment	(737)	(83)	—

Balance, end of year	1,733	1,663	1,926

Total shareholders' equity	$17,438	$17,196	$17,451

See notes to consolidated financial statements.

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(in millions)	2002	2001	2000
Cash flows from operating activities
Net income	$1,134	$1,158	$2,211
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and other non-cash items	(62)	(106)	(47)
Realized capital gains and losses	929	358	(425)
Cumulative effect of change in accounting principle	331	9	—
Interest credited to contractholder funds	1,764	1,733	1,503
Changes in:
Policy benefit and other insurance reserves	331	(352)	(995)
Unearned premiums	617	375	(64)
Deferred policy acquisition costs	(309)	(331)	(314)
Premium installment receivables	(99)	(174)	125
Reinsurance recoverables	(190)	(159)	(52)
Income taxes payable	66	(352)	420
Other operating assets and liabilities	(89)	132	(631)

Net cash provided by operating activities	4,423	2,291	1,731

Cash flows from investing activities
Proceeds from sales
Fixed income securities	17,700	22,818	25,340
Equity securities	3,892	4,059	8,753
Investment collections
Fixed income securities	5,447	4,566	3,266
Mortgage loans	603	384	467
Investment purchases
Fixed income securities	(31,553)	(30,957)	(31,509)
Equity securities	(3,138)	(3,895)	(8,380)
Mortgage loans	(927)	(1,492)	(996)
Change in short-term investments, net	(440)	400	687
Change in other investments, net	(353)	(57)	(103)
Purchases of property and equipment, net	(239)	(186)	(300)

Net cash used in investing activities	(9,008)	(4,360)	(2,775)

Cash flows from financing activities
Change in short-term debt, net	52	8	(446)
Proceeds from issuance of long-term debt	599	559	926
Repayment of long-term debt	(338)	(3)	—
Redemption of mandatorily redeemable preferred securities of a subsidiary trust	—	(550)	—
Contractholder fund deposits	9,484	7,970	8,393
Contractholder fund withdrawals	(4,036)	(4,701)	(5,635)
Dividends paid	(582)	(535)	(502)
Treasury stock purchases	(446)	(721)	(1,783)
Other	51	83	59

Net cash provided by financing activities	4,784	2,110	1,012

Net increase (decrease) in cash	199	41	(32)
Cash at beginning of year	263	222	254

Cash at end of year	$462	$263	$222

See notes to consolidated financial statements.

Notes to Consolidated Financial Statements

1.    General

Basis of Presentation

        The accompanying consolidated financial statements include the accounts of The Allstate Corporation and its wholly owned subsidiaries, primarily Allstate Insurance Company ("AIC"), a property-liability insurance company with various property-liability and life and investment subsidiaries, including Allstate Life Insurance Company ("ALIC") (collectively referred to as the "Company" or "Allstate"). These consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP"). All significant intercompany accounts and transactions have been eliminated.

        To conform to the 2002 presentation, certain amounts in the prior years' consolidated financial statements and notes have been reclassified.

Nature of operations

        Allstate is engaged, principally in the United States and Canada, in the property-liability insurance and life and investment product businesses. Allstate's primary business is the sale of private passenger auto and homeowner's insurance. The Company also sells life insurance, investment and retirement products, and selected commercial property and casualty coverages.

        The Allstate Protection segment sells principally private passenger auto and homeowner's insurance, with earned premiums accounting for approximately 79% of Allstate's 2002 consolidated revenues. Allstate was the country's second largest insurer for both private passenger auto and homeowners insurance in 2001. Allstate Protection, through a variety of companies, is authorized to sell certain property-liability products in all 50 states, the District of Columbia and Puerto Rico. The Company is also authorized to sell certain insurance products in Canada. For 2002, the top geographic locations for premiums earned by the Allstate Protection segment were Texas, California, New York and Florida. No other jurisdiction accounted for more than 5% of written premiums for Allstate Protection. Allstate Protection distributes its products under the Allstate brand through over 12,300 exclusive agents and specialized brokers appointed to sell auto and homeowner's policies to expand market reach as well as to market products under the Encompass and Deerbrook brands ("Ivantage").

        Allstate has exposure to catastrophes, an inherent risk of the property-liability insurance business, which have contributed to, and will continue to contribute to, material year-to-year fluctuations in the Company's results of operations and financial position. The Company also has exposure to environmental and asbestos claims and other discontinued lines exposures (see Note 7).

        The Allstate Financial segment markets a diversified portfolio of retail and structured financial products to meet consumers' needs in the areas of financial protection, investment and retirement solutions. The retail products include term life; permanent life such as whole life, universal life, variable life, and single premium life; annuities such as fixed annuities, market value adjusted annuities, variable annuities, equity-indexed annuities and immediate annuities; and other protection products such as long-term care, accidental death, hospital indemnity, and disability income insurance. Structured financial products include funding agreements ("FAs") and guaranteed investment contracts ("GICs") sold to qualified investment buyers. Structured financial products also include investment products such as single premium structured settlement annuities sold through brokers who specialize in settlement of injury and other liability cases.

        Allstate Financial, through a variety of companies, is authorized to sell life insurance and investment products in all 50 states, the District of Columbia, Puerto Rico, the U.S. Virgin Islands and Guam. For 2002, the top geographic locations for premiums and deposits for the Allstate Financial segment were California, Delaware, New York, Florida, Texas, New Jersey and Pennsylvania. No other jurisdiction accounted for more than 5% of premiums and deposits for Allstate Financial. Allstate Financial distributes its products through a variety of distribution channels including Allstate exclusive agencies, independent agents (including master brokerage agencies), financial services firms (financial institutions and broker/dealers) and direct marketing. Although the Company currently benefits from agreements with financial services entities that market and distribute its products, change in control of these non-affiliated entities with which the Company has alliances could negatively impact Allstate Financial's sales.

        The Company monitors economic and regulatory developments that have the potential to impact its business. Federal legislation has allowed banks and other financial organizations to have greater participation in the securities and insurance businesses. This legislation may present an increased level of competition for sales of the Company's products. Furthermore, state and federal laws and regulations affect the taxation of insurance companies and life insurance and annuity products. From time to time, Congress has considered proposals that, if enacted, could impose a greater tax burden on the Company or could have an adverse impact on the federal income tax treatment of some insurance products offered by the Company, including favorable policyholder tax treatment currently applicable to deferred and immediate annuities, and life insurance, including interest-sensitive life insurance. Recent proposals to eliminate the double taxation of dividends and to permit the establishment of tax-free lifetime savings and retirement savings accounts could substantially reduce the tax-advantaged nature of many insurance products. If such proposals were to be adopted, they could have a material adverse effect on the Company's financial position or ability to sell such products and could result in the surrender of some existing contracts and policies. In addition, recent changes in the federal estate tax laws have negatively affected the demand for the types of life insurance used in estate planning.

2.    Summary of Significant Accounting Policies

Investments

        Fixed income securities include bonds, mortgage-backed and asset-backed securities, and redeemable preferred stocks. All fixed income securities are carried at fair value and may be sold prior to their contractual maturity ("available for sale"). The fair value of publicly traded fixed income securities is based upon independent market quotations. The fair value of non-publicly traded securities is based on either widely accepted pricing valuation models which utilize internally developed ratings and independent third party data (e.g., term structures and current publicly traded bond prices) as inputs or independent third party pricing sources. The valuation models use indicative information such as ratings, industry, coupon, and maturity along with related third party data and publicly traded bond prices to determine security specific spreads. These spreads are then adjusted for illiquidity based on historical analysis and broker surveys. Periodic changes in fair values, net of deferred income taxes, certain life and annuity deferred policy acquisition costs, and certain reserves for life-contingent contract benefits, are reflected as a component of Other comprehensive income. Cash received from calls, principal payments and make-whole payments is reflected as a component of Proceeds from sales, and cash received from maturities and pay-downs is reflected as a component of Investment collections.

        Equity securities include common and non-redeemable preferred stocks, real estate investment trust equity investments, and limited partnership interests. Common and non-redeemable preferred stocks and real estate investment trust equity investments are classified as available for sale and are carried at fair value if quoted market prices are available from vendors. If quoted market prices are not available, these securities are carried at cost. The difference between cost and fair value, net of deferred income taxes, is reflected as a component of Accumulated other comprehensive income. Investments in limited partnership interests are accounted for in accordance with the equity method of accounting except for instances in which the Company's interest is so minor that it exercises virtually no influence over operating and financial policies, whereby the Company applies the cost method of accounting.

        Mortgage loans are carried at outstanding principal balance, net of unamortized premium or discount and valuation allowances. Valuation allowances are established for impaired loans when it is probable that contractual principal and interest will not be collected. Valuation allowances for impaired loans reduce the carrying value to the fair value of the collateral or the present value of the loan's expected future repayment cash flows discounted at the loan's original effective interest rate. Valuation allowances on loans not considered to be impaired are established based on consideration of the underlying collateral, borrower financial strength, current and expected market conditions and other factors.

        Short-term investments are carried at cost or amortized cost that approximates fair value, and generally include the reinvestment of collateral received in connection with certain securities lending activities. For securities lending transactions, the Company records an offsetting liability in Other liabilities and accrued expenses for the Company's obligation to repay the collateral. Other investments, which consist primarily of policy loans, are carried at the unpaid principal balances.

        Investment income consists primarily of interest and dividends, net investment income from partnership interests and income for certain derivative transactions. Interest is recognized on an accrual basis and dividends are recorded at the ex-dividend date. Interest income on mortgage-backed and asset-backed securities is determined on the effective yield method, based on estimated principal repayments. Accrual of income is suspended for fixed income securities and mortgage loans that are in default or when the receipt of interest payments is in doubt.

        Realized capital gains and losses are determined on a specific identification basis. They include gains and losses on security dispositions, write-downs in value due to other than temporary declines in fair value, and changes in the value of certain derivative instruments.

        The Company writes down, to fair value, any fixed income or equity security that is classified as other than temporarily impaired in the period the security is deemed to be other than temporarily impaired. Inherent in the Company's evaluation of a particular security are assumptions and estimates about the operations of the issuer and its future earnings potential. Some of the factors considered in evaluating whether a decline in fair value is other than temporary are: 1) the Company's ability and intent to retain the investment for a period of time sufficient to allow for an anticipated recovery in value; 2) the recoverability of principal and interest; 3) the duration and extent to which the fair value has been less than cost for equity securities or amortized cost for fixed income securities; 4) the financial condition, near-term and long-term prospects of the issuer, including relevant industry conditions and trends, and implications of rating agency actions and offering prices; and 5) the specific reasons that a security is in a significant unrealized loss position, including market conditions which could affect access to liquidity.

Derivative and embedded derivative financial instruments

        The Company adopted the provisions of Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standard ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities", and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities", as of January 1, 2001. The impact of SFAS No. 133 and SFAS No. 138 (the "statements") to the Company was a loss of $9 million, after-tax, and is reflected as a cumulative effect of a change in accounting principle on the Consolidated Statements of Operations. The Company also recorded a cumulative after-tax increase of $5 million in Accumulated other comprehensive income.

        Derivative financial instruments include swaps, futures, options, interest rate caps and floors, warrants, synthetic GICs, certain forward contracts for purchases of to-be-announced ("TBA") mortgage securities, certain investment risk transfer reinsurance agreements and certain bond forward purchase commitments. Derivatives that are required to be separated from the host instrument and accounted for as derivative financial instruments ("subject to bifurcation") are embedded in convertible and other fixed income securities, equity indexed life and annuity contracts, certain variable contracts sold and trust preferred securities issued (see Note 6).

        The statements require that all derivatives be recognized on the Consolidated Statements of Financial Position at fair value. Derivatives are accounted for on a fair value basis, and reported as Other investments, Other assets, Other liabilities and accrued expenses or Contractholder funds. Embedded derivative instruments subject to bifurcation are also accounted for on a fair value basis and are reported together with the host contract. The change in the fair value of derivatives embedded in assets and subject to bifurcation is reported in Realized capital gains and losses. The change in the fair value of derivatives embedded in liabilities and subject to bifurcation is reported in Realized capital gains and losses or Life and annuity contract benefits.

        Derivatives that are not hedges for accounting purposes must be adjusted to fair value through Net income. If the derivative is designated as a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through Net income or recognized in Accumulated other comprehensive income until the hedged item is recognized in Net income.

        When derivatives meet specific criteria, they may be designated as accounting hedges and accounted for as fair value, cash flow, foreign currency fair value or foreign currency cash flow hedges. The hedged item may be either all or a specific portion of a recognized asset, liability or an unrecognized firm commitment attributable to a particular risk. At the inception of the hedge, the Company formally documents the hedging relationship and risk management objective and strategy. The documentation identifies the hedging instrument, the hedged item, the nature of the risk being hedged and the methodology used to assess how effective the hedging instrument is in offsetting the exposure to changes in the hedged item's fair value attributable to the hedged risk, or in the case of a cash flow hedge, the exposure to changes in the hedged transaction's variability in cash flows attributable to the hedged risk. The Company does not currently exclude any component of the change in fair value of the hedging instrument from the effectiveness assessment. At each reporting date, the Company confirms that the hedging instrument continues to be highly effective in offsetting the hedged risk. Ineffectiveness in fair value hedges and cash flow hedges is reported in Realized capital gains and losses. For the years ended December 31, 2002 and 2001, the hedge ineffectiveness reported as Realized capital gains and losses amounted to losses of $15 million and gains of $6 million, respectively.

        Fair value hedges    The Company designates certain of its interest rate and foreign currency swap contracts and certain investment risk transfer reinsurance agreements as fair value hedges when the hedging instrument is highly effective in offsetting the risk of changes in the fair value of the hedged item.

        For hedging instruments utilized in fair value hedges, when the hedged items are investment assets or a portion thereof, the change in the fair value of the derivatives is reported in Net investment income together with the change in the fair value of the hedged items. The change in the fair value of hedging instruments utilized in fair value hedges, when the hedged items are Contractholder funds liabilities or a portion thereof, are reported in Life and annuity contract benefits together with the change in the fair value of the hedged item. Accrued periodic settlements on swaps are reported in Net investment income or Life and annuity contract benefits or Interest expense. The book value of the hedged asset or liability is adjusted for the change in the fair value of the hedged risk.

        Cash flow hedges    The Company designates certain of its foreign currency swap contracts and bond forward commitments as cash flow hedges when the hedging instrument is highly effective in offsetting the exposure of variations in cash flows for the hedged risk that could affect net income. The Company's cash flow exposure may be associated with an existing asset, liability, or a forecasted transaction. Anticipated transactions must be probable of occurrence and their significant terms and specific characteristics must be identified.

        For hedging instruments utilized in cash flow hedges, the changes in fair value of the derivatives are reported in Accumulated other comprehensive income. Amounts are reclassified to Net investment income or Realized capital gains and losses as the hedged transaction affects net income or when the forecasted transaction affects net income. Accrued periodic settlements on derivatives utilized in cash flow hedges are reported in Net investment income. The amount in Accumulated other comprehensive income for a hedged transaction is limited to the lesser of the cumulative gain or loss on the derivative less the amount reclassified to Net income; or the cumulative gain or loss on the derivative needed to offset the cumulative change in the expected future cash flows on the hedged transaction from inception of the hedge less the derivative gain or loss previously reclassified from Accumulated other comprehensive income to Net income. If the Company expects at any time that the loss reported in Accumulated other comprehensive income would lead to a net loss on the combination of the hedging instrument and the hedged transaction which may not be recoverable, a loss is recognized immediately in Realized capital gains and losses. If an impairment loss is recognized on an asset or an additional obligation is incurred on a liability involved in a hedge transaction, any offsetting gain in Accumulated other comprehensive income is reclassified and reported together with the impairment loss or recognition of the obligation.

        Termination of hedge accounting    If, subsequent to entering into a hedge transaction, the derivative becomes ineffective (including if the hedged item is sold or otherwise extinguished, the occurrence of a hedged forecasted transaction is no longer probable, or the hedged asset has become impaired), the Company may terminate the derivative position. The Company may also terminate derivative instruments as a result of other events or circumstances. If the derivative financial instrument is not terminated when a fair value hedge is no longer effective, the gains and losses recognized on the derivative are reported in Realized capital gains and losses. For a fair value hedge which is no longer effective or for which the derivative has been terminated, the gain or loss recognized on the item being hedged and used to adjust the book value of the asset, liability or portion thereof is amortized over the remaining life of the hedged item to Net investment income or Life and annuity contract benefits, respectively, beginning in the period that hedge accounting is no longer applied. If the hedged item of a fair value hedge is an asset which has become impaired, the adjustment made to the book value of the asset is subject to the accounting policies applied to impaired assets. When a derivative financial instrument utilized in a cash flow hedge of an existing asset or liability is no longer effective or is terminated, the gain or loss recognized on the derivative is reclassified from Accumulated other comprehensive income to Net income as the hedged risk impacts net income, beginning in the period hedge accounting is no longer applied or the derivative instrument is terminated. If the derivative financial instrument is not terminated when a cash flow hedge is no longer effective, the future gains and losses recognized on the derivative are reported in Realized capital gains and losses. When a derivative financial instrument utilized in a cash flow hedge of a forecasted transaction is terminated because the forecasted transaction is no longer probable, or if the cash flow hedge is no longer effective, the gain or loss recognized on the derivative is reclassified from Accumulated other comprehensive income to Realized capital gains and losses in the period that hedge accounting is no longer applied.

        Non-hedge derivative financial instruments    The Company also has certain derivatives that are used in interest rate, equity price and credit risk management strategies for which hedge accounting is not applied. These derivatives primarily consist of indexed instruments, certain interest rate swap agreements and financial futures contracts, interest rate cap and floor agreements, certain forward contracts for TBA mortgage securities and credit swaps. Based upon the income statement reporting category of the risk being offset, gains and losses attributable to the change in fair value and the accrued periodic settlements for these derivatives are reported together with results of the associated risk. Therefore, the derivatives' gains and losses and accrued periodic settlements may be recognized in Net investment income, Realized capital gains and losses, Operating costs and expenses or Life and annuity contract benefits during the reporting period.

Security repurchase and resale and securities loaned

        Securities purchased under agreements to resell and securities sold under agreements to repurchase, including a mortgage dollar roll program, are treated as financing arrangements and are carried at the amounts at which the securities will be subsequently resold or reacquired, including accrued interest, as specified in the respective agreements. The Company's policy is to take possession or control of securities purchased under agreements to resell. Assets to be repurchased are the same, or substantially the same, as the assets transferred and the transferor, through the right of substitution, maintains the right and ability to redeem the collateral on short notice. The market value of securities to be repurchased or resold is monitored, and additional collateral is obtained, where appropriate, to protect against credit exposure.

        Securities loaned are treated as financing arrangements and are recorded in Short-term investments, Fixed income securities and Other liabilities and accrued expenses for the amount of cash received. The Company obtains collateral in an amount equal to 102% and 105% of the fair value of domestic and foreign securities, respectively. The Company monitors the market value of securities loaned on a daily basis with additional collateral obtained as necessary. Substantially all of the Company's securities loaned are with large brokerage firms.

        Security repurchase and resale agreements and securities loaned transactions are used to generate net investment income. These instruments are short-term in nature (usually 30 days or less) and are collateralized principally by U.S. Government and mortgage-backed securities. The carrying amounts of these instruments approximate fair value because of their relatively short-term nature.

Recognition of premium revenues and contract charges, and related benefits and interest credited

        Property-liability premiums are deferred and earned on a pro-rata basis over the terms of the policies. The portion of premiums written applicable to the unexpired terms of the policies is recorded as Unearned premiums. Premium installment receivables, net, includes premium written and not yet collected. The Company regularly evaluates Premium installment receivables and establishes valuation allowances as appropriate. The valuation allowance for uncollectible Premium installment receivables was $51 million and $54 million at December 31, 2002 and 2001, respectively.

        Traditional life insurance products consist principally of products with fixed and guaranteed premiums and benefits, primarily term and whole life insurance products. Premiums from these products are recognized as revenue when due. Benefits are recognized in relation to such revenue so as to result in the recognition of profits over the life of the policy and are reflected in Life and annuity contract benefits.

        Immediate annuities with life contingencies, including certain structured settlement annuities, provide insurance protection over a period that extends beyond the period during which premiums are collected. Gross premiums in excess of the net premium on immediate annuities with life contingencies are deferred and recognized over the contract period. Contract benefits are recognized in relation to such revenue so as to result in the recognition of profits over the life of the policy.

        Interest-sensitive life contracts, such as universal life and single premium life, are insurance contracts whose terms are not fixed and guaranteed. The terms that may be changed include premiums paid by the contractholder, interest credited to the contractholder account balance and any amounts assessed against the contractholder account balance. Premiums from these contracts are reported as Contractholder fund deposits. Contract charges consist of fees assessed against the contractholder account balance for cost of insurance (mortality risk), contract administration and surrender charges. These revenues are recognized when levied against the account balance. Contract benefits include life-contingent benefit payments in excess of the contractholder account balance.

        Contracts that do not subject the Company to significant risk arising from mortality or morbidity are referred to as investment contracts. Fixed deferred annuities, market value adjusted annuities, equity-indexed annuities, immediate annuities without life contingencies, certain GICs and FAs are considered investment contracts. Deposits received for such contracts are reported as Contractholder fund deposits. Contract charges for investment contracts consist of charges assessed against the contractholder account balance for contract administration and surrender charges. These revenues are recognized when levied against the contractholder account balance.

        Interest credited to contractholder funds represents interest accrued or paid for interest-sensitive life contracts and investment contracts. Crediting rates for fixed rate annuities and interest-sensitive life contracts are adjusted periodically by the Company to reflect current market conditions subject to contractually guaranteed rates. Crediting rates for indexed annuities and indexed life products are based on an interest rate index, such as LIBOR or an equity index, such as the S&P 500.

        Separate Accounts products include variable annuity, variable life, single premium variable life and certain GICs. The assets supporting these products are legally segregated and available only to settle Separate Accounts contract obligations. Deposits received are reported as Separate Accounts liabilities. Contract charges for these contracts consist of fees assessed against the Separate Accounts account values for contract maintenance, administration, mortality, expense and surrenders. Contract benefits incurred include guaranteed minimum death benefits paid on variable annuity contracts.

Deferred policy acquisition costs

        Costs that vary with and are primarily related to acquiring property-liability insurance, life insurance and investment business, principally agents' and brokers' remuneration, premium taxes, inspection costs, certain underwriting costs and direct mail solicitation expenses, are deferred and recorded as Deferred policy acquisition costs ("DAC"). All other acquisition expenses are charged to operations as incurred and included in Operating costs and expenses on the Consolidated Statements of Operations. DAC associated with property-liability insurance is amortized to income as premiums are earned, and is included in Amortization of deferred policy acquisition costs on the Consolidated Statements of Operations. Future investment income is considered in determining the recoverability of DAC. DAC associated with life insurance and investment business is periodically reviewed as to recoverability and written down when necessary.

        For traditional life insurance and other premium paying contracts, such as immediate annuities with life contingencies and limited payment contracts, these costs are amortized over the premium paying period of the related policies in proportion to the estimated revenue on such business. Assumptions relating to estimated revenue, as well as to all other aspects of the deferred policy acquisition costs and reserve calculations, are determined based upon conditions as of the date of policy issue and are generally not revised during the life of the policy. Any deviations from projected business inforce, resulting from actual policy terminations differing from expected levels, and any estimated premium deficiencies change the rate of amortization in the period such events occur. Generally, the amortization period for these contracts approximates the estimated lives of the contracts.

        For internal exchanges of traditional life insurance and immediate annuities with life contingencies, the unamortized balance of costs previously deferred under the original contracts are charged to income. The new costs associated with the exchange are deferred and amortized to income.

        For interest-sensitive life, variable annuities and investment contracts, DAC is amortized in relation to the present value of estimated gross profits ("EGP") on such business over the estimated lives of the contracts. Generally, the amortization period ranges from 15-30 years, however an assumed surrender rate is also used which results in the majority of deferred costs being amortized over the surrender charge period. The rate of amortization during this term is matched to the pattern of EGP. EGP consists of the following components: margins from mortality including guaranteed minimum death and income benefits; contract administration, surrender and other contract charges, less maintenance expenses; and investment margin, including realized capital gains and losses. The estimation of EGP requires judgment, including the forecasting of highly uncertain events such as the level of surrenders at the end of a surrender charge period and, in some cases, future equity market performance. In estimating the impact of highly uncertain events, the Company considers historical experience as well as current trends.

        In particular, a significant degree of judgment is involved with estimating future levels of EGPs for the Company's variable annuity contracts as future fee income and guaranteed minimum death benefits ("GMDBs") are highly sensitive to equity market performance. The Company's variable annuity DAC amortization methodology includes a long-term market return assumption of approximately 9.25%, or 8.0% after average mortality and expense fees of 1.25%, for the mutual funds in which customer accounts are invested. When market returns vary from the 8.0% long-term expectation or mean, the Company assumes a reversion to the mean over a seven-year period, which includes two prior years and five future years. The assumed returns over this period are limited to a range between 0% to 13.25% after mortality and expense fees. The costs associated with GMDBs are included in EGP. Generally, less DAC is amortized during periods in which the GMDBs are higher than projected. However, if projected GMDBs cause DAC to be not fully recoverable, DAC will be written down to an amount deemed recoverable.

        Changes in the amount or timing of EGP result in adjustments to the cumulative amortization of DAC. All such adjustments are reflected in the current results of operations.

        The Company currently performs quarterly reviews of DAC recoverability for interest-sensitive life, variable annuities and investment contracts in the aggregate using current assumptions. Future volatility in the equity markets of similar or greater magnitude may result in disproportionate changes in the amortization of DAC. If a change in the amount of EGP is significant, it could result in the unamortized DAC not being recoverable, resulting in a charge which is included as a component of Amortization of deferred policy acquisition costs on the Consolidated Statements of Operations.

        The cost assigned to the right to receive future cash flows from certain business purchased from other insurers is also classified as Deferred policy acquisition costs in the Consolidated Statements of Financial Position. The costs capitalized represent the present value of future profits expected to be earned over the life of the contracts acquired. These costs are amortized as profits emerge over the life of the acquired business, and are periodically evaluated for recoverability. Present value of future profits was $236 million and $286 million at December 31, 2002 and 2001, respectively. Amortization expense on present value of future profits was $49 million, $63 million and $133 million for the years ended December 31, 2002, 2001 and 2000, respectively.

Reinsurance recoverables

        In the normal course of business, the Company seeks to limit aggregate and single exposure to losses on large risks by purchasing reinsurance from other insurers (see Note 9). The amounts reported in the Consolidated Statements of Financial Position include amounts billed to reinsurers on losses paid as well as estimates of amounts expected to be recovered from reinsurers on incurred losses that have not yet been paid. Reinsurance recoverables on unpaid losses are estimated based upon assumptions consistent with those used in establishing the liabilities related to the underlying reinsured contract. Insurance liabilities are reported gross of reinsurance recoverables. Prepaid reinsurance premiums are deferred and reflected in income in a manner consistent with the recognition of premiums on the reinsured contracts. Reinsurance does not extinguish the Company's primary liability under the policies written and therefore reinsurers and amounts recoverable are regularly evaluated by the Company and allowances for uncollectible reinsurance are established as appropriate.

Goodwill

        Goodwill represents the excess of amounts paid for acquiring businesses over the fair value of the net assets acquired. The Company adopted the provisions of SFAS No. 142, "Goodwill and other Intangible Assets", effective January 1, 2002. The statement eliminates the requirement to amortize goodwill, and requires that goodwill and separately identified intangible assets with indefinite lives be evaluated for impairment on an annual basis (or more frequently if impairment indicators arise) on a fair value basis.

        Had Allstate adopted the non-amortization provisions on January 1, 2000, Net income and the related basic and diluted per share amounts would have been as follows:

	December 31, 2001			December 31, 2000
		Net income per share			Net income per share
	Net income
(in millions, except per share data)		Basic	Diluted	Net income	Basic	Diluted
As reported in the prior year	$1,158	$1.61	$1.60	$2,211	$2.97	$2.95
Add: goodwill amortization, after-tax	49	0.07	0.07	48	0.06	0.06

Adjusted to include the impact of the non-amortization provisions of SFAS No. 142	$1,207	$1.68	$1.67	$2,259	$3.03	$3.01

        Had Allstate adopted the non-amortization provisions on January 1, 2000, Income before dividends on preferred securities and cumulative effect of change in accounting principle ("Income from operations") and the related basic and diluted per share amounts would have been as follows:

	December 31, 2001			December 31, 2000
		Income from operations per share			Income from operations per share
	Income from operations			Income from operations
(in millions, except per share data)		Basic	Diluted		Basic	Diluted
As reported in the prior year	$1,212	$1.68	$1.68	$2,252	$3.03	$3.01
Add: goodwill amortization, after-tax	49	0.07	0.07	48	0.06	0.06

Adjusted to include the impact of the non-amortization provisions of SFAS No. 142	$1,261	$1.75	$1.75	$2,300	$3.09	$3.07

        During the second quarter of 2002, the Company completed its initial goodwill impairment test and recorded a $331 million after-tax impairment charge, which is reflected as a cumulative effect of a change in accounting principle on the Consolidated Statements of Operations. The impairment relates to goodwill arising from the Company's purchase of American Heritage Life Investment Corporation ("AHL") in 1999 and Pembridge, Inc. in 1998 and is the result of the Company adopting the fair value-based approach to goodwill impairment testing required by SFAS No. 142. The Company utilized several widely accepted valuation techniques, including discounted cash flow and market multiple and trading multiple analyses, to estimate the fair value of AHL, Pembridge, Inc. and its other reporting units.

Property and equipment

        Property and equipment is carried at cost less accumulated depreciation. Included in Property and equipment are capitalized costs related to computer software licenses and software developed for internal use. These costs generally consist of certain external, payroll and payroll related costs. Property and equipment depreciation is calculated using the straight-line method over the estimated useful lives of the assets, generally 3 to 10 years for equipment and 40 years for real property. Certain facilities and equipment held under capital leases are classified as Property and equipment and amortized using the straight-line method over the lease terms with the related obligations recorded as liabilities. Lease amortization is included in depreciation expense included in Operating costs and expenses. Accumulated depreciation on property and equipment was $1.26 billion and $1.14 billion at December 31, 2002 and 2001, respectively. Depreciation expense on property and equipment was $205 million, $201 million, and $217 million for the years ended December 31, 2002, 2001 and 2000, respectively. The Company reviews its property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

Income taxes

        The income tax provision is calculated under the liability method. Deferred tax assets and liabilities are recorded based on the difference between the financial statement and tax bases of assets and liabilities at the enacted tax rates. The principal assets and liabilities giving rise to such differences are unrealized capital gains and losses on certain investments, insurance reserves, unearned premiums, deferred policy acquisition costs and employee benefits. A deferred tax asset valuation allowance is established when there is uncertainty that such assets would be realized.

Separate Accounts

        The Company issues variable annuities, variable life contracts and certain GICs, the assets and liabilities of which are legally segregated and recorded as assets and liabilities of the Separate Accounts. The assets of the Separate Accounts are carried at fair value. Separate Accounts liabilities represent the contractholders' claims to the related assets and are carried at the fair value of the assets. Investment income and realized capital gains and losses of the Separate Accounts accrue directly to the contractholders and therefore, are not included in the Company's Consolidated Statements of Operations. Revenues to the Company from the Separate Accounts consist of contract maintenance and administration fees, and mortality, surrender and expense risk charges reflected in Life and annuity premiums and contract charges. Deposits to the Separate Accounts are not included in consolidated cash flows.

        Absent any contract provision wherein the Company guarantees either a minimum return or account value upon death or annuitization, variable annuity and variable life contractholders bear the investment risk that the Separate Accounts' funds may not meet their stated investment objectives.

Reserves for property liability insurance claims and claims expense and life-contingent contract benefits

        The Reserve for property-liability claims and claims expense is the estimated amount necessary to settle both reported and unreported claims of insured property-liability losses, based upon the facts in each case and the Company's experience with similar cases. Estimated amounts of salvage and subrogation are deducted from the reserve for claims and claims expense. The establishment of appropriate reserves, including reserves for catastrophes, is an inherently uncertain process. Reserve estimates are regularly reviewed and updated, using the most current information available. Any resulting reestimates are reflected in current operations (see Note 7). These reestimates may be material.

        The Reserve for life-contingent contract benefits, which relates to traditional life insurance and immediate annuities with life contingencies, is computed on the basis of long-term actuarial assumptions as to future investment yields, mortality, morbidity, terminations and expenses. These assumptions, which for traditional life insurance are applied using the net level premium method, include provisions for adverse deviation and generally vary by such characteristics as type of coverage, year of issue and policy duration. Detailed reserve assumptions and reserve interest rates are outlined in Note 8. To the extent that unrealized gains on fixed income securities would result in a premium deficiency had those gains actually been realized, the related increase in reserves is recorded net of tax as a reduction of the unrealized net capital gains included in Accumulated other comprehensive income.

Contractholder funds

        Contractholder funds arise from the issuance of interest-sensitive life policies and investment contracts and net deposits of Allstate Bank. Deposits received are recorded as interest-bearing liabilities. Contractholder funds are equal to deposits received and interest credited to the benefit of the contractholder less surrenders and withdrawals, mortality charges and administrative expenses. Detailed information on crediting rates and surrender and withdrawal provisions on contractholder funds are outlined in Note 8.

Deferred compensation expense

        Deferred compensation expense represents the remaining unrecognized cost of shares acquired by the Allstate Employee Stock Ownership Plan ("ESOP") to pre-fund a portion of the Company's contribution to The Savings and Profit Sharing Plan of Allstate Employees, and the unrecognized cost associated with the restricted shares granted under the Equity Incentive Plan for Allstate employees (see Note 17). A detailed description of the ESOP and the impacts on the financial statements is included in Note 16.

Off-balance-sheet financial instruments

        Commitments to invest, to purchase private placement securities, to extend mortgage loans, financial guarantees and credit guarantees have off-balance-sheet risk because their contractual amounts are not recorded in the Company's Consolidated Statements of Financial Position. The contractual amounts and fair values of these instruments are outlined in Note 6.

Foreign currency translation

        The Company has a Canadian subsidiary and had other foreign subsidiaries that were sold during 2002 and 2001 (see Note 3), where the local currency is deemed to be the functional currency in which these subsidiaries operate. The financial statements of the Company's foreign subsidiaries are translated into U.S. dollars at the exchange rate in effect at the end of a reporting period for assets and liabilities and at average exchange rates during the period for results of operations. The unrealized gains and losses from the translation of the net assets are recorded as unrealized foreign currency translation adjustments, and included in Accumulated other comprehensive income in the Consolidated Statements of Financial Position. Changes in Unrealized foreign currency translation adjustments are included in Other comprehensive income. Gains and losses from foreign currency transactions are reported in Operating costs and expenses and have not been significant.

Use of estimates

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Earnings per share

        Basic earnings per share is computed based on the weighted average number of common shares outstanding. Diluted earnings per share is computed based on weighted average number of common and dilutive potential common shares outstanding. For Allstate, dilutive potential common shares consist of outstanding stock options and, in 2000, shares issuable under its Mandatorily redeemable preferred securities (see Note 4).

        The computation of basic and diluted earnings per share for the years ended December 31, are presented in the following table.

(in millions, except per share data)	2002	2001	2000
Numerator (applicable to common shareholders):
Income before dividends on preferred securities and cumulative effect of change in accounting principle	$1,475	$1,212	$2,252
Dividends on preferred securities of subsidiary trusts	(10)	(45)	(41)
Cumulative effect of change in accounting principle	(331)	(9)	—

Net income applicable to common shareholders	$1,134	$1,158	$2,211

Denominator:
Weighted average common shares outstanding	707.1	720.2	744.0
Effect of potential dilutive securities:
Stock options	2.8	3.1	2.8
Shares issuable under Mandatorily redeemable preferred securities	—	—	1.9

	2.8	3.1	4.7

Weighted average common and dilutive potential common shares outstanding	709.9	723.3	748.7

Earnings per share—Basic:
Income before dividends on preferred securities and cumulative effect of change in accounting principle	$2.08	$1.68	$3.03
Dividends on preferred securities of subsidiary trusts	(0.01)	(0.06)	(0.06)
Cumulative effect of change in accounting principle	(0.47)	(0.01)	—

Net income applicable to common shareholders	$1.60	$1.61	$2.97

Earnings per share—Diluted:
Income before dividends on preferred securities and cumulative effect of change in accounting principle	$2.07	$1.67	$3.01
Dividends on preferred securities of subsidiary trusts	(0.01)	(0.06)	(0.06)
Cumulative effect of change in accounting principle	(0.46)	(0.01)	—

Net income applicable to common shareholders	$1.60	$1.60	$2.95

        Options to purchase 9.0 million, 9.2 million and 10.6 million Allstate common shares, with exercise prices ranging from $37.06 to $50.72, $37.91 to $50.72 and $28.69 to $50.72, were outstanding at December 31, 2002, 2001, and 2000, respectively, but were not included in the computation of diluted earnings per share since inclusion of those options would have an anti-dilutive effect as the options' exercise prices exceeded the average market price of Allstate common shares in those years.

Adopted accounting standards

        In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS No. 144 supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" and the accounting provisions of Accounting Principles Board ("APB") Opinion No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions", for the disposal of a segment of a business. The Statement also amends Accounting Research Bulletin ("ARB") No. 51, "Consolidated Financial Statements", to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. SFAS No. 144 requires that long-lived assets held for sale be recorded at the lower of carrying value or fair value less cost to sell. An impairment loss is recognized only if the carrying amount of a long-lived asset is not recoverable from its undiscounted cash flows and is measured as the difference between the carrying amount and fair value of the asset. Long-lived assets to be disposed of other than by sale are considered held and used until disposed. The adoption of SFAS No. 144 on January 1, 2002 did not have a material impact on either the consolidated financial position or results of operations of the Company.

Pending accounting standards

        In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations", which changes the measurement of an asset retirement obligation from a cost-accumulation measurement to a fair value measurement, where the fair value of an asset retirement obligation is recognized as a liability when incurred rather than over the useful life of the related asset. Accretion expense is recognized using the credit-adjusted risk-free interest rate in effect when the liability is initially recognized and asset retirement costs are capitalized as part of the carrying amount of the long-lived asset and subsequently amortized into expense. The adoption of SFAS No. 143 on January 1, 2003 is not expected to have a material impact on either the consolidated financial position or results of operations of the Company.

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure", which amends SFAS No. 123, "Accounting for Stock-Based Compensation". This amendment enables companies that choose to adopt the fair value based method to report the full effect of employee stock options in their financial statements immediately upon adoption. The statement sets forth clearer and more prominent disclosures about the cost of employee stock options and increases the frequency of those disclosures to include publication in quarterly financial statements. The Company previously announced its intention to begin expensing the fair value of all stock options granted on or after January 1, 2003, beginning January 1, 2003. Based on estimated 2003 stock option grants, the estimated impact to the Company's Consolidated Statements of Operations for the year ending December 31, 2003 is approximately $5 million, after-tax.

        In November 2002, the FASB issued FASB Interpretation No. 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 requires that upon issuance of a guarantee, the guarantor must recognize a liability for the fair value of the obligation it assumes under that guarantee. The disclosure provisions of FIN 45 are effective for financial statements ending after December 15, 2002. The adoption of the disclosure provisions of FIN 45 did not have a material impact on the Company's consolidated financial statements for the year ended December 31, 2002 (see Note 13). The provisions for initial recognition and measurement are effective on a prospective basis for guarantees that are issued or modified after December 31, 2002. The adoption of the remaining provisions of FIN 45 is not expected to have a material impact on either the consolidated financial position or results of operations of the Company.

        In January 2003, the FASB issued FIN No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities". FIN 46 addresses issues related to the consolidation of variable interest entities ("VIEs"). The effective date of this interpretation is the first fiscal year or interim period beginning after June 15, 2003 (which for the Company would be July 1, 2003). The Company has four special purpose entities ("SPEs"). Two are used to hold assets under the management of an affiliate on behalf of third-party investors. Another was used to acquire a headquarters office building and up to 38 automotive collision repair stores. A final SPE is used to issue Global Medium Term Notes ("GMTNs") to unrelated third parties. The Company is in the process of assessing whether its SPEs meet the criteria to be considered VIEs, thereby requiring consolidation under FIN 46. The assets and liabilities of the SPE used to issue GMTNs are currently included in the Consolidated Statements of Financial Position of the Company. In the aggregate, the assets and liabilities of the Company's three unconsolidated SPEs totaled $803 million and $783 million, respectively, at December 31, 2002. The Company's maximum exposure to loss from the investment management SPEs is $12 million. The Company's maximum exposure to the SPE used to acquire a headquarters office building is $73 million both in the form of a residual value guarantee and a guarantee of the SPE's notes. Upon adoption of FIN 46, the Company's debt-to-capital ratio would be negatively impacted if any of the Company's SPEs is determined to be a VIE requiring consolidation; however, the impact is not anticipated to affect the Company's compliance with existing debt covenants.

Exposure drafts

        On July 31, 2002, the American Institute of Certified Public Accountants issued an exposure draft Statement of Position ("SOP") entitled "Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts". The accounting guidance contained in the proposed SOP applies to several of the Company's products and product features. The proposed effective date of the SOP is for fiscal years beginning after December 15, 2003, with earlier adoption encouraged. If adopted early, the provisions of the SOP must be applied as of the beginning of the fiscal year. Accordingly, if the SOP were adopted during an interim period of 2003, prior interim periods would be restated. A provision of the proposed SOP requires the establishment of a liability in addition to the account balance for contracts and contract features that provide guaranteed death or other insurance benefits. The finalized SOP may also require a liability for guaranteed income benefits. These liabilities are not currently recognized by the Company, and their establishment may have a material impact on the Consolidated Statements of Operations depending on the market conditions at the time of adoption, but is not expected to have a material impact on the Company's Consolidated Statements of Financial Position.

        The FASB has exposed proposed guidance that addresses the accounting for certain modified coinsurance agreements. The guidance has been exposed as a FASB Interpretation of Statement 133 Implementation Issue No. B36, "Embedded Derivatives: Bifurcation of a Debt Instrument That Incorporates Both Interest Rate Risk and Credit Risk Exposures That Are Unrelated or Only Partially Related to the Creditworthiness of the Issuer of That Instrument". The proposed guidance requires recognizing an embedded derivative in certain reinsurance agreements when specific conditions are met. The initial impact of adopting the proposed guidance would be recorded as a cumulative adjustment to earnings in the first fiscal quarter beginning after June 15, 2003 (which for the Company would be July 1, 2003). The Company's reinsurance balances that would be subject to the proposed guidance, as currently drafted, are immaterial in the aggregate. Accordingly, the potential impact of recognizing embedded derivatives pursuant to the requirements of the proposed guidance is expected to be immaterial to both the Company's consolidated financial position and results of operations.

3.    Acquisitions and Dispositions

Current year dispositions

        2002

        The Company disposed of Allstate Investments, K.K., a non-operating company domiciled in Japan. As a result, the Company recognized a $7 million gain ($5 million after-tax) on the disposition and a $14 million tax benefit, not previously recognized, attributable to the inception-to-date losses of the subsidiary. The tax benefit was reported as a reduction to the Company's income tax expense on the Consolidated Statements of Operations.

        The Company disposed of its remaining interest in Saison Automobile and Fire Insurance, a Japanese joint venture. As a result, the Company recognized a $2 million gain ($1 million after-tax) on the disposition.

        The Company entered into an agreement to dispose of its interest in Ivory Holdings, LLC in 2003. As a result, the Company recognized a $4 million loss ($2 million after-tax) on the disposition.

        The Company approved the disposal of its direct response long-term care business through a reinsurance transaction to be completed during 2003. As a result, the Company recognized a $2 million loss ($1 million after-tax) to reduce the carrying value of the long-term care business to its fair value.

Prior year dispositions

        2001

        The Company disposed of its operations in Indonesia and the Philippines through a sale and purchase agreement with The Prudential Assurance Company Limited ("Prudential"), where Prudential acquired Allstate's holdings in Pt Asuransi Jiwa Allstate, Indonesia and Allstate Life Insurance Company of the Philippines. Allstate recognized a loss on the dispositions of $10 million ($6 million after-tax) and a $3 million tax benefit, not previously recognized, attributable to the inception-to-date losses of the subsidiaries. The tax benefit was reported as a reduction to the Company's income tax expense on the Consolidated Statements of Operations.

        The Company completed the disposition of its direct auto insurance business in Germany and Italy to Direct Line, the London based insurance subsidiary of the Royal Bank of Scotland. As a result, the Company recognized a $53 million ($34 million after-tax) loss on the disposition and a $47 million tax benefit, not previously recognized, attributable to the inception-to-date losses of the subsidiaries. The tax benefit was reported as a reduction to the Company's income tax expense on the Consolidated Statements of Operations.

Prior year acquisitions

        2001

        American Maturity Life Insurance Company—The Company acquired blocks of business from American Maturity Life Insurance Company ("AML") via coinsurance contracts. Pursuant to the terms of the coinsurance contracts, the Company assumed: variable annuities, market value adjusted annuities, equity-indexed annuities, fixed annuities and immediate annuities. The Company received assets consisting primarily of cash, investments and accrued investment income with a fair value equal to the corresponding assumed reserves for life-contingent benefits and contractholder funds resulting in no goodwill.

        Provident National Assurance Company—The Company acquired Provident National Assurance Company ("PNAC"), a broadly licensed inactive company that maintains authority to sell life insurance and variable annuity products in most states. The transaction was accounted for as a purchase and the excess of the acquisition cost over the fair value of PNAC's net assets acquired of $5 million was recorded as goodwill. The Company paid consideration of $14 million as part of the acquisition. PNAC's name was subsequently changed to Allstate Assurance Company, which was redomiciled in the State of Illinois.

        Sterling Collision Centers, Inc.—The Company completed the acquisition of Sterling Collision Centers, Inc. ("Sterling"). Sterling operates a network of 48 collision repair stores in ten states and fourteen metropolitan areas. The transaction was accounted for as a purchase and the excess of the acquisition cost over the fair value of Sterling's net assets acquired of $90 million was recorded as goodwill. The Company paid consideration of $79 million as part of the acquisition.

        Ivory Holdings, LLC—The Company acquired a 51% interest in Ivory Holdings, LLC, a Delaware limited liability company. The transaction was accounted for as a purchase and the excess of the purchase price over the net assets acquired of $5 million was recorded as goodwill. The Company paid consideration of $4 million as part of the acquisition.

        USF&G Business Insurance Company—The Company acquired all of the outstanding stock of USF&G Business Insurance Company ("USF&G"), a Maryland property and casualty insurance company. The transaction was accounted for as a purchase and the excess of the purchase price over the net assets acquired of $2 million was recorded as goodwill. The Company paid consideration of $11 million as part of the acquisition. USF&G's name was subsequently changed to Encompass Insurance Company, which was redomiciled in the State of Illinois.

        2000

        Northbrook Indemnity Company—The Company acquired all of the issued and outstanding stock of Northbrook Indemnity Company. As consideration, the Company paid $26 million, which was equal to the net assets acquired.

4.    Supplemental Cash Flow Information

        Allstate acquired the assets of businesses in 2001 and 2000 (see Note 3) using cash and by assuming liabilities. The following is a summary of the effects of these transactions on Allstate's consolidated financial position for the years ended December 31.

(in millions)	2001	2000
Acquisitions:
Fair value of assets acquired	$(403)	$(115)
Fair value of liabilities assumed	387	90

Net cash (paid) received	$(16)	$(25)

        In connection with the Company's 1999 acquisition of AHL, Allstate assumed AHL's obligations under the outstanding mandatorily redeemable preferred securities issued by AHL and AHL Financing, a wholly owned subsidiary trust of AHL. In August 2000, the Company issued 7 million shares of its common stock in exchange for settlement of its obligation of $214 million of outstanding mandatorily redeemable preferred securities.

        Non-cash transactions of $600 million and $981 million, which include investment exchanges, modifications, conversions and other non-cash transactions, have been excluded from investment purchases and sales for 2001 and 2000, respectively, on the Consolidated Statements of Cash Flows to conform to the current period presentation.

        Non-cash investment exchanges and modifications, which primarily reflect refinancings of fixed income securities and mergers completed with equity securities, totaled $137 million, $378 million and $293 million for the years ended December 31, 2002, 2001 and 2000, respectively.

        Securities lending transactions excluded from Cash flows from investing activities in the Consolidated Statements of Cash Flows for the year ended December 31 are as follows:

(in millions)	2002	2001	2000
Purchases	$3,306	$14,658	$10,346
Sales	(2,966)	(14,118)	(9,828)
Collections	(25)	—	—
Net change in short-term investments	(166)	421	(155)

Net purchases	$149	$961	$363

5.    Investments

Fair values

        The amortized cost, gross unrealized gains and losses, and fair value for fixed income securities are as follows:

		Gross Unrealized
	Amortized cost			Fair Value
(in millions)		Gains	Losses
At December 31, 2002
U.S. government and agencies	$2,987	$820	$—	$3,807
Municipal	21,255	1,461	(49)	22,667
Corporate	28,529	2,176	(378)	30,327
Foreign government	1,783	298	(2)	2,079
Mortgage-backed securities	13,321	602	(10)	13,913
Asset-backed securities	4,044	149	(39)	4,154
Redeemable preferred stock	204	4	(3)	205

Total fixed income securities	$72,123	$5,510	$(481)	$77,152

At December 31, 2001
U.S. government and agencies	$2,608	$413	$(5)	$3,016
Municipal	19,037	808	(121)	19,724
Corporate	25,251	1,134	(268)	26,117
Foreign government	1,582	125	(2)	1,705
Mortgage-backed securities	10,653	306	(30)	10,929
Asset-backed securities	3,933	103	(40)	3,996
Redeemable preferred stock	231	5	(3)	233

Total fixed income securities	$63,295	$2,894	$(469)	$65,720

Scheduled maturities

        The scheduled maturities for fixed income securities are as follows at December 31, 2002:

(in millions)	Amortized cost	Fair value
Due in one year or less	$1,381	$1,410
Due after one year through five years	11,198	11,795
Due after five years through ten years	17,742	18,891
Due after ten years	24,437	26,989

	54,758	59,085
Mortgage- and asset-backed securities	17,365	18,067

Total	$72,123	$77,152

        Actual maturities may differ from those scheduled as a result of prepayments by the issuers. Because of the potential for prepayment, mortgage- and asset-backed securities have not been reflected based on their contractual maturities.

Net investment income

Year ended December 31,	2002	2001	2000
(in millions)
Fixed income securities	$4,477	$4,214	$4,015
Equity securities	156	258	243
Mortgage loans	420	385	337
Other	6	164	214

Investment income, before expense	5,059	5,021	4,809
Investment expense	205	225	176

Net investment income	$4,854	$4,796	$4,633

        Net investment income from equity securities includes income from partnership interests of $75 million, $152 million and $130 million for the years ended December 31, 2002, 2001 and 2000, respectively.

Realized capital gains and losses, after-tax

        Realized capital gains and losses by security type, for the year ended December 31, are as follows:

(in millions)	2002	2001	2000
Fixed income securities	$(91)	$36	$(242)
Equity securities	(360)	(308)	662
Other investments	(478)	(86)	5

Realized capital gains and losses	(929)	(358)	425
Income taxes	(328)	(129)	152

Realized capital gains and losses, after-tax	$(601)	$(229)	$273

        Realized capital gains and losses by transaction type, for the year ended December 31, are as follows:

(in millions)	2002	2001	2000
Investment write-downs	$(465)	$(276)	$(107)
Sales
Fixed income and equity securities	(232)	38	534
Futures contracts	(193)	(1)	(18)
Other	1	2	—

Total sales	(424)	39	516
Valuation of derivative instruments	(99)	(134)	11
Realized capital gains and losses on other securities	59	13	5

Total realized capital gains and losses, pre-tax	(929)	(358)	425
Income taxes	(328)	(129)	152

Realized capital gains and losses, after-tax	$(601)	$(229)	$273

        Excluding the effects of calls and prepayments, gross gains of $532 million, $674 million and $556 million and gross losses of $489 million, $424 million and $748 million were realized on sales of fixed income securities during 2002, 2001 and 2000, respectively.

Unrealized net capital gains and losses

        Unrealized net capital gains and losses on fixed income, equity securities and derivative instruments included in Accumulated other comprehensive income at December 31, 2002 are as follows:

		Gross unrealized
	Fair Value			Unrealized net gains
(in millions)		Gains	Losses
Fixed income securities	$77,152	$5,510	$(481)	$5,029
Equity securities	3,683	562	(102)	460
Derivative instruments	4	12	(2)	10

Total	$80,839	$6,084	$(585)	$5,499

Deferred income taxes, deferred policy acquisition costs and other				(2,897)

Unrealized net capital gains and losses				$2,602

        At December 31, 2001, equity securities had gross unrealized gains of $1.0 billion and gross unrealized losses of $171 million.

Change in unrealized net capital gains and losses

Year ended December 31, (in millions)	2002	2001	2000
Fixed income securities	$2,604	$192	$2,240
Equity securities	(400)	(372)	(941)
Derivative instruments	(6)	16	—

Total	2,198	(164)	1,299
Deferred income taxes, deferred policy acquisition costs and other	(1,385)	(27)	(688)

Increase (decrease) in unrealized net capital gains	$813	$(191)	$611

Mortgage loan impairment

        A mortgage loan is impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement.

        The components of impaired loans at December 31 are as follows:

(in millions)	2002	2001
Impaired loans
With valuation allowances	$—	$21
Less: valuation allowances	—	(5)
Without valuation allowances	11	5

Net carrying value of impaired loans	$11	$21

        The net carrying value of impaired loans at December 31, 2002 and 2001 comprised foreclosed and delinquent loans of $11 million and $12 million, respectively, measured at the fair value of the collateral, and restructured loans of $0 million and $9 million, respectively, measured at the present value of the loan's expected future cash flows discounted at the loan's effective interest rate. Impaired loans without valuation allowances include collateral dependent loans where the fair value of the collateral is greater than the recorded investment in the loans.

        Interest income is recognized on a cash basis for impaired loans, beginning at the time of impairment. For impaired loans that have been restructured, interest is accrued based on the principal amount at the adjusted interest rate. The Company recognized interest income of $1 million on impaired loans during each of 2002, 2001 and 2000, all of which was received in cash. The average balance of impaired loans was $16 million, $29 million and $38 million during 2002, 2001 and 2000, respectively.

        Valuation allowances for mortgage loans at December 31, 2002, 2001 and 2000, were $0 million, $5 million and $10 million, respectively. Direct write-downs of mortgage loan gross carrying amounts were $5 million and $2 million for the years ended December 31, 2002 and 2001. There were no direct write-downs of mortgage loan gross carrying amounts for the year ended December 31, 2000. For the years ended December 31, 2002, 2001 and 2000, net reductions to mortgage loan valuation allowances were $5 million, $4 million and $4 million, respectively.

Investment concentration for municipal bond and commercial mortgage portfolios and other investment information

        The Company maintains a diversified portfolio of municipal bonds. Except for the following states, holdings in no other state exceeded 5.0% of the portfolio at December 31, 2002:

(% of municipal bond portfolio carrying value)	2002	2001
Texas	11.9%	11.5%
Illinois	9.5	10.7
California	9.3	7.4
New York	8.0	7.7

        The Company's mortgage loans are collateralized by a variety of commercial real estate property types located throughout the United States. Substantially all of the commercial mortgage loans are non-recourse to the borrower. Except for the following states, holdings in no other state exceeded 5.0% of the portfolio at December 31, 2002:

(% of commercial mortgage portfolio carrying value)	2002	2001
California	14.6%	16.6%
Florida	7.4	7.8
Illinois	7.8	7.5
Texas	7.3	7.0
New Jersey	6.3	6.2
Pennsylvania	5.8	5.0
New York	5.4	5.1

        The types of properties collateralizing the commercial mortgage loans at December 31, are as follows:

(% of commercial mortgage portfolio carrying value)	2002	2001
Office buildings	34.1%	35.4%
Warehouse	20.5	19.8
Retail	19.8	20.1
Apartment complex	18.4	17.6
Industrial	1.8	1.9
Other	5.4	5.2

	100.0%	100.0%

        The contractual maturities of the commercial mortgage loan portfolio as of December 31, 2002, for loans that were not in foreclosure are as follows:

(in millions)	Number of loans	Carrying Value	Percent
2003	70	$297	4.9%
2004	56	319	5.2
2005	99	601	9.9
2006	128	758	12.4
2007	141	797	13.1
Thereafter	694	3,320	54.5

Total	1,188	$6,092	100.0%

        In 2002, $331 million of commercial mortgage loans were contractually due. Of these, 64.4% were paid as due, 31.9% were refinanced at prevailing market terms, 3.7% were foreclosed or are in the process of foreclosure, and none are in the process of refinancing or restructuring discussions.

        Included in fixed income securities are below investment grade assets totaling $5.54 billion and $4.31 billion at December 31, 2002 and 2001, respectively. The Company defines its below investment grade assets as those securities with a National Association of Insurance Commissioners ("NAIC") rating between 3 and 6, or a Moody's equivalent rating of "Ba" or lower, or a comparable company internal rating.

        At December 31, 2002, the carrying value of investments, excluding equity securities, that were non-income producing during 2002 was $20 million.

        At December 31, 2002, fixed income securities with a carrying value of $298 million were on deposit with regulatory authorities as required by law.

Securities Lending

        The Company participates in securities lending programs, primarily for investment yield enhancement purposes, with third parties, which mostly include large brokerage firms. At December 31, 2002 and 2001, fixed income securities with a carrying value of $2.43 billion and $1.83 billion, respectively, have been loaned under these agreements. In return, the Company receives cash that is subsequently invested and included in Short-term investments and Fixed income securities with an offsetting liability recorded in Other liabilities and accrued expenses to account for the Company's obligation to return the collateral. Interest income on collateral, net of fees, was $9 million, $13 million and $6 million, for the years ended December 31, 2002, 2001 and 2000, respectively.

6.    Financial Instruments

        In the normal course of business, the Company invests in various financial assets, incurs various financial liabilities and enters into agreements involving derivative financial instruments and other off-balance-sheet financial instruments. The fair value estimates of financial instruments presented below are not necessarily indicative of the amounts the Company might pay or receive in actual market transactions. Potential taxes and other transaction costs have not been considered in estimating fair value. The disclosures that follow do not reflect the fair value of the Company as a whole since a number of the Company's significant assets (including DAC, Property and equipment, net and Reinsurance recoverables, net) and liabilities (including Reserve for property-liability insurance claims and claims expense, Reserve for life-contingent contract benefits, and Deferred income taxes) are not considered financial instruments and are not carried at fair value. Other assets and liabilities considered financial instruments such as Premium installment receivables, Accrued investment income, Cash and Claim payments outstanding are generally of a short-term nature. Their carrying values are deemed to approximate fair value.

Financial assets

	2002		2001
(in millions)	Carrying Value	Fair Value	Carrying Value	Fair Value
Fixed income securities	$77,152	$77,152	$65,720	$65,720
Equity securities	3,683	3,683	5,245	5,245
Mortgage loans	6,092	6,632	5,710	5,854
Short-term investments	2,215	2,215	1,908	1,908
Policy loans	1,233	1,233	1,205	1,205
Separate Accounts	11,125	11,125	13,587	13,587

        Fair values of publicly traded fixed income securities are based upon quoted market prices or dealer quotes. The fair value of non-publicly traded securities, primarily privately placed corporate obligations, is based on either widely accepted pricing valuation models which utilized internally developed ratings and independent third party data (e.g., term structures and current publicly traded bond prices) as inputs or independent third party pricing sources. Equity securities are valued based principally on quoted market prices. Mortgage loans are valued based on discounted contractual cash flows. Discount rates are selected using current rates at which similar loans would be made to borrowers with similar characteristics, using similar properties as collateral. Loans that exceed 100% loan-to-value are valued at the estimated fair value of the underlying collateral. Short-term investments are highly liquid investments with maturities of less than one year whose carrying values are deemed to approximate fair value. The carrying value of policy loans is deemed to approximate fair value. Separate Accounts assets are carried in the Consolidated Statements of Financial Position at fair value based on quoted market prices.

Financial liabilities and trust preferred securities

	2002		2001
(in millions)	Carrying Value	Fair Value	Carrying Value	Fair Value
Contractholder funds on investment contracts	$33,220	$33,440	$26,746	$26,690
Short-term debt	279	279	227	227
Long-term debt	3,961	4,342	3,694	3,852
Security repurchase agreements	2,979	2,979	2,808	2,808
Separate Accounts	11,125	11,125	13,587	13,587
Mandatorily redeemable preferred securities of subsidiary trusts	200	211	200	201

        Contractholder funds include interest-sensitive life insurance contracts and investment contracts. Interest-sensitive life insurance contracts are not considered financial instruments subject to fair value disclosure requirements. The fair value of investment contracts is based on the terms of the underlying contracts. Fixed annuities, immediate annuities without life contingencies, GICs and FAs are valued at the account balance less surrender charges. Market value adjusted annuities' fair value is estimated to be the market adjusted surrender value. Equity indexed deferred annuity contracts' fair value approximates carrying value since the embedded equity options are carried at market value in the consolidated financial statements.

        Short-term debt is valued at carrying value due to its short-term nature. The fair value of long-term debt and mandatorily redeemable preferred securities is based on quoted market prices or, in certain cases, is determined using discounted cash flow calculations based on interest rates of comparable instruments. Security repurchase agreements are valued at carrying value due to their short-term nature. Separate Accounts liabilities are carried at the fair value of the underlying assets.

Derivative financial instruments

        The Company primarily uses derivative financial instruments to reduce its exposure to market risk (principally interest rate, equity price and foreign currency risk) and in conjunction with asset/liability management in its Allstate Financial segment. The Company does not hold or issue these instruments for trading purposes.

        The following table summarizes the notional amount, credit exposure, fair value and carrying value of the Company's derivative financial instruments at December 31, 2002.

	2002
(in millions)	Notional Amount	Credit Exposure(1)	Fair Value(1)	Carrying value assets(1)	Carrying value (liabilities)(1)
Interest rate contracts
Interest rate swap agreements	$9,391	$(39)	$(304)	$(39)	$(265)
Financial futures contracts	839	1	1	1	—
Interest rate cap and floor agreements	1,581	9	44	9	35

Total interest rate contracts	11,811	(29)	(259)	(29)	(230)
Equity and index contracts
Options, financial futures and warrants	1,154	10	5	10	(5)
Foreign currency contracts
Foreign currency swap agreements	1,762	259	285	259	26
Foreign currency futures contracts	11	—	—	—	—

Total foreign currency contacts	1,773	259	285	259	26
Embedded derivative financial instruments
Conversion options in fixed income securities	652	166	166	166	—
Equity indexed options in life and annuity product contracts	71	—	32	—	32
Forward starting options in annuity product contracts	1,363	—	(3)	—	(3)
Put options in variable product contracts	48	—	—	—	—
Term-extending options in trust preferred securities	200	—	—	—	—
Credit default swap agreements	25	—	(2)	(2)	—

Total embedded derivative financial instruments	2,359	166	193	164	29
Other derivative financial instruments
Synthetic guaranteed investment product contracts	6	—	—	—	—
Reinsurance of guaranteed minimum income annuitization options in variable product contracts	32	—	29	29	—
Forward contracts for TBA mortgage securities	307	4	4	4	—
Bond forward purchase commitments	—	—	—	—	—
Commitments to fund mortgage loans	45	—	—	—	—
Forward sale commitments	45	—	—	—	—

Total other derivative financial instruments	435	4	33	33	—

Total derivative financial instruments	$17,532	$410	$257	$437	$(180)

(1)
Credit exposure and carrying value include the effects of legally enforceable master netting agreements. Fair value and carrying value of the assets and liabilities exclude accrued periodic settlements which are reported in Accrued investment income.

        The following table summarizes the notional amount, credit exposure, fair value and carrying value of the Company's derivative financial instruments at December 31, 2001.

	2001
(in millions)	Notional Amount	Credit Exposure(1)	Fair Value(1)	Carrying value assets(1)	Carrying value (liabilities)(1)
Interest rate contracts
Interest rate swap agreements	$5,887	$15	$(100)	$15	$(115)
Financial futures contracts	764	1	(2)	1	(3)
Interest rate cap and floor agreements	1,536	—	1	—	1

Total interest rate contracts	8,187	16	(101)	16	(117)
Equity and index contracts
Options, financial futures and warrants	1,177	16	11	16	(5)
Foreign currency contracts
Foreign currency swap agreements	1,575	31	33	31	2
Foreign currency futures contracts	—	—	—	—	—

Total foreign currency contacts	1,575	31	33	31	2
Embedded derivative financial instruments
Conversion options in fixed income securities	946	303	303	303	—
Equity indexed options in life and annuity product contracts	65	—	(44)	—	(44)
Forward starting options in annuity product contracts	1,389	—	(5)	—	(5)
Put options in variable product contracts	73	—	—	—	—
Term-extending options in trust preferred securities	200	—	—	—	—
Credit default swap agreements	—	—	—	—	—

Total embedded derivative financial instruments	2,673	303	254	303	(49)
Other derivative financial instruments
Synthetic guaranteed investment product contracts	5	—	—	—	—
Reinsurance of guaranteed minimum income annuitization options in variable product contracts	41	—	12	12	—
Forward contracts for TBA mortgage securities	910	9	9	9	—
Bond forward purchase commitments	136	3	3	3	—
Commitments to fund mortgage loans	35	—	—	—	—
Forward sale commitments	35	—	—	—	—

Total other derivative financial instruments	1,162	12	24	24	—

Total derivative financial instruments	$14,774	$378	$221	$390	$(169)

(1)
Credit exposure and carrying value include the effects of legally enforceable master netting agreements. Fair value and carrying value of the assets and liabilities exclude accrued periodic settlements which are reported in Accrued investment income.

        The notional amounts specified in the contracts are used to calculate the exchange of contractual payments under the agreements, and are not representative of the potential for gain or loss on these agreements.

        Credit exposure represents the Company's potential loss if all of the counterparties failed to perform under the contractual terms of the contracts and all collateral, if any, became worthless. This exposure is measured by the fair value of contracts with a positive fair value at the reporting date reduced by the effect, if any, of master netting or collateral agreements.

        The Company manages its exposure to credit risk by utilizing highly rated counterparties, establishing risk control limits, executing legally enforceable master netting agreements and obtaining collateral where appropriate. The Company utilizes master netting agreements for all over-the-counter derivative transactions, including interest rate swap, interest rate cap, and interest rate floor agreements. These agreements permit either party to net payments due for transactions covered by the agreements. Under the provisions of the agreements, collateral is either pledged or obtained when certain predetermined exposure limits are exceeded. To date, the Company has not incurred any losses on derivative financial instruments due to counterparty nonperformance. Other derivatives including futures and certain option contracts are traded on organized exchanges which require margin deposits and guarantee the execution of trades, thereby mitigating any potential credit risk associated with these transactions.

        Fair value, which is equal to the carrying value, is the estimated amount that the Company would receive (pay) to terminate the derivative contracts at the reporting date. For exchange traded derivative contracts, the fair value is based on dealer or exchange quotes. The fair value of non-exchange traded derivative contracts, including embedded derivative financial instruments subject to bifurcation, is based on either independent third party pricing sources or widely accepted pricing and valuation models which utilize independent third party data as inputs.

        The following table summarizes the counterparty credit exposure by counterparty credit rating at December 31, as it relates to interest rate swap, currency swap, interest rate cap and interest rate floor agreements.

($ in millions)	2002				2001
Rating(1)	Number of counterparties	Notional amount	Credit exposure(2)	Exposure, net of collateral(2)	Number of counterparties	Notional amount	Credit exposure(2)	Exposure, net of collateral(2)
AAA	2	$1,530	$—	$—	2	$1,114	$—	$—
AA+	—	—	—	—	1	777	5	5
AA	2	1,399	91	24	5	2,119	—	—
AA-	5	3,209	—	—	6	3,787	34	20
A+	6	5,880	138	13	3	1,035	7	7
A	1	716	—	—	1	166	—	—

Total	16	$12,734	$229	$37	18	$8,998	$46	$32

(1)
Rating is the lower of S&P's or Moody's ratings.

(2)
For each counterparty, only over-the-counter derivatives with a net positive market value are included.

        Market risk is the risk that the Company will incur losses due to adverse changes in market rates and prices. Market risk exists for all of the derivative financial instruments the Company currently holds, as these instruments may become less valuable due to adverse changes in market conditions. The Company mitigates this risk through established risk control limits set by senior management. In addition, changes in fair value of the Company's derivative financial instruments used for risk management purposes are generally offset by the change in the fair value or cash flows of the hedged risk component of the related assets, liabilities or forecasted transactions.

        The Company reclassified pretax net gains of $2 million and pretax net losses of $2 million related to cash flow hedges to Net income from Accumulated other comprehensive income during 2002 and 2001, respectively. During 2003, the Company expects to release an estimated $100 thousand of pretax net losses from Accumulated other comprehensive income to Net income. The Company reclassified pretax gains of $1 million from Accumulated other comprehensive income to Net investment income (related to redesignating futures cash flow hedging instruments to non-hedge instruments) during 2001. This amount was included in the transition adjustment affecting Accumulated other comprehensive income during the initial application of the statements. For the periods ending December 31, 2002 and 2001, the Company did not terminate any hedge of a forecasted transaction because it was no longer probable that the forecasted transaction would occur. Therefore, no gains or losses were reclassified from Accumulated other comprehensive income to Realized capital gains and losses related thereto.

        The following table summarizes the derivative instruments used by the Company. Included in the table is a description of the individual derivative instruments, the risk management strategies to which they relate, and the financial statement reporting for the derivative instruments including the classification of fair value changes and periodic accruals and settlements, if any, in the Company's consolidated financial statements as of and for the periods ending December 31, 2002 and 2001. Amounts reported are in millions on a pre-tax basis.

			2002		2001
Instrument	Description and Risk Management Strategy	Financial Statement Reporting	Asset/ (Liability)	Income/ (Expense)	Asset/ (Liability)	Income/ (Expense)
Interest Rate
Contracts:
Interest rate	Description	Statement of Financial Position
swap agreements	Agreements to periodically exchange	• Fair values are reported as follows:
	the difference between two	• Other investments.	$(39)		$15
	designated sets of cash flows, (fixed	• Other liabilities and accrued expenses.	(265)		(115)
	to variable rate, variable to fixed rate, or variable to variable rate) based upon designated market rates or rate indices and a notional amount.	• When hedge accounting is applied, the carrying values of the hedged items are adjusted for changes in the fair value of the hedged risks. The fair value of hedged risks are reported as follows:
	Master netting agreements are used	• Fixed income securities.	409		123
	to minimize credit risk. In addition,	• Mortgage loans.	62		10
	when applicable, parties are required	• Contractholder funds.	(141)		(47)
	to post collateral. As of December 31,
	2002, the Company pledged to	Statement of Operations
	counterparties $12 million of	• For hedge accounting, changes in fair
	securities as collateral, while holding	value of the instruments are matched
	$18 million of cash posted by	together with changes in fair value of the
	counterparties as collateral, for over-	hedged risks and are reported as follows:
	the-counter instruments.	• Net investment income.		$(390)		$(93)
		• Life and annuity contract benefits.		94		47
		• Periodic accruals and settlements are
		reported as follows:
		• Net investment income.		(178)		(61)
		• Life and annuity contract benefits.		50		17
	Risk Management Strategy	• Hedge ineffectiveness is reported as
	Primarily used to change the interest	Realized capital gains and losses.		(15)		6
	rate characteristics of existing assets	• When hedge accounting is not applied,
	or liabilities to facilitate asset-	changes in fair value of the instruments are
	liability management.	classified consistent with the risk being
		hedged.
		• Periodic accruals and settlements are reported as follows:
		• Net investment income.		33		7
		• Interest expense.		4		—
		• Changes in fair value are reported in Realized capital gains and losses.		50		(4)

Financial futures	Description	Statement of Financial Position
contracts	Futures contracts are commitments	Fair values are reported as follows:
	to purchase or sell designated	• Other investments.	$1		$1
	financial instruments at a future date	• Other liabilities and accrued expenses.	—		(3)
	for a specified price or yield. These
	contracts are traded on organized	Statement of Operations
	exchanges and cash settle on a daily	Changes in fair value of the instruments, some
	basis. The exchange requires margin	of which are recognized through daily cash
	deposits as well as daily cash	settlements, are classified consistent with the
	settlements of margin. As of	risks being hedged and are reported as follows:
	December 31, 2002, the Company	• Realized capital gains and losses.		$(193)		$(10)
	pledged margin deposits in the form	• Life and annuity contract benefits.		(1)		—
	of marketable securities totaling $13 million.

Risk Management Strategies
	Generally used to manage interest rate risk related to fixed income securities and certain annuity contracts. Financial futures are also used to reduce interest rate risk related to forecasted purchases and sales of marketable investment securities.

			2002		2001
Instrument	Description and Risk Management Strategy	Financial Statement Reporting	Asset/ (Liability)	Income/ (Expense)	Asset/ (Liability)	Income/ (Expense)
Interest rate cap	Description	Statement of Financial Position
and floor	In exchange for a premium, these	Fair values are reported as follows:
agreements	contracts provide the holder with the	• Other investments.	$9		$—
	right to receive at a future date, the	• Other liabilities and accrued expenses.	35		1
	amount, if any, by which a specified
	market interest rate exceeds the fixed	Statement of Operations
	cap rate or falls below the fixed floor	Changes in fair value of the instruments are
	rate, applied to a notional amount.	classified consistent with the risks being hedged.
	Risk Management Strategies	• Periodic accruals and settlements are
	Used to reduce exposure to rising or	reported as follows:
	falling interest rates relative to	• Net investment income.		$—		$—
	certain existing assets and liabilities	• Life and annuity contract benefits.		—		—
	in conjunction with asset-liability	• Changes in fair values are reported in
	management.	Realized capital gains and losses.		(5)		(1)

Equity and Index
Contracts:
Options,	Description	Statement of Financial Position
financial	These indexed instruments provide	Fair values are reported as follows:
futures, and	returns at specified or optional dates	• Equity securities.	$8		$15
warrants	based upon a specified index applied	• Other investments.	2		1
	to the instrument's notional amount.	• Other liabilities and accrued expenses.	(5)		(5)
	Index futures are traded on organized
	exchanges and cash settle on a daily	Statement of Operations
	basis. The exchange requires margin	Changes in fair values of the instruments, some
	deposits as well as daily cash	of which are recognized through daily cash
	settlements of margin. The Company	settlements, are classified with the risk being
	pledged $47 million of securities in	hedged and reported as follows:
	the form of margin deposits as of	• Life and annuity contract benefits.		$(66)		$(56)
	December 31, 2002. Stock warrants	• Operating costs and expenses.		(17)		(8)
	provide the right to purchase	• Realized capital gains and losses.		1		3
	common stock at predetermined prices.
	Risk Management Strategies
	Indexed instruments are primarily utilized to reduce the market risk associated with certain annuity and deferred compensation liability contracts. Stock warrants are generally received in connection with the purchase of debt or preferred stock investments.

Foreign Currency
Contracts:
Foreign	Description	Statement of Financial Position
currency	These contracts involve the periodic	• Fair values are reported as follows:
swap	exchange of consideration based on	• Other investments.	$259		$31
agreements	relative changes in two designated	• Other liabilities and accrued expenses.	26		2
	currencies and, if applicable,	• Fixed income securities.	—		(11)
	differences between fixed rate and	• Since hedge accounting is applied, the
	variable cash flows or two different	carrying value of the hedged item,
	variable cash flows, all based on a	Contractholder funds, is adjusted for
	pre-determined notional amount. As	changes in the fair value of the hedged risk.	(285)		(22)
	of December 31, 2002,
	counterparties pledged $176 million	Statement of Operations
	in cash to the Company under	• Changes in fair value of the instruments are
	existing agreements for over-the-	matched together with the changes in fair
	counter foreign currency swap	values of the hedged risks and are reported
	agreements.	in Life and annuity contract benefits.		$263		$22
	Risk Management Strategies These agreements are entered into	• Periodic accruals and settlements are reported in Life and annuity contract benefits.		(30)		(43)
	primarily to manage the foreign	• Hedge ineffectiveness would be reported in
	currency risk associated with	Realized capital gains and losses.		—		—
	issuing foreign currency denominated funding agreements. In addition to hedging foreign currency risk, they may also change the interest rate characteristics of the funding agreements.

			2002		2001
Instrument	Description and Risk Management Strategy	Financial Statement Reporting	Asset/ (Liability)	Income/ (Expense)	Asset/ (Liability)	Income/ (Expense)
Foreign currency	Description	Statement of Financial Position
futures contracts	The contracts are traded on domestic	Fair values are reported as follows:
	and foreign organized exchanges	• Other investments.	$—		$—
	covering various currencies and	• Other liabilities and accrued expenses.	—		—
cash settle on a daily basis. The
	exchange requires margin deposits	Statement of Operations
	as well as daily cash settlements	Changes in fair value of the instruments are
	of margin. These contracts represent	reported consistent with the risks being hedged
	standard agreements to buy or sell	in Life and annuity contract benefits.		$1		$—
a foreign currency at a specified rate at a specified future date. As of December 31, 2002, the Company had pledged margin deposits in the form of marketable securities totaling $1 million.
Risk Management Strategies
These contracts are used to hedge the currency risk associated with certain funding agreements and variable contract features.

Embedded
Derivative Financial
Instruments:
Conversion	Description	Statement of Financial Position
options in fixed	These securities have embedded	Fair value is reported together with the host
income securities	options, which provide the Company	contracts in Fixed income securities.	$166		$303
with the right to convert the
	instrument into a predetermined	Statement of Operations
	number of shares of common stock.	Changes in fair value are reported in Realized
		capital gains and losses.		$(88)		$(130)
Securities owned and subject to bifurcation include convertible bonds and convertible redeemable preferred stocks.

Equity indexed	Description	Statement of Financial Position
options in life	These contracts provide the owner	Fair value is reported together with the host
and annuity	with returns based upon a designated	contracts in Contractholder funds.	$32		$(44)
product	participation percentage in positive
contracts	changes in the S&P 500 index,	Statement of Operations
	subject to specified limits.	Changes in fair value are reported in Life and
		annuity contract benefits.		$76		$(44)
Contracts include options providing equity-indexed returns.

Forward starting	Description	Statement of Financial Position
options in	These contracts provide the owner	Fair value is reported together with the host
annuity	with returns based upon a designated	contracts in Contractholder funds.	$(3)		$(5)
product	participation percentage in positive
contracts	changes in the S&P 500 index,	Statement of Operations
	subject to specified limits.	Changes in fair value are reported in Realized
		capital gains and losses.		$2		$(5)
Contracts include options to renew the contract, which provides guaranteed minimum levels of participation in equity-indexed returns.

Put options in	Description	Statement of Financial Position
variable product	Amounts deposited during a free-	Fair value is reported together with the host
contracts	look period are required to be	contracts in Contractholder funds; amounts are
	refunded, if demanded by the	insignificant.	$—		$—
contractholder, regardless of the
	performance of the funds during the	Statement of Operations
	period. Due to certain states'	Changes in fair value are reported in Realized
	regulatory requirements, certain	capital gains and losses; amounts are
	variable product contract liabilities	insignificant.		$—		$—
contain these embedded derivatives.

Term-extending	Description
options in trust	Options to extend the term of debt	These options have no value.
preferred	securities issued.
securities
Feature allows extension of maturity date.

			2002		2001
Instrument	Description and Risk Management Strategy	Financial Statement Reporting	Asset/ (Liability)	Income/ (Expense)	Asset/ (Liability)	Income/ (Expense)
Credit default	Description	Statement of Financial Position
swap agreements	These agreements provide for the	Fair value is reported together with the host
	receipt of fees as compensation to	contracts in Fixed income securities.	$(2)		$—
accept the credit risk of a specified
	entity. In the event a specified credit	Statement of Operations
	event occurs the Company would no	• The premiums received are reported in Net
	longer receive fees and would be	investment income; amounts are
	obligated to make a payment to the	insignificant.		$—		$—
	counterparty.	• Changes in fair value are reported in
		Realized capital gains and losses.		(2)		—
	Risk Management Strategy	• Losses from credit events would also be
	Certain structured securities include	reported in Realized capital gains and
	embedded credit default swaps that	losses.		—		—
are subject to bifurcation. Credit default swap agreements are used to gain exposure to desirable credit risks.

Other Derivative
Financial
Instruments:
Synthetic	Description	Statement of Financial Position
guaranteed	Products sold primarily to pension	Fair value would be reported in Contractholder
investment	trusts to support elements of their	funds.	$—		$—
product	defined contribution plans. Fees are
contracts	received in exchange for guarantees	Statement of Operations
	provided for reimbursement of	• Periodic accruals and settlements would be
	certain market value losses on the	reported in Life and annuity contract
	plan's asset portfolio in the event the	benefits.		$—		$—
	plan experiences heavy withdrawal	• Changes in fair value of the options would
	activity.	be reported in Realized capital gains and
		losses.		—		—
These off balance sheet liability contracts are economically similar to put options written by the Company.

Reinsurance of	Description	Statement of Financial Position
guaranteed	Reinsurance agreements for a	• Fair value is reported in Other assets.	$29		$12
minimum income	product feature in variable product	• Since hedge accounting is applied, the
annuitization	contracts are deemed to be derivative	carrying value of the hedged item,
options in	instruments.	Contractholder funds, is adjusted for
variable product		changes in the fair value of the hedged	(29)		(12)
contracts	Risk Management Strategy	risk.
	These agreements are used to	Statement of Operations
	transfer to the reinsurer a portion of	For hedge accounting, changes in fair value of
	the investment risk of guaranteed	the instrument are matched together with
	minimum income annuitization	changes in fair value of the hedged risk and
	options offered in certain variable	reported in Life and annuity contract benefits.		$17		$12
contracts.

Forward	Description	Statement of Financial Position
contracts for	These agreements represent forward	Fair value is reported in Fixed income
TBA mortgage	contracts to purchase highly liquid	securities.	$4		$9
securities	TBA mortgage-backed securities.
	Certain of these contracts are viewed	Statement of Operations
	as derivatives.	Changes in fair value are reported in Realized
		capital gains and losses.		$9		$7
Risk Management Strategy
These forward contracts are used to reduce interest rate and price risk related to forecasted purchases of TBA mortgage securities.

			2002		2001
Instrument	Description and Risk Management Strategy	Financial Statement Reporting	Asset/ (Liability)	Income/ (Expense)	Asset/ (Liability)	Income/ (Expense)
Bond forward	Description	Statement of Financial Position
purchase	These contracts represent firm	• Fair value is reported in Fixed income
commitments	commitments to purchase specific	securities.	$—		$3
	securities with a settlement date	• The fair values of the hedged risks are
	beyond the customary time period	reported in Accumulated other
	utilized in the market.	comprehensive income.	—		(3)
	Risk Management Strategy	Statement of Operations
	These commitments are used to	• Since cash flow hedge accounting is
	reduce interest rate and price risk	applied, changes in fair value of the
	related to forecasted purchases of	instruments are reported in Accumulated
	marketable investment securities.	other comprehensive income.		$—		$3
• As the security purchased impacts income,
the amounts in Accumulated other comprehensive income are released to income and reported as follows:
		• Net investment income; amounts are insignificant.		—		—
		• Realized capital gains and losses.		1		—

Commitments to	Description	Statement of Financial Position
fund mortgage	These contracts represent firm	Fair value is reported in Other assets; amounts
loans	commitments to fund mortgage loans	are insignificant.	$—		$—
that are held for resale to a strategic
	alliance partner.	Statement of Operations
		Changes in fair value are reported in Operating costs and expenses; amounts are insignificant.		$—		$—

Forward Sale	Description	Statement of Financial Position
Commitments	These contracts represent	Fair value is reported in Other assets; amounts
	commitments to sell funded loans	are insignificant.	$—		$—
to an alliance partner.
Statement of Operations
		Changes in fair value are reported in Operating costs and expenses; amounts are insignificant.		$—		$—

Off-balance-sheet financial instruments

        The contractual amounts and fair values of off-balance-sheet financial instruments at December 31, are as follows:

	2002		2001
(in millions)	Contractual amount	Fair Value	Contractual amount	Fair Value
Commitments to invest	$186	$—	$228	$—
Private placement commitments	69	—	119	—
Commitments to extend mortgage loans	64	1	38	—
Credit guarantees	29	(1)	54	(3)

        Except for credit guarantees, the contractual amounts represent the amount at risk if the contract is fully drawn upon, the counterparty defaults and the value of any underlying security becomes worthless. Unless noted otherwise, the Company does not require collateral or other security to support off-balance-sheet financial instruments with credit risk.

        Commitments to invest generally represent commitments to acquire financial interests or instruments. The Company enters into these agreements to allow for additional participation in certain limited partnership investments. Because the equity investments in the limited partnerships are not actively traded, it is not practical to estimate the fair value of these commitments.

        Private placement commitments represent conditional commitments to purchase private placement debt and equity securities at a specified future date. The Company regularly enters into these agreements in the normal course of business. The fair value of these commitments generally cannot be estimated on the date the commitment is made as the terms and conditions of the underlying private placement securities are not yet final.

        Commitments to extend mortgage loans are agreements to lend to a borrower provided there is no violation of any condition established in the contract. The Company enters these agreements to commit to future loan fundings at a predetermined interest rate. Commitments generally have fixed expiration dates or other termination clauses. Commitments to extend mortgage loans, which are secured by the underlying properties, are valued based on estimates of fees charged by other institutions to make similar commitments to similar borrowers.

        Credit guarantees represent conditional commitments included in certain fixed income securities owned by the Company. These commitments provide for obligations to exchange credit risk or to forfeit principal due, depending on the nature or occurrence of credit events for the referenced entities. The Company enters into these transactions in order to achieve higher yields than direct investment in referenced entities. The fees for assuming the conditional commitments are reflected in the interest receipts reported in Net investment income over the lives of the contracts. The fair value of credit guarantees are estimates of the conditional commitments only and are calculated using quoted market prices or valuation models, which incorporate external market data.

        In the event of bankruptcy or other default of the referenced entities, the Company's maximum amount at risk, assuming the value of the referenced credits becomes worthless, is the fair value of the subject fixed income securities, which totaled $28 million at December 31, 2002. The Company includes the impact of credit guarantees in its analysis of credit risk, and the referenced credits were current to their contractual terms at December 31, 2002.

7.    Reserve for Property-Liability Insurance Claims and Claims Expense

        As described in Note 2, the Company establishes reserves for claims and claims expense on reported and unreported claims of insured losses. These reserve estimates are based on known facts and interpretations of circumstances and internal factors including the Company's experience with similar cases, historical trends involving claim payment patterns, loss payments, pending levels of unpaid claims, loss management programs and product mix. In addition, the reserve estimates are influenced by external factors including law changes, court decisions, changes to regulatory requirements, economic conditions, and public attitudes. The Company, in the normal course of business, may also supplement its claims processes by utilizing third party adjusters, appraisers, engineers, inspectors, other professionals and information sources to assess and settle catastrophe and non-catastrophe related claims. The effects of inflation are implicitly considered in the reserving process.

        Because reserves are based on estimations of future losses, the establishment of appropriate reserves, including reserves for catastrophes, is an inherently uncertain process. The ultimate costs of losses may vary materially from recorded amounts, which are based on management's best estimates of future losses. Allstate regularly updates its reserve estimates as new information becomes available and as events unfold that may impact the resolution of unsettled claims. Changes in prior year reserve estimates, which may be material, are reflected in the results of operations in the period such changes are determinable.

        Activity in the Reserve for property-liability insurance claims and claims expense is summarized as follows:

(in millions)	2002	2001	2000
Balance at January 1	$16,500	$16,859	$17,814
Less reinsurance recoverables	1,667	1,634	1,653

Net balance at January 1	14,833	15,225	16,161
Incurred claims and claims expense related to:
Current year	16,972	17,190	17,117
Prior years	685	342	(722)

Total incurred	17,657	17,532	16,395
Claims and claims expense paid to related to:
Current year	10,598	11,176	11,358
Prior years	6,874	6,748	5,973

Total paid	17,472	17,924	17,331
Net balance at December 31	15,018	14,833	15,225
Plus reinsurance recoverables	1,672	1,667	1,634

Balance at December 31	$16,690	$16,500	$16,859

        Incurred claims and claims expense represents the sum of paid losses and reserve changes in the calendar year. This expense includes losses from catastrophes of $731 million, $894 million and $967 million in 2002, 2001 and 2000, respectively. Catastrophes are an inherent risk of the property-liability insurance business that have contributed to, and will continue to contribute to, material year-to-year fluctuations in the Company's results of operations and financial position. A "catastrophe" is defined by Allstate as an event that produces pre-tax losses before reinsurance in excess of $1 million and involves multiple first party policyholders or an event that produces a number of claims in excess of a preset per-event threshold of average claims in a specific area.

        The level of catastrophic loss and weather-related losses (wind, hail, lightning, freeze and water losses which include mold losses, not meeting the Company's criteria to be declared a catastrophe) experienced in any year cannot be predicted and could be material to results of operations and financial position. For Allstate, areas of potential natural event catastrophe losses due to hurricanes include major metropolitan centers near the eastern and gulf coasts of the United States. Exposure to potential earthquake losses in California is limited by the Company's participation in the California Earthquake Authority ("CEA"). Other areas in the United States with exposure to potential earthquake losses include areas surrounding the New Madrid fault system in the Midwest and faults in and surrounding Seattle, Washington and Charleston, South Carolina. Allstate continues to evaluate alternative business strategies to more effectively manage its exposure to catastrophe losses in these and other areas.

        The Company has access to reimbursement provided by the Florida Hurricane Catastrophe Fund ("FHCF") for 90% of hurricane losses in Florida in excess of approximately the first $309 million for each hurricane, up to an aggregate of $800 million (90% of approximately $889 million) in a single hurricane season, and $1.60 billion total reimbursement over two hurricane seasons.

        Management believes that the reserve for claims and claims expense, net of reinsurance recoverables, at December 31, 2002 is appropriately established in the aggregate and adequate to cover the ultimate net cost of reported and unreported claims arising from losses which had occurred by the date.

Allstate Protection

        Increased auto reserve reestimates in 2002, primarily due to increasing severity trends for automobile repair and medical costs of $55 million for Ivantage operations and $17 million for Canadian operations were offset by reduced reserve reestimates for the Allstate brand. In 2001, auto reserve reestimates for the Allstate brand were a reduction of reserves totaling $361 million. The reduction was not as favorable as the impact of auto reserve reestimates in 2000 due to a reduced level of favorable severity trends when compared to the prior year. The favorable impact of Allstate brand auto reserve reestimates was largely offset by a $110 million greater volume of late reported unusual weather-related losses than expected from the end of the year 2000 which was reported in the year 2001, adverse results of class action and other litigation totaling $105 million, and increased reestimates of losses reported in prior years for the Ivantage and Canadian businesses totaling $42 million and $24 million respectively. Reserve reestimates due to class action and other litigation in 2001 were due to settlement of class action lawsuits related to diminished value coverage in Georgia, for uninsured motorists coverage in Alaska, and personal injury protection coverage in Pennsylvania, and for settlement of extra-contractual litigation related to bodily injury coverage in Florida. Favorable reserve reestimates for the Allstate brand in 2001 and 2000 resulted from lower severity of claim settlements than those expected in reserve estimates at the beginning of each year. This reestimate was primarily due to lower costs of auto injury claims, which represent approximately 80% of reserves. Favorable injury severity trends were largely due to more moderate medical cost inflation and the mitigating effects of the Company's loss management programs.

        Increased homeowners reserve reestimates in 2002 were primarily due to claim severity and late reported losses that were greater than the level anticipated in previous reserve estimates. This resulted in reserve reestimates including $78 million related to IBNR, $95 million related to claim severity, $169 million related to mold claims in Texas. In addition, reserves were increased $25 million for settlement of losses remaining from the 1994 Northridge earthquake. In March 2002, a new Texas homeowner policy form was implemented that restricted mold coverage from what had been provided by a previous broad state-mandated policy form. As a result, coverage provided and the incidence of losses for mold diminished in the second half of the year. Reserve reestimates in 2002 for the 1994 Northridge Earthquake losses were to provide for higher than anticipated losses resulting from settlement of class action litigation and due to greater than expected additional losses and expenses caused by coverage afforded due to the passage of California's Senate Bill 1899 in 1999.

        Increased homeowner reserve reestimates in 2001 were primarily due to $118 million of greater late reported unusual weather-related losses than expected from the end of the year 2000 which was reported in the year 2001, increases to severity of homeowners losses reported in prior years totaling $172 million, and $125 million for settlement of losses remaining from the 1994 Northridge Earthquake. Reserve reestimates in 2001 for the 1994 Northridge Earthquake losses were to provide for higher than anticipated losses resulting from settlement of class action litigation and due to greater than expected additional losses and expenses caused by coverage afforded due to the passage of California's Senate Bill 1899 in 1999.

        Reserve reestimates for the Allstate Protection other lines of insurance in 2002, 2001 and 2000 were primarily the result of claim severity due to influences similar to those responsible for the Auto and Homeowners products.

        Management believes the net loss reserves for Allstate Protection exposures are appropriately established based on available facts, technology, laws and regulations.

        Allstate brand—The Allstate brand experienced $386 million of unfavorable prior year reserve reestimates in 2002. This was primarily due to $338 million of homeowners reestimates resulting from claim severity development and late reported losses that were greater than what was anticipated in previous reserve estimates, including $169 million related to mold claims in Texas, and $25 million for settlement of losses remaining from the 1994 Northridge earthquake. Reestimates of reserves from prior years for the auto and other businesses were about $48 million for the year, of which $20 million was for Canadian business reserves. These reestimates were primarily due to increasing inflationary pressures on auto severities and for some of the small non-auto products.

        Reserve reestimates for the Allstate brand claims in 2001 included a $348 million increase in the 2000 accident year losses offset by a $122 million net favorable reestimates for all prior years. Approximately $197 million of unfavorable reestimates for 2000 accident year losses was the result of unusually bad weather experienced at year-end 2000, coupled with an unanticipated number of late reported claims. The remainder of the 2000 accident year loss reestimate was primarily attributable to increased severity for homeowner losses including mold-related losses in Texas. For accident years prior to 2000, the net reestimate of $122 million included $125 million of adverse reestimates for Northridge-related losses and $105 million of other litigation-related adverse reestimates, offset by favorable reestimates.

        For the Allstate brand, reserve reestimates in 2000 resulted in favorable reestimates due to lower severity of claim settlements than those expected in reserve estimates at the beginning of each year. This reestimate was primarily due to lower costs of auto injury claims, which represent approximately 80% of reserves. Favorable injury severity trends were largely due to more moderate medical cost inflation and the mitigating effects of the Company's loss management programs. There were only insignificant areas of unfavorable reestimates in 2000 within components of major lines of business, which were included in the net favorable reestimate.

        Ivantage—Reserve reestimates in 2002, 2001, and 2000 were related to higher than anticipated claim settlement costs for auto and homeowner claims. In 2001, adverse reestimates also resulted from unusually bad weather experienced at year-end 2000 coupled with an unanticipated number of late reported claims.

Discontinued Lines and Coverages

        Allstate's exposure to asbestos, environmental and other discontinued lines claims arises principally from assumed reinsurance coverage written during the 1960s through the mid-1980s, including reinsurance on primary insurance written on large United States companies, and from direct excess insurance written from 1972 through 1985, including substantial excess general liability coverages on Fortune 500 companies. Additional exposure stems from direct primary commercial insurance written during the 1960s through the mid-1980s. Other discontinued lines exposures primarily relate to general liability and product liability mass tort claims, such as those for medical devices and other products.

        In 1986, the general liability policy form used by Allstate and others in the property-liability industry was amended to introduce an "absolute pollution exclusion", which excluded coverage for environmental damage claims, and to add an asbestos exclusion. Most general liability policies issued prior to 1987 contain annual aggregate limits for product liability coverage. General liability policies issued in 1987 and thereafter contain annual aggregate limits for product liability coverage and annual aggregate limits for all coverages. Allstate's experience to date is that these policy form changes have limited its exposure to environmental and asbestos claim risks. At December 31, 2002, Allstate has 40 primary and 240 excess policyholders with active policies. During the last three years, 96 primary and excess policyholders reported new claims, and 100 policyholders were closed, reducing the number of active policyholders by 4.

        Allstate's exposure to liability for asbestos, environmental, and other discontinued lines losses manifests differently for assumed reinsurance, direct excess insurance, and direct primary commercial insurance. The direct insurance coverage Allstate provided for these exposures was substantially "excess" in nature.

        Excess insurance, and reinsurance, involve coverage written by Allstate for specific layers of protection above retentions and other insurance plans. The nature of excess coverage and reinsurance provided to other insurers limits our exposure to loss to specific layers of protection in excess of policyholder retention or primary insurance plans. In addition, Allstate has purchased significant reinsurance on its excess business, further limiting its exposure.

        Allstate's assumed reinsurance business involved writing generally small participations in other insurers' reinsurance programs. The reinsured losses in which Allstate participates may be a proportion of all eligible losses or eligible losses in excess of defined retentions. The majority of assumed reinsurance exposure, approximately 85%, is for excess of loss coverage, while the remaining 15% is for pro-rata coverage.

        Liability for actual and potential asbestos losses has caused several major asbestos manufacturers to file for bankruptcy protection. Allstate has pending claims related to excess policies issued to seven large asbestos manufacturers that have filed for bankruptcy protection, four of which have not resolved payment plans within the bankruptcies. Reserves related to liability for these companies, whose claims are still in the process of adjudication, are appropriately established based on claims that have occurred and other related information. The process of adjudicating claims in the asbestos bankruptcies is lengthy and involves, among other factors, filing notices of claims by all current claimants, estimating the number and cost of resolving pre-petition and post-petition claims, negotiations among the various creditor groups and the debtors and, if necessary, evidentiary hearings by the bankruptcy court. Management will continue to monitor the relevant bankruptcies.

        Allstate's exposure, if any, to bankruptcies of major asbestos manufacturers, including any currently in bankruptcy, would also arise if assumed reinsurance was written for an insurer providing insurance protection to a major asbestos manufacturer, and then only in proportion to Allstate's participation share. Allstate assesses its potential liability to each of its reinsurance programs and adjusts reserves accordingly based on its knowledge of the losses of each reinsured exposure.

        Allstate's direct primary commercial insurance business did not include coverage to large asbestos manufacturers. This business comprises a cross section of policyholders engaged in all business sectors located throughout the country.

        Establishing net loss reserves for asbestos, environmental and other discontinued lines claims is subject to uncertainties that are greater than those presented by other types of claims. Among the complications are lack of historical data, long reporting delays, uncertainty as to the number and identity of insureds with potential exposure, unresolved legal issues regarding policy coverage, unresolved legal issues regarding the determination, availability and timing of exhaustion of policy limits, evolving and expanding theories of liability, availability and collectibility of recoveries from reinsurance, retrospectively determined premiums and other contractual agreements, and estimating the extent and timing of any contractual liability, and other uncertainties. There are complex legal issues concerning the interpretation of various insurance policy provisions and whether those losses are covered, or were ever intended to be covered, and could be recoverable through retrospectively determined premium, reinsurance or other contractual agreements. Courts have reached different and sometimes inconsistent conclusions as to when losses are deemed to have occurred and which policies provide coverage; what types of losses are covered; whether there is an insurer obligation to defend; how policy limits are determined; how policy exclusions and conditions are applied and interpreted; and whether clean-up costs represent insured property damage. Management believes these issues are not likely to be resolved in the near future, and the ultimate cost may vary materially from the amounts currently recorded resulting in an increase in loss reserves.

        During the year, reserve reestimates were $231 million, including $121 million for asbestos losses, $26 million for environmental losses, $45 million for other discontinued lines exposures in run-off, and $39 million related to the cost of administering claim settlements and miscellaneous run-off exposures. Asbestos reserves were increased by $121 million primarily due to final settlement of exposure to an insured, and adverse reestimates on other estimated asbestos losses due to an increase in claims from smaller more peripheral exposures. Pending asbestos claims related to excess policies issued to manufacturers that have filed for bankruptcy protection also increased to a minor extent.

        In 2001, the company's annual review resulted in a $94 million reestimate of asbestos reserves due to increased emergence of reported losses. This was partially offset by a $45 million favorable reestimate of environmental reserves and $23 million of favorable reestimates in other discontinued lines due to improving loss emergence trends in these areas.

        Allstate's reserves for asbestos claims were $635 million and $675 million, net of reinsurance recoverables of $269 million and $254 million at December 31, 2002 and 2001, respectively. Reserves for environmental claims were $304 million and $343 million, net of reinsurance recoverables of $89 million and $101 million at December 31, 2002 and 2001, respectively. Approximately 54% and 58% of the total net asbestos and environmental reserves at December 31, 2002 and 2001, respectively, were for incurred but not reported estimated losses.

        The survival ratio is calculated by taking the Company's ending reserves divided by payments made during the year. This is a commonly used but extremely simplistic and imprecise approach to measuring the adequacy of asbestos and environmental reserve levels. Many factors, such as mix of business, level of coverage provided and settlement procedures have significant impacts on the amount of environmental and asbestos claims and claims expense reserves, claim payments and the resultant ratio. As payments result in corresponding reserve reductions, survival ratios can be expected to vary over time.

        Three-year average survival ratios, excluding the effects of previously executed commutations, policy buy-backs and settlement agreements, are a more representative prospective measure of current reserve adequacy. The 3-year average survival ratios for net asbestos and environmental reserves excluding commutations, policy buy-backs and settlement agreements, at December 31, 2002 and 2001, were 11.3 and

14.5, respectively. In 2002, the 3-year average survival ratio decreased due to an increase in claims paid and reduced reserve levels.

        Allstate's reserves for asbestos and environmental exposures could be affected by tort reform, class action litigation, and other potential legislation and judicial decisions. Environmental exposures could also be affected by a change in the existing federal Superfund law and similar state statutes. There can be no assurance that any reform legislation will be enacted or that any such legislation will provide for a fair, effective and cost-efficient system for settlement of asbestos or environmental claims. Management is unable to determine the effect, if any, that such legislation will have on results of operations or financial position.

        Management believes its net loss reserves for environmental, asbestos and other discontinued lines exposures are appropriately established based on available facts, technology, laws and regulations. However, due to the inconsistencies of court coverage decisions, unresolved legal issues regarding policy coverage, unresolved legal issues regarding the determination, availability and timing of exhaustion of policy limits, evolving and plaintiffs' expanded theories of liability, the risks inherent in major litigation, availability and collectibility of recoveries from reinsurance, retrospectively determined premiums and other contractual agreements, and estimating the extent and timing of any contractual liability, and other uncertainties, the ultimate cost of these claims may vary materially from the amounts currently recorded, resulting in an increase in loss reserves. In addition, while the Company believes that improved actuarial techniques and databases have assisted in its ability to estimate asbestos, environmental, and other discontinued lines net loss reserves, these refinements may subsequently prove to be inadequate indicators of the extent of probable losses. Due to the uncertainties and factors described above, management believes it is not practicable to develop a meaningful range for any such additional net loss reserves that may be required.

8.    Reserve for Life-Contingent Contract Benefits and Contractholder Funds

        At December 31, the Reserve for life-contingent contract benefits consists of the following:

(in millions)	2002	2001
Immediate annuities:
Structured settlement annuities	$5,725	$5,024
Other immediate annuities	2,096	1,871
Traditional life	2,202	2,065
Other	233	174

Total Reserve for life-contingent contract benefits	$10,256	$9,134

        The following table highlights the key assumptions generally utilized in calculating the Reserve for life-contingent contract benefits:

Product	Mortality	Interest rate	Estimation method
Structured settlement annuities	U.S. population with projected calendar year improvements; age setbacks for impaired lives grading to standard	Interest rate assumptions range from 5.5% to 11.7%	Present value of contractually specified future benefits
Other immediate annuities	1983 group annuity mortality table	Interest rate assumptions range from 2.0% to 11.5%	Present value of expected future benefits based on historical experience
Traditional life	Actual company experience plus loading	Interest rate assumptions range from 4.0% to 11.3%	Net level premium reserve method using the Company's withdrawal experience rates
Other	Actual company experience plus loading		Unearned premium; additional contract reserves as for traditional life

        To the extent that unrealized gains on fixed income securities would result in a premium deficiency had those gains actually been realized, a premium deficiency reserve has been recorded for certain immediate annuities with life contingencies. A liability of $797 million and $212 million is included in the Reserve for life-contingent contract benefits with respect to this deficiency as of December 31, 2002 and 2001, respectively. The offset to this liability is recorded as a reduction of the unrealized net capital gains included in Accumulated other comprehensive income.

        At December 31, Contractholder funds consists of the following:

(in millions)	2002	2001
Interest-sensitive life	$7,065	$6,749
Investment contracts:
Fixed annuities	24,031	19,125
Guaranteed investment contracts	1,903	2,279
Funding agreements	5,199	3,557
Other investment contracts	1,943	1,850
Allstate Bank	610	—

Total Contractholder funds	$40,751	$33,560

        The following table highlights the key contract provisions relating to Contractholder funds:

Product	Interest rate	Withdrawal/Surrender Charges
Interest-sensitive life	Interest rates credited range from 2.0% to 7.8%	Either a percentage of account balance or dollar amount grading off generally over 20 years
Fixed annuities	Interest rates credited range from 2.2% to 10.2% for immediate annuities and 0% to 10.7% for deferred annuities (which include equity-indexed annuities whose returns are indexed to the S&P 500)	Either a declining or a level percentage charge generally over nine years or less. Additionally, approximately 29% of deferred annuities are subject to market value adjustment.
Guaranteed investment contracts	Interest rates credited range from 2.95% to 8.45%	Generally not subject to discretionary withdrawal
Funding agreements	Interest rates credited range from 1.51% to 7.21% (excluding currency-swapped medium-term notes)	Not applicable
Other investment contracts	Interest rates credited range from 1.4% to 8.5%	Not applicable
Allstate Bank	Interest rates credited range from 0% to 5.5%	A percentage of principal balance for time deposits withdrawn prior to maturity

        Contractholder funds include FAs sold to Special Purpose Entities ("SPEs") issuing medium-term notes. The SPEs, Allstate Life Funding, LLC and Allstate Financial Global Funding, LLC are used exclusively for Allstate Financial FAs supporting medium-term note programs. The assets and liabilities of Allstate Life Funding, LLC are included on the Consolidated Statements of Financial Position. The Company classifies the medium-term notes issued by Allstate Life Funding, LLC as Contractholder funds, using accounting treatment similar to that of its other investment contracts. The assets and liabilities of Allstate Financial Global Funding, LLC are not included on the Consolidated Statements of Financial Position due to the existence of a sufficient equity ownership interest by an unrelated third party in this equity. The Company classifies the FAs issued to Allstate Financial Global Funding, LLC as Contractholder funds. The Company's management does not have an ownership interest in the SPEs.

        Contractholder fund activity for the year ended December 31, was as follows:

(in millions)	2002	2001
Balance, beginning of year	$33,560	$28,870
Deposits	9,518	7,971
Surrenders and withdrawals	(3,121)	(3,244)
Death benefits	(457)	(496)
Interest credited to contractholder funds	1,764	1,733
Transfers (to) from Separate Accounts	(458)	(1,014)
Other adjustments	(55)	(260)

Balance, end of year	$40,751	$33,560

9.    Reinsurance

        The Company purchases reinsurance to limit aggregate and single losses on large risks. The Company continues to have primary liability as a direct insurer for risks reinsured. The information presented herein should be read in connection with Notes 7 and 8. Estimating amounts of reinsurance recoverable is also impacted by many of the uncertainties involved in the establishment of loss reserves.

        The effects of reinsurance on Property-liability premiums written and earned and Life and annuity premiums and contract charges for the year ended December 31, were as follows:

(in millions)	2002	2001	2000
Property-liability insurance premiums written
Direct	$22,438	$21,102	$20,253
Assumed	1,822	1,790	1,866
Ceded	(343)	(283)	(261)

Property-liability insurance premiums written, net of reinsurance	$23,917	$22,609	$21,858

Property-liability insurance premiums earned
Direct	$21,894	$20,671	$20,222
Assumed	1,804	1,807	1,917
Ceded	(337)	(281)	(268)

Property-liability insurance premiums earned, net of reinsurance	$23,361	$22,197	$21,871

Life and annuity premiums and contract charges
Direct	$2,645	$2,502	$2,461
Assumed	129	147	123
Ceded	(481)	(419)	(379)

Life and annuity premiums and contract charges, net of reinsurance	$2,293	$2,230	$2,205

Property-liability

        Total amounts recoverable from reinsurers at December 31, 2002 and 2001 were $1.80 billion and $1.76 billion, respectively. The amounts recoverable from reinsurers at December 31, 2002 and 2001 include $129 million and $88 million, respectively, related to property-liability losses paid by the Company and billed to reinsurers, and $1.67 billion and $1.67 billion, respectively, estimated by the Company with respect to ceded unpaid losses (including IBNR) which are not billable until the losses are paid. Amounts recoverable from mandatory pools and facilities included above were $788 million and $835 million at December 31, 2002 and 2001, respectively, of which $589 million and $627 million, respectively, were recoverable from the Michigan Catastrophic Claim Association ("MCCA"). The MCCA, established in 1978, is a mandatory reinsurance mechanism for personal injury protection losses over $300 thousand per claim. The MCCA is funded by assessments from member companies who, in turn can recover the assessment from policyholders.

        The Company purchases reinsurance after evaluating the financial condition of the reinsurer, as well as the terms and price of coverage. Developments in the insurance industry have increasingly led to the segregation of environmental, asbestos and other discontinued lines exposures into separate legal entities with dedicated capital. Regulatory bodies in certain cases have supported these actions. The Company is unable to determine the impact, if any, that these developments will have on the collectibility of reinsurance recoverables in the future. The Company had amounts recoverable from Lloyd's of London of $50 million and $55 million at December 31, 2002 and 2001, respectively. Lloyd's of London implemented a restructuring plan in 1996 to solidify its capital base and to segregate claims for years prior to 1993. In addition, efforts have been recently made to impose increased documentation standards on reinsurance claims. The impact, if any, of the restructuring and related actions on the collectibility of the recoverable from Lloyd's of London is uncertain at this time. The recoverable from Lloyd's of London syndicates is spread among thousands of investors who have unlimited liability.

        In connection with the Company's acquisition of the personal lines auto and homeowners business ("Encompass") of CNA Financial Corporation ("CNA") in 1999, Allstate and Continental Casualty Company ("Continental"), a subsidiary of CNA, entered into a four-year aggregate stop loss reinsurance agreement.

The Company currently has a reinsurance recoverable from Continental on unpaid losses of $219 million in connection with the reinsurance agreement.

        In the event of a qualifying catastrophe, the Company also has access to reimbursement provided by the FHCF for 90% of hurricane losses in excess of approximately the first $309 million for each storm, up to an aggregate of $800 million (90% of approximately $889 million) in a single hurricane season, and $1.60 billion total reimbursement over two hurricane seasons. Additionally, in connection with the sale of the Company's reinsurance business to SCOR U.S. Corporation in 1996, the Company entered into a reinsurance agreement for the associated post-1984 reinsurance liabilities.

        With the exception of mandatory pools and facilities and the recoverable balance from Continental discussed above, the largest reinsurance recoverable balance the Company had outstanding was $91 million and $82 million from Employers' Reinsurance Company at December 31, 2002 and 2001, respectively. No other amount due or estimated to be due from any single property-liability reinsurer was in excess of $60 million and $57 million at December 31, 2002 and 2001, respectively.

        Amounts recoverable from reinsurers are estimated based upon assumptions consistent with those used in establishing the liabilities related to the underlying reinsured contracts. Management believes the recoverables are appropriately established; however, as the Company's underlying reserves continue to develop, the amount ultimately recoverable may vary from amounts currently recorded. The reinsurers and the respective amounts recoverable are regularly evaluated by the Company, and a provision for uncollectible reinsurance is recorded, if needed. There were $4 million and $6 million of recoveries of previous year provisions in 2002 and 2001, respectively. The allowance for uncollectible reinsurance was $85 million and $89 million at December 31, 2002 and 2001, respectively.

Allstate Financial

        The Company's Allstate Financial segment reinsures certain of its risks to other reinsurers under yearly renewable term, coinsurance, and modified coinsurance agreements. Yearly renewable term and coinsurance agreements result in the passing of a portion of the risk to the reinsurer. Generally, the reinsurer receives a proportionate amount of the premiums less commissions and is liable for a corresponding proportionate amount of all benefit payments. Modified coinsurance is similar to coinsurance except that the cash and investments that support the liability for contract benefits are not transferred to the assuming company, and settlements are made on a net basis between the companies.

        Allstate Financial ceded 90%, 80% or 60% of the mortality risk on certain life policies, depending upon the issue year and product, to a pool of eleven reinsurers. Beginning in November 1998, Allstate Financial cedes mortality risk on new business in excess of $2 million per life for individual coverage. For business sold prior to October 1998, Allstate Financial ceded mortality risk in excess of $1 million per life for individual coverage. As of December 31, 2002, $162.13 billion of life insurance in force was ceded to other companies. Total amounts recoverable from reinsurers at December 31, 2002 and 2001 were $1.08 billion and $942 million, respectively.

        The Company has an administrative services agreement with respect to a block of variable annuity contracts. Pursuant to the terms of the agreement, the Company provides insurance contract administration and financial services. As part of the agreement, the Company assumed via coinsurance 100% of the general account portion of these contracts (85% of business written in New York) with an aggregate account value of $37 million and $32 million as of December 31, 2002 and 2001, respectively. The Company paid $65 million, which was capitalized as present value of future profits and will be subsequently amortized into income over 20 years, for the right to receive future contract charges and fees on the block of variable annuity contracts, which has an aggregate account value of $478 million and $795 million as of December 31, 2002 and 2001, respectively. During 2002, 2001 and 2000, the Company earned contract charges and fees assessed to contractholder fund balances of $5 million, $8 million, and $17 million, respectively.

10.  Deferred Policy Acquisition Costs

        Deferred policy acquisition costs for the year ended December 31, are as follows:

	2002
(in millions)	Allstate Financial	Property- Liability	Total
Balance, beginning of year	$3,286	$1,135	$4,421
Acquisition costs deferred	742	3,261	4,003
Amortization charged to income	(478)	(3,216)	(3,694)
Effect of unrealized gains and losses	(345)	—	(345)

Balance, end of year	$3,205	$1,180	$4,385

	2001
(in millions)	Allstate Financial	Property- Liability	Total
Balance, beginning of year	$3,209	$1,100	$4,309
Acquisition costs deferred	698	3,095	3,793
Amortization charged to income	(402)	(3,060)	(3,462)
Effect of unrealized gains and losses	(219)	—	(219)

Balance, end of year	$3,286	$1,135	$4,421

	2000
(in millions)	Allstate Financial	Property- Liability	Total
Balance, beginning of year	$2,987	$1,132	$4,119
Acquisition costs deferred	796	2,976	3,772
Amortization charged to income	(450)	(3,008)	(3,458)
Effect of unrealized gains and losses	(124)	—	(124)

Balance, end of year	$3,209	$1,100	$4,309

11.    Capital Structure

Debt outstanding

        Total debt outstanding at December 31, consisted of the following:

(in millions)	2002	2001
7.875% Senior Notes, due 2005, callable	$900	$900
5.375% Senior Notes, due 2006, callable	550	550
7.20% Senior Notes, due 2009, callable	750	750
6.125% Senior Notes, due 2012	350	—
6.75% Notes, due 2003	300	300
6.00% Notes, due 2003, callable	3	9
6.125% Notes, due 2032	250	—
7.50% Debentures, due 2013	250	250
6.75% Debentures, due 2018	250	250
6.90% Debentures, due 2038	250	250
7.125% Debentures, due 2097, callable	—	250
6.915% Equity-linked Note, due 2009, callable	—	75
Floating rate notes, due 2009 to 2016, callable	104	99
Other various notes, due 2003 to 2008	4	11

Total long-term debt	3,961	3,694
Short-term debt and bank borrowings	279	227

Total debt	$4,240	$3,921

        Total debt outstanding by maturity at December 31, consisted of the following:

(in millions)	2002	2001
Due within one year or less	$585	$238
Due after one year through 5 years	1,451	1,759
Due after 5 years through 10 years	1,137	849
Due after 10 years through 20 years	567	575
Due after 20 years	500	500

Total debt	$4,240	$3,921

        In February 2002, the Company issued $350 million of 6.125% senior notes due 2012, the net proceeds of which were used for general corporate purposes including share repurchases. In December 2002, the Company issued $250 million of 6.125% notes due 2032, the net proceeds of which were used to redeem all of the 7.125% Debentures due 2097.

        In connection with the Company's 2001 acquisition of Sterling (see Note 3), the Company issued a $9 million note due 2003 and assumed $10 million of various notes due 2002 to 2008. In December 2001, the Company issued $550 million of 5.375% Senior Notes due 2006, the net proceeds of which were used to redeem all of the 7.95% Quarterly Income Preferred Securities reported as a component of Mandatorily redeemable preferred securities of subsidiary trusts in previous periods.

        The callable notes and debentures are subject to redemption at the Company's option in whole or in part at any time at 100% of the principal amount plus accrued and unpaid interest to the redemption date, or the sum of the present values of the remaining scheduled payments of principal and interest and accrued and unpaid interest to the redemption date.

        To manage short-term liquidity, Allstate issues commercial paper and may draw on existing credit facilities as well as utilizes security repurchase and resale agreements (see Note 2). During 2001, the Company replaced its credit facility and currently maintains three credit facilities as a potential source of funds for The Allstate Corporation, AIC and ALIC. These include a $575 million five-year revolving line of credit, expiring in 2006, a $575 million 364-day revolving line of credit, expiring in 2003, and a $50 million one-year revolving line of credit expiring in 2003. The right to borrow from the five-year and 364-day lines of credit are subject to requirements customary for facilities of this size, type and purpose. For example, the

Company's debt to consolidated net capital (as defined in the agreement) must not exceed a designated level. No amounts were outstanding under any of these lines of credit during 2002 and 2001. The Company had commercial paper outstanding of $279 million and $217 million with weighted average interest rates of 1.25% and 2.05% at December 31, 2002 and 2001, respectively. The Company paid $269 million, $241 million and $223 million of interest on debt in 2002, 2001 and 2000, respectively.

        The Company filed a shelf registration statement with the Securities and Exchange Commission ("SEC") in June 2000, under which up to $2.00 billion of debt securities, preferred stock, trust preferred securities or debt warrants may be issued. At February 28, 2003, the Company may issue up to an additional $1.20 billion of securities under the June 2000 shelf registration.

Mandatory redeemable preferred securities of subsidiary trusts

        In 1996, Allstate Financing II ("AF II"), a wholly owned subsidiary trust of the Company, issued 200,000 shares of 7.83% preferred securities ("trust preferred securities") at $1,000 per share. The sole assets of AF II are $200 million of 7.83% Junior Subordinated Deferrable Interest Debentures ("junior subordinated debentures") issued by the Company. The junior subordinated debentures held by AF II will mature on December 1, 2045 and are redeemable by the Company at a liquidation value of $1,000 per share in whole or in part beginning on December 1, 2006, at which time the trust preferred securities are callable. Dividends on the trust preferred securities are cumulative, payable semi-annually in arrears, and are deferrable at the Company's option for up to 5 years.

        The obligations of the Company with respect to the junior subordinated debentures constitute full and unconditional guarantees by the Company of AF II's obligations under the respective preferred securities, including the payment of the liquidation or redemption price and any accumulated and unpaid interest and yield enhancements, but only to the extent of funds held by the trust. The preferred securities are classified in the Company's Consolidated Statements of Financial Position as Mandatorily Redeemable Preferred Securities of Subsidiary Trusts (representing the minority interest in the trusts). Allstate will be prohibited from paying dividends on its preferred and common stock, or repurchasing capital stock if the Company elects to defer dividend payments on these preferred securities. Dividends on the preferred securities have been classified as minority interest and reported as Dividends on preferred securities of subsidiary trusts in the Consolidated Statements of Operations.

        On December 7, 2001, the Company redeemed all of the 7.95% Junior Subordinated Deferrable Interest Debentures Series A, thereby triggering the redemption of all 22 million shares of the 7.95% Cumulative Quarterly Income Preferred Securities Series A, originally issued in 1996 by Allstate Financing I, a wholly owned subsidiary trust of the Company. The debentures and trust preferred securities were redeemed at a price of $25 per share plus accrued and unpaid interest to the date of redemption, which totaled $550 million.

Capital stock

        The Company had 900 million shares of issued common stock of which 702 million were outstanding and 198 million were held in treasury as of December 31, 2002. In 2002, the Company repurchased 12.0 million shares at an average cost of $37.03 pursuant to authorized share repurchase programs.

Shareholder rights agreement

        The Company has a Rights Agreement under which all shareholders received a dividend distribution of one share purchase right (a "Right") on each outstanding share of the Company's common stock. The Rights will become exercisable ten days after it is publicly announced that a person or group has acquired 15% or more of the Company's common stock or ten business days after the beginning of a tender or exchange offer to acquire 15% or more of the Company's common stock. The Rights then become exercisable at a price of $150 for a number of shares of the Company's common stock having a market value equal to $300. The Company may redeem the Rights at a price of $.01 per Right. The Rights expire on February 12, 2009. The Rights are intended to protect shareholders from unsolicited takeover attempts that may unfairly pressure shareholders and deprive them of the full value of their shares. In November 2002, the

Company adopted a triennial independent director evaluation feature with respect to the Rights Agreement, otherwise known as a "TIDE" provision.

12.    Company Restructuring

        In the fourth quarter of 2001, the Company announced new strategic initiatives to improve the efficiency of its claims handling and certain other back-office processes primarily through a consolidation and reconfiguration of field claim offices, customer information centers and satellite offices. This new restructuring program involves a reduction of the total number of field claim offices and an increase in the average size per claim office. In addition, two customer information centers and two satellite offices were closed. As part of the program, employees working in facilities to be closed will elect to either relocate or collect severance benefits. The Company anticipates the plan will produce approximately $140 million of annual pre-tax expense reductions. The implementation of the plan is expected to be substantially complete by year-end 2003.

        The Company completed its program announced on November 10, 1999 to aggressively expand its selling and service capabilities and reduce current annual expenses by approximately $600 million. The reduction in expenses was achieved through field realignment, the reorganization of employee agents to a single exclusive agency independent contractor program, the closing of a field support center and four regional offices, and reduced employee related expenses and professional services as a result of reductions in force, attrition and consolidations.

        As a result of the 1999 program, Allstate established a $69 million restructuring liability during the fourth quarter of 1999 for certain employee termination costs and qualified exit costs. Additionally, during 2001, an additional $96 million was accrued in connection with the new program for certain employee termination costs and qualified exit costs.

        The following table illustrates the inception to date change in the restructuring liability at December 31, 2002:

(in millions)	Employee costs	Exit costs	Total liability
Balance at December 31, 1999	$59	$10	$69
1999 program adjustments:
Net adjustments to liability	—	11	11
Payments applied against the liability	(53)	(18)	(71)
Incremental post-retirement benefits classified with OPEB liability	(6)	—	(6)

1999 program liability at December 31, 2002	—	3	3
2001 program adjustments:
Addition to liability for 2001 program	17	79	96
Net adjustments to liability	4	5	9
Payments applied against the liability	(18)	(34)	(52)

2001 program liability at December 31, 2002	3	50	53

Balance at December 31, 2002	$3	$53	$56

        The payments applied against the liability for employee costs primarily reflect severance costs, and exit cost payments generally consist of post-exit rent expenses and contract termination penalties.

        During 2002, the Company recorded restructuring and related charges of $119 million pre-tax ($77 million after-tax). The charges include employee termination and relocation benefits, agent separation costs and a non-cash charge resulting from pension benefit payments made to agents in connection with the reorganization of employee agents to a single exclusive agency independent contractor program.

13.    Commitments, Guarantees and Contingent Liabilities

Leases

        The Company leases certain office facilities and computer equipment. Total rent expense for all leases was $425 million, $472 million and $396 million in 2002, 2001 and 2000, respectively.

        Minimum rental commitments under noncancelable capital and operating leases with an initial or remaining term of more than one year as of December 31, 2002 are as follows:

(in millions)	Capital leases	Operating leases
2003	$1	$262
2004	1	188
2005	1	136
2006	1	107
2007	1	84
Thereafter	13	228

	$18	$1,005

Present value of minimum lease payments	$18

California earthquake authority

        Exposure to certain potential losses from earthquakes in California is limited by the Company's participation in the CEA, which provides insurance for California earthquake losses. Other areas in the United States where Allstate faces exposure to potential earthquake losses include areas surrounding the New Madrid fault system in the Midwest and faults in and surrounding Seattle, Washington and Charleston, South Carolina.

        CEA is a privately-financed, publicly-managed state agency created to provide insurance coverage for earthquake damage. Insurers selling homeowners insurance in California are required to offer earthquake insurance to their customers either through their company or by participation in the CEA. The Company's homeowners policies continue to include coverages for losses caused by explosions, theft, glass breakage and fires following an earthquake, which are not underwritten by the CEA.

        Should losses arising from an earthquake cause a deficit in the CEA, additional funds needed to operate the CEA would be obtained through assessments on participating insurance companies, payments received under reinsurance agreements and bond issuances funded by future policyholder assessments. Participating insurers are required to pay an assessment, not to exceed $2.18 billion, if the capital of the CEA falls below $350 million. Participating insurers are required to pay a second assessment, not to exceed $1.46 billion, if aggregate CEA earthquake losses exceed $5.9 billion and the capital of the CEA falls below $350 million. At December 31, 2002, the CEA's capital balance was approximately $1.31 billion. If the CEA assesses its member insurers for any amount, the amount of future assessments on members is reduced by the amounts previously assessed. To date, the CEA has not assessed member insurers beyond the initial assessment paid by participating insurers beginning in 1996. The authority of the CEA to assess participating insurers for the first assessment expires when it has completed twelve years of operation, at year end 2008. All future assessments on participating CEA insurers are based on their CEA insurance market share as of December 31, of the preceding year. As of December 31, 2001, the Company had 23.5% of the CEA market share. Allstate does not expect its CEA market share to materially change. At this share, the maximum possible CEA assessment on the Company would be $855 million. However, Allstate does not expect its portion of these additional contingent assessments, if any, to exceed $513 million, its share of the first assessment, as the likelihood of an event exceeding the CEA claims paying capacity of $5.9 billion is remote, and therefore, incurring the second assessment is remote. Management believes Allstate's exposure to earthquake losses in California has been significantly reduced as a result of its participation in the CEA.

Florida hurricane assessments

        Allstate Floridian Insurance Company ("Floridian") and Allstate Floridian Indemnity Company ("AFI") sell and service Allstate's Florida residential property policies, and have access to reimbursements on certain qualifying Florida hurricanes, as well as exposure to assessments from the FHCF.

        The FHCF has the authority to issue bonds to pay its obligations to participating insurers. The bonds issued by the FHCF are funded by assessments on all property and casualty premiums written in the state, except accident and health insurance. These assessments are limited to 4% of premiums in the first year of assessment, and up to a total of 6% of premiums for assessments in the second and subsequent years. However, it is unlikely that the first year assessment would exceed 2% because of the current capital adequacy of the FHCF. Insurers may recoup assessments immediately through increases in all property and casualty policyholder rates. A rate filing or any portion of a rate change attributable entirely to an assessment is deemed approved when made with the State of Florida Department of Insurance (the "Department"), subject to the Department's statutory authority to review the "adequacy" of any rate at any time.

        In addition, Floridian and AFI are subject to assessments from Citizens Property Insurance Corporation ("Citizens"), which was created by the state of Florida to provide coverage for losses to property owners unable to obtain coverage in the private insurance market. Citizens levies regular assessments on participating companies if the deficit in any calendar year is less than or equal to 10% of Florida property premiums industry-wide for that year. An insurer may recoup a regular assessment through a surcharge to policyholders subject to a cap on the amount that can be charged in any one year. If the deficit exceeds 10%, Citizens can also fund the deficit through the issuance of bonds. The costs of these bonds are then funded through a regular assessment in the first year following the deficit and emergency assessments in subsequent years. Companies are required to collect the emergency assessments directly from residential property policyholders and remit these monies to Citizens as they are collected. Participating companies are obligated to purchase any unsold bonds issued by Citizens. The insurer must file any recoupment surcharge with the Department at least 15 days prior to imposing the surcharge on any policies. The surcharge may be used automatically after the expiration of the 15 days, unless the Department has notified the insurer in writing that any of its calculations are incorrect.

        While the statutes are designed so that the ultimate cost is borne by the policyholders, the exposure to assessments from facilities such as the FHCF and Citizens, and the availability of recoveries from these facilities may not offset each other in the financial statements in the same period. This would be due to ultimate timing of the assessments and recoupments, as well as the possibility of policies not being renewed in subsequent years.

Other hurricane exposure

        The Company has also mitigated its ultimate exposure to hurricanes through policy brokering; examples include the Company's brokering of insurance coverage in areas of Florida where Floridian and AFI do not write homeowners insurance and in Hawaii for hurricane insurance coverage to a non-affiliated company.

Shared markets

        As a condition of maintaining its licenses to write personal property and casualty insurance in various states, the Company is required to participate in assigned risk plans, reinsurance facilities and joint underwriting associations that provide various types of insurance coverage to individuals or entities that otherwise are unable to purchase such coverage from private insurers. Underwriting results related to these arrangements, which tend to be adverse, have been immaterial to the results of operations.

Guaranty funds

        Under state insurance guaranty fund laws, insurers doing business in a state can be assessed, up to prescribed limits, for certain obligations of insolvent insurance companies to policyholders and claimants. The Company's policy is to accrue assessments as the related written premium upon which the assessment is based is written. The Company's expenses related to these funds have totaled $38.3 million, $52 million and

$10 million in 2002, 2001 and 2000, respectively. The increase in 2001 is due to the insolvency of Reliance Insurance Company.

PMI runoff support agreement

        The Company has certain limited rights and obligations under a capital support agreement ("Runoff Support Agreement") with PMI Mortgage Insurance Company ("PMI"), the primary operating subsidiary of PMI Group. Under the Runoff Support Agreement, the Company would be required to pay claims on PMI policies written prior to October 28, 1994 if PMI fails certain financial covenants and fails to pay such claims. In the event any amounts are so paid, the Company would receive a commensurate amount of preferred stock or subordinated debt of PMI Group or PMI. The Runoff Support Agreement also restricts PMI's ability to write new business and pay dividends under certain circumstances. Management does not believe this agreement will have a material adverse effect on results of operations, liquidity or financial position of the Company.

Guarantees

        The Company has guaranteed debt issued by the Allstate Real Estate Trust, an unconsolidated special purpose entity, from which it leases a headquarters office building and several Sterling Collision centers. The lease contains a residual value guarantee for the properties covered by the lease. The maximum amount of potential future payments for the guarantee of the debt or the residual value guarantee or the combined debt and residual value guarantee was $73 million at December 31, 2002. The guarantees for the headquarters office building and Sterling Collision centers expire December 28, 2006. The Company also provides residual value guarantees under various other operating leases that could, based upon leases outstanding as of December 31, 2002, result in maximum potential future payments of $6 million. The term of each residual value guarantee is equal to the term of the underlying lease which range from less than one year to three years. Historically, the Company has not made any material payments pursuant to these guarantees.

        The Company owns certain fixed income securities which contain credit default swaps or credit guarantees which provide for obligations to exchange credit risk or to forfeit principal due, depending on the nature or occurrence of specified credit events for the referenced entities. In the event of a specified credit event, the Company's maximum potential amount of future payments, assuming the value of the referenced credits become worthless, is $54 million at December 31, 2002. The credit default swaps and credit guarantees contained in these fixed income securities expire at various times during the next four years.

        Lincoln Benefit Life Company ("LBL"), a wholly owned subsidiary of ALIC has issued universal life insurance contracts to third parties who finance the premium payments on the universal life insurance contracts through a commercial paper program. LBL has issued a repayment guarantee on the outstanding commercial paper balance which is fully collateralized by the cash surrender value of the universal life insurance contracts. At December 31, 2002, the amount due under the commercial paper program is $300 million and the cash surrender value of the policies is $306 million. The repayment guarantee expires March 31, 2003 but may be extended at LBL's option.

        In the normal course of business, the Company provides standard indemnifications to counterparties in contracts in connection with numerous transactions, including indemnifications for breaches of representations and warranties, taxes and certain other liabilities, such as third party lawsuits. The indemnification clauses are often standard contractual terms and were entered into in the normal course of business based on an assessment that the risk of loss would be remote. The terms of the indemnifications vary in duration and nature. In many cases, the maximum obligation is not explicitly stated and the contingencies triggering the obligation to indemnify have not occurred and are not expected to occur. Because the obligated amounts of the indemnifications are not explicitly stated in many cases, the maximum amount of the obligation under such indemnifications is not determinable. Historically, the Company has not made any material payments pursuant to these obligations, and consistent with the expectation that the risk of loss is remote, the liability balance related to these obligations as of December 31, 2002 was not material.

Regulation

        The Company is subject to changing social, economic and regulatory conditions. State and federal regulatory initiatives and proceedings have varied and have included efforts to adversely influence and restrict premium rates, restrict the Company's ability to cancel policies, impose underwriting standards and expand overall regulation. The ultimate changes and eventual effects, if any, of these initiatives are uncertain.

Legal proceedings

        There are two active nationwide class action lawsuits against Allstate regarding its specification of after-market (non-original equipment manufacturer) replacement parts in the repair of insured vehicles. One of these suits alleges that the specification of such parts constitutes breach of contract and fraud, and this suit mirrors to a large degree lawsuits filed against other carriers in the industry. The plaintiffs allege that after-market parts are not "of like kind and quality" as required by the insurance policy, and they are seeking actual and punitive damages. In the second lawsuit, plaintiffs allege that Allstate and three co-defendants have violated federal antitrust laws by conspiring to fix the price of auto physical damage coverages in such a way that not all savings realized by the use of aftermarket parts are passed on to the policyholders. The plaintiffs seek actual and treble damages. In November 2002, a nationwide class was certified in this case. The defendants filed a petition to appeal the certification, and the Eleventh Circuit Court of Appeals granted review of the certification. The Company has been vigorously defending both of these lawsuits, and their outcome is uncertain.

        There are a number of statewide and nationwide class action lawsuits pending against Allstate alleging that its failure to pay "inherent diminished value" to insureds under collision, comprehensive, or uninsured motorist property damage provisions of auto policies constitutes breach of contract and fraud. Plaintiffs define "inherent diminished value" as the difference between the market value of the insured automobile before an accident and the market value after repair. Plaintiffs allege that they are entitled to the payment of inherent diminished value under the terms of the policy. To a large degree, these lawsuits mirror similar lawsuits filed against other carriers in the industry. These lawsuits are pending in various state and federal courts, and they are in various stages of development. A class has been certified in only one case, a multi-state class action. The Company has been vigorously defending these lawsuits and, since 1998, has been implementing policy language in a majority of states reaffirming that its collision and comprehensive coverages do not include diminished value claims. In addition, there are two statewide putative class action lawsuits pending against Allstate alleging that it improperly deducts betterment in connection with the repair of vehicles. The outcome of these disputes is currently uncertain.

        There are a number of state and nationwide class action lawsuits pending in various state courts challenging the legal propriety of Allstate's medical bill review processes on a number of grounds, including, among other things, the manner in which Allstate determines reasonableness and necessity. One nationwide class action has been certified. These lawsuits, which to a large degree mirror similar lawsuits filed against other carriers in the industry, allege these processes result in a breach of the insurance policy as well as fraud. The Company denies those allegations and has been vigorously defending these lawsuits. The outcome of these disputes is currently uncertain.

        A number of nationwide and statewide putative class actions are pending against Allstate, which challenge Allstate's use of certain automated database vendors in valuing total loss automobiles. To a large degree, these lawsuits mirror similar lawsuits filed against other carriers in the industry. Plaintiffs allege that flaws in these databases result in valuations to the detriment of insureds. The plaintiffs are seeking actual and punitive damages. The lawsuits are in various stages of development and Allstate has been vigorously defending them, but the outcome of these disputes is currently uncertain.

        A number of putative nationwide class action lawsuits have been filed in various federal courts seeking actual and punitive damages from Allstate and alleging that Allstate violated the Fair Credit Reporting Act by failing to provide appropriate notices to applicants and/or policyholders when adverse action was taken as a result of information in a consumer report. In May 2002, these cases were centralized in the federal court in Nashville, Tennessee. In addition, a putative statewide class action has been filed in Texas alleging similar violations and contending that various Texas state laws have been violated. The Company was successful in removing this matter to federal court and centralizing it with other class actions. The Company is also defending a putative nationwide class action that alleges that the Company discriminates against non-Caucasian policyholders, through underwriting and rate-making practices including the use of credit by charging them higher premiums. The Company is also defending several putative statewide class actions challenging its use of credit under certain state insurance statutes. The Company denies these allegations and has been vigorously defending these lawsuits. The outcome of these disputes is currently uncertain.

        Allstate is defending various lawsuits involving worker classification issues. Examples of these lawsuits include a number of putative class actions challenging the overtime exemption claimed by the Company under the Fair Labor Standards Act or state wage and hour laws. These class actions mirror similar lawsuits filed recently against other carriers in the industry and other employers. Another example involves the worker classification of staff working in agencies. In this putative class action, plaintiffs seek damages under the Employee Retirement Income Security Act ("ERISA") and the Racketeer Influenced and Corrupt Organizations Act alleging that agency secretaries were terminated as employees by Allstate and rehired by agencies through outside staffing vendors for the purpose of avoiding the payment of employee benefits. A putative nationwide class action filed by former employee agents also includes a worker classification issue; these agents are challenging certain amendments to the Agents Pension Plan and are seeking to have exclusive agent independent contractors treated as employees for benefit purposes. Allstate has been vigorously defending these and various other worker classification lawsuits. The outcome of these disputes is currently uncertain.

        In addition, on August 6, 2002, a petition was filed with the National Labor Relations Board ("NLRB") by the United Exclusive Allstate Agents, Office and Professional Employees International Union (the "OPEIU"), seeking certification as the collective bargaining representative of all Allstate agents in the United States. On December 2, 2002, the Chicago Regional Director of the NLRB dismissed the petition, agreeing with Allstate's position that the agents are independent contractors, not employees, and that consequently, the NLRB lacks jurisdiction over the issue. The OPEIU has requested that the NLRB in Washington, D.C. review the dismissal by the Chicago Regional Director. The request for appeal has not been accepted yet. If it is, the Company will vigorously oppose the appeal. The outcome is currently uncertain.

        The Company is also defending certain matters relating to the Company's agency program reorganization announced in 1999. These matters include an investigation by the U.S. Department of Labor and a lawsuit filed in December 2001 by the U.S. Equal Employment Opportunity Commission with respect to allegations of retaliation under the Age Discrimination in Employment Act, the Americans with Disabilities Act and Title VII of the Civil Rights Act of 1964. A putative nationwide class action has also been filed by former employee agents alleging various violations of ERISA, breach of contract and age discrimination. Allstate has been vigorously defending these lawsuits and other matters related to its agency program reorganization. The outcome of these disputes is currently uncertain.

        The Company is defending various lawsuits and regulatory proceedings that allege that it engaged in business or sales practices inconsistent with state or federal law. The Company has been vigorously defending these matters, but their outcome is currently uncertain.

        Various other legal and regulatory actions are currently pending that involve the Company and specific aspects of its conduct of business. Like other members of the insurance industry, the Company is the target of an increasing number of class action lawsuits and other types of litigation, some of which involve claims for substantial and/or indeterminate amounts (including punitive and treble damages) and the outcomes of which are unpredictable. This litigation is based on a variety of issues including insurance and claim settlement practices. However, at this time, based on their present status, it is the opinion of management that the ultimate liability, if any, in one or more of these other actions in excess of amounts currently reserved is not expected to have a material effect on the results of operations, liquidity or financial position of the Company.

14.    Income Taxes

        A consolidated federal income tax return is filed by the Company and its eligible domestic subsidiaries. Tax liabilities and benefits realized by the consolidated group are allocated as generated by the respective entities. Tax liabilities and benefits of ineligible domestic subsidiaries are computed separately based on taxable income of the individual subsidiary, and reported on separate federal tax returns.

        Prior to July 1, 1995, the Company was a subsidiary of Sears, Roebuck & Co. ("Sears") and, with its eligible domestic subsidiaries, was included in the Sears consolidated federal income tax return and federal income tax allocation agreement. On January 27, 1995, to reflect the separation of the Company from Sears, the Company and Sears entered into a new tax sharing agreement, which governs their respective rights and obligations with respect to federal income taxes for all periods during which the Company was a subsidiary of Sears, including the treatment of audits of tax returns for such periods.

        The Internal Revenue Service ("IRS") has completed its review of the Company's federal income tax returns through the 1996 tax year. Any adjustments that may result from IRS examinations of tax returns are not expected to have a material impact on the financial position, liquidity or results of operations of the Company.

        The components of the deferred income tax assets and liabilities at December 31, were as follows:

(in millions)	2002	2001
Deferred assets
Discount on loss reserves	$462	$513
Unearned premium reserve	605	550
Life and annuity reserves	689	596
Other postretirement benefits	240	247
Pension	247	—
Other assets	458	587

Total deferred assets	2,701	2,493
Deferred liabilities
Deferred policy acquisition costs	(1,431)	(1,311)
Unrealized net capital gains	(1,399)	(961)
Pension	—	(114)
Other liabilities	(130)	(244)

Total deferred liabilities	(2,960)	(2,630)

Net deferred liability	$(259)	$(137)

        Although realization is not assured, management believes it is more likely than not that the deferred tax assets, net of valuation allowances, will be realized based on the assumption that certain levels of income will be achieved. The total amount of the valuation allowance reducing deferred tax assets was $8 million and $15 million at December 31, 2002 and 2001, respectively.

        The components of Income tax expense for the year ended December 31, were as follows:

(in millions)	2002	2001	2000
Current	$(8)	$113	$569
Deferred	73	(40)	226

Total Income tax expense	$65	$73	$795

        The Company received net income tax refunds of $14 million in 2002 and paid income taxes of $378 million and $340 million in 2001 and 2000, respectively. The Company had a current income tax receivable of $111 million and $81 million at December 31, 2002 and 2001, respectively.

        A reconciliation of the statutory federal income tax rate to the effective income tax rate on income from operations for the year ended December 31, is as follows:

	2002	2001	2000
Statutory federal income tax rate	35.0%	35.0%	35.0%
Tax-exempt income	(20.0)	(23.0)	(10.0)
Dividends received deduction	(1.5)	(1.9)	(0.8)
International dispositions	(1.1)	(4.9)	—
Adjustment to prior year tax liabilities	(8.5)	(1.4)	0.2
Other	0.4	1.9	1.7

Effective income tax rate	4.3%	5.7%	26.1%

        Prior to January 1, 1984, ALIC and certain other life insurance subsidiaries included in the Allstate Financial segment were entitled to exclude certain amounts from taxable income and accumulate such amounts in a "policyholder surplus" account. The balance in this account at December 31, 2002, approximately $105 million, will result in federal income taxes payable of $37 million if distributed by these companies. No provision for taxes has been made, as the Company's affected subsidiaries have no plan to distribute amounts from this account. No further additions to the account have been permitted since 1983.

15.    Statutory Financial Information

        The following table reconciles consolidated Net income for the year ended December 31, and consolidated Shareholders' equity at December 31, as reported herein in conformity with GAAP with total statutory net income and capital and surplus of Allstate's domestic insurance subsidiaries, determined in accordance with statutory accounting practices prescribed or permitted by insurance regulatory authorities:

	Net income			Shareholders' equity
(in millions)	2002	2001	2000	2002	2001
Amount per GAAP	$1,134	$1,158	$2,211	$17,438	$17,196
Parent company and undistributed net income of certain subsidiaries	75	134	104	2,329	2,154
Unrealized gain/loss on fixed income securities	—	—	—	(4,481)	(2,368)
Deferred policy acquisition costs	(316)	(347)	(361)	(4,314)	(4,344)
Deferred income taxes	71	(32)	233	1,790	1,374
Employee benefits	71	20	(266)	608	204
Financial statement impact of acquisitions/dispositions	267	11	(11)	(697)	(965)
Reserves and non-admitted assets	29	52	88	1,058	612
Intercompany dividends included in statutory net income	258	372	96	—	—
Other	129	110	107	192	66

Amount per statutory accounting practices	$1,718	$1,478	$2,201	$13,923	$13,929

Amounts by major business type:
Property-Liability	$1,626	$1,213	$1,869	$10,515	$11,038
Allstate Financial	92	265	332	3,408	2,891

Amount per statutory accounting practices	$1,718	$1,478	$2,201	$13,923	$13,929

        The Property-Liability statutory capital and surplus balances above exclude wholly-owned subsidiaries included in the Allstate Financial segment.

        AIC and each of its domestic property-liability and Allstate Financial subsidiaries prepare their statutory financial statements in accordance with accounting practices prescribed or permitted by the insurance department of the applicable state of domicile. Prescribed statutory accounting practices include a variety of publications of the NAIC, as well as state laws, regulations and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed.

        Beginning in 2001, all states required domiciled insurance companies to prepare statutory-basis financial statements in accordance with NAIC Accounting Practices and Procedures Manual-Version effective January 1, 2001 ("Codification") subject to any deviations prescribed or permitted by the applicable state of domicile's insurance commissioner.

        The adoption of Codification in 2001 increased the surplus of AIC by $971 million, including an increase in the surplus of ALIC of $81 million. The increase is primarily the result of the requirement to recognize net statutory deferred tax assets for temporary differences reversing within the succeeding twelve-month period. Two of the Company's subsidiaries are domiciled in the State of New York. The state of New York adopted Statement of Statutory Accounting Principles No. 10, Income Taxes, effective December 31, 2002, resulting in an increase to statutory surplus of $11 million.

Dividends

        The ability of the Company to pay dividends is dependent on business conditions, income, cash requirements of the Company, receipt of dividends from AIC and other relevant factors. The payment of shareholder dividends by AIC without the prior approval of the state insurance regulator is limited to formula amounts based on net income and capital and surplus, determined in accordance with statutory accounting practices, as well as the timing and amount of dividends paid in the preceding twelve months.

        In the twelve-month period beginning January 1, 2002, AIC paid dividends of $675 million, which was less than the maximum amount allowed under Illinois insurance law without the approval of the Illinois Department of Insurance ("IL Department") based on 2001 formula amounts. Based on 2002 AIC statutory net income, the maximum amount of dividends AIC will be able to pay without prior IL Department approval at a given point in time during 2003 is $1.43 billion, less dividends paid during the preceding twelve months measured at that point in time.

Risk-based capital

        The NAIC has a standard for assessing the solvency of insurance companies, which is referred to as risk-based capital ("RBC"). The requirement consists of a formula for determining each insurer's RBC and a model law specifying regulatory actions if an insurer's RBC falls below specified levels. At December 31, 2002, RBC for each of the Company's domestic insurance subsidiaries was significantly above levels that would require regulatory actions.

16.    Benefit Plans

Pension and other postretirement plans

        Defined benefit pension plans cover most domestic full-time and certain part-time employees, employee-agents, and Canadian full-time employees and certain part-time employees. Benefits under the pension plans are based upon the employee's length of service and eligible annual compensation. The Company uses the accrual method for its defined benefit plans in accordance with accepted actuarial methods. The Company's funding policy for the pension plans is to make annual contributions in accordance with accepted actuarial cost methods.

        The Company also provides certain health care and life insurance subsidies for employees hired before January 1, 2003 when they retire. Qualified employees may become eligible for these benefits if they retire in accordance with the Company's established retirement policy and are continuously insured under the Company's group plans or other approved plans in accordance with the plan's participation requirements. The Company shares the cost of the retiree medical benefits with retirees based on years of service, with the Company's share being subject to a 5% limit on annual medical cost inflation after retirement. The Company's postretirement benefit plans currently are not funded. The Company has the right to modify or terminate these plans.

        The components of net periodic cost/(benefit) for all plans for the year ended December 31, are as follows:

	Pension benefits			Postretirement benefits
(in millions)	2002	2001	2000	2002	2001	2000
Service cost	$123	$90	$125	$16	$11	$12
Interest cost	233	226	222	67	61	54
Expected return on plan assets	(306)	(344)	(331)	—	—	—
Amortization of prior service costs	5	(1)	(5)	(1)	(1)	(1)
Amortization of unrecognized transition obligation	1	2	2	—	—	—
Settlement loss (gain)	59	35	—	—	—	—
Recognized net actuarial loss (gain)	11	(14)	(13)	5	—	(2)
Curtailment (gain)	—	—	(152)	—	—	(11)

Net periodic cost (benefit)	$126	$(6)	$(152)	$87	$71	$52

        In 2002 and 2001, net pension cost (benefit) included non-cash settlement charges primarily resulting from pension benefit payments made to agents in connection with the reorganization of employee agents to a single exclusive agency independent contractor program announced in 1999 (see Note 12). Settlements are expected to continue in the future.

        In 2000, non-cash curtailment gains for pension benefits and postretirement benefits were recorded, as required, in connection with the reorganization of employee agents to a single exclusive agency independent contractor program and the termination of non-agent employees (see Note 12).

        In 2000, as a result of agent separations relating to the agent reorganization plan, the pension plan made benefit payments of $480 million to terminating agents. Net periodic pension cost (benefit) may include settlement charges or benefits as a result of retirees selecting lump sum distributions.

        The Company calculates benefit obligations based upon actuarial methodologies using the projected benefit obligation for pension plans and the accumulated postretirement benefit obligation for other postretirement plans.

        The changes in benefit obligations for all plans for the year ended December 31, are as follows:

	Pension benefits		Postretirement benefits
(in millions)	2002	2001	2002	2001
Change in benefit obligation
Benefit obligation, beginning of year	$3,225	$2,813	$945	$785
Service cost	123	90	16	11
Interest cost	233	226	67	61
Participant contributions	—	—	24	23
Plan amendments	(35)	3	—	—
Actuarial loss (gain)	407	268	49	136
Benefits paid	(269)	(171)	(69)	(71)
Translation adjustment and other	—	(4)	—	—

Benefit obligation, end of year	$3,684	$3,225	$1,032	$945

        Pension plan assets at December 31, 2002 and 2001 comprise primarily equity securities and long-term corporate and U.S. government obligations. The Company's other postretirement benefit plans currently are not funded.

        The change in pension plan assets for the year ended December 31, are as follows:

	Pension benefits
(in millions)	2002	2001
Fair value of plan assets, beginning of year	$2,532	$3,506
Actual return on plan assets	(209)	(816)
Employer contribution	267	21
Benefits paid	(269)	(171)
Translation adjustment	1	(8)

Fair value of plan assets, end of year	$2,322	$2,532

        Benefits paid include lump sum distributions, a portion of which may trigger settlement accounting treatment.

        The plans' funded status, which is calculated as the difference between the projected benefit obligation and fair value of plan assets for pension benefits, and the difference between the accumulated benefit obligation and plan assets for other postretirement benefits, are as follows:

	Pension benefits		Postretirement benefits
(in millions)	2002	2001	2002	2001
Funded status	$(1,362)	$(693)	$(1,032)	$(945)
Unamortized prior service cost	(34)	5	(17)	(18)
Unamortized transition obligation	—	2	—	—
Unrecognized net actuarial loss (gain)	1,948	1,096	193	149
Minimum liability adjustment	(1,271)	(151)	—	—

Prepaid (accrued) benefit cost	$(719)	$259	$(856)	$(814)

        The $1.95 billion and $1.10 billion unrecognized net actuarial losses in 2002 and 2001, respectively, reflect the effect of unfavorable equity market conditions on the value of the pension plan assets. Allstate amortizes its excess unrecognized net actuarial losses over the average remaining service period of active employees expected to receive benefits.

        In 2002 and 2001, the Company recorded, as reductions to Accumulated other comprehensive income, minimum pension liability adjustments of $737 million and $83 million, respectively, representing the excess of the accumulated benefit obligation of the pension plan over the accrued liability, after-tax.

        Included in the accrued benefit cost of the pension benefits are certain plans with no assets and accrued benefit costs of $77 million and $54 million for 2002 and 2001, respectively.

        Assumptions used in the determination of the projected pension benefit obligation and plan assets at December 31, which were based on an October 31 measurement date, were:

	2002	2001	2000
Weighted average discount rate	7.00%	7.25%	8.25%
Rate of increase in compensation levels	4.00-5.00	4.00-5.00	4.00-5.00
Expected long-term rate of return on plan assets	8.50	9.50	9.50

        Pension expense in 2003 is expected to increase approximately $185 million due to the decrease in the weighted average discount rate, the decrease in the expected long-term rate of return on plan assets and the reduction in the fair value of plan assets.

        The weighted average health care cost trend rate used in measuring the accumulated postretirement benefit cost was 11.60% for 2002, gradually declining to 5.80% in 2008 and remaining at that level thereafter. The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7.00% and 7.25% in 2002 and 2001, respectively. Assumed health care cost trend rates have a significant effect on the amounts reported for the postretirement health care plans.

        A one percentage-point increase in assumed health care cost trend rates would increase the total of the service and interest cost components of net periodic benefit cost of other postretirement benefits, and the accumulated postretirement benefit obligation by $5 million and $39 million, respectively. A one percentage-point decrease in assumed health care cost trend rates would decrease the total of the service and interest cost components of net periodic benefit cost of other postretirement benefits and the accumulated postretirement benefit obligation by $7 million and $60 million, respectively.

Profit sharing plans

        Employees of the Company, with the exception of those employed by the Company's Canadian subsidiaries, AHL and Sterling, are eligible to become members of The Savings and Profit Sharing Fund of Allstate Employees ("Allstate Plan"). The Company's contributions are based on the Company's matching obligation and performance. The Allstate Plan includes an ESOP to pre-fund a portion of the Company's anticipated contribution. In connection with the Allstate Plan, the Company has a note from the ESOP with a current principal balance of $128 million. The ESOP note has a fixed interest rate of 7.9% and matures in 2019.

        The Company's defined contribution to the Allstate Plan was $120 million, $42 million and $62 million in 2002, 2001 and 2000, respectively.

        These amounts were reduced by the ESOP benefit computed for the year ended December 31, as follows:

(in millions)	2002	2001	2000
Interest expense recognized by ESOP	$10	$11	$13
Less dividends accrued on ESOP shares	(26)	(19)	(25)
Cost of shares allocated	27	12	14

Net profit sharing expense	11	4	2
Defined contribution to the Allstate Plan	120	41	61

ESOP benefit	$(109)	$(37)	$(59)

        The Company contributed $10 million, $10 million and $44 million to the ESOP in 2002, 2001 and 2000, respectively. At December 31, 2002, total committed to be released, allocated and unallocated ESOP shares were 3 million, 20 million and 16 million, respectively.

        Allstate also has profit sharing plans for eligible employees of its Canadian insurance subsidiaries, AHL and Sterling. Profit sharing expense for these plans is not significant.

17.    Equity Incentive Plans

        The Company has three equity incentive plans which provide the Company the authority to grant nonqualified stock options, incentive stock options and restricted or unrestricted shares of the Company's stock to certain employees and directors of the Company. A maximum of 78.1 million shares of common stock will be subject to awards under the plans, subject to adjustment in accordance with the plans' terms. At December 31, 2002 and 2001, 31.8 million and 36.7 million shares, respectively, were reserved for future issuance under these plans. To date, the Company has not issued incentive stock options. During 2002 and 2000, the Company issued 0.1 million and 1.4 million shares of restricted stock, respectively, to employees under the plans. During 2001, the Company did not issue restricted stock to employees under the plans. The restricted shares generally vest 50 percent after two years and 50 percent after four years. The Company records compensation expense for the restricted shares over the vesting period and as of December 31, 2002 the unamortized cost of the restricted shares is included in Deferred compensation expense as a component of Shareholders' equity.

        Options are granted under the plans at exercise prices equal to the fair value of the Company's common stock on the applicable grant date. The options granted under the Allstate plans generally vest ratably over a three or four-year period. The options granted may be exercised when vested and will expire ten years after the date of grant.

        The change in stock options for the year ended December 31, was as follows:

(number of shares in thousands)	2002	Weighted average exercise price	2001	Weighted average exercise price	2000	Weighted average exercise price
Beginning balance	25,544	$32.96	22,300	$28.67	20,380	$27.32
Granted	8,508	33.52	6,259	41.98	5,981	26.08
Exercised	(1,263)	20.42	(2,703)	18.37	(3,260)	14.12
Canceled or expired	(832)	34.53	(312)	33.27	(801)	34.23

Ending balance	31,957	33.57	25,544	32.96	22,300	28.67

Exercisable	16,026	32.40	12,274	30.24	11,303	26.90

Weighted average fair value (at grant date) for options granted during the year	$8.81		$12.48		$6.21

        The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for grants in 2002, 2001 and 2000; dividend yield of 2.5%, 1.6% and 1.6% respectively; volatility factor of 30%; risk-free interest rate of 4.94%, 5.22% and 5.11%, respectively; and expected life of six years.

        Information on the range of exercise prices for options outstanding as of December 31, 2002 is as follows:

(number of shares in thousands)	Options outstanding			Options exercisable
Range of exercise prices	Number outstanding at 12/31/2002	Weighted average exercise price	Weighted average remaining contractual life	Number exercisable at 12/31/2002	Weighted average exercise price
$ 6.11-$17.26	2,168	$14.04	2.13 years	2,168	$14.04
$17.50-$27.91	5,729	25.67	6.80	3,242	25.27
$28.69-$39.50	15,494	34.46	7.66	6,285	35.54
$39.67-$50.72	8,566	42.17	7.44	4,331	42.36

	31,957	33.57	7.07	16,026	32.40

        The Company has adopted the financial disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" with respect to its employee plan. The Company applies Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for its employee equity incentive plans. Accordingly, no compensation cost has been recognized for its employee plan as the exercise price of the options equal the market price at the grant date. Beginning January 1, 2003, the Company will begin expensing the fair value of all stock options granted on or after January 1, 2003 in accordance with SFAS 148, "Accounting for Stock-Based Compensation-Transition and Disclosure" (See Note 2).

        The effect of recording compensation cost for the Company's employee stock-based compensation plan based on SFAS No. 123's fair value method would have reduced net income and earnings per share to the following pro forma amounts:

(in millions except per share data)	2002	2001	2000
Net income:
As reported	$1,134	$1,158	$2,211
Pro forma	1,094	1,128	2,184
Earnings per share—basic
As reported	1.60	1.61	2.97
Pro forma	1.55	1.57	2.94
Earnings per share—diluted
As reported	1.60	1.60	2.95
Pro forma	1.54	1.56	2.92

18.    Business Segments

        Allstate management is organized around products and services, and this structure is considered in the identification of its four reportable segments. These segments and their respective operations are as follows:

Allstate Protection    sells principally private passenger auto and homeowners insurance in the United States and Canada. Revenues generated outside the United States were immaterial with respect to Allstate Protection's total revenues for the years ended December 31, 2002, 2001 and 2000. The Company evaluates the results of this segment based upon premium growth and underwriting results.

Discontinued Lines and Coverages    consists of business no longer written by Allstate, including results from environmental, asbestos and other discontinued lines exposures, and certain commercial and other business in run-off. This segment also includes the historical results of the commercial and reinsurance businesses sold in 1996. The Company evaluates the results of this segment based upon underwriting results.

Allstate Financial    markets a broad line of life insurance, investment and retirement products in the United States. Life insurance products primarily include traditional life, including term and whole life, and universal life insurance. Investment products primarily consist of fixed annuities, market value adjusted annuities, variable annuities, equity-indexed annuities and immediate annuities. Revenues generated outside the United States were immaterial with respect to Allstate Financial total revenues for the years ended December 31, 2002, 2001 and 2000. The Company evaluates the results of this segment based upon invested asset growth, face amounts of policies in force and net income.

Corporate and Other    comprises holding company activities and certain non-insurance operations.

        Allstate Protection and Discontinued Lines and Coverages together comprise Property-Liability. The Company does not allocate Property-Liability investment income, realized capital gains and losses, or assets to the Allstate Protection and Discontinued Lines and Coverages segments. Management reviews assets at the Property-Liability, Allstate Financial, and Corporate and Other levels for decision-making purposes.

        The accounting policies of the business segments are the same as those described in Note 2. The effects of certain intersegment transactions are excluded from segment performance evaluation and therefore eliminated in the segment results.

        Summarized revenue data for each of the Company's business segments for the year ended December 31, is as follows:

(in millions)	2002	2001	2000
Revenues
Property-Liability
Premiums earned
Allstate Protection	$23,351	$22,182	$21,868
Discontinued Lines and Coverages	10	15	3

Total premiums earned	23,361	22,197	21,871
Net investment income	1,656	1,745	1,814
Realized capital gains and losses	(496)	(133)	506

Total Property-Liability	24,521	23,809	24,191
Allstate Financial
Premiums and contract charges	2,293	2,230	2,205
Net investment income	3,126	2,968	2,715
Realized capital gains and losses	(437)	(227)	(40)

Total Allstate Financial	4,982	4,971	4,880
Corporate and Other
Service fees	40	43	8
Net investment income	72	83	104
Realized capital gains and losses	4	2	(41)

Total Corporate and Other before reclassification of service fees	116	128	71
Reclassification of service fees(1)	(40)	(43)	(8)

Total Corporate and Other	76	85	63

Consolidated Revenues	$29,579	$28,865	$29,134

(1)
For presentation in the Consolidated Statements of Operations, service fees of the Corporate and Other segment are reclassified to Operating costs and expenses.

        Summarized financial performance data for each of the Company's reportable segments for the year ended December 31, is as follows:

(in millions)	2002	2001	2000
Income from operations before income taxes and other items
Property-Liability
Underwriting income (loss)
Allstate Protection	$497	$(627)	$187
Discontinued Lines and Coverages	(234)	(24)	(14)

Total underwriting income (loss)	263	(651)	173
Net investment income	1,656	1,745	1,814
Realized capital gains and losses	(496)	(133)	506
Gain (loss) on disposition of operations	10	(63)	—

Property-Liability income from operations before income taxes and cumulative effect of change in accounting principle	1,433	898	2,493
Allstate Financial
Premiums and contract charges	2,293	2,230	2,205
Net investment income	3,126	2,968	2,715
Realized capital gains and losses	(437)	(227)	(40)
Contract benefits and interest credited to contractholder funds	3,534	3,404	3,190
Operating costs and expenses and amortization of deferred acquisition costs	1,129	1,006	970
(Loss) gain on disposition of operations	(6)	—	—

Allstate Financial income from operations before income taxes and cumulative effect of change in accounting principle	313	561	720
Corporate and Other
Service fees(1)	40	43	8
Net investment income	72	83	104
Realized capital gains and losses	4	2	(41)
Operating costs and expenses	322	302	237

Corporate and Other loss from operations before income taxes and dividends on preferred securities	(206)	(174)	(166)

Consolidated income from operations before income taxes and other items	$1,540	$1,285	$3,047

(1)
For presentation in the Consolidated Statements of Operations, service fees of the Corporate and Other segment are reclassified to Operating costs and expenses.

        Additional significant financial performance data for each of the Company's reportable segments for the year ended December 31, are as follows:

(in millions)	2002	2001	2000
Amortization of deferred policy acquisition costs
Property-Liability	$3,216	$3,060	$3,008
Allstate Financial	478	402	450

Consolidated	$3,694	$3,462	$3,458

Income tax expense
Property-Liability	$112	$(31)	$630
Allstate Financial	52	192	251
Corporate and Other	(99)	(88)	(86)

Consolidated	$65	$73	$795

        Interest expense is primarily incurred in the Corporate and Other segment. Capital expenditures for long-lived assets are generally made in the Property-Liability segment. A portion of these long-lived assets are utilized by entities included in the Allstate Financial and Corporate and Other segments, and accordingly, are charged expenses in proportion to their use.

        Summarized data for total assets and investments for each of the Company's reportable segments as of December 31, are as follows:

(in millions)	2002	2001	2000
Assets
Property-Liability	$43,812	$42,182	$42,721
Allstate Financial	72,566	65,706	61,136
Corporate and Other	1,048	1,287	951

Consolidated	$117,426	$109,175	$104,808

Investments
Property-Liability	$34,253	$32,446	$32,956
Allstate Financial	55,264	46,066	40,254
Corporate and Other	1,133	1,364	1,273

Consolidated	$90,650	$79,876	$74,483

19.  Other Comprehensive Income

        The components of other comprehensive income on a pretax and after-tax basis for the year ended December 31, are as follows:

(in millions)	2001			2002			2000
	Pretax	Tax	After- tax	Pretax	Tax	After- tax	Pretax	Tax	After-tax
Unrealized capital gains and losses
Unrealized holding gains (losses) arising during the period	$370	$(130)	$240	$(570)	$199	$(371)	$1,337	$(468)	$869
Less: reclassification adjustment	(884)	309	(575)	(264)	92	(172)	397	(139)	258

Unrealized net capital gains (losses)	1,254	(439)	815	(306)	107	(199)	940	(329)	611
Cumulative effect of change in accounting for derivative and embedded derivative financial instruments	—	—	—	8	(3)	5	—	—	—
Net (losses) gains on derivative instruments arising during the period	(5)	2	(3)	3	(1)	2	—	—	—
Less: reclassification adjustment for derivative instruments	(2)	1	(1)	(2)	1	(1)	—	—	—

Unrealized net capital gains (losses) and net (losses) gains on derivative instruments	1,251	(438)	813	(293)	102	(191)	940	(329)	611
Unrealized foreign currency translation adjustments	(9)	3	(6)	17	(6)	11	(46)	16	(30)
Unrealized minimum pension liability adjustments	(1,134)	397	(737)	(128)	45	(83)	—	—	—

Other comprehensive income (loss)	$108	$(38)	$70	$(404)	$141	$(263)	$894	$(313)	$581

20.  Quarterly Results (unaudited)

	First Quarter		Second Quarter		Third Quarter		Fourth Quarter
(in millions except per share data)	2002(1)	2001	2002	2001	2002	2001	2002	2001
Revenues	$7,298	$7,131	$7,455	$7,203	$7,239	$7,173	$7,587	$7,358
Income before dividends on preferred securities and cumulative effect of change in accounting principle, after-tax	429	519	346	177	250	236	450	280
Net income	95	500	344	168	248	226	447	264
Earnings per share-Basic:
Income before dividends on preferred securities and cumulative effect of change in accounting principle, after-tax	0.60	0.71	0.49	0.24	0.36	0.33	0.63	0.40
Net income	0.14	0.69	0.48	0.23	0.35	0.32	0.63	0.37
Earnings per share-Diluted:
Income before dividends on preferred securities and cumulative effect of change in accounting principle, after-tax	0.60	0.71	0.49	0.24	0.36	0.33	0.63	0.39
Net income	0.14	0.68	0.48	0.23	0.35	0.32	0.63	0.37

(1)
Certain reclassifications have been made to previously reported fiscal 2002 quarterly amounts.

Independent Auditors' Report

TO THE BOARD OF DIRECTORS AND
SHAREHOLDERS OF THE ALLSTATE CORPORATION:

        We have audited the accompanying Consolidated Statements of Financial Position of The Allstate Corporation and subsidiaries as of December 31, 2002 and 2001, and the related Consolidated Statements of Operations, Comprehensive Income, Shareholders' Equity and Cash Flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The Allstate Corporation and subsidiaries as of December 31, 2002 and 2001, and the results of their operations and cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for goodwill and other intangible assets in 2002.

Chicago, Illinois
February 5, 2003

THE ALLSTATE CORPORATION PROXY SERVICES C/O EQUISERVE P.O. BOX 43004 PROVIDENCE, RI 02940-3004
VOTE BY INTERNET—www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 5:00 P.M. Eastern Time on May 19, 2003. Have your proxy in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

 VOTE BY PHONE—1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 5:00 P.M. Eastern Time on May 19, 2003. Have your proxy in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

 VOTE BY MAIL
Mark, sign, and date your proxy and return it in the postage-paid envelope we have provided or return it to The Allstate Corporation, c/o Proxy Services, P.O. Box 9112, Farmingdale, NY 11735.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	ALCOR3 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY IS VALID ONLY WHEN SIGNED AND DATED.

THE ALLSTATE CORPORATION
The Board of Directors recommends a vote "FOR" all Nominees for Director.
1.	Election of Directors		For All	Withhold All	For All Except	To withhold authority to vote, mark "For All Except" and write the nominee's number on the line below.
Nominees:
	(01) F. Duane Ackerman (02) James G. Andress (03) Edward A. Brennan (04) W. James Farrell (05) Jack M. Greenberg (06) Ronald T. LeMay (07) Edward M. Liddy	(08) Michael A. Miles (09) J. Christopher Reyes (10) H. John Riley, Jr. (11) Joshua I. Smith (12) Judith A. Sprieser (13) Mary Alice Taylor	☐	☐	☐
The Board of Directors recommends a vote FOR Item 2.		For	Against	Abstain	The Board of Directors recommends a vote "AGAINST" Items 3 and 4.		For	Against	Abstain
2.	Appointment of Deloitte & Touche LLP as independent auditors for 2003.	☐	☐	☐	3.	Provide cumulative voting for Board of Directors.	☐	☐	☐
					4.	Redeem or submit the shareholder rights plan to a shareholder vote.	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX] Date					Signature (Joint Owners) Date

The Allstate Corporation
Proxy Card Solicited on Behalf of the Board of Directors

The undersigned hereby authorizes Edward A. Brennan, James G. Andress, W. James Farrell, Michael A. Miles, H. John Riley, Jr., Joshua I. Smith and Judith A. Sprieser to vote the shares of common stock of The Allstate Corporation represented by this Proxy Card that the undersigned would be entitled to vote if personally present at the annual meeting of stockholders to be held on May 20, 2003 and at any adjournments thereof. The authority conferred by this Proxy Card shall be exercised by a majority of these persons present and acting at the meeting or, if only one of them is present, by that person. Each such person has the authority to designate a substitute to act for him. These persons are authorized to vote such shares on the matters shown, and in the manner directed, on the reverse hereof and in their discretion on any other matters that may properly come before the meeting.

The undersigned acknowledges receipt of The Allstate Corporation's 2002 Annual Report and Notice of Annual Meeting and Proxy Statement dated March 28, 2003. The undersigned hereby revokes any instructions previously given to vote the shares represented by this Proxy Card.

Except as specified on the reverse side, the shares represented by this Proxy Card will be voted FOR all nominees listed on the reverse, FOR Item 2 and AGAINST Items 3 and 4.

The Board of Directors Recommends a Vote
"FOR" all Nominees for Director and "FOR" Item 2
and
"AGAINST" Items 3 and 4.

THE ALLSTATE CORPORATION PROXY SERVICES C/O EQUISERVE P.O. BOX 43004 PROVIDENCE, RI 02940-3004
VOTE BY INTERNET—www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 5:00 P.M. Eastern Time on May 15, 2003. Have your voting instruction form in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

 VOTE BY PHONE—1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 5:00 P.M. Eastern Time on May 15, 2003. Have your voting instruction form in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

 VOTE BY MAIL
Mark, sign, and date your voting instruction form and return it in the postage-paid envelope we have provided or return it to The Allstate Corporation, c/o Proxy Services, P.O. Box 9112, Farmingdale, NY 11735.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	ALCOR1 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS VOTING INSTRUCTION FORM IS VALID ONLY WHEN SIGNED AND DATED.

THE ALLSTATE CORPORATION
The Board of Directors recommends a vote "FOR" all Nominees for Director.
1.	Election of Directors		For All	Withhold All	For All Except	To withhold authority to vote, mark "For All Except" and write the nominee's number on the line below.
Nominees:
	(01) F. Duane Ackerman (02) James G. Andress (03) Edward A. Brennan (04) W. James Farrell (05) Jack M. Greenberg (06) Ronald T. LeMay (07) Edward M. Liddy	(08) Michael A. Miles (09) J. Christopher Reyes (10) H. John Riley, Jr. (11) Joshua I. Smith (12) Judith A. Sprieser (13) Mary Alice Taylor	☐	☐	☐
This card constitutes voting instructions by the undersigned to The Northern Trust Company, as Trustee of The Savings and Profit Sharing Fund of Allstate Employees.
The Board of Directors recommends a vote FOR Item 2.		For	Against	Abstain	The Board of Directors recommends a vote "AGAINST" Items 3 and 4.		For	Against	Abstain
2.	Appointment of Deloitte & Touche LLP as independent auditors for 2003.	☐	☐	☐	3.	Provide cumulative voting for Board of Directors.	☐	☐	☐
					4.	Redeem or submit the shareholder rights plan to a shareholder vote.	☐	☐	☐

The undersigned hereby directs The Northern Trust Company to vote the shares represented by the Voting Instruction Form as indicated above. If this voting instruction form is signed but no indication is made as to how these shares should be voted on a matter, the undersigned hereby directs The Northern Trust Company to vote on such matter in accordance with the recommendation of the Board of Directors as indicated above.

The undersigned acknowledges receipt of The Allstate Corporation's 2002 Annual Report and Notice of Annual Meeting and Proxy Statement dated March 28, 2003. The undersigned hereby revokes any instructions previously given to vote the shares represented by this Proxy Card.

Signature [PLEASE SIGN WITHIN BOX] Date					Signature (Joint Owners) Date

Voting Instruction Form
Solicited on Behalf of the Board of Directors
of The Allstate Corporation

As a participant in The Savings and Profit Sharing Fund of Allstate Employees (the "Plan") you have the right to instruct The Northern Trust Company, as Trustee of the Plan on how you want the shares allocated to your Plan account to be voted at the annual meeting of stockholders to be held on May 20, 2003, or any adjournment thereof, on the four items listed on the reverse side and more fully described in the enclosed Notice of Annual Meeting and Proxy Statement and in its discretion on any other matters that may properly come before the meeting. If you wish to vote the Allstate shares allocated to your Plan account, you cannot do so in person. You must use this voting instruction form or submit your voting instructions via the telephone or Internet.

If you return a signed voting instruction form or submit your voting instructions via the telephone or Internet on a timely basis, the Trustee shall vote as instructed for all Allstate common shares allocated to your Plan account unless to do so would be inconsistent with the Trustee's duties. If you do not return your signed voting instruction form or provide telephonic or Internet voting instructions on a timely basis for the shares allocated to your Plan account, those shares will be considered "unvoted". If you return a signed voting instruction form but do not indicate how your shares should be voted on a matter, the shares represented by your signed voting instruction form will be voted by the Trustee as the Board of Directors recommends. The Trustee will vote all unvoted and all unallocated shares held by the Plan as follows: if the Trustee receives instructions on a timely basis for at least 50% of the votable shares in the Plan, then it will vote all unvoted shares and unallocated shares in the same proportion and in the same manner as the shares for which timely instructions have been received, unless to do so would be inconsistent with the Trustee's duties. If the Trustee receives instructions for less than 50% of the votable shares, the Trustee shall vote all unvoted and unallocated shares in its sole discretion. However, the Trustee will not use its discretionary authority to vote on adjournment of the meeting in order to solicit further proxies.

Please mark, sign and date this voting instruction form in accordance with the instructions herein, and return it to the tabulation agent in the enclosed envelope or submit your voting instructions via the telephone or the Internet. We cannot give assurance that voting instruction forms received later than 5:00 p.m., Eastern Time, on May 15, 2003 will be honored.

Allstate and the Trustee have instructed the tabulation agent to keep your voting instructions strictly confidential.

Very truly yours,

THE NORTHERN TRUST COMPANY AS TRUSTEE
OF THE SAVINGS AND PROFIT SHARING FUND OF
ALLSTATE EMPLOYEES

QuickLinks

Proxy and Voting Information
Item 1 Election of Directors
Nominees
Meetings of the Board and Board Committees
Functions of Board Committees
Compensation Committee Interlocks and Insider Participation
Directors' Compensation and Benefits
Security Ownership of Directors and Executive Officers
Security Ownership of Certain Beneficial Owners
Item 2 Ratification of Appointment of Independent Public Accountants
Item 3 Stockholder Proposal on Cumulative Voting
Item 4 Stockholder Proposal Concerning the Rights Plan
Executive Compensation
Summary Compensation Table
Option/SAR Grants in 2002
Option Exercises in 2002 and Option Values on December 31, 2002
Long-Term Incentive Plan Awards in 2002
Pension Plans
Retirement and Change of Control Arrangements
Compensation and Succession Committee Report
Stock Performance Graphs
Audit Committee Report
Section 16(a) Beneficial Ownership Reporting Compliance
Certain Transactions
Other Matters
Stockholder Proposals for Year 2004 Annual Meeting
Proxy Solicitation
Appendix A
AUDIT COMMITTEE CHARTER
Audit Committee Report
Appendix B
Policy Regarding Pre-Approval of Independent Auditors' services
Purpose and Applicability
Policy Statement
Audit Committee review of services
Appendix C
Executive Officers
Appendix D
Table of Contents
11-Year Summary of Selected Financial Data
Management's Discussion and Analysis of Financial Condition and Results of Operations
ALLSTATE PROTECTION SEGMENT
Management's Discussion and Analysis of Financial Condition and Results of Operations—(Continued)
Allstate Protection Outlook
2002 Prior year reserve reestimates
2001 Prior year reserve reestimates
2000 Prior year reserve reestimates
ALLSTATE FINANCIAL 2002 HIGHLIGHTS
ALLSTATE FINANCIAL SEGMENT
Allstate Financial Outlook
ALLSTATE FINANCIAL INVESTMENT RESULTS
Investment Outlook
INVESTMENTS
MARKET RISK
PENSION ACCOUNTING
CAPITAL RESOURCES AND LIQUIDITY
OFF-BALANCE SHEET ARRANGEMENTS
REGULATION AND LEGAL PROCEEDINGS
PENDING ACCOUNTING STANDARDS
FORWARD-LOOKING STATEMENTS AND RISK FACTORS AFFECTING ALLSTATE
THE ALLSTATE CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS
THE ALLSTATE CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
THE ALLSTATE CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
THE ALLSTATE CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
THE ALLSTATE CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS
Notes to Consolidated Financial Statements
Nature of operations
2. Summary of Significant Accounting Policies
Investments
Derivative and embedded derivative financial instruments
Security repurchase and resale and securities loaned
Recognition of premium revenues and contract charges, and related benefits and interest credited
Deferred policy acquisition costs
Reinsurance recoverables
Goodwill
Property and equipment
Income taxes
Separate Accounts
Reserves for property liability insurance claims and claims expense and life-contingent contract benefits
Contractholder funds
Deferred compensation expense
Off-balance-sheet financial instruments
Foreign currency translation
Use of estimates
Unrealized net capital gains and losses
Change in unrealized net capital gains and losses
Mortgage loan impairment
Investment concentration for municipal bond and commercial mortgage portfolios and other investment information
Securities Lending
Financial assets
Financial liabilities and trust preferred securities
Derivative financial instruments
Off-balance-sheet financial instruments
Allstate Protection
Discontinued Lines and Coverages
Property-liability
Allstate Financial
11. Capital Structure
Debt outstanding
Mandatory redeemable preferred securities of subsidiary trusts
Capital stock
Shareholder rights agreement
12. Company Restructuring
13. Commitments, Guarantees and Contingent Liabilities
Leases
California earthquake authority
Florida hurricane assessments
Other hurricane exposure
Shared markets
Guaranty funds
PMI runoff support agreement
Guarantees
Regulation
Legal proceedings
14. Income Taxes
15. Statutory Financial Information
Dividends
Risk-based capital
16. Benefit Plans
Pension and other postretirement plans
Profit sharing plans
17. Equity Incentive Plans
18. Business Segments
Independent Auditors' Report